As filed with the Securities and Exchange Commission on December 9, 2013.

Registration No. 333-192414

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida	6021	25-1255406
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent J. Delie, Jr.

President and Chief Executive Officer

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary R. Walker, Esq. Reed Smith LLP Reed Smith Centre 225 Fifth Avenue Pittsburgh, PA 15222 Telephone: (412) 288-3131 Fax: (412) 288-3063	Gary R. Bronstein, Esq. Joel E. Rappoport, Esq. Kilpatrick Townsend & Stockton LLP Suite 900 607 14th Street, NW Washington, DC 20005-2018 Telephone: (202) 508-5800 Fax: (202) 508-5858

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the effective date of the merger of BCSB Bancorp, Inc. with and into the Registrant.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, $0.01 par value per share	7,200,000 shares	Not applicable	$87,576,911.40	$11,279.91(4)

(1)	The maximum number of shares of F.N.B. Corporation common stock estimated to be issuable upon the completion of the proposed merger of BCSB Bancorp, Inc. with and into F.N.B. Corporation. This number is based on the number of shares of BCSB Bancorp, Inc. common stock estimated to be outstanding, or reserved for issuance under various equity-based compensation plans as of November 19, 2013, and the exchange of each such share for 2.080 shares of F.N.B. Corporation common stock pursuant to the Agreement and Plan of Merger, dated as of June 13, 2013, between F.N.B. Corporation and BCSB Bancorp, Inc.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s shares of common stock was calculated in accordance with Rule 457(c) under the Securities Act based upon the market value of the shares of BCSB Bancorp, Inc. common stock to be cancelled and exchanged for the registrant’s shares of common stock in connection with the proposed merger as follows: the product of (i) 3,461,538, the maximum possible number of BCSB Bancorp Corp. common stock which may be cancelled and exchanged in the proposed merger, and (ii) $25.30, the average of the high and low prices for a share of BCSB Bancorp, Inc. common stock reported on The NASDAQ Global Market on November 15, 2013.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum offering price.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. F.N.B. Corporation may not issue the shares of its common stock to be issued in connection with the merger described in this proxy statement/prospectus until the registration statement it filed with the Securities and Exchange Commission becomes effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED DECEMBER 9, 2013

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear BCSB Bancorp, Inc. Shareholders:

You are cordially invited to attend a special meeting of shareholders of BCSB Bancorp, Inc. to be held at [        ], local time, on [                    ], 2014, at Baltimore County Savings Bank’s Perry Hall branch office located at 4208 Ebeneezer Road, Baltimore, Maryland. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger which provides for the merger of BCSB Bancorp with and into F.N.B. Corporation, a Florida corporation with its principal place of business in Hermitage, Pennsylvania, as well as to vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement and the merger and a non-binding advisory resolution approving certain compensation payable to the named executive officers of BCSB Bancorp in connection with the merger.

If the proposed merger is completed, BCSB Bancorp’s shareholders will receive in exchange for each share of BCSB common stock 2.080 shares of F.N.B. common stock in accordance with the terms and conditions of the merger agreement. F.N.B.’s and BCSB Bancorp’s common stock are listed on the New York Stock Exchange and the NASDAQ Global Market, respectively, under the trading symbols “FNB” and “BCSB,” respectively. The closing sales prices of F.N.B. common stock and BCSB common stock on the last practicable trading day prior to the mailing of this document were $[            ] and $[            ], respectively. The equivalent value of the stock consideration to be paid in the merger for each share of BCSB common stock, calculated by multiplying the [                    ], 2013 closing price of BCSB common stock by the 2.080 exchange ratio, would be $[            ]. The market prices for both F.N.B. common stock and BCSB common stock will fluctuate prior to the merger. We urge you to obtain current market quotations for both F.N.B. common stock and BCSB common stock.

F.N.B. and BCSB cannot complete the proposed merger unless BCSB shareholders vote to approve the merger agreement and the merger at the special meeting. This letter is accompanied by BCSB Bancorp’s proxy statement, which BCSB is providing to solicit your proxy to vote for approval of the merger agreement and the merger at the meeting. The accompanying document is also being delivered to BCSB Bancorp’s shareholders as F.N.B.’s prospectus for its offering of F.N.B. common stock to BCSB Bancorp’s shareholders in the merger.

BCSB Bancorp’s board of directors has determined that the merger agreement and the merger are in the best interests of BCSB Bancorp and its shareholders, has unanimously approved the merger agreement and the merger and unanimously recommends that BCSB Bancorp shareholders vote “FOR” the proposal to approve the merger agreement and the merger, “FOR” the proposal to adjourn the BCSB Bancorp special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger and “FOR” the proposal to approve a non-binding advisory resolution approving certain compensation payable to the named executive officers of BCSB Bancorp in connection with the merger.

This proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about F.N.B. and BCSB Bancorp and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 17 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote in person or by proxy, the effect will be a vote against the proposal to approve the merger agreement and the merger.

I look forward to seeing you at the special meeting and I appreciate your continued support.

Sincerely,

Joseph J. Bouffard

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the F.N.B. common stock to be issued pursuant to this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Shares of F.N.B. common stock are not savings or deposit accounts or other obligations of any bank or savings association, and the shares of F.N.B. common stock are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [                    ], 2013, and we are first mailing or otherwise delivering it to our shareholders on or about [                    ], 2013.

BCSB BANCORP, INC.

4111 E. Joppa Road

Baltimore, Maryland 21236

(410) 256-5000

Notice of Special Meeting of Shareholders to be held [                    ], 2014

To the Shareholders of BCSB Bancorp:

BCSB Bancorp, Inc. will hold a special meeting of shareholders at Baltimore County Savings Bank’s Perry Hall Office located at 4208 Ebenezer Road, Baltimore, Maryland on [                    ], 2014, at [                    ], local time to consider and vote upon the following matters:

1.	A proposal to approve the Agreement and Plan of Merger between F.N.B. Corporation and BCSB Bancorp, Inc., dated as of June 13, 2013, pursuant to which BCSB Bancorp will merge with and into F.N.B. Corporation, as well as the merger. A copy of the Agreement and Plan of Merger is included as Appendix A to the accompanying proxy statement/prospectus;

2.	Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the agreement and plan of merger and the merger;

3.	Vote on a non-binding advisory resolution approving certain compensation payable to the named executive officers of BCSB Bancorp in connection with the merger; and

4.	Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

The enclosed document describes the agreement and plan of merger and the proposed merger in detail. We urge you to read these materials carefully. The enclosed document forms a part of this notice.

The Board of Directors of BCSB Bancorp unanimously recommends that BCSB Bancorp shareholders vote “FOR” each of the proposals.

Shareholders of record as of the close of business on [                    ], 2013 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. Your proxy is being solicited by the BCSB Bancorp Board of Directors. The proposal to approve the agreement and plan of merger must be approved by the affirmative vote of holders of at least a majority of the issued and outstanding shares of BCSB Bancorp common stock entitled to vote for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used. Attendance at the meeting, however, will not by itself revoke a proxy. If you are the beneficial owner of shares held in “street name” through a broker, bank or other nominee you should instruct your broker, bank or other nominee how to vote on your behalf, or if you plan to attend the special meeting and wish to vote in person, you should bring a signed proxy from your broker, bank or nominee confirming your right to vote the shares.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor, AST Phoenix Advisors, toll free at (866) 406-2284; bankers and brokers call (212) 493-3910.

By Order of the Board of Directors

David M. Meadows

Corporate Secretary

Baltimore, Maryland

[                    ], 2013

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by F.N.B. Corporation, constitutes a prospectus of F.N.B. Corporation under the Securities Act of 1933, as amended, which we refer to in this document as the “Securities Act,” with respect to the shares of F.N.B. Corporation common stock to be issued to BCSB Bancorp’s shareholders, as required by the agreement and plan of merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to in this document as the “Exchange Act,” and a notice of meeting with respect to the special meeting of shareholders of BCSB Bancorp.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from the information contained in this document. This document is dated [                    ], 2013. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to BCSB Bancorp shareholders nor the issuance by F.N.B. Corporation of its common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding F.N.B. Corporation has been provided by F.N.B. Corporation and information contained in this document regarding BCSB Bancorp has been provided by BCSB Bancorp.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about F.N.B. Corporation from documents filed with or furnished to the U.S. Securities and Exchange Commission, which are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. We have listed the documents containing this information on page [    ] of this proxy statement/prospectus.

You can obtain any of the documents that F.N.B. and BCSB Bancorp have filed with or furnished to the SEC from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including the documents F.N.B. incorporates by reference in this proxy statement/prospectus, by contacting either F.N.B. or BCSB Bancorp, as applicable, at the address or telephone number given below.

F.N.B. CORPORATION	BCSB BANCORP, INC.

One F.N.B. Boulevard Hermitage, Pennsylvania 16148 Attention: David B. Mogle, Corporate Secretary Telephone: (724) 983-3431	4111 E. Joppa Road Baltimore, Maryland 21236 Attention: David M. Meadows, Corporate Secretary Telephone: (410) 256-5000

In addition, if you have questions about the merger or the BCSB Bancorp special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact AST Phoenix Advisors, BCSB Bancorp’s proxy solicitor, at the following address and telephone number:

AST Phoenix Advisors

6201 15th Avenue, 3rd Floor

Brooklyn, New York 11219

(866) 406-2284

Banks and brokers call: (212) 493-3910

You will not be charged for any of these documents that you request. In order to receive timely delivery of the documents in advance of the BCSB Bancorp special meeting, you should make your request to F.N.B. or BCSB Bancorp, as the case may be, no later than [                    ], 2014, or five trading days prior to the BCSB Bancorp special meeting.

See “Where You Can Find More Information” on page [    ] of this proxy statement/prospectus for more details.

i

ii

Appendix A —	Agreement and Plan of Merger, dated as of June 13, 2013, between F.N.B. Corporation and BCSB Bancorp, Inc.	A-1

Appendix B —	Form of Voting Agreement	B-1

Appendix C —	Opinion of Sandler O’Neill + Partners, L.P., dated June 13, 2013	C-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND OUR SPECIAL MEETING

Q.	What is the merger?

A.	F.N.B. and BCSB Bancorp have agreed to enter into a merger. The purpose of the merger is to combine the businesses and operations of BCSB Bancorp with F.N.B.’s. In the merger, BCSB Bancorp will be merged with and into F.N.B., the separate corporate existence of BCSB Bancorp will cease, and F.N.B. will be the surviving corporation. The agreement and plan of merger described in this proxy statement/prospectus contains the terms and conditions which must be satisfied to complete the merger. A copy of the agreement and plan of merger is attached to this proxy statement/prospectus as Appendix A.

In order to complete the combination of their businesses, F.N.B. and BCSB Bancorp also agreed that their principal operating subsidiaries should merge with each other. Once the merger between F.N.B. and BCSB Bancorp is completed, Baltimore County Savings Bank, the bank subsidiary of BCSB Bancorp, will merge with and into First National Bank of Pennsylvania, the bank subsidiary of F.N.B. As a result of this bank merger, the separate corporate existence of Baltimore County Savings Bank will cease, and First National Bank of Pennsylvania will continue as the surviving bank.

Q.	Why am I receiving this document?

A.	The merger of BCSB Bancorp into F.N.B. cannot occur unless BCSB Bancorp shareholders vote to approve the merger. BCSB Bancorp will hold a special meeting of its shareholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the agreement and plan of merger, the special meeting of BCSB Bancorp shareholders and other related matters. You should read this proxy statement/prospectus carefully. The enclosed voting materials for the special meeting allow you to vote your shares of BCSB Bancorp common stock without attending the special meeting.

We are delivering this proxy statement/prospectus to you as both a proxy statement of BCSB Bancorp and a prospectus of F.N.B. It is a proxy statement because the BCSB Bancorp Board of Directors is soliciting proxies from BCSB Bancorp shareholders to vote on the approval of the merger at a special meeting of shareholders, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because F.N.B. will issue shares of its common stock to BCSB Bancorp shareholders in exchange for their shares of BCSB Bancorp common stock upon completion of the merger.

Q.	What items of business will we ask our shareholders to consider at our special meeting?

A.	At our special meeting, we will ask our shareholders to vote in favor of approval of the agreement and plan of merger and the merger of BCSB Bancorp with and into F.N.B. We sometimes refer to this proposal as the “merger proposal” in this proxy statement/prospectus. In addition, our shareholders will be asked to vote in favor of a proposal to adjourn our special meeting, if necessary, to solicit additional proxies if we have not received sufficient votes to approve the agreement and plan of merger and the merger at the time of our special meeting. We sometimes refer to this proposal as the “adjournment proposal” in this proxy statement/prospectus. Lastly, we will ask our shareholders to cast an advisory (non-binding) vote on the compensation payable to the named executive officers of BCSB Bancorp in connection with the merger. We sometimes refer to this proposal as the “compensation proposal” in this proxy statement/prospectus.

Q.	What will I receive in exchange for my BCSB Bancorp common stock if the merger is completed?

A.	Upon completion of the merger of BCSB Bancorp with and into F.N.B., you will have the right to receive 2.080 shares of F.N.B. common stock in exchange for each share of BCSB Bancorp common stock you own. F.N.B. will pay cash in lieu of issuing fractional shares of F.N.B. common stock.

Q.	What does the BCSB Bancorp Board of Directors recommend?

A.	The BCSB Bancorp Board of Directors has unanimously determined that the merger is fair to you and in your and our best interests and unanimously recommends that you vote FOR approval of the merger agreement and the merger, FOR approval of the adjournment proposal and FOR approval, on an advisory (non-binding) basis, of the compensation proposal.

In making this determination, the BCSB Bancorp Board of Directors considered the opinion of Sandler O’Neill + Partners, L.P., our independent financial advisor, as to the fairness, from a financial point of view, of the merger consideration you will receive pursuant to the agreement and plan of merger. The BCSB Bancorp Board of Directors also reviewed and evaluated the terms and conditions of the agreement and plan of merger and the merger with the assistance of our independent legal counsel.

Q.	What was the opinion of our financial advisor?

A.	Sandler O’Neill presented an opinion to the BCSB Bancorp Board of Directors to the effect that, as of June 13, 2013, and based upon the assumptions Sandler O’Neill made, the matters it considered and the limitations on its review as set forth in its opinion, the merger consideration provided for in the agreement and plan of merger is fair to you from a financial point of view.

Q.	When do you expect to complete the merger?

A.	If our shareholders approve the merger, we anticipate that we will be able to complete the merger in February 2014. However, we cannot assure you when or if the merger will occur. Our ability to complete the merger is subject to other factors that are outside of our control, such as the approval of the merger by the banking regulators.

Q.	What happens if the merger is not completed?

A.	If the merger is not completed, holders of BCSB Bancorp common stock will not receive any shares of F.N.B. common stock, cash or any other consideration in exchange for their shares. BCSB Bancorp will remain an independent public company and its common stock will continue to be listed and traded on The NASDAQ Global Market.

Q.	Why am I being asked to cast an advisory (non-binding) vote to approve the compensation payable to certain BCSB Bancorp officers in connection with the merger?

A.	The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require BCSB Bancorp to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to BCSB Bancorp’s named executive officers in connection with the merger.

Q.	What will happen if BCSB Bancorp shareholders do not approve the compensation proposal at the special meeting?

A.	Approval of the compensation payable to the named executive officers of BCSB Bancorp in connection with the merger is not a prerequisite to completion of the merger. The vote with respect to the compensation payable to named executive officers in the merger is an advisory vote and will not be binding on BCSB Bancorp (or the combined company that results from the merger) regardless of whether the merger is approved.

Q.	When and where is the BCSB Bancorp special meeting?

A.	The BCSB Bancorp special meeting will be held at Baltimore County Savings Bank’s Perry Hall Office, 4208 Ebenezer Road, Baltimore, Maryland 21236, on [ ], [ ] at [ ] local time.

Q.	Who can vote at the BCSB Bancorp special meeting?

A.	Holders of BCSB Bancorp common stock as of the close of business on [ ], 2013, which is referred to as the record date, are entitled to vote at the BCSB Bancorp special meeting. Beneficial owners of BCSB Bancorp common stock as of the record date will receive instructions from their bank, broker or nominee describing how to vote their shares.

BCSB Bancorp’s articles of incorporation provide that record holders of BCSB Bancorp’s common stock who beneficially own, either directly or indirectly, in excess of 10% of BCSB Bancorp’s outstanding shares are not entitled to any vote with respect to the shares held in excess of the 10% limit. With respect to shares held by a broker, bank or nominee, BCSB Bancorp generally will look beyond the holder of the shares to the person or entity for whom the shares are held when applying the voting limitation. However, where the ultimate owner of the shares has granted voting authority to the broker, bank or nominee that holds the shares, BCSB Bancorp will apply the 10% voting limitation to the broker, bank or nominee.

Q.	What is the quorum requirement for the BCSB Bancorp special meeting?

A.	The presence, in person or by properly executed proxy, of the holders of at least a majority of our outstanding common stock on the record date is necessary to constitute a quorum at our special meeting. All shares of BCSB Bancorp common stock that are present in person or by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the BCSB Bancorp special meeting.

Q.	What vote is required to approve each proposal at the BCSB Bancorp special meeting?

A.	Proposal No. 1 requires an approval by the affirmative vote of a majority of the issued and outstanding common stock of BCSB Bancorp entitled to vote at a shareholders’ meeting at which a quorum is present. Proposal No. 2 and Proposal No. 3 each require approval by the affirmative vote of a majority of the votes cast by our shareholders who are entitled to vote at the BCSB Bancorp special meeting.

Q.	Why is my vote important?

A.	Under the Maryland General Corporation Law and our articles of incorporation, approval of the merger requires the affirmative vote of a majority of the issued and outstanding common stock of BCSB Bancorp entitled to vote. This significant approval percentage requirement makes your vote extremely important.

Q.	What do I need to do now?

A.	You should first carefully read this proxy statement/prospectus, including the appendices and the documents F.N.B. incorporates by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page [ ] in this proxy statement/prospectus. After you have decided how you wish to vote your shares, please vote by submitting your proxy using one of the methods described below.

Q.	How do I vote my shares of BCSB Bancorp common stock?

A.	If you are a shareholder of record on [ ], 2013, you may have your shares of BCSB Bancorp common stock voted on the matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by mail — shareholders of record may vote by proxy by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by telephone — shareholders of record may call 1-800-PROXIES (1-800-776-9437) to transmit their voting instructions; or

•	via the Internet — shareholders of record may use the Internet to transmit their voting instructions by visiting www.voteproxy.com and following the instructions for obtaining your records and creating an electronic voting instruction form.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee regarding how to vote your shares. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Q:	What is the deadline for voting?

A:	You may: (1) vote by mail, telephone or Internet at any time before the meeting as long as your proxy is received before the time of the meeting or (2) if your shares are held in “street name,” you must vote your shares according to the voting instructions form by the deadline set by your broker or other nominee.

Q.	What does it mean if I get more than one proxy card?

A.	It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q.	What if my BCSB Bancorp shares are held through the Baltimore County Savings Bank Employee Stock Ownership Plan or the Baltimore County Savings Bank Employee Savings Plan?

A.	If you participate in the Baltimore County Savings Bank Employee Stock Ownership Plan or hold shares through the Baltimore County Savings Bank Employee Savings Plan, which is the 401(k) plan sponsored by our subsidiary, Baltimore County Savings Bank, and invested in BCSB Bancorp common stock, you will receive a voting instruction card for each plan in which you participate that reflects all shares you may vote under the plan. Under the terms of the Baltimore County Savings Bank Employee Stock Ownership Plan, the trustee of the plan votes all shares held by the employee stock ownership plan, but each plan participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The trustee of the plan, subject to the exercise of its fiduciary duties, will vote all unallocated shares of BCSB Bancorp common stock held by the employee stock ownership plan and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the Baltimore County Savings Bank Employee Savings Plan, a participant is entitled to direct the trustee of the plan as to the shares in the BCSB Bancorp, Inc. Stock Fund credited to his or her account. The trustee of the plan will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions. The deadline for submitting your voting instructions is 11:59 p.m. Eastern time on [ ], 2014.

Q.	What if I do not specify how I want to vote my shares on my proxy card?

A.	If you submit a signed proxy card but do not indicate how you want your shares voted, the persons named in the proxy card will vote your shares:

•	FOR approval of the agreement and plan of merger and the merger;

•	FOR approval of the adjournment of our special meeting, if necessary; and

•	FOR approval on an advisory (non-binding) basis of the compensation to the named executive officers in connection with the merger.

The BCSB Bancorp Board of Directors does not currently intend to bring any other proposals before our special meeting. If other proposals requiring a vote of shareholders properly come before our special meeting, the persons named in the enclosed proxy card will vote the shares they represent on any such other proposal in accordance with their judgment.

Q.	If my shares of BCSB Bancorp common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my BCSB Bancorp common stock for me?

A.	Your bank, broker or other nominee is not permitted to vote your shares on the merger proposal without instructions from you. Therefore, if a bank, broker or other nominee holds your shares, you must give them instructions on how to vote your shares. You should follow the voting procedures you receive from your bank, broker or other nominee and instruct your bank, broker or other nominee how you want to vote your shares. Please check with your bank, broker or other nominee and follow the voting procedures your bank, broker or other nominee provides.

Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Abstentions, if any, and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present. However, abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the agreement and plan of merger and the merger. On the other hand, with respect to the proposal to approve adjournment of the special meeting and the proposal to approve on an advisory (non-binding) basis the compensation payable to the named executive officers of BCSB Bancorp, abstentions and broker non-votes will not be counted in the voting results and will have no effect on the outcome of those proposals.

Q.	May I change my vote after I have voted?

A.	Yes. You may revoke your proxy at any time before it is voted at the special meeting by:

•	filing with the Corporate Secretary of BCSB Bancorp a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not in itself constitute revocation of your proxy. If you hold your shares in street name (that is, in the name of a bank, broker, nominee or other holder of record), you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

Q.	Should I send my stock certificates now?

A.	No. Holders of our common stock should not submit their stock certificates for exchange until they receive the transmittal instructions from the exchange agent, Registrar and Transfer Company.

Q.	What if I oppose the merger?

A.	If you are a shareholder who objects to the merger, you may vote against approval of the merger. Under Maryland law, you are not entitled to dissenters’ appraisal rights because BCSB Bancorp common stock is listed on a national securities exchange and the only consideration shareholders will receive in the merger (other than cash in lieu of fractional shares) is shares of F.N.B. common stock that are also listed on a national securities exchange. If they had been available, dissenters’ rights would enable a shareholder who opposes the merger to obtain an appraisal of the fair cash value of his or her shares and require BCSB Bancorp to purchase those shares at the price established by the appraisal.

Q.	Who can answer my questions about the merger and the special meeting?

A.	If you have additional questions about the merger or the special meeting or would like additional copies of this proxy statement/prospectus, please call David M. Meadows, our corporate secretary, at (410) 256-5000, or call AST Phoenix Advisors, the proxy soliciting firm we have retained, at (866) 406-2284. Banks and brokers should call (212) 493-3910.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. While this summary describes the material aspects of the merger, this summary may not contain all of the information that may be important to you. We encourage you to read carefully this entire proxy statement/prospectus and its appendices, as well as information incorporated into this proxy statement/prospectus, in order to understand the merger fully. For information on how to obtain, free of charge, copies of documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” on page [    ]. In this summary, we have included page references to direct you to a more detailed description of the matters this summary describes.

Unless the context otherwise requires, throughout this proxy statement/prospectus, “we,” “us,” “our” or “BCSB Bancorp” refers to BCSB Bancorp, Inc., “F.N.B.” refers to F.N.B. Corporation, and “you” refers to the common shareholders of BCSB Bancorp. We refer to the merger between BCSB Bancorp and F.N.B. as the “merger,” and the Agreement and Plan of Merger dated as of June 13, 2013 between F.N.B. and BCSB Bancorp as the “agreement and plan of merger.” Also, we refer to the proposed merger of Baltimore County Savings Bank into First National Bank of Pennsylvania as the “bank merger.”

BCSB Bancorp provided the information contained in this proxy statement/prospectus with respect to BCSB Bancorp, and F.N.B. provided the information in this proxy statement/prospectus with respect to F.N.B.

This proxy statement/prospectus, as well as the information included or incorporated by reference in this proxy statement/prospectus, contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, business and prospects of F.N.B. and us, and the potential combined company, as well as statements applicable to the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

These forward-looking statements involve certain risks and uncertainties. The ability of either F.N.B. or us to predict results or the actual effects of our plans and strategies, particularly after the merger, is inherently uncertain. Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed in or implied by these forward-looking statements. See “Cautionary Statement Regarding Forward-looking Statements” on page [    ].

The Parties to the Merger

F.N.B. Corporation (Page [    ])

F.N.B. Corporation, headquartered in Hermitage, Pennsylvania, is a regional diversified financial services company operating in six states and three major metropolitan areas including Pittsburgh, PA, where it holds the number three retail deposit market share, Baltimore, MD and Cleveland, OH. As of September 30, 2013, F.N.B. had total assets of $12.8 billion and more than 250 banking offices throughout Pennsylvania, Ohio, West Virginia and Maryland. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, asset based lending, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance. F.N.B. also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.

The address of the principal executive offices of F.N.B. is One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. F.N.B.’s telephone number is (724) 981-6000 and its Internet address is www.fnbcorporation.com. The information on F.N.B.’s website is not part of this proxy statement/prospectus.

BCSB Bancorp, Inc. (Page [    ])

BCSB Bancorp, a Maryland corporation, is the holding company for Baltimore County Savings Bank, a Maryland chartered commercial bank. BCSB Bancorp’s primary asset is its investment in Baltimore County Savings Bank. BCSB Bancorp is engaged in the business of directing, planning, and coordinating the business activities of Baltimore County Savings Bank. Currently, BCSB Bancorp does not maintain offices separate from those of Baltimore County Savings Bank or employ any persons other than officers of Baltimore County Savings Bank who are not separately compensated for such service. At June 30, 2013, BCSB Bancorp had total assets of $637.9 million, total deposits of $560.0 million and stockholders’ equity of $51.6 million.

Baltimore County Savings Bank is a community-oriented Maryland-chartered commercial bank dedicated to serving the financial service needs of consumers and businesses within its market area, which consists of the Baltimore metropolitan area. Baltimore County Savings Bank is subject to extensive regulation, examination and supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the State of Maryland Office of the Commissioner of Financial Regulation, its primary regulators, and the Federal Deposit Insurance Corporation (“FDIC”), its deposit insurer. Baltimore County Savings Bank attracts deposits from the general public and invests these funds in loans secured by first mortgages on owner-occupied, single-family residences in its market area and other real estate loans consisting of commercial real estate loans, construction loans and single-family rental property loans. It also originates consumer loans and commercial loans. Baltimore County Savings Bank derives its income primarily from interest earned on these loans, and to a lesser extent, interest earned on investment securities and mortgage-backed securities. Baltimore County Savings Bank operates out of its main office in Baltimore County, Maryland and 16 branch offices in Baltimore County, Harford County and Howard County in Maryland.

The address and headquarters office of BCSB Bancorp is 4111 E. Joppa Road, Baltimore, Maryland 21236. BCSB Bancorp’s telephone number is (410) 256-5000, and its Internet address is www.baltcosavings.com. The information on BCSB Bancorp’s website is not part of this proxy statement/prospectus.

Our Special Meeting

This section contains information for our shareholders about the special meeting we have called to consider approval of the merger and related matters.

General (Page [    ])

This proxy statement/prospectus is being provided to holders of BCSB Bancorp common stock as BCSB Bancorp’s proxy statement in connection with the solicitation of proxies by and on behalf of its Board of Directors to be voted at the special meeting of BCSB Bancorp shareholders to be held on [                     ], 2014, and at any adjournment or postponement of the special meeting. This proxy statement/prospectus is also being provided to you as F.N.B.’s prospectus in connection with the offer and sale by F.N.B. of its shares of common stock as a result of the proposed merger.

Date, Time and Place of Meeting (Page [    ])

The special meeting is scheduled to be held as follows:

Date: [                    ], 2014

Time: [            ], Local Time

Place: Baltimore County Savings Bank’s Perry Hall Office located at 4208 Ebenezer Road, Baltimore, Maryland

Purpose of the Shareholder Meeting (Page [    ])

At the special meeting, BCSB Bancorp’s shareholders will be asked to:

•	approve the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger, including the merger (the “merger proposal”);

•	approve the adjournment of the special meeting, if necessary, to permit further solicitation of proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal (the “adjournment proposal”);

•	approve a non-binding advisory resolution approving certain compensation payable to the named executive officers of BCSB Bancorp in connection with the merger (the “compensation proposal”); and

•	transact any other business that may properly come before the special meeting or any postponement or adjournment of the special meeting.

Recommendation of BCSB Bancorp’s Board of Directors (Page [    ])

BCSB Bancorp’s Board of Directors unanimously recommends a vote “FOR” approval of the agreement and plan of merger and the merger, “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger and the merger, and “FOR” the approval of the non-binding advisory resolution approving certain compensation payable to the named executive officers of BCSB Bancorp in connection with the merger.

Record Date; Shares Entitled to Vote (Page [    ])

You are entitled to vote if the records of BCSB Bancorp showed that you held shares of BCSB Bancorp common stock as of the close of business on [                     ], 2013. Beneficial owners of shares held in the name of a broker, bank or other nominee (“street name”) should instruct their record holder how to vote their shares. As of the close of business on the record date, a total of [            ] shares of BCSB Bancorp common stock were outstanding. Each share of common stock has one vote on each matter presented to shareholders. If you are a beneficial owner of shares of BCSB Bancorp common stock held in “street name” and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required (Page [    ])

The special meeting will conduct business only if the holders of at least a majority of the total number of shares of common stock outstanding and entitled to vote are present at the meeting, either in person or by proxy. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of BCSB Bancorp common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

With respect to the proposal to approve the agreement and plan of merger and the merger, you may vote in favor of the proposal, vote against the proposal or abstain from voting. Approval of the agreement and plan of merger and the merger will require the affirmative vote of at least a majority of the outstanding shares of BCSB

Bancorp common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the agreement and plan of merger. Broker non-votes and abstentions from voting will have the same effect as voting against the agreement and plan of merger.

With respect to the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger and the merger, you may vote in favor of the proposal, vote against the proposal or abstain from voting. The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger and the merger.

In the advisory vote on the non-binding resolution approving certain compensation payable to the named executive officers of BCSB Bancorp in connection with the merger, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the non-binding resolution on an advisory basis, the affirmative vote of a majority of the votes cast at the special meeting is required.

BCSB Bancorp Voting Agreements (Page [    ])

As of December 6, 2013, directors and executive officers of BCSB Bancorp beneficially owned 674,445 shares of BCSB Bancorp common stock (including vested stock options). This equals 20.2% of the outstanding shares of BCSB Bancorp common stock, assuming the exercise of all options. As of the same date, neither F.N.B. nor any its subsidiaries, directors or executive officers owned any shares of BCSB Bancorp common stock. All of BCSB Bancorp’s directors entered into voting agreements with F.N.B. to vote the 455,571 shares of BCSB Bancorp common stock owned by them in favor of the proposal to approve the agreement and plan of merger and the merger. For more information about the BCSB Bancorp voting agreements, see the section entitled “Other Material Agreements Relating to the Merger — Voting Agreements.”

Voting of Proxies (Page [    ])

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, BCSB Bancorp recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

BCSB Bancorp shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If your shares are held in “street name” and you wish to vote in person at the special meeting, you will have to obtain proper documentation from your record holder entitling you to vote at the special meeting.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to each of the three proposals. If you are the record holder of your shares of BCSB Bancorp common stock and submit your proxy without specifying a voting instruction, your shares of BCSB Bancorp common stock will be voted “FOR” the proposal to approve the agreement and plan of merger and the merger, “FOR” the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger and the merger, and “FOR” the approval of the non-binding advisory resolution approving certain compensation payable to the named executive officers of BCSB Bancorp in connection with the merger. If you return an incomplete instruction card to your broker, bank or other nominee, that nominee will not vote your shares with respect to any matter.

How to Revoke Your Proxy (Page [    ])

You may revoke your proxy at any time before it is voted by:

•	filing with the Corporate Secretary of BCSB Bancorp a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

BCSB Bancorp, Inc.

David M. Meadows, Corporate Secretary

4111 E. Joppa Road

Baltimore, Maryland 21236

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. BCSB Bancorp does not know of any other matters to be presented at the meeting.

Voting in Person (Page [    ])

If you plan to attend the BCSB Bancorp special meeting and wish to vote in person, you will be given a ballot at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the BCSB Bancorp special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares. Whether or not you plan to attend the BCSB Bancorp special meeting, BCSB Bancorp requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the BCSB Bancorp special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes (Page [    ])

If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum. On the proposal to approve the agreement and plan of merger and the merger, broker non-votes and abstentions from voting will have the same effect as voting against the agreement and plan of merger and the merger. In counting votes on the proposal to approve one or more adjournments of the special meeting if necessary to permit further solicitation of proxies in favor of the merger proposal and the non-binding resolution approving certain compensation payable to the named executive officers of BCSB Bancorp in connection with the merger, abstentions and broker non-votes will have no effect on the outcome of the vote.

Proxy Solicitation (Page [    ])

F.N.B. and BCSB Bancorp will share equally the cost of printing and mailing this proxy statement/prospectus and the filing fees paid to the SEC. BCSB Bancorp will pay all other costs for this proxy solicitation and the special meeting. In addition to soliciting proxies by mail, AST Phoenix Advisors, a proxy solicitation firm, will assist BCSB Bancorp in soliciting proxies for the special meeting. BCSB Bancorp will pay $5,500 (and expenses), plus $1,000 for any adjournment of the meeting, for these services. Additionally, directors, officers and employees of BCSB Bancorp and Baltimore County Savings Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. BCSB Bancorp will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

The Merger

The Merger and the Merger Agreement (Page [    ])

The agreement and plan of merger, which governs the merger of BCSB Bancorp with and into F.N.B., is attached to this document as Appendix A. We encourage you to read the agreement and plan of merger carefully. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the agreement and plan of merger.

Under the terms of the agreement and plan of merger, BCSB Bancorp will merge with and into F.N.B., and F.N.B. will be the surviving entity. As a result of the merger, BCSB Bancorp’s businesses will be combined with F.N.B.’s, and BCSB Bancorp will cease to exist as a separate legal entity.

Merger of Bank Subsidiaries

As soon as practicable after the merger between F.N.B. and BCSB Bancorp is completed, Baltimore County Savings Bank will merge with and into First National Bank of Pennsylvania, and First National Bank of Pennsylvania will continue as the surviving bank. Baltimore County Savings Bank and First National Bank of Pennsylvania have entered into an agreement of merger setting forth their agreement to merge and the terms and conditions of their merger. The form of the agreement of merger between the banks is attached as Exhibit A to the agreement and plan of merger between F.N.B. and BCSB Bancorp.

Merger Consideration (Page [    ])

The merger consideration to BCSB Bancorp shareholders will be shares of F.N.B. common stock, which will be paid at a fixed exchange ratio of 2.080 shares of F.N.B. common stock for each share of BCSB Bancorp common stock that is outstanding immediately before the merger occurs (subject to possible adjustment as provided in the agreement and plan of merger).

Opinion of BCSB Bancorp’s Financial Advisor in Connection with the Merger (Page [    ])

Sandler O’Neill + Partners, L.P., our financial advisor in connection with the merger, delivered a written fairness opinion to the BCSB Bancorp Board of Directors dated June 13, 2013, the date we executed the agreement and plan of merger, to the effect that as of such date, subject to the factors and assumptions set forth in Sandler O’Neill’s opinion, the merger consideration is fair, from a financial point of view, to the holders of our common stock.

Appendix C to this proxy statement/prospectus sets forth the full text of the Sandler O’Neill opinion, which includes the assumptions Sandler O’Neill made, the procedures Sandler O’Neill followed, the matters Sandler O’Neill considered and the limitations on the review Sandler O’Neill undertook in connection with its opinion. Sandler O’Neill provided its opinion for the information and assistance of the BCSB Bancorp Board of Directors in connection with its consideration of the merger. The Sandler O’Neill opinion is not a recommendation as to how you should vote with respect to the merger or any related matter. We encourage you to read the Sandler O’Neill opinion in its entirety, a copy of which is attached to this proxy statement/prospectus as Appendix C.

Interests of BCSB Bancorp’s Directors and Executive Officers in the Merger (Page [    ])

In considering the recommendations of the BCSB Bancorp Board of Directors that you vote FOR approval of the merger, FOR approval of the adjournment proposal and FOR approval of the compensation proposal, you should be aware that certain of our executive officers and directors have interests in the merger that are different from, or in addition to, your and their interests as a shareholder. For example:

•	Our current and former executive officers and directors will be indemnified and held harmless by F.N.B. against any losses and liabilities to the fullest extent possible under applicable law, the articles of incorporation and the bylaws of BCSB Bancorp after the merger is completed.

•	Our current and former executive officers and directors will be provided directors’ and officers’ and fiduciary liability insurance coverage by F.N.B. for a period of six years after the merger is completed.

•	The completion of the merger will trigger our obligation to pay “change-in-control” payments to our executive officers under the compensation programs we have put in place.

•	Members of our senior management team may receive compensation from F.N.B. following the completion of the merger. Officers who are retained by F.N.B. as consultants or employees after the merger will be paid consulting fees or wages for their services. Certain officers who sign a non-solicitation agreement to benefit F.N.B. will be paid a one-time amount contingent upon their compliance with the agreement.

•	Three of our directors will be invited to join the local advisory board that F.N.B. will establish following the merger to promote the image/reputation and products and services of First National Bank of Pennsylvania in the areas served by Baltimore County Savings Bank.

Regulatory Approvals Required for the Merger and the Bank Merger (Page [    ])

Completion of the merger and the bank merger are subject to various state and federal regulatory approvals. The merger of BCSB Bancorp with and into F.N.B. is subject to the prior approval of the Federal Reserve Board, unless the Federal Reserve Board waives this requirement. The merger between BCSB Bancorp’s and F.N.B.’s bank subsidiaries, Baltimore County Savings Bank and First National Bank of Pennsylvania, is subject to the prior approval of First National Bank of Pennsylvania’s primary regulator, the Office of the Comptroller of the Currency. Also, the United States Department of Justice is able to provide input into the approval process of federal banking agencies to challenge the approval on antitrust grounds. As of December 4, 2013, F.N.B. has received the state and federal regulatory approvals and waivers required to complete the merger and the bank merger. The Bank Merger Act Application filed by Baltimore County Savings Bank and First National Bank of Pennsylvania with the Office of the Comptroller of the Currency was approved on November 7, 2013. F.N.B.’s waiver request to the Federal Reserve Board seeking an exemption from the Federal Reserve Board’s pre-approval requirement for the proposed merger between BCSB Bancorp and F.N.B. was granted on December 4, 2013. In addition, both the merger and the bank merger must be approved by the State of Maryland Office of the Commissioner of Financial Regulation. The merger applications seeking the approval of the State of Maryland Office of the Commissioner of Financial Regulation for the merger and the bank merger were both approved on November 15, 2013.

No Dissenters’ Rights (Page [    ])

Due to an exception under the Maryland General Corporation Law, holders of BCSB Bancorp common stock will not be entitled to dissenters’ appraisal rights in the merger. Dissenters’ rights are not available because BCSB Bancorp common stock is listed on a national securities exchange and the only consideration that BCSB Bancorp shareholders will receive in the merger (other than cash in lieu of fractional shares) is shares of F.N.B. common stock, which are also listed on a national securities exchange. If they had been available, dissenters’ rights would enable a shareholder who opposes the merger to obtain an appraisal of the fair cash value of his or her shares and require BCSB Bancorp to purchase those shares at the price established by the appraisal.

Treatment of BCSB Bancorp Stock Options (Page [    ])

Upon completion of the merger, each outstanding option or similar right to acquire BCSB Bancorp common stock granted under any BCSB Bancorp equity compensation plan will automatically convert into an option to purchase shares of F.N.B. common stock, as adjusted to give effect to the exchange ratio of 2.080 shares of F.N.B. common stock for each share of BCSB Bancorp common stock.

Treatment of BCSB Bancorp Share Awards (Page [    ])

Upon completion of the merger, each share award relating to BCSB Bancorp common stock shall be converted into a share award for the number of shares of F.N.B. common stock obtained by multiplying the number of shares of BCSB Bancorp common stock subject to the share award by 2.080.

Exchange and Payment Procedures (Page [    ])

As soon as practicable after completing the merger, F.N.B. will deposit with the exchange agent, Registrar and Transfer Company, book entry shares representing the aggregate number of shares of F.N.B. common stock issuable pursuant to the agreement and plan of merger in exchange for the BCSB Bancorp common stock. F.N.B. will also deposit a cash amount equal to any dividends or distributions that may be payable to BCSB Bancorp shareholders in accordance with the agreement and plan of merger, and any cash that may be payable in lieu of fractional shares of F.N.B. common stock, which the BCSB Bancorp shareholders otherwise would be entitled to receive in the merger.

As soon as practicable after completing the merger, the exchange agent will mail each holder of record of BCSB Bancorp common stock a letter of transmittal with instructions for surrendering their BCSB Bancorp common stock in exchange for the merger consideration. To receive the merger consideration, a shareholder must surrender his or her BCSB Bancorp stock certificates to the exchange agent, together with properly completed and signed transmittal materials. F.N.B. has no obligation to pay the merger consideration to any BCSB Bancorp shareholder until the shareholder has properly surrendered the stock certificates representing his or her shares of BCSB Bancorp common stock.

Conditions to Completion of the Merger (Page [    ])

Currently, we expect to complete the merger in February 2014. However, we cannot assure you that the merger will be completed in that timeframe, or at all. As more fully described elsewhere in this proxy statement/prospectus and in the agreement and plan of merger, the completion of the merger depends on the satisfaction of a number of conditions or, where legally permissible, the waiver of those conditions. These conditions include, among others:

•	approval of the agreement and plan of merger and the merger by the requisite affirmative vote of the BCSB Bancorp common stock entitled to vote on that matter;

•	the receipt and effectiveness of all regulatory approvals that are needed to complete the merger, including: approval by the Office of the Comptroller of the Currency of the bank merger and approval by the Federal Reserve Board of the merger between F.N.B. and BCSB Bancorp, or the waiver of the approval requirement by the Federal Reserve Board, and approval by the State of Maryland Office of the Commissioner of Financial Regulation of the merger and the bank merger;

•	approval by the NYSE of the listing on the NYSE of the shares of F.N.B. common stock to be issued in the merger to our shareholders as merger consideration;

•	the absence of any law, statute or regulation, or any judgment, decree, injunction or other order of any court or other governmental entity that would prevent, prohibit or make illegal completion of the merger; and

•	the receipt at closing of legal opinions from F.N.B.’s and our legal counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Neither F.N.B. nor we can be certain when, or if, F.N.B. and we will satisfy or waive the conditions to the merger, or that F.N.B. and we will complete the merger.

Closing and Effective Time of the Merger (Page [    ])

The closing of the merger will take place at the time and on the date specified by F.N.B. and BCSB Bancorp, which will be no later than the fifth business day after the satisfaction or waiver of the closing conditions specified in the agreement and plan of merger. The merger will become effective at the time specified in the articles of merger that F.N.B. and BCSB Bancorp file on the closing date with the Secretary of State of the State of Florida and the State Department of Assessments and Taxation of the State of Maryland. F.N.B. and BCSB Bancorp cannot be certain whether or when any of the conditions to the merger will be satisfied or waived, where permissible. We currently expect to complete the merger in February 2014; however, because the merger is subject to these closing conditions, we cannot assure you when or if the merger will occur.

Termination of the Merger Agreement (Page [    ])

The parties can mutually agree to terminate the agreement and plan of merger at any time prior to completion of the merger. In addition, either party, acting alone, may have the right to terminate the agreement and plan of merger if any of the following occurs:

•	the approval of a governmental entity, which is required for completion of the merger, is denied by final and non-appealable action;

•	the merger is not completed by April 30, 2014;

•	the other party commits a breach of the agreement and plan of merger which would cause the failure of the closing conditions described above, and the breach cannot be cured or has not been cured within the timeframes given in the agreement and plan of merger; or

•	the requisite shareholder vote to approve the merger is not obtained at our special meeting.

BCSB Bancorp will also have the right to terminate the agreement and plan of merger if the average closing price of F.N.B. common stock during a specified period before the effective time of the merger is less than $8.57 and F.N.B. common stock underperforms an index of financial institutions by more than 20%.

Termination Fee (Page [    ])

The agreement and plan of merger provides that BCSB Bancorp will be required to pay a termination fee of $3.25 million to F.N.B., or up to $500,000 of F.N.B.’s expenses incurred in connection with the merger, depending on the circumstances of the termination, as discussed in more detail beginning on page [    ].

Material U.S. Federal Income Tax Consequences of the Merger (Page [    ])

F.N.B. and BCSB Bancorp intend that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a reorganization, then, in general, for United States federal income tax purposes, (A) no gain or loss will be recognized by F.N.B. or BCSB Bancorp as a result of the merger, and (B) each BCSB Bancorp shareholder who receives F.N.B. common stock in the merger generally will not recognize gain or loss except to the extent of any cash received in lieu of fractional shares. It is a condition to the completion of the merger that F.N.B. and we receive written opinions from our respective legal counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Tax matters are very complicated and the tax consequences of the merger to each BCSB Bancorp shareholder may depend on such shareholder’s particular facts and circumstances. BCSB Bancorp shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ] of this proxy statement/prospectus.

Comparison of Shareholders Rights (Page [    ])

When the merger is completed, our shareholders will become shareholders of F.N.B. As a result, the Florida Business Corporation Act, as well as F.N.B.’s articles of incorporation and bylaws, will govern the rights of our shareholders, instead of the Maryland General Corporation Law and our articles of incorporation and bylaws.

Comparative Market Prices and Dividends (Page [    ])

F.N.B. common stock is listed on the NYSE under the symbol “FNB.” Prices for our common stock are quoted on the NASDAQ Global Market under the symbol “BCSB.” The table on page [    ] of this proxy statement/prospectus lists the quarterly price range of F.N.B. common stock and our common stock from the quarter ended December 31, 2010 through [                    ] as well as the quarterly cash dividends we and F.N.B. have paid during the same time period. The following table shows the closing price of F.N.B. common stock and BCSB Bancorp common stock as reported on June 12, 2013, the last trading day before F.N.B. and we announced the merger, and on [                    ], 2013, the last practicable trading day before the date we printed and mailed this proxy statement/prospectus. This table also presents the pro forma equivalent per share value of a share of BCSB Bancorp common stock on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of F.N.B. common stock on those dates by 2.080, the exchange ratio in the merger.

	F.N.B. Common Stock		BCSB Bancorp Common Stock		Pro Forma Equivalent Value of One Share of BCSB Bancorp Common Stock
June 12, 2013	$11.27		$16.90		$23.44
[ ], 2013	[	]	[	]	[	]

The market price of F.N.B. common stock may change at any time. Consequently, the total dollar value of the F.N.B. common stock that you will receive upon the merger may be significantly higher or lower than its value as of the date of this proxy statement/prospectus. We urge you to obtain a current market quotation for F.N.B. common stock. We can provide no assurance as to the future price of F.N.B. common stock.

Adjournment Proposal (Page [    ])

You are also being asked to approve a proposal to grant the BCSB Bancorp Board of Directors discretionary authority to adjourn our special meeting, if necessary, to solicit additional proxies from our shareholders for the merger proposal in the event a quorum is present at our special meeting but there are insufficient votes to approve the agreement and plan of merger and the merger.

Advisory Vote Regarding Certain Executive Compensation in Connection with the Merger (Page [    ])

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, BCSB Bancorp is providing its shareholders with the opportunity to vote on a non-binding advisory resolution approving the compensation payable to BCSB Bancorp’s named executive officers in connection with the merger, as reported in the table under the caption “The Merger — Interests of BCSB Bancorp’s Directors and Executive Officers in the Merger — Severance and Other Payments to Certain Persons” on page [    ] and the associated narrative discussion.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy card, or if you would like additional copies of this proxy statement/prospectus or the enclosed proxy card, please call David M. Meadows, our corporate secretary, at (410) 256-5000, or call AST Phoenix Advisors, the proxy soliciting firm we have retained, at (866) 406-2284. Banks and brokers should call (212) 493-3910.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” and the risk factors included in F.N.B.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as updated by subsequently filed Forms 10-Q and other reports filed with the SEC, BCSB Bancorp shareholders should carefully consider the following risk factors in deciding whether to vote in favor of the merger proposal.

Risks Related to the Merger

Because the market price of F.N.B. common stock will fluctuate, BCSB Bancorp shareholders cannot be certain of the market value of the F.N.B. common stock that they will receive upon completion of the merger.

Upon completion of the merger, each share of BCSB Bancorp common stock will become the right to receive 2.080 shares of F.N.B. common stock. Any change in the price of F.N.B. common stock prior to the merger will affect the market value of the F.N.B. common stock that you will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in F.N.B.’s businesses, operations and prospects and regulatory considerations.

The prices of F.N.B. common stock and BCSB Bancorp common stock at the closing of the merger may vary from their respective prices on the date the agreement and plan of merger was executed, on the date of this proxy statement/prospectus and on the date of our special meeting. As a result, the value represented by the exchange ratio may also vary. For example, based on the range of closing prices of F.N.B. common stock during the period from June 12, 2013, the last full trading day before public announcement of the merger, through [                    ], 2013, the last practicable full trading day prior to the date we printed and mailed this proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $[        ] on [        ] to a low of $[        ] on [        ] for each share of BCSB Bancorp common stock. Because the date on which F.N.B. and we expect to complete the merger will be later than the date of our special meeting, at the time of our special meeting our shareholders will not know what the market value of F.N.B.’s common stock will be upon completion of the merger.

The combined company that results from the merger will have incurred significant transaction- and merger-related costs in connection with the merger.

F.N.B. and BCSB Bancorp each expect to incur substantial costs in connection with the merger and combining the businesses and operations of the two companies. F.N.B. and BCSB Bancorp have begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, additional unanticipated costs or delays may be incurred during the integration process. Whether or not the merger is consummated, F.N.B. and BCSB Bancorp will incur substantial expenses, such as legal, accounting, printing and financial advisory fees. Although F.N.B. and BCSB Bancorp expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The combined company that results from the merger may encounter integration difficulties that may prevent it from realizing the anticipated benefits of the merger.

The success of the merger will depend on, among other things, F.N.B.’s ability to combine the businesses of First National Bank of Pennsylvania and Baltimore County Savings Bank within F.N.B.’s projected timeframe without materially disrupting the existing customer relationships of Baltimore County Savings Bank and suffering decreased revenues as a result of the loss of those customers. If F.N.B. is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

A number of factors could affect the integration process. F.N.B. and BCSB Bancorp have operated and, until the completion of the merger, will continue to operate, independently from each other. Key employees of BCSB Bancorp may elect to terminate their employment as a result of, or in anticipation of, the merger. It will be critically important for F.N.B. to attract and retain talented employees to complete the integration process. It is possible that the integration process could result in the disruption of F.N.B.’s or BCSB Bancorp’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of F.N.B. or BCSB Bancorp to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

F.N.B. believes the combined company will achieve enhanced earnings due to, among other things, reduction of duplicate costs, improved efficiency and cross-marketing opportunities. If completion of the merger is delayed or F.N.B. experiences integration difficulties, including those discussed in the paragraphs above, F.N.B. may not realize the anticipated benefits of the merger at all, or the benefits of the merger may take longer to realize than anticipated. Failure to achieve the anticipated benefits of the merger in the timeframes projected by F.N.B. could result in increased costs and decreased revenues. This could have a dilutive effect on the combined company’s earnings per share.

F.N.B. has limited operating experience in Maryland, which may adversely impact F.N.B.’s ability to compete successfully in this market area.

F.N.B. first entered the Baltimore, Maryland market in April 2013 with its acquisition of Annapolis Bancorp, Inc. The Baltimore, Maryland market is outside of the markets in which most members of F.N.B.’s senior management have extensive knowledge and experience. It also is a more competitive market environment than the other markets in which F.N.B. currently operates. F.N.B. may not be able to retain existing customers of Baltimore County Savings Bank, or adequately address the Baltimore market in terms of the products and services that F.N.B. proposes to offer, or otherwise compete successfully against institutions already established within this market area. F.N.B.’s success in the Baltimore market will depend, in large part, on the ability of F.N.B. to identify, attract and retain qualified and experienced personnel with local expertise and relationships in the Baltimore market to supplement the existing BCSB Bancorp and F.N.B. team. The newness of the F.N.B. brand in the Maryland markets may adversely affect F.N.B.’s ability to attract and retain qualified personnel as well as F.N.B.’s overall ability to compete for customers in this market area. Competition for qualified personnel may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in the Baltimore market. Even if F.N.B. identifies individuals that it believes could assist it in establishing a presence in the Baltimore market, F.N.B. may be unable to recruit these individuals away from other banks or may be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out F.N.B.’s strategy is often lengthy. F.N.B.’s inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could adversely affect its business, financial condition and results of operations.

F.N.B.’s decisions regarding the credit risk associated with Baltimore County Savings Bank’s loan portfolio could be incorrect and its credit mark may be inadequate, which may adversely affect the financial condition and results of operations of the combined company after the closing of the merger.

Before signing the agreement and plan of merger, F.N.B. conducted extensive due diligence on a significant portion of the Baltimore County Savings Bank loan portfolio. However, F.N.B.’s review did not encompass each and every individual loan in the Baltimore County Savings Bank loan portfolio. In accordance with customary industry practices, F.N.B. evaluated the Baltimore County Savings Bank loan portfolio based on various factors including, among other things, historical loss experience, economic risks associated with each loan category, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions, both local and national. In this process, F.N.B.’s management made various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness and financial condition of the borrowers, the value of the real estate, which is obtained from independent appraisers, other assets serving as collateral for the repayment of the loans, the existence of any guarantees and indemnifications and the economic environment in which the borrowers operate. In addition, the effects of probable decreases in expected principal cash flows on the Baltimore County Savings Bank loans are considered as part of F.N.B.’s evaluation. If F.N.B.’s assumptions and judgments turn out to be incorrect, including as a result of the fact that its due diligence review did not cover each individual loan, F.N.B.’s estimated credit mark against the Baltimore County Savings Bank loan portfolio in total may be insufficient to cover actual loan losses after the merger closes, and adjustments may be necessary to allow for different economic conditions or adverse developments in the Baltimore County Savings Bank loan portfolio. Additionally, deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside management’s control, may require an increase in the provisioning for loan losses. Material additions to the credit mark and/or allowance for loan losses would materially decrease F.N.B.’s net income.

The proximity in time between this merger and F.N.B.’s acquisition of PVF Capital Corp. could increase the risks associated with this merger, as well as place a strain on F.N.B.’s financial and personnel resources that could adversely impact F.N.B.’s businesses.

On October 12, 2013, F.N.B. completed its acquisition of PVF Capital Corp., the holding company of Park View Federal Savings Bank, a federal savings association. The proposed merger between BCSB Bancorp and F.N.B. is expected to be completed in February 2014, approximately four months after the completion of F.N.B.’s merger with PVF Capital. F.N.B. may encounter difficulties in integrating the businesses of BCSB Bancorp within a relatively short time period after the commencement of the integration of the businesses of PVF Capital. The close proximity in time of these mergers and of the integration of both acquired businesses with F.N.B.’s businesses will cause F.N.B. to continue to incur significant expenditures and will require substantial attention and effort from F.N.B.’s management and other personnel. F.N.B.’s current and planned operations, personnel, facility size and configuration, systems and internal procedures and controls might be inefficient or inadequate to support these efforts at the same time. The increased risks and obligations associated with completing two mergers and integrating the businesses of the two acquired entities within a relatively short time period could place a strain on F.N.B.’s financial position and personnel resources, which may adversely affect F.N.B.’s revenues, results of operations, financial condition and stock price.

If the merger is not completed, BCSB Bancorp will have incurred substantial expenses without its shareholders realizing the expected benefits of the merger.

BCSB Bancorp has already incurred, and will continue to incur, substantial expenses in connection with the transactions described in this proxy statement/prospectus, which are charged to earnings as incurred. If the merger is not completed, these expenses will still be charged to earnings even though BCSB Bancorp would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

The agreement and plan of merger may be terminated in accordance with its terms and the merger may not be completed.

The agreement and plan of merger is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger by BCSB Bancorp shareholders, receipt of all required regulatory approvals, absence of any law, statute or regulation, or any order, injunction or other legal restraint or prohibition preventing the completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, the accuracy of the representations and warranties of both parties, the performance by both parties of their respective covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page [    ] for a more complete discussion of the circumstances under which the agreement and plan of merger could be terminated. There can be no assurance that the conditions to closing of the merger will be fulfilled and that the merger will be completed.

Termination of the agreement and plan of merger could negatively affect BCSB Bancorp’s businesses and the market price of its common stock.

If the agreement and plan of merger is terminated, there may be various consequences, including:

•	BCSB Bancorp’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	the market price of BCSB Bancorp common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the agreement and plan of merger is terminated and the BCSB Bancorp Board of Directors seeks another merger or business combination, BCSB Bancorp shareholders cannot be certain that BCSB Bancorp will be able to find a party willing to offer equivalent or more attractive consideration than the consideration F.N.B. has agreed to provide in the merger.

If the agreement and plan of merger is terminated under certain circumstances, BCSB Bancorp may be required to pay F.N.B. a termination fee of $3.25 million, or up to $500,000 of F.N.B.’s expenses incurred in connection with the merger and the agreement and plan of merger. See “The Merger Agreement — Termination Fee” and “The Merger Agreement — Expenses” beginning on page [    ].

The merger is subject to the the receipt of regulatory consents and approvals, which may impose conditions that delay the merger or have an adverse effect on F.N.B.

F.N.B. and First National Bank of Pennsylvania have received the necessary approvals and waivers from state and federal bank regulatory agencies to complete the merger. However, those regulatory agencies may subsequently impose conditions or require other changes that could have the effect of delaying completion of the merger or of imposing additional costs or limitations on F.N.B. following the merger. F.N.B. may elect not to consummate the merger if, in connection with any regulatory approval needed for the merger, any governmental or regulatory entity imposes a restriction, requirement or condition on F.N.B. that, individually or in the aggregate, would be reasonably likely to have a material and adverse effect on F.N.B. and its subsidiaries, taken as a whole, after giving effect to the merger. Also, the Office of the Comptroller of the Currency may rescind its approval of the merger between the bank subsidiaries or the Federal Reserve Board may rescind the grant of its waiver at any time prior to completion of the mergers if they determine that the mergers pose a supervisory or safety and soundness risk. Similarly, the State of Maryland Office of the Commissioner of Financial Regulation may rescind its approvals prior to the completion of these mergers if it determines that the mergers pose a safety and soundness risk.

The agreement and plan of merger limits BCSB Bancorp’s ability to pursue alternatives to the merger.

The agreement and plan of merger contains provisions that restrict our ability to discuss, facilitate or enter into agreements with third parties to acquire us. We are not required to comply with this restriction if compliance would cause our Board of Directors to breach their fiduciary duties. Even if we were to avail ourselves of that limited exception, we could be obligated to pay F.N.B. a termination fee of $3.25 million if either F.N.B. or we terminate the agreement and plan of merger under specified circumstances. In any event, the presence of those restrictions in our agreement and plan of merger could discourage a potential competing acquirer that might have an interest in acquiring us from proposing or considering an acquisition involving us even if that potential acquirer were prepared to pay a higher price to our shareholders than the merger consideration offered by F.N.B.

BCSB Bancorp will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainties about the effect of the merger on employees and customers may have an adverse effect on BCSB Bancorp and consequently on F.N.B. These uncertainties may impair BCSB Bancorp’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with BCSB Bancorp to consider changing existing business relationships with BCSB Bancorp. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, BCSB Bancorp’s business prior to the merger and F.N.B.’s business following the merger could be negatively impacted. In addition, the agreement and plan of merger restricts BCSB Bancorp from taking specified actions relative to its business without the prior consent of F.N.B. These restrictions may prevent BCSB Bancorp from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page [    ] for a description of the restrictive covenants applicable to BCSB Bancorp.

Some of our directors and executive officers have interests in the merger that may differ from the interests of our shareholders including, if the merger is completed, the receipt of financial and other benefits.

The executive officers of BCSB Bancorp and F.N.B. negotiated the terms of the agreement and plan of merger, both the BCSB Bancorp and F.N.B. boards of directors unanimously approved the agreement and plan of merger and the BCSB Bancorp Board of Directors unanimously recommends that you vote to approve the merger agreement and the merger, approve the adjournment proposal and approve, on an advisory (non-binding) basis, the compensation payable to our named executive officers in connection with the merger. In considering these facts and the other information we have included in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus, you should be aware that our directors and executive officers may have economic interests in the merger other than their interests as shareholders. For example, once the merger is completed, each member of the senior management team of BCSB Bancorp will be entitled to a change-in-control payment under their Supplemental Executive Retirement Plan or a Supplemental Executive Retirement Agreement. Members of our senior management team also may have the opportunity to receive compensation from F.N.B. on a post-merger basis. They may be employed by F.N.B. as consultants or employees following the merger, or may receive payments if they execute a non-solicitation agreement for F.N.B.’s benefit and comply with the terms of their agreement. Additionally, F.N.B. has agreed to invite three of our directors to join a local advisory board that F.N.B. will establish for the Baltimore, Maryland market area. The agreement and plan of merger also provides for the continued indemnification of our current and former directors and executive officers following the merger and for the continuation of directors’ and officers’ insurance for these individuals for six years after the merger. See “Proposal No. 1 — Approval of the Agreement and Plan of Merger and the Merger — Interests of BCSB Bancorp’s Directors and Executive Officers in the Merger” on page [    ].

The market price for F.N.B. common stock may be affected by factors different from those that historically have affected BCSB Bancorp common stock.

Upon completion of the merger, certain holders of BCSB Bancorp common stock will become holders of F.N.B. common stock. F.N.B.’s businesses differ from those of BCSB Bancorp, and accordingly, the results of operations of F.N.B. will be affected by some factors that are different from those currently affecting the results of operations of BCSB Bancorp. For a discussion of the businesses of F.N.B. and BCSB Bancorp and some of the important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page [    ] and the information concerning BCSB Bancorp and its subsidiaries contained elsewhere in this proxy statement/prospectus.

BCSB Bancorp shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Following the merger, former BCSB Bancorp shareholders are expected to hold approximately 4% of the outstanding shares of F.N.B. common stock (including shares issued as a result of the completion of F.N.B.’s acquisition of PVF Capital Corp. on October 12, 2013 and F.N.B.’s public offering of an aggregate of 4,693,876 shares of common stock, which commenced on October 28, 2013). As a result, former BCSB Bancorp shareholders will have only limited ability to influence F.N.B.’s business. Former BCSB Bancorp shareholders will not have separate approval rights with respect to any actions or decisions of F.N.B. or have separate representation on F.N.B.’s or First National Bank of Pennsylvania’s board of directors.

BCSB Bancorp shareholders do not have dissenters’ appraisal rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in that extraordinary transaction. Under the Maryland General Corporation Law, holders of BCSB Bancorp common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their BCSB Bancorp common stock because BCSB Bancorp common stock is listed on a national securities exchange and the only consideration that BCSB Bancorp shareholders will receive in the merger (other than cash in lieu of fractional shares) is shares of F.N.B. common stock, which are also listed on a national securities exchange.

The fairness opinion obtained by BCSB Bancorp from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Sandler O’Neill, BCSB Bancorp’s financial advisor in connection with the proposed merger, has delivered to the BCSB Bancorp Board of Directors its opinion dated June 13, 2013. The opinion of Sandler O’Neill stated that as of June 13, 2013, subject to the other factors and assumptions set forth therein, the consideration provided in the agreement and plan of merger was fair to the BCSB Bancorp common shareholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of F.N.B. or BCSB Bancorp, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of F.N.B. and BCSB Bancorp.

Litigation relating to the merger could result in a delay or an injunction preventing completion of the merger and may require us to incur substantial costs.

On July 12, 2013, a purported shareholder of BCSB Bancorp filed a putative class action and derivative lawsuit against BCSB Bancorp, the BCSB Bancorp board of directors and F.N.B. seeking to enjoin the merger and other relief. The plaintiff made various allegations against the defendants, including that the proposed merger consideration is inadequate and undervalues the company, that the director defendants breached their fiduciary duties to BCSB Bancorp in approving the proposed merger, and that F.N.B. aided and abetted those alleged breaches. Earlier, on June 21, 2013, the same plaintiff had filed an identical purported action against the same defendants in the Circuit Court for Baltimore City, Case No. 24C13004131. However, the plaintiff dismissed that case without prejudice prior to re-filing the case in Baltimore County Circuit Court. On September 6, 2013, the plaintiff dismissed the complaint filed in the Baltimore County Circuit Court. As of December 6, 2013, the latest practicable date before we printed and mailed this proxy statement/prospectus, there was no litigation pending involving the merger, although the Plaintiff may elect to refile the lawsuit. If the plaintiff elected to refile the lawsuit, or if any other plaintiff filed a new demand or litigation relating to the merger, and were to successfully enjoin the merger, the merger may not become effective within the time frame planned by F.N.B. and BCSB Bancorp, or at all. If completion of the merger is prevented or does not occur within the planned time frame, it could result in substantial costs to F.N.B. and BCSB Bancorp. In addition, F.N.B. and BCSB Bancorp could incur substantial costs associated with the indemnification of their respective directors and officers. See “Proposal No. 1 — Approval of the Agreement and Plan of Merger and the Merger — Litigation Relating to the Merger” beginning on page [    ].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, businesses and prospects of F.N.B. and BCSB Bancorp, and the potential combined company, as well as statements applicable to the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

These forward-looking statements involve certain risks and uncertainties. The ability of either F.N.B. or BCSB Bancorp to predict results or the actual effects of their plans and strategies, particularly after the merger, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” beginning on page [    ], as well as the following factors:

•	F.N.B. may not successfully integrate its business with BCSB Bancorp’s, or the integration may be more difficult, time-consuming or costly than F.N.B. currently anticipates;

•	the combined company that results from the merger may not realize the revenue synergies anticipated to result from the integration of F.N.B.’s and BCSB Bancorp’s businesses;

•	revenues may be lower than expected following the merger;

•	deposit attrition, operating costs, loss of customers and business disruption, including, without limitation, any difficulties in maintaining relationships with employees, customers and/or suppliers, may be greater than anticipated following the merger;

•	there may be higher than expected increases in F.N.B.’s or BCSB Bancorp’s loan losses or in the level of non-performing loans;

•	there may be higher than expected charges incurred by F.N.B. in connection with marking BCSB Bancorp’s assets to fair value;

•	there may be other than temporary impairments or declines in value in F.N.B.’s or BCSB Bancorp’s investment portfolios;

•	F.N.B. and BCSB Bancorp may not obtain the regulatory approvals for the merger on acceptable terms, on the anticipated schedule or at all;

•	BCSB Bancorp may not obtain the requisite vote of its shareholders necessary to approve the merger;

•	competitive pressure among financial services companies is intense and may further intensify;

•	changes in general, national or regional economic conditions may adversely affect the businesses in which F.N.B. and BCSB Bancorp engage;

•	changes in the interest rate environment may reduce net interest margins and impact funding sources;

•	changes in market interest rates and prices may adversely impact the value of financial products and assets;

•	changes in accounting policies or accounting standards;

•	legislation or changes in the regulatory environment (including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related regulations) may adversely affect the businesses in which F.N.B. and BCSB Bancorp engage and result in increased compliance costs and/or require F.N.B. and BCSB Bancorp to change their business models;

•	if litigation relating to the merger is commenced, litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect F.N.B., BCSB Bancorp and their respective businesses; and

•	material adverse changes in F.N.B.’s or BCSB Bancorp’s operations or earnings.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed in or implied by these forward-looking statements. You should not place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or as of the date of any document incorporated by reference in this proxy statement/prospectus.

All forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to F.N.B. or BCSB Bancorp or any person acting on F.N.B.’s or BCSB Bancorp’s behalf are expressly qualified in their entirety by the cautionary statements contained or that are referred to in this section. Unless required by applicable law or regulation, F.N.B. and BCSB Bancorp undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Further information on other factors that could affect the financial results of F.N.B. after the merger is included in this document under “Risk Factors” beginning on page [    ] and in F.N.B.’s 2012 Annual Report on Form 10-K and documents subsequently filed by F.N.B. with the SEC, including its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF F.N.B.

We set forth below highlights from F.N.B.’s consolidated financial data as of and for the years ended December 31, 2008 through 2012, and F.N.B.’s unaudited consolidated financial data as of and for the nine months ended September 30, 2013 and September 30, 2012. F.N.B.’s results of operations for the nine months ended September 30, 2013 are not necessarily indicative of F.N.B.’s results of operations for the full year of 2013 or any other interim period. F.N.B. management prepared the unaudited information on the same basis as it prepared F.N.B.’s audited consolidated financial statements. In the opinion of F.N.B.’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with F.N.B.’s consolidated financial statements and related notes included in F.N.B.’s Annual Report on Form 10-K for the year ended December 31, 2012 and F.N.B.’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, which we have incorporated by reference in this proxy statement/prospectus and from which we derived this data. See “Where You Can Find More Information” on page [    ].

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(dollars in thousands, except per share data)
Summary of Earnings:
Total interest income	$322,749	$324,328	$431,906	$391,125	$373,721	$388,218	$409,781
Total interest expense	33,653	45,395	59,055	74,617	88,731	121,179	157,989
Net interest income	289,096	278,933	372,851	316,508	284,990	267,039	251,792
Provision for loan losses	22,724	22,028	31,302	33,641	47,323	66,802	72,371
Net interest income after provision for loan losses	266,372	256,905	341,549	282,867	237,667	200,237	179,421
Total non-interest income	103,282	99,336	131,463	119,918	115,972	105,482	86,115
Total non-interest expense	246,265	242,237	318,829	283,734	251,103	255,339	222,704
Income before income taxes	123,389	114,004	154,183	119,051	102,536	50,380	42,832
Income taxes	34,024	32,549	43,773	32,004	27,884	9,269	7,237
Net income	89,365	81,455	110,410	87,047	74,652	41,111	35,595
Net income available to common shareholders	89,365	81,455	110,410	87,047	74,652	32,803	35,595

Per Common Share:
Basic earnings per share	$0.63	$0.59	$0.79	$0.70	$0.66	$0.32	$0.44
Diluted earnings per share	0.62	0.58	0.79	0.70	0.65	0.32	0.44
Cash dividends paid	0.36	0.36	0.48	0.48	0.48	0.48	0.96
Book value	10.20	9.98	10.02	9.51	9.29	9.14	10.32

Statement of Condition (at period end):
Total assets	$12,790,279	$11,984,891	$12,023,976	$9,786,483	$8,959,915	$8,709,077	$8,364,811
Loans, net	8,726,853	7,876,736	8,033,345	6,756,005	5,982,035	5,744,706	5,715,650
Deposits	9,723,371	9,125,823	9,082,174	7,289,768	6,646,143	6,380,223	6,054,623
Short-term borrowings	1,166,180	1,019,411	1,083,138	851,294	753,603	669,167	596,263
Long-term and junior subordinated debt	286,020	294,507	293,444	291,983	396,094	529,588	695,636
Total shareholders’ equity	1,481,647	1,394,998	1,402,069	1,210,199	1,066,124	1,043,302	925,984

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(dollars in thousands, except per share data)

Significant Ratios:
Return on average assets(1)	0.97%	0.93%	0.94%	0.88%	0.84%	0.48%	0.46%
Return on average equity(1)	8.22%	7.95%	8.02%	7.36%	7.06%	3.87%	4.20%
Net interest margin(1)	3.64%	3.75%	3.73%	3.79%	3.77%	3.67%	3.88%
Dividend payout ratio	58.22%	62.25%	61.27%	69.72%	74.02%	149.50%	219.91%

Capital Ratios:
Average equity to average assets	11.76%	11.68%	11.68%	11.97%	11.88%	12.35%	11.01%
Leverage ratio	8.42%	8.24%	8.29%	9.15%	8.69%	8.68%	7.34%

Asset Quality Ratios:
Non-performing loans / total loans	0.94%	1.04%	0.99%	1.55%	2.22%	2.49%	2.47%
Non-performing loans + OREO / total loans + OREO	1.33%	1.48%	1.42%	2.05%	2.74%	2.84%	2.62%
Non-performing assets / total assets	0.93%	1.01%	0.99%	1.53%	1.94%	1.97%	1.95%
Allowance for loan losses / total loans	1.25%	1.29%	1.28%	1.47%	1.74%	1.79%	1.80%
Allowance for loan losses / non-performing loans	133.07%	123.84%	129.05%	94.76%	78.44%	71.92%	72.99%
Net loan charge-offs / average loans(1)	0.27%	0.34%	0.35%	0.58%	0.77%	1.15%	0.60%

(1)	Quarterly information annualized

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BCSB BANCORP

We set forth below highlights from BCSB Bancorp’s consolidated financial data as of and for the years ended September 30, 2008 through September 30, 2012, and BCSB Bancorp’s unaudited consolidated financial data as of and for the nine months ended June 30, 2013 and June 30, 2012. BCSB Bancorp’s results of operations for the nine months ended June 30, 2013 are not necessarily indicative of BCSB Bancorp’s results of operations for the full year of 2013 or any other interim period. BCSB Bancorp management prepared the unaudited information on the same basis as it prepared BCSB Bancorp’s audited consolidated financial statements. In the opinion of BCSB Bancorp’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information for those dates. You should read this information in conjunction with BCSB Bancorp’s consolidated financial statements and related notes for the year ended September 30, 2012, and unaudited interim consolidated financial statements for the nine months ended June 30, 2013, which are included in this proxy statement/prospectus beginning on page F-1 and from which we derived this data.

Selected Consolidated Financial Condition Data

	At June 30,		At September 30,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands)
Total assets	$637,922	642,370	$645,099	$624,856	$620,555	$569,438	$567,082
Loans receivable, net	315,828	340,497	335,616	364,843	388,933	401,011	400,469
Investment securities available for sale	4,726	4,520	4,628	6,919	18,390	—	994
Mortgage-backed securities available for sale	234,130	194,552	213,563	150,879	65,975	90,478	89,956
FHLB stock	771	679	959	1,124	1,378	1,485	1,559
Federal Reserve Bank Stock	1,387	1,333	1,381	—	—	—	—
Deposits	560,464	563,553	566,356	550,014	534,366	487,989	484,791
FHLB advances	—	—	—	—	—	—	10,000
Junior Subordinated Debentures	17,011	17,011	17,011	17,011	17,011	17,011	17,011
Stockholders’ equity	51,626	53,376	55,139	51,959	61,390	59,133	49,755

Selected Consolidated Operations Data

	For the Nine Months Ended June 30,		For the Years Ended September 30,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands except for share amounts)
Interest income	18,606	19,607	$26,071	$26,935	$28,862	$29,939	$34,137
Interest expense	4,091	5,351	6,977	8,550	9,794	13,614	19,329

Net interest income	14,515	14,256	19,094	18,385	19,068	16,325	14,808
Provision for loan losses	1,100	900	1,200	2,100	3,100	1,350	360

Net interest income after provision for loan losses	13,415	13,356	17,894	16,285	15,968	14,975	14,448
Other income	2,031	1,964	2,450	2,002	2,406	1,875	2,047
Noninterest expenses	13,324	13,170	17,624	18,336	16,682	18,794	15,266

Income (loss) before income taxes	2,122	2,150	2,720	(49)	1,692	(1,944)	1,229
Income tax provision (benefit)	744	746	920	(165)	485	11	335

Net income (loss)	$1,378	$1,404	$1,800	$116	$1,207	$(1,955)	$894
Preferred stock dividends and discount accretion	—	—	—	(573)	(625)	(477)	—

Net income (loss) available to common shareholders	$1,378	$1,464	$1,800	$(457)	$582	$(2,432)	$894

Net income (loss) per share of common stock:
Basic	$0.44	$0.45	$0.58	$(0.15)	$0.20	$(0.84)	$0.30

Diluted	$0.43	$0.44	$0.56	$(0.15)	$0.19	$(0.84)	$0.30

Cash dividend declared per share	$—	$—	$—	$—	$—	$—	$—

All per share amounts have been adjusted to reflect the stock offering and conversion which occurred on April 10, 2008.

Key Operating Ratios (in %) except where noted:

	At or for the Nine Months Ended June 30,		At or for the Year Ended September 30,
	2013	2012	2012	2011	2010	2009	2008
Performance Ratios(1):
Return on average assets (net income (loss) divided by average total assets)	0.29%	0.29%	0.28%	0.02%	0.20%	(0.34)%	0.15%
Return on average equity (net income (loss) divided by average equity)(2)	3.27	3.55	3.34	0.20	1.99	(3.36)	(2.08)
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	3.20	3.20	3.18	3.10	3.30	2.97	2.60
Net interest margin (net interest income divided by average interest-earning assets)	3.23	3.23	3.21	3.15	3.39	3.05	2.61
Ratio of average interest-earning assets to average interest-bearing liabilities	103.33	102.33	102.63	103.44	105.14	103.32	100.35
Ratio of noninterest expense to average total assets	2.76	2.76	2.75	2.93	2.77	3.24	2.50
Efficiency ratio	80.53	81.19	81.80	89.93	77.68	103.27	90.56
Dividend payout ratio (dividend declared per share divided by net income per share)	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Asset Quality Ratios:
Nonperforming assets to total assets at end of period	2.74	3.46	3.33	3.30	2.06	1.46	0.37
Nonperforming loans to gross loans at end of period	4.51	6.09	5.71	4.69	3.21	1.88	0.21
Allowance for loan losses to gross loans at end of period	1.79	1.54	1.58	1.27	1.67	0.96	0.65
Allowance for loan losses to nonperforming loans at end of period	39.77	25.30	27.63	27.04	51.89	51.06	320.0
Provision for loan losses to gross loans	0.34	0.26	0.35	0.56	0.78	0.33	0.08
Net charge-offs to average loans outstanding	0.37	0.16	0.15	1.05	0.10	0.02	0.08

Capital Ratios:
Equity to total assets at end of period	8.09	8.31	8.55	8.31	9.89	10.38	8.77
Average equity to average assets(2)	8.74	8.28	8.43	9.08	10.04	10.02	7.05

(1)	Performance ratios for the nine-month periods have been annualized.
(2)	BCSB Bancorp issued $10.8 million of its Cumulative Perpetual Series A Preferred Stock to the U.S. Treasury in March 2008 pursuant to the Troubled Asset Relief Program (“TARP”) and repurchased all of the same Preferred Stock from the U.S. Treasury in January 2011. “Average Equity” is calculated based upon total equity outstanding during the respective periods, including preferred equity where applicable.

n/a means not applicable.

RECENT DEVELOPMENTS

The summary financial information presented below is derived in part from BCSB Bancorp’s financial statements. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-1. The information at September 30, 2012 and for the twelve months ended September 30, 2012 is derived in part from the audited financial statements that appear in this proxy statement/prospectus. The data at September 30, 2013 and for the three months ended September 30, 2013 and 2012 and for the twelve months ended September 30, 2013 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation.

	September 30, 2013	September 30, 2012
	(in thousands)
ASSETS
Cash equivalents and time deposits	$26,454	$50,924
Investment Securities, available for sale	4,754	4,628
Loans Receivable, net	324,136	335,616
Mortgage-backed Securities, available for sale	220,050	213,563
Foreclosed Real Estate	2,861	1,674
Premises and Equipment, net	9,908	10,288
Bank Owned Life Insurance	17,473	16,869
Other Assets	13,405	11,537

Total Assets	$619,041	$645,099

LIABILITIES
Deposits	$543,769	$566,356
Junior Subordinated Debentures	17,011	17,011
Other Liabilities	8,461	6,593

Total Liabilities	569,241	589,960
Total Stockholders’ Equity	49,800	55,139

Total Liabilities & Stockholders’ Equity	$619,041	$645,099

Consolidated Statements of Operations

(Unaudited)

	Three Months ended September 30,		Twelve Months ended September 30,
	2013	2012	2013	2012
	(in thousands except per share data)		(in thousands except per share data)
Interest Income	$5,833	$6,464	$24,438	$26,071
Interest Expense	1,231	1,626	5,322	6,977

Net Interest Income	4,602	4,838	19,116	19,094
Provision for Loan Losses	0	300	1,100	1,200

Net Interest Income After Provision for Loan Losses	4,602	4,538	18,016	17,894
Total Non-Interest Income	501	486	2,533	2,450
Total Non-Interest Expenses	4,082	4,454	17,406	17,624

Income Before Income Tax Expense	1,021	570	3,143	2,720
Income Tax Expense	578	174	1,323	920

Net Income	$443	$396	$1,820	$1,800

Basic Net Income Per Share	$0.14	$0.13	$0.58	$0.58

Diluted Net Income Per Share	$0.13	$0.12	$0.56	$0.56

Summary of Financial Highlights

(Unaudited)

	Three Months ended September 30,		Twelve Months ended September 30,
	2013	2012	2013	2012
Return on Average Assets (Annualized)	0.28%	0.25%	0.28%	0.28%
Return on Average Equity (Annualized)	3.59%	2.90%	3.27%	3.34%

Interest Rate Spread	3.17%	3.21%	3.19%	3.18%
Net Interest Margin	3.18%	3.24%	3.21%	3.21%

Efficiency Ratio	79.99%	83.65%	80.40%	81.80%
Ratio of Average Interest Earning Assets/Interest Bearing Liabilities	101.66%	102.76%	102.90%	102.63%

Tangible Book Value

(Unaudited)

	At September 30, 2013	At June 30, 2013	At September 30, 2012
	(Dollars in thousands except per share data)
Tangible book value per common share:
Total stockholders’ equity	$49,800	$51,626	$55,139
Less: Intangible assets	(25)	(28)	(37)

Tangible common equity	$49,775	51,598	$55,102

Outstanding common shares	3,190,430	3,189,668	3,188,655

Tangible book value per common share(1)	$15.60	$16.18	$17.28

(1)	Tangible book value provides a measure of tangible equity on a per share basis. It is determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and, as such, is considered to be a non-GAAP financial measure. BCSB Bancorp’s management believes the presentation of Tangible book value per share is meaningful supplemental information for shareholders. We calculate Tangible book value per common share by dividing tangible common equity by common shares outstanding, as of period end. The decline in equity and book value per common share during the 2013 fiscal year is primarily attributable to an unrealized decrease in market values of BCSB Bancorp’s mortgage-backed securities portfolio due to recent interest rate increases. Unrealized gains and losses on such securities are reflected in Stockholders’ Equity through Accumulated Other Comprehensive Income, net of income tax. To a lesser extent, BCSB Bancorp’s repurchase of its TARP related stock warrant from the U.S. Treasury also contributed to the decrease.

Allowance for Loan Losses

(Unaudited)

	Three Months ended September 30,		Twelve Months ended September 30,
	2013	2012	2013	2012
	(Dollars in thousands)		(Dollars in thousands)
Allowance at Beginning of Period	$5,669	$5,249	$5,470	$4,768
Provision for Loan Losses	0	300	1,100	1,200
Recoveries	12	25	82	73
Charge-Offs	(77)	(104)	(1,048)	(571)

Allowance at End of Period	$5,604	$5,470	$5,604	$5,470

Allowance for Loan Losses as a Percentage of Gross Loans	1.70%	1.60%	1.70%	1.60%

Allowance for Loan Losses as a Percentage of Nonperforming Loans	38.81%	27.64%	38.81%	27.64%

Non-Performing Assets

(Unaudited)

	At September 30, 2013	At June 30, 2013	At September 30, 2012
	(Dollars in thousands)
Nonaccrual Loans:
Commercial	$4,567	$4,773	$10,545
Residential Real Estate(1)	3,873	3,347	2,600
Consumer	—	—	—

Total Nonaccrual Loans(2)	8,440	8,120	13,145
Accruing Troubled Debt Restructurings	5,999	6,131	6,647

Total Nonperforming Loans	14,439	14,251	19,792
Nonperforming Foreclosed Real Estate(3)	2,808	3,259	1,674

Total Nonperforming Assets	$17,247	$17,510	$21,466

Nonperforming Loans to Gross Loans Receivable	4.38%	4.43%	5.90%

Nonperforming Assets to Total Assets	2.79%	2.74%	3.33%

(1)	Includes residential owner occupied properties and residential rental investor properties.
(2)

Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is questionable. Also included in this category at September 30, 2013 is $1.2 million in Troubled

Debt Restructurings. Reporting guidance requires disclosure of these loans as nonaccrual until the loans have performed according to the modified terms for a sustained period. As of September 30, 2013, BCSB Bancorp had a total of $7.2 million in Troubled Debt Restructurings, $6.0 million of which were accounted for on an accrual basis for interest income.
(3)	Regulatory guidance provides that residential rental foreclosed real estate with leases in place and demonstrated cash flow generating a reasonable rate of return generally are not considered to be a classified asset. As of September 30, 2013, BCSB Bancorp has identified $53 thousand in foreclosed real estate meeting these criteria. Accordingly, this amount has been excluded from nonperforming assets.

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical, pro forma and pro forma-equivalent per share financial information for F.N.B. common stock, BCSB Bancorp common stock, PVF Capital Corp. common shares and Annapolis Bancorp, Inc. common stock. The pro forma and pro forma-equivalent per share information give effect to the merger of BCSB Bancorp with and into F.N.B. as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2013, in the case of the net income and dividends declared data. The unaudited pro forma data in the table assume that the merger is accounted for using the acquisition method of accounting and represent a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of BCSB Bancorp at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with F.N.B.’s historical financial statements and notes thereto incorporated by reference in this proxy statement/prospectus and with BCSB Bancorp’s historical financial statements and notes thereto presented in this proxy statement/prospectus. See “Where You Can Find More Information” on page [    ] and the consolidated financial statements of BCSB Bancorp beginning on page F-1.

This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company that will result from the merger. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	F.N.B. Corporation Historical	Annapolis Bancorp, Inc. Historical	Combined Pro Forma Amounts for F.N.B./ Annapolis(4)	PVF Capital Corp. Historical	Combined Pro Forma Amounts for F.N.B./ Annapolis/ PVF(4)(5)	BCSB Bancorp Historical	Combined Pro Forma Amounts for F.N.B./ Annapolis/ PVF/ BCSB(4)(5)(6)	Pro Forma BCSB Equivalent Shares(7)
Book value per share(1):
September 30, 2013	$10.20	n/a	$10.20	$3.12	$10.26	$15.61	$10.31	$21.44
December 31, 2012	$10.02	$8.02	$10.01	$2.90	$10.00	$17.46	$10.08	$20.96

Cash dividends paid per common share(2):
Nine months ended September 30, 2013	$0.36	n/a	$0.36	$0.00	$0.36	$0.00	$0.36	$0.75
Year ended December 31, 2012	$0.48	$0.00	$0.48	$0.00	$0.48	$0.00	$0.48	$1.00

Basic earnings per common share(3):
Nine months ended September 30, 2013	$0.63	n/a	$0.63	$0.21	$0.63	$0.37	$0.61	$1.26
Year ended December 31, 2012	$0.79	$0.71	$0.77	$0.20	$0.76	$0.64	$0.74	$1.54

Diluted earnings per common share(3):
Nine months ended September 30, 2013	$0.62	n/a	$0.62	$0.21	$0.62	$0.36	$0.60	$1.25
Year ended December 31, 2012	$0.79	$0.68	$0.76	$0.20	$0.75	$0.61	$0.73	$1.52

(1)	The pro forma combined book value per share of F.N.B. common stock is based on the pro forma combined common stockholders’ equity for the merged entities divided by total pro forma common stock of the combined entities.

(2)	Pro forma dividends per share represent F.N.B.’s historical dividends per share.
(3)	The pro forma combined basic and diluted earnings per share of F.N.B. common stock is based on the pro forma combined net income for the merged entities divided by the total pro forma basic and diluted shares of the combined entities. Since BCSB Bancorp has a September 30 fiscal year end, BCSB Bancorp’s historical data for the nine months ended September 30, 2013 was calculated by adding the results from the second, third and fourth quarters of fiscal 2013, and BCSB Bancorp’s historical data for the year ended December 31, 2012 was calculated by adding the results from the second, third and fourth quarters of fiscal 2012 to the first quarter of fiscal 2013.
(4)	Accounts for the merger of Annapolis Bancorp with and into F.N.B., which was completed on April 6, 2013.
(5)	Accounts for the merger of PVF Capital with and into F.N.B., which was completed on October 12, 2013.
(6)	Accounts for the pending merger of BCSB Bancorp with and into F.N.B.
(7)	The Pro Forma BCSB Bancorp Equivalent Shares are calculated by multiplying the amounts in the “Combined Pro Forma Amounts for F.N.B./Annapolis/PVF/BCSB” column by the exchange ratio of 2.080, which represents the number of shares of F.N.B. common stock a BCSB Bancorp shareholder will receive for each share of BCSB Bancorp common stock that he or she owns.

OUR SPECIAL MEETING

This section contains information for our shareholders about the special meeting of shareholders we have called to consider approval of the merger, approval of the adjournment proposal and approval of the compensation proposal.

General

This proxy statement/prospectus is being provided to holders of BCSB Bancorp common stock as BCSB Bancorp’s proxy statement in connection with the solicitation of proxies by and on behalf of its Board of Directors to be voted at the special meeting of BCSB Bancorp shareholders to be held on [                    ], 2014, and at any adjournment or postponement of the special meeting. This proxy statement/prospectus is also being provided to you as F.N.B.’s prospectus in connection with the offer and sale by F.N.B. of its shares of common stock as a result of the proposed merger.

Date, Time and Place of Meeting

The special meeting is scheduled to be held as follows:

Date: [                    ], 2014

Time: [                    ], Local Time

Place: Baltimore County Savings Bank’s Perry Hall Office located at 4208 Ebenezer Road, Baltimore, Maryland

Purpose of the Shareholder Meeting

At the special meeting, BCSB Bancorp’s shareholders will be asked to:

•	approve the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger, including the merger (the “merger proposal”);

•	approve the adjournment of the special meeting, if necessary, to permit further solicitation of proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal (the “adjournment proposal”);

•	approve a non-binding advisory resolution approving certain compensation payable to the named executive officers of BCSB Bancorp in connection with the merger (the “compensation proposal”); and

•	transact any other business that may properly come before the special meeting or any postponement or adjournment of the special meeting.

Recommendation of BCSB Bancorp’s Board of Directors

BCSB Bancorp’s Board of Directors unanimously recommends a vote “FOR” approval of the agreement and plan of merger and the merger, “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger and the merger and “FOR” the approval of the non-binding advisory resolution approving certain compensation payable to the named executive officers of BCSB Bancorp in connection with the merger.

Record Date; Shares Entitled to Vote

You are entitled to vote if the records of BCSB Bancorp showed that you held shares of BCSB Bancorp common stock as of the close of business on [                    ], 2013. Beneficial owners of shares held in the name of a broker, bank or other nominee (“street name”) should instruct their record holder how to vote their shares.

As of the close of business on the record date, a total of [                ] shares of BCSB Bancorp common stock were outstanding. Each share of common stock has one vote on each matter presented to shareholders. If you are a beneficial owner of shares of BCSB Bancorp common stock held in “street name” and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if the holders of at least a majority of the total number of shares of common stock outstanding and entitled to vote are present at the meeting, in person or by proxy. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of BCSB Bancorp common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

With respect to the proposal to approve the agreement and plan of merger and the merger, you may vote in favor of the proposal, vote against the proposal or abstain from voting. Approval and adoption of the agreement and plan of merger and the merger will require the affirmative vote of at least a majority of the outstanding shares of BCSB Bancorp common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the agreement and plan of merger. Broker non-votes and abstentions from voting will have the same effect as voting against the agreement and plan of merger.

With respect to the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger and the merger, you may vote in favor of the proposal, vote against the proposal or abstain from voting. The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve and adopt the agreement and plan of merger.

In the advisory vote on the non-binding resolution approving certain compensation payable to the named executive officers of BCSB Bancorp in connection with the merger, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the non-binding resolution on an advisory basis, the affirmative vote of a majority of the votes cast at the special meeting is required.

BCSB Bancorp Voting Agreements

As of December 6, 2013, directors and executive officers of BCSB Bancorp beneficially owned 674,445 shares of BCSB Bancorp common stock (including vested options). This equals 20.2% of the outstanding shares of BCSB Bancorp common stock, assuming the exercise in full of all vested options. As of the same date, neither F.N.B. nor any its subsidiaries, directors or executive officers owned any shares of BCSB Bancorp common stock. All of BCSB Bancorp’s directors entered into voting agreements with F.N.B. to vote the 455,571 shares of BCSB Bancorp common stock owned by them in favor of the proposal to approve the agreement and plan of merger. For more information about the BCSB Bancorp voting agreements, see the section entitled “Other Material Agreements Relating to the Merger — Voting Agreements.”

Voting of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, BCSB Bancorp recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

BCSB Bancorp shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If your shares are held in “street name” and you wish to vote in person at the special meeting, you will have to obtain proper documentation from your record holder entitling you to vote at the special meeting.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to each of the proposals. If you are the record holder of your shares of BCSB Bancorp common stock and submit your proxy without specifying a voting instruction, your shares of BCSB Bancorp common stock will be voted “FOR” the proposal to approve the agreement and plan of merger and the merger, “FOR” the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger and the merger, and “FOR” the approval of the non-binding advisory resolution approving certain compensation payable to the named executive officers of BCSB Bancorp in connection with the merger. If you return an incomplete instruction card to your broker, bank or other nominee, that nominee will not vote your shares with respect to any matter.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted by:

•	filing with the Corporate Secretary of BCSB Bancorp a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

BCSB Bancorp, Inc.

David M. Meadows, Corporate Secretary

4111 E. Joppa Road

Baltimore, Maryland 21236

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. BCSB Bancorp does not know of any other matters to be presented at the meeting.

Voting in Person

If you plan to attend the BCSB Bancorp special meeting and wish to vote in person, you will be given a ballot at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the BCSB Bancorp special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares. Whether or not you plan to attend the BCSB Bancorp special meeting, BCSB Bancorp requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the BCSB Bancorp special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum. On the proposal to approve the agreement and plan of merger and the merger, broker non-votes and abstentions from voting will have the same effect as voting against the agreement and plan of merger and the merger. In counting votes on the proposal to approve one or more adjournments of the special meeting if necessary to permit further solicitation of proxies in favor of the merger proposal and the non-binding resolution approving certain compensation payable to the named executive officers of BCSB Bancorp in connection with the merger, abstentions and broker non-votes will have no effect on the outcome of the vote.

Proxy Solicitation

F.N.B. and BCSB Bancorp will share equally the cost of printing and mailing this proxy statement/prospectus and the filing fees paid to the SEC. BCSB Bancorp will pay all other costs for this proxy solicitation and the special meeting. In addition to soliciting proxies by mail, AST Phoenix Advisors, a proxy solicitation firm, will assist BCSB Bancorp in soliciting proxies for the special meeting. BCSB Bancorp will pay $5,500 (and expenses) plus $1,000 for any adjournment of the meeting, for these services and will reimburse AST Phoenix Advisors for its reasonable out-of-pocket expenses. Additionally, directors, officers and employees of BCSB Bancorp and Baltimore County Savings Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. BCSB Bancorp will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Participants in Baltimore County Savings Bank’s ESOP and 401(k) Plan

If you participate in the Baltimore County Savings Bank Employee Stock Ownership Plan, or if you hold shares through the Baltimore County Savings Bank Employee Savings Plan, which is the 401(k) plan sponsored by Baltimore County Savings Bank, you will receive a voting instruction card for each plan in which you participate that reflects all shares you may vote under the plan. Under the terms of the employee stock ownership plan, the trustee of the plan votes all shares held by the plan, but each plan participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The trustee of the employee stock ownership plan, subject to the exercise of its fiduciary duties, will vote all unallocated shares of BCSB Bancorp common stock held by the plan and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) plan, a participant is entitled to direct the trustee of the plan as to the shares in the BCSB Bancorp, Inc. Stock Fund credited to his or her account. The trustee of the 401(k) plan will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions. The deadline for submitting your voting instructions is 11:59 p.m., Eastern time, on [                    ], [                     ], 2014.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy card, or if you would like additional copies of this proxy statement/prospectus or the proxy card we have enclosed with this proxy statement/prospectus, please call David M. Meadows, our Corporate Secretary, at (410) 256-5000, or call AST Phoenix Advisors, the proxy soliciting firm we have retained, at (866) 406-2284. Banks and brokers should call (212) 493-3910.

PROPOSAL NO. 1

APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND THE MERGER

At BCSB Bancorp’s special meeting of shareholders, shareholders will consider and vote on a proposal to approve the agreement and plan of merger and the merger. Details about the merger, including each party’s reasons for the merger, the effect of approval of the agreement and plan of merger and the merger and the timing of effectiveness of the merger, are discussed in the section entitled “The Merger Agreement” beginning on page [    ] of this document.

Approval of the merger proposal requires the presence of a quorum and the affirmative vote of the holders of at a majority of the outstanding shares of common stock of BCSB Bancorp entitled to vote at the meeting.

BCSB Bancorp Board of Directors unanimously recommends that BCSB Bancorp shareholders vote “FOR” approval of the agreement and plan of merger and the merger.

Overview of the Merger

F.N.B.’s and BCSB Bancorp’s Board of Directors have each unanimously approved the agreement and plan of merger and the merger. Pursuant to the agreement and plan of merger, BCSB Bancorp will merge with and into F.N.B. As a result of the merger, BCSB Bancorp’s separate corporate existence will cease and F.N.B. will be the surviving corporation. F.N.B.’s articles of incorporation and bylaws will govern the surviving corporation and the persons who served as F.N.B.’s officers and directors immediately before the merger also will be the officers and directors of the surviving corporation. The parties intend for the merger to be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code. See “Material U.S. Federal Income Tax Consequences of the Merger” on page [    ] for additional information.

Immediately after the merger of BCSB Bancorp into F.N.B. is completed, F.N.B.’s and BCSB Bancorp’s main operating subsidiaries, First National Bank of Pennsylvania, a national banking association, and Baltimore County Savings Bank, a Maryland-chartered commercial bank, will merge, with First National Bank of Pennsylvania being the surviving entity. Baltimore County Savings Bank and First National Bank of Pennsylvania have entered into an agreement and plan of merger setting forth their agreement to merge and the terms and conditions of the merger. The form of the bank agreement and plan of merger is attached as Exhibit A to the agreement and plan of merger between F.N.B. and BCSB Bancorp.

All outstanding shares of BCSB Bancorp common stock will be cancelled as a result of the merger of BCSB Bancorp with and into F.N.B. As merger consideration in exchange for the cancelled shares, F.N.B. will issue shares of its common stock to all persons who were BCSB Bancorp common shareholders immediately before the merger occurred (excluding F.N.B., BCSB Bancorp and their subsidiaries, if any of them hold shares of BCSB Bancorp common stock). The number of shares of F.N.B. common stock each shareholder is entitled to receive will be calculated based on a fixed exchange ratio of 2.080 shares of F.N.B. common stock for each share of BCSB Bancorp common stock that he or she holds. No fractional shares of F.N.B. common stock will be issued in the merger. Instead, BCSB Bancorp shareholders will be entitled to receive cash in lieu of any fractional shares of F.N.B. common stock they would otherwise be entitled to receive.

We can provide no assurance that the value of the 2.080 shares of F.N.B. common stock you will be entitled to receive upon the merger will be substantially equivalent to the value of 2.080 shares of F.N.B. common stock at the time of our shareholder vote to approve the merger. Because the market value of F.N.B. common stock fluctuates, the value of the 2.080 shares of F.N.B. common stock that you will receive as merger consideration will fluctuate correspondingly.

All shares of F.N.B. capital stock issued and outstanding as of the completion of the merger will remain outstanding and will be unaffected by the merger. F.N.B. common stock will continue to trade on the NYSE under the symbol “FNB” following the merger. Based on information as of the record date, immediately after the merger is completed, holders of F.N.B. common stock will own approximately 96% of all outstanding shares of F.N.B. common stock, and holders of our common stock will own approximately 4% of all outstanding shares of F.N.B. common stock.

Background of the Merger

Over time, the BCSB Bancorp Board of Directors has regularly discussed and reviewed BCSB Bancorp’s business, performance and prospects, and considered BCSB Bancorp’s strategic options. BCSB Bancorp completed its conversion from a partially public mutual holding company form to a fully public stock holding company structure on April 10, 2008, and, pursuant to applicable regulations, for a period of three years thereafter no person was permitted to offer to acquire or acquire the beneficial ownership of more than 10% of BCSB Bancorp’s common stock without prior regulatory approval. However, as that three-year period neared an end, the BCSB Bancorp Board of Directors began to consider, along with other strategic options, the possibility of a business combination with another financial institution. Beginning in 2011 and continuing regularly through 2012, BCSB Bancorp had discussions with Sandler O’Neill + Partners, L.P., regarding BCSB Bancorp’s valuation, BCSB Bancorp’s earnings projections, performance trends, strategic options, and the national and Mid-Atlantic markets for merger and acquisition transactions. Whenever the Board of Directors met to discuss its strategic options, it considered, among other strategic options, the merits of a merger with other financial institutions. In late 2011, the Board concluded, with the advice of Sandler O’Neill, that even if the Board were to determine that a merger with another financial institution was the best strategic alternative, it was not the optimal time to pursue such a merger in light of the weak market for bank merger transactions and the continuing poor economic conditions.

However, the BCSB Bancorp Board continued to consider all strategic options available to BCSB Bancorp and to get periodic updates from Sandler O’Neill as to trends and valuations in the national and Mid-Atlantic markets for merger and acquisition transactions. During the latter part of 2012, Sandler O’Neill advised BCSB Bancorp’s Board that market conditions for merger and acquisition transactions had improved and, after consultation with its legal and financial advisors, the BCSB Bancorp Board directed BCSB Bancorp’s chief executive officer to meet on an informal basis with his counterparts from several other financial institutions that, in the view of Sandler O’Neill, might be interested in a potential business combination with BCSB Bancorp, to learn about their strategies and acquisition philosophies.

Informal meetings with those financial institutions took place in late 2012 and early 2013. In November 2012, at Sandler O’Neill’s East Coast Financial Services Conference in Florida, a representative of Sandler O’Neill introduced Joseph J. Bouffard, the President and Chief Executive Officer of BCSB Bancorp, and Anthony R. Cole, the Chief Financial Officer of BCSB Bancorp, to their counterparts at F.N.B., Vincent J. Delie, Jr. and Vincent J. Calabrese, Jr. At this introductory meeting, the parties conversed briefly on general topics concerning the financial services industry and their respective institutions. A few months later, in February 2013, Messrs. Bouffard and Cole had a lunch meeting in Baltimore with Messrs. Delie and Calabrese and the representative from Sandler O’Neill for the purpose of learning more about F.N.B. At that meeting, Messrs. Delie and Calabrese gave Messrs. Bouffard and Cole a brief overview of F.N.B. and provided them with a copy of F.N.B.’s then-current investor presentation materials. As a result of these meetings with F.N.B. and similar meetings with representatives from several other financial institutions, BCSB Bancorp’s chief executive officer concluded, and informed the Board of his conclusion, that there would in fact be interested parties should BCSB Bancorp’s Board of Directors determine to pursue strategic alternatives for BCSB Bancorp.

At the annual meeting of BCSB Bancorp’s Board of Directors held on February 13, 2013, the Board formally established the Business Opportunities Committee (the “BOC Committee”) consisting of independent directors Richard Lashley (Chairman), Ernest Moretti, William Loughran and Michael Klein, which was charged with reviewing and analyzing BCSB Bancorp’s strategic alternatives and, should the Board determine to explore its strategic alternatives, including a possible merger transaction, overseeing that process.

At a regularly scheduled meeting of the Board of Directors of BCSB Bancorp held on February 28, 2013, the Board of Directors again discussed the possible exploration of various strategic alternatives. At this meeting, representatives of Sandler O’Neill were present and discussed the operating environment faced by BCSB Bancorp and similarly situated bank holding companies and various challenges faced by BCSB Bancorp, including ongoing stress on Baltimore County Savings Bank’s net interest margin, the challenges associated with lending in the current economic environment and in the face of increased competitive pressure, and the impact and increasing levels of regulation on Baltimore County Savings Bank. All of these issues raised concerns in regard to BCSB Bancorp’s future profitability and its ability to improve its stock valuation. Sandler O’Neill also discussed the strategic alternatives available to BCSB Bancorp and the present bank merger and acquisition environment. In the course of these discussions, BCSB Bancorp’s Board of Directors considered whether BCSB Bancorp should maintain a strategy focused on its continued independence or focus on other strategies, to include a possible merger transaction. Among other matters, the Board of Directors discussed and took note of the pricing metrics of recently announced transactions involving other banking institutions in the Mid-Atlantic region and nationally and, based on this data, generally discussed the potential range of value that BCSB Bancorp’s shareholders may potentially realize in a business combination transaction. Also at that meeting, BCSB Bancorp’s legal counsel provided a presentation regarding the Board of Directors’ fiduciary duties and responsibilities in the context of a change in control or other business combination transaction.

At the February 28, 2013 meeting the Board instructed the BOC Committee to negotiate an engagement letter with Sandler O’Neill and to authorize that firm to conduct a comprehensive process designed to identify and solicit qualified potential acquirers of BCSB Bancorp and its subsidiary, Baltimore County Savings Bank. The decision to retain Sandler O’Neill was made by the BOC Committee after reviewing the qualifications of Sandler O’Neill, Sandler O’Neill’s expertise and national reputation in numerous similar transactions, BCSB Bancorp’s previous experience with Sandler O’Neill in connection with Sandler O’Neill’s representation of BCSB Bancorp as financial advisor in its conversion to a fully public stock holding company structure completed in 2008 and the fee negotiated with Sandler O’Neill for this current engagement.

On March 5, 2013, the BOC Committee held its first meeting and formally approved the engagement of Sandler O’Neill as BCSB Bancorp’s financial advisor for the purpose of assisting BCSB Bancorp in pursuing strategic alternatives. With the assistance of Sandler O’Neill and BCSB Bancorp management, the BOC Committee compiled and then approved a list of qualified financial institutions likely to have an interest in engaging in a business combination with BCSB Bancorp, which list included, among others, the institutions BCSB Bancorp had contacted on an informal basis in late 2012 and early 2013. The BOC Committee also received and considered a presentation from Sandler O’Neill regarding an overview of the process proposed to be undertaken and a timetable for soliciting indications of interest from potential acquirers, a corporate overview of the financial institutions likely to be interested buyers, an overview of the current merger and acquisition environment for community banks, both nationwide and in the Mid-Atlantic region, and the pricing metrics for recently announced whole-bank non-assisted transactions.

Following discussion and deliberation, it was the consensus of the BOC Committee that it would be in the best interests of BCSB Bancorp, its stockholders and other constituencies to solicit indications of interest from the identified potentially interested parties to engage in a business combination with BCSB Bancorp. Sandler O’Neill was authorized to contact the identified potentially interested parties and to seek to obtain signed confidentiality agreements from them. Sandler O’Neill contacted F.N.B. and 11 other parties during the month of April 2013. F.N.B., as well as seven other financial institutions, executed confidentiality agreements with Sandler O’Neill, with F.N.B. executing its confidentiality agreement on April 8, 2013. Interested parties, including F.N.B., were instructed to submit their preliminary indications of interest by May 2, 2013. Access to an on-line data room providing extensive information in regard to BCSB Bancorp was provided during the period from mid-April through the initial bid date. F.N.B.’s due diligence review of BCSB Bancorp commenced on or about April 8, 2013 and continued through May 22, 2013.

During this process of soliciting indications of interest from potentially interested parties, the BOC Committee continued to meet periodically for the purpose of monitoring and supervising the process. The BOC

Committee met on March 21, 2013, March 28, 2013, April 4, 2013 and April 24, 2013, during which meetings it reviewed and approved the form of confidentiality agreement and confidential information memorandum to be presented to interested parties and received from Sandler O’Neill periodic updates as to the status of the process and the level of interest expressed by the various parties contacted by Sandler O’Neill.

On May 2, 2013, F.N.B. sent a preliminary, non-binding, written indication of interest for the acquisition of BCSB Bancorp to Sandler O’Neill. In its letter, F.N.B. proposed an all-stock transaction at an indicated price range of $24.00 to $28.00 per share based on a fixed exchange ratio to be established.

On May 7, 2013, BCSB Bancorp held a special meeting of the BOC Committee. The BOC Committee was joined by representatives from Sandler O’Neill and BCSB Bancorp’s legal counsel. The BOC Committee reviewed and discussed the three preliminary, non-binding indications of interest that had been received, one from F.N.B. as described above, and two from other interested parties. One party (“Company A”) proposed a transaction at an indicated price of from $22.50 per share to $24.50 per share, with 75% of the consideration to be in the form of stock, based on a fixed exchange ratio for the stock component to be established at the time a definitive agreement is signed. Company A also agreed to honor valid, existing employment and severance agreements of BCSB Bancorp’s executive officers and made its proposal contingent upon entering into a 60-day exclusive negotiation period. A second party (“Company B”) proposed an all-cash transaction at $18.00 per share. Based on the proposed pricing terms, the Board of Directors determined to pursue the indications of interest submitted by F.N.B and Company A (subject to Company A’s agreement to withdraw the exclusivity requirement), and authorized both companies to perform due diligence on BCSB Bancorp so that they could submit their final indications of interest by May 22, 2013.

F.N.B. conducted an on-site inspection and due diligence review of BCSB Bancorp from May 9, 2013 through May 10, 2013. On May 15, 2013, Company A informed BCSB Bancorp that it would not be able to complete its due diligence until early June 2013.

On May 22, 2013, Sandler O’Neill received a revised non-binding written indication of interest from F.N.B. In its revised indication of interest, F.N.B. proposed an all-stock transaction based on a fixed exchange ratio of 2.080 shares of F.N.B. stock, which equated to $24.77 per share of BCSB Bancorp common stock based on the closing price for F.N.B.’s stock as of May 20, 2013. F.N.B. also agreed to honor valid, existing employment and severance agreements of BCSB Bancorp’s executive officers and indicated that it would proceed to negotiate a definitive agreement only if BCSB Bancorp agreed to negotiate exclusively with F.N.B.

BCSB Bancorp’s Board of Directors met on May 23, 2013 and was joined by representatives from Sandler O’Neill and BCSB Bancorp’s legal counsel, Kilpatrick Townsend & Stockton, LLP. Sandler O’Neill again provided an overview of the overall merger and acquisition market and reviewed with the Board comparable merger and acquisition transactions. Sandler O’Neill reviewed with the Board a detailed summary of each of the three indications of interest, an analysis of BCSB Bancorp at various prices, a pro forma analysis and a relative comparison for each potential acquirer. Sandler O’Neill presented to the Board its view that a potential merger transaction with BCSB Bancorp could potentially be dilutive to Company A’s shareholders, particularly at the higher end of the range proposed by Company A and, that, as a result, there was potential for a negative market reaction to such a transaction that could put downward pressure on Company A’s stock valuation. Sandler O’Neill also reconfirmed that Company A would not be able to perform due diligence on BCSB Bancorp until early June 2013. Following extensive discussion and deliberation, which included a discussion of F.N.B.’s offer to include a degree of protection against possible future significant downward movement in F.N.B.’s stock price and the risk that suspending the process until June to accommodate Company A could cause F.N.B. to lose interest in pursuing a potential transaction with BCSB Bancorp, the Board of Directors determined to negotiate exclusively with F.N.B. the terms of a definitive agreement and plan of merger based on the terms outlined in the revised indication of interest of F.N.B.

On May 24, 2013, Sandler O’Neill contacted RBC Capital Markets, LLC, F.N.B.’s financial advisor, and expressed BCSB Bancorp’s desire for downward price protection in the transaction. Negotiations continued for several days. F.N.B. agreed to introduce downward price protection, which would allow BCSB Bancorp to terminate the transaction if the closing price of a share of F.N.B. common stock declined by more than 25% and underperformed a specified peer group index by more than 20% over a specified period of time.

On or about May 28, 2013, F.N.B. and its legal counsel commenced discussions with BCSB Bancorp and BCSB Bancorp’s legal counsel regarding the payments which would be made to BCSB Bancorp’s executive officers under their existing employment and severance agreements and potential employment and consulting services.

On or about May 29, 2013, F.N.B. granted BCSB Bancorp access to a secure on-line electronic data room containing F.N.B. due diligence materials. BCSB Bancorp management, with the assistance of its legal and financial advisors, conducted an on-site due diligence review of F.N.B. on May 29, 2013 and met with F.N.B. management to discuss F.N.B.’s business, results of operations and business prospects, as well as legal, compliance and other regulatory matters.

On May 30, 2013, BCSB Bancorp’s BOC Committee met again. Also present were representatives from Sandler O’Neill and Kilpatrick Townsend & Stockton. Sandler O’Neill and BCSB Bancorp’s legal advisor discussed the reverse due diligence review conducted with respect to F.N.B. and indicated that while the review was close to completion, it would continue as needed throughout the process.

From May 31, 2013 until June 13, 2013, BCSB Bancorp and F.N.B. negotiated the terms of the agreement and plan of merger and the ancillary documents appearing as exhibits to the agreement and plan of merger and BCSB Bancorp conducted further due diligence of F.N.B.

At meetings of the BOC Committee on June 6, 2013 and June 10, 2013, representatives from Kilpatrick Townsend & Stockton updated the BOC Committee on the status of the negotiations regarding the definitive agreement and plan of merger. In addition, Mr. Bouffard, President and Chief Executive Officer of BCSB Bancorp, reported that the reverse due diligence review of F.N.B. had been substantially completed and would continue as needed.

On June 11, 2013, legal counsel for F.N.B. circulated draft term sheets regarding proposed payments to BCSB Bancorp’s executive officers under their existing employment and severance agreements and potential employment and consulting services. F.N.B. stated that it would begin preparing definitive agreements for those arrangements following, and contingent upon, the parties’ execution of a mutually acceptable agreement and plan of merger.

During the afternoon of June 13, 2013, BCSB Bancorp’s Board of Directors held a special meeting to consider the definitive agreement and plan of merger and the ancillary documents, including the term sheets for the executive officers, that the parties to such documents had negotiated. The Board was joined by representatives of Sandler O’Neill and Kilpatrick Townsend & Stockton. Sandler O’Neill reviewed in detail with the Board of Directors the financial aspects of the proposed transaction and delivered its opinion, dated June 13, 2013, that the merger consideration was fair to BCSB Bancorp’s stockholders from a financial point of view. The Board of Directors considered this opinion carefully, as well as Sandler O’Neill’s experience, qualifications and interest in the proposed transaction, namely that Sandler O’Neill’s compensation is contingent upon the closing of the proposed transaction, as is customary. In addition, Kilpatrick Townsend & Stockton reviewed in detail with the Board of Directors the definitive agreement and plan of merger and all related documents, copies of which had been delivered to each director before the date of the meeting. Following extensive review and discussion, the Board of Directors unanimously approved the agreement and plan of merger and authorized and directed management to execute and deliver the agreement and plan of merger.

Before the opening of the trading markets on June 14, 2013, BCSB Bancorp and F.N.B. issued a joint press release announcing the approval, adoption and execution of the agreement and plan of merger.

BCSB Bancorp’s Reasons for the Merger

In approving the merger agreement, BCSB Bancorp’s Board of Directors consulted with Sandler O’Neill regarding the financial aspects and the fairness of the transaction from a financial point-of-view and with BCSB Bancorp’s legal counsel as to the Board of Directors’ fiduciary duties and the terms of the merger agreement. In arriving at its decision to approve the merger agreement, the Board of Directors also considered a number of factors, including:

•	The form and amount of the merger consideration, including the tax effects of stock consideration compared to cash consideration.

•	BCSB Bancorp stockholders will receive F.N.B. common stock in exchange for their shares of BCSB Bancorp common stock, enabling them to participate in any growth opportunities of the combined company.

•	F.N.B. currently pays an annual cash dividend of $0.48 per share (or an implied annual dividend of approximately $1.00 per share based on the exchange ratio of 2.080 F.N.B. shares for each BCSB Bancorp share), while BCSB Bancorp currently does not pay cash dividends.

•	The enhanced trading liquidity of F.N.B.’s common stock compared to that of BCSB Bancorp.

•	The results that BCSB Bancorp could expect to obtain by continuing to operate independently and the likely benefits of continued independent operation to BCSB Bancorp’s shareholders, compared to the current and prospective value of the merger consideration offered by F.N.B.

•	The perceived risks to shareholder value presented by continued independent operations, including risks relating to the inherent uncertainties about future growth, performance and economic and regulatory conditions.

•	Information concerning the business, earnings, operations, financial condition, valuation and prospects of BCSB Bancorp and F.N.B., both individually and as a combined company.

•	The likelihood of the transaction receiving the requisite regulatory approvals in a timely manner and without imposition of burdensome conditions.

•	F.N.B.’s proven track record of successfully completing acquisition transactions and integrating the operations of the acquired companies.

•	The opinion rendered by Sandler O’Neill, as of June 13, 2013, that the exchange ratio is fair, from a financial point of view, to BCSB Bancorp’s shareholders.

•	The terms of the merger agreement and the structure of the merger, including that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes.

•	The interests of certain executive officers and directors of BCSB Bancorp, which are different from, or in addition to, the interests of BCSB Bancorp’s shareholders generally.

•	The effect of the merger on Baltimore County Savings Bank’s depositors, customers, and the communities served by Baltimore County Savings Bank, as well as its effect on Baltimore County Savings Bank’s employees. BCSB Bancorp’s directors deemed the merger with F.N.B. to be an opportunity to provide depositors, customers, and the communities served by Baltimore County Savings Bank with increased financial services and increased access to those services through more branch offices. BCSB Bancorp’s directors also considered the opportunities for career advancement in a larger organization that would be available to BCSB Bancorp employees who continue employment with the combined company after the merger and the severance benefits provided for in the merger agreement and under F.N.B.’s policies for any BCSB Bancorp employees who do not continue employment with the combined company.

BCSB Bancorp’s Board of Directors also considered potential risks associated with the merger in connection with its decision to approve the agreement and plan of merger, including that other parties that might be interested in proposing a transaction with BCSB Bancorp could be discouraged from doing so given the terms of the agreement and plan of merger generally prohibiting BCSB Bancorp from soliciting, engaging in discussions or providing information regarding an alternative transaction, requiring BCSB Bancorp to pay a termination fee to F.N.B. under certain circumstances, and requiring BCSB Bancorp’s directors to execute agreements requiring them to vote in favor of the merger with F.N.B., all of which F.N.B. required in order that it agree to enter into the agreement and plan of merger.

The foregoing discussion of the information and factors considered by BCSB Bancorp’s Board of Directors is not exhaustive, but includes the material factors that the Board of Directors considered and discussed in approving and recommending the agreement and plan of merger and the merger. In view of the wide variety of factors considered and discussed by BCSB Bancorp’s Board of Directors in connection with its evaluation of the merger and the complexity of these factors, the Board of Directors did not quantify, rank or assign any relative or specific weight to the foregoing factors. Rather, it considered all of the factors as a whole. The Board of Directors discussed the foregoing factors, including asking questions of BCSB Bancorp’s management and legal and financial advisors, and reached general consensus that the merger was in the best interests of BCSB Bancorp and its shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to approve the agreement and plan of merger and the merger. The foregoing explanation of the reasoning of BCSB Bancorp’s Board of Directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the cautionary statements set forth in “Cautionary Statement Regarding Forward-Looking Statements” on page [    ].

F.N.B.’s Reasons for the Merger

F.N.B. is committed to pursuing several key strategies, including realization of organic growth and supplementing that growth through strategic acquisitions.

In approving the agreement and plan of merger, F.N.B.’s board of directors and the executive committee of its board of directors considered the following factors as generally supporting their decision to approve the agreement and plan of merger:

•	their understanding of F.N.B.’s business, operations, financial condition, earnings and prospects, and of BCSB Bancorp’s business, operations, financial condition, earnings and prospects;

•	their understanding of the current and prospective environments in which F.N.B. and BCSB Bancorp operate, including regional and local economic conditions, the competitive environment for financial institutions generally, continuing consolidation in the financial services industry and the likely effect of these factors on F.N.B. in light of, and in the absence of, the proposed merger;

•	the expansion of F.N.B.’s operations and customer base in Maryland into the Baltimore metropolitan area would be consistent with F.N.B.’s acquisition strategy of focusing on major Metropolitan Statistical Areas with significant commercial opportunities;

•	F.N.B. can leverage its existing infrastructure in the Baltimore Metropolitan Statistical Area, including its leadership and management personnel, in operating the combined company;

•	the complementary nature of the respective customer bases, business products and services of F.N.B. and BCSB Bancorp that could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that combining F.N.B. and BCSB Bancorp could achieve;

•	the ability of F.N.B. to offer BCSB Bancorp’s customer base products which are not currently offered by BCSB Bancorp;

•	the increased credit capability achieved by combining F.N.B. and BCSB Bancorp would enhance competition in the markets in which BCSB Bancorp currently operates;

•	the historical and current market prices of F.N.B. common stock and BCSB Bancorp common stock;

•	the review by the F.N.B. board of directors, with the assistance of F.N.B.’s management and RBC Capital Markets, LLC, of the structure and terms of the merger, including the exchange ratio, and the expectation of F.N.B.’s legal advisors that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes;

•	the financial impact of the acquisition on F.N.B.’s operating results and capital levels on a pro forma basis;

•	the likelihood that F.N.B. and BCSB Bancorp would obtain the regulatory approvals needed to complete the merger; and

•	the likelihood that BCSB Bancorp would receive the requisite BCSB Bancorp shareholder vote to approve the merger.

F.N.B.’s board of directors and the executive committee of its board also considered the fact that the merger will result in a combined entity with assets of approximately $14.0 billion. F.N.B. expects the future growth prospects of BCSB Bancorp’s market area to provide business development opportunities in the Baltimore, Maryland Metropolitan Statistical Area.

The foregoing discussion of the factors considered by F.N.B.’s board of directors and the executive committee of its board in evaluating the agreement and plan of merger is not intended to be exhaustive, but, rather, includes all material factors that they considered. In reaching their decision to approve the agreement and plan of merger and the merger, the F.N.B. board and the executive committee of the F.N.B. board did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The F.N.B. board and the executive committee of the F.N.B. board considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, F.N.B.’s determination to enter into the agreement and plan of merger.

Opinion of BCSB Bancorp’s Financial Advisor in Connection with the Merger

By letter dated March 12, 2013, BCSB Bancorp retained Sandler O’Neill to act as its financial advisor in the event of a sale of BCSB Bancorp. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

At the meeting of the Board of Directors of BCSB Bancorp on June 13, 2013, Sandler O’Neill delivered to the Board of Directors its oral opinion, subsequently followed by delivery of its written opinion, that, as of such date, the merger consideration was fair to the holders of BCSB Bancorp common stock from a financial point of view. The full text of Sandler O’Neill’s written opinion dated June 13, 2013 is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. BCSB Bancorp shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of its opinion. The opinion was directed to BCSB Bancorp’s board and is directed only to the fairness of the merger consideration to BCSB Bancorp’s shareholders from a financial point of view. It does not address the underlying business decision of BCSB Bancorp to engage in the merger or any other aspect of the merger and is not a recommendation to any BCSB Bancorp shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its June 13, 2013 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the agreement and plan of merger between F.N.B. and BCSB Bancorp;

•	certain publicly available financial statements and other historical financial information of BCSB Bancorp that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of F.N.B. that Sandler O’Neill deemed relevant;

•	internal financial projections for BCSB Bancorp for the years ending December 31, 2013 through December 31, 2016 as provided by senior management of BCSB Bancorp;

•	median publicly available analyst earnings estimates for the years ending December 31, 2013 and December 31, 2014 and a publicly available estimated long term growth rate for the years thereafter as discussed with senior management of F.N.B.;

•	the pro forma financial impact of the merger on F.N.B. based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies;

•	a comparison of certain stock trading, financial and other information for BCSB Bancorp and F.N.B. with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

•	the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector;

•	the current market environment generally and in the commercial banking sector in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of BCSB Bancorp the business, financial condition, results of operations and prospects of BCSB Bancorp and held similar discussions with the senior management of F.N.B. regarding the business, financial condition, results of operations and prospects of F.N.B.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by BCSB Bancorp and F.N.B. or that was otherwise reviewed by Sandler O’Neill, and has assumed the accuracy and completeness of that information for purposes of rendering its opinion. Sandler O’Neill has further relied on the assurances of the senior management of BCSB Bancorp and F.N.B. that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of BCSB Bancorp or F.N.B. or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of BCSB Bancorp, F.N.B. or the combined entity after the merger and Sandler O’Neill has not reviewed any individual credit files relating to BCSB Bancorp or F.N.B. Sandler O’Neill has assumed, with BCSB Bancorp’s consent, that the respective allowances for loan losses for both BCSB Bancorp and F.N.B. are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections as provided by the senior management of BCSB Bancorp and median publicly available earnings estimates and a publicly available long-term growth rate for F.N.B. Sandler O’Neill also estimated and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies, which they shared with the senior management of F.N.B. BCSB Bancorp’s senior management confirmed to Sandler O’Neill that the internal financial projections they had provided to Sandler O’Neill reflected the estimates and judgments of management of the future financial performance of BCSB Bancorp, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O’Neill has assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of BCSB Bancorp and F.N.B. since the date of the most recent financial data made available to Sandler O’Neill, as of the date hereof. Sandler O’Neill has also assumed in all respects material to its analysis that BCSB Bancorp and F.N.B. would remain as a going concern for all periods relevant to its analyses and that the merger will be consummated as a tax-free reorganization. Sandler O’Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger or any other transactions contemplated in the agreement and plan of merger.

Sandler O’Neill’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion.

Sandler O’Neill’s opinion was directed to the BCSB Bancorp Board of Directors in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of BCSB Bancorp as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of BCSB Bancorp common stock and does not address the underlying business decision of BCSB Bancorp to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for BCSB Bancorp or the effect of any other transaction in which BCSB Bancorp might engage. The opinion may not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent, which consent will not be unreasonably withheld. Sandler O’Neill consented to the inclusion of its fairness opinion in any communication with shareholders, including this document. The opinion was approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill has consented to inclusion of its opinion and a summary thereof in this proxy statement/prospectus and in the registration statement on Form S-4 which includes this proxy statement/prospectus. Sandler O’Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by BCSB Bancorp’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholders of BCSB Bancorp.

In rendering its June 13, 2013 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to BCSB Bancorp and F.N.B. and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of BCSB Bancorp and F.N.B. and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of BCSB Bancorp, F.N.B. and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to BCSB Bancorp at the board’s June 13, 2013 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. The analysis and opinion of Sandler O’Neill was among a number of factors taken into consideration by BCSB Bancorp’s board in making its determination to approve the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger (including the merger) and the analyses described below should not be viewed as determinative of the decision of BCSB Bancorp’s board or management with respect to the fairness of the merger.

At the June 13, 2013 meeting of the BCSB Bancorp Board of Directors, Sandler O’Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O’Neill or the presentation made by Sandler O’Neill to the BCSB Bancorp Board of Directors, but is instead a summary of the material analyses performed and presented in connection with the opinion.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Shares of BCSB Bancorp common stock issued and outstanding immediately prior to the merger will be converted into 2.080 shares of FNB common stock. The aggregate transaction value of approximately $77.7 million, referenced in Sandler O’Neill’s opinion is based upon F.N.B.’s closing price on June 12, 2013 of $11.27 and includes $2.9 million of deal value for 240,653 shares subject to stock options exercisable at a weighted average stock price of $11.49 and assumes 3,189,668 shares of BCSB Bancorp common stock outstanding. Based upon financial information as or for the twelve month period ended March 31, 2013, Sandler O’Neill calculated the following transaction ratios:

Price per Share / LTM Earnings per Share:	45.1	x
Transaction Value per Share / Stated Book Value per Share:	134%
Transaction Value per Share / Tangible Book Value per Share:	134%
Tangible Book Premium / Core Deposits[1]:	4.6%
Market Premium:	38.7%

1)	Core deposits defined as total deposits less jumbo CDs greater than $100,000

BCSB Bancorp: Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of BCSB Bancorp’s common stock and the relationship between the movements in the prices of BCSB Bancorp’s common stock to movements in certain stock indices, including the SNL U.S. Thrift Index, the S&P 500 and the weighted average performance (based upon market capitalization) of a peer group of publicly traded thrifts, selected by Sandler O’Neill. The institutions included in the peer groups are identified under “Comparable Company Analysis” below.

As reflected in the tables shown below, BCSB Bancorp’s common stock outperformed the various indices and peer groups to which it was compared over a one year horizon.

BCSB Bancorp’s One Year Stock Performance

	Beginning Index Value June 12, 2012	Ending Index Value June 12, 2013
BCSB Bancorp	100%	123%
Peer Group	100%	119%
SNL US Thrift Index	100%	121%
S&P 500	100%	122%

F.N.B.: Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of F.N.B.’s common stock and the relationship between the movements in the prices of F.N.B.’s common stock to movements in certain stock indices, including the SNL Mid Cap U.S. Bank, the S&P 500 and the weighted average performance (based upon market capitalization) of a peer group of publicly traded banks, selected by Sandler O’Neill. The institutions included in the peer groups are identified under “Comparable Company Analysis” below.

As reflected in the tables shown below, F.N.B.’s common stock underperformed the various indices and peer groups to which it was compared over a one year horizon.

F.N.B.’s One Year Stock Performance

	Beginning Index Value February 14, 2012	Ending Index Value February 14, 2013
F.N.B.	100%	110%
Peer Group	100%	111%
SNL Mid Cap U.S. Bank	100%	122%
S&P 500	100%	122%

BCSB Bancorp: Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for BCSB Bancorp and a group of financial institutions selected by Sandler O’Neill.

The BCSB Bancorp Peer Group consisted of publicly traded thrifts headquartered in Maryland, Pennsylvania, Virginia and Washington D.C. with assets between $350 million and $1.0 billion and NPAs / Assets less than 6.0% but excludes targets of announced transactions:

Alliance Bancorp, Inc. of Pennsylvania	Malvern Bancorp, Inc.
American Bank Holdings, Inc.	OBA Financial Services, Inc.
Colonial Financial Services, Inc.	Standard Financial Corp.
Harleysville Savings Financial Corporation	TF Financial Corporation

Dollar Values in Millions				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/
Company	City, State	Ticker	Total Assets ($)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROATCE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs¹/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (%)	LTM EPS (x)	Market Value ($)
Harleysville Savings Financial Corporation[2]	Harleysville, PA	HARL	804	7.56	7.63	14.09	0.61	8.35	2.39	61.9	0.89	1.77	0.00	127	15.9	77
TF Financial Corporation[2]	Newtown, PA	THRD	716	11.11	10.50	17.90	0.78	7.02	3.88	61.1	1.26	2.32	0.53	89	12.4	71
Malvern Bancorp, Inc.	Paoli, PA	MLVF	684	14.17	11.72	20.87	0.05	0.41	2.52	86.3	1.39	4.09	2.04	79	184.0	77
Colonial Financial Services, Inc.	Vineland, NJ	COBK	633	10.74	9.93	20.36	(0.24)	(2.15)	2.61	74.2	1.35	5.84	0.15	78	NM	53
Alliance Bancorp, Inc. of Pennsylvania[3]	Broomall, PA	ALLB	457	17.42	12.42	23.85	0.52	3.01	3.18	78.3	1.61	2.68	0.76	88	29.5	70
Standard Financial Corp.	Monroeville, PA	STND	436	15.77	13.63	23.18	0.64	4.16	3.04	66.8	1.39	0.91	0.40	89	20.6	60
American Bank Holdings, Inc.[4]	Bethesda, MD	ABKH	430	10.45	10.99	26.44	0.86	8.51	2.92	77.4	1.27	5.14	1.77	16	1.9	7
OBA Financial Services, Inc.	Germantown, MD	OBAF	386	19.47	16.01	21.77	0.25	1.28	3.74	82.8	1.11	1.91	(0.00)	104	73.4	76

		High	804	19.47	16.01	26.44	0.86	8.51	3.88	86.3	1.61	5.84	2.04	127	184.0	77
		Low	386	7.56	7.63	14.09	(0.24)	(2.15)	2.39	61.1	0.89	0.91	(0.00)	16	1.9	7
		Mean	568	13.34	11.60	21.06	0.44	3.82	3.03	73.6	1.29	3.08	0.71	84	48.3	61
		Median	545	12.64	11.36	21.32	0.57	3.58	2.98	75.8	1.31	2.50	0.46	88	20.6	70

BCSB Bancorp, Inc.	Baltimore, MD		642	8.67	8.34	15.64	0.27	3.15	3.25	78.9	1.72	2.88	0.49	97	32.5	54
	BCSB Ranking out of 9:		4	8	8	8	6	5	3	7	1	6	5	3	3	7

(1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets
(2)	NPAs / Assets reflect regulatory data
(3)	NPAs / Assets reflect bank level regulatory data
(4)	Financial data as of or for the period ending December 31, 2012 or most recent period available

The analysis compared publicly available financial and market trading information for BCSB Bancorp and the median financial and market trading information for the BCSB Bancorp peer group for the period ended March 31, 2013 or for the most recently reported available. The table below sets forth the data for BCSB Bancorp and the median data for the BCSB Bancorp peer group as of and for the twelve-month period ended March 31, 2013, with pricing data as of June 12, 2013.

BCSB Bancorp Comparable Group Analysis

BCSB¹	Peer Group Median
Total Assets (in millions)	$642	$545
Tangible Common Equity / Tangible Assets	8.67%	12.64%
Leverage Ratio	8.34%	11.36%
Total Risk Based Capital Ratio	15.64%	21.32%
Return on Average Assets	0.27%	0.57%
Return on Average Tangible Common Equity	3.15%	3.58%
Net Interest Margin	3.25%	2.98%
Efficiency Ratio	78.9%	75.8%
Loan Loss Reserve / Gross Loans	1.72%	1.31%
Nonperforming Assets / Total Assets¹	2.88%	2.50%
Net Chargeoffs / Average Loans	0.49%	0.46%
Price / Tangible Book Value	97%	88%
Price / LTM Earnings per Share	32.5	x	20.6	x
Market Capitalization (in millions)	$54	$70

(1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

F.N.B.: Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for F.N.B. and two groups of financial institutions selected by Sandler O’Neill.

The F.N.B. Peer Group consisted of publicly traded banks headquartered in Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont, Washington D.C. and West Virginia with assets between $6 and $20 billion but excludes targets of announced transactions:

Boston Private Financial Holdings, Inc.	Provident Financial Services, Inc.
Community Bank System, Inc.	Signature Bank
First Commonwealth Financial Corporation	Susquehanna Bancshares, Inc.
Fulton Financial Corporation	United Bankshares, Inc.
National Penn Bancshares, Inc.	Valley National Bancorp
NBT Bancorp Inc.

Dollar Values in Millions				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/
Company	City, State	Ticker	Total Assets ($)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROAE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs¹/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (%)	LTM EPS (x)	2013 Est. EPS (x)	2014 Est. EPS (x)	Current Dividend Yield (%)	LTM Dividend Ratio (%)	Market Value ($)
Signature Bank	New York, NY	SBNY	18,267	9.39	9.31	16.26	1.17	12.22	3.51	37.6	1.04	0.42	0.18	212	18.9	17.5	16.0	0.0	NM	3,636
Susquehanna Bancshares, Inc.	Lititz, PA	SUSQ	17,967	7.96	9.23	12.88	0.89	6.21	4.00	58.7	1.36	1.07	0.61	166	13.7	12.8	12.0	2.7	32.6	2,201
Fulton Financial Corporation	Lancaster, PA	FULT	16,683	9.46	10.58	15.18	0.99	7.79	3.67	58.9	1.77	1.72	0.61	141	13.7	13.8	12.9	2.9	38.3	2,141
Valley National Bancorp	Wayne, NJ	VLY	16,029	6.84	8.16	12.53	0.89	9.31	3.39	60.6	1.11	1.93	0.36	171	12.4	14.6	15.1	7.3	90.3	1,785
National Penn Bancshares, Inc.	Boyertown, PA	NPBC	8,324	10.79	11.63	16.67	0.67	4.73	3.47	55.8	2.04	0.68	0.41	161	26.0	14.1	13.5	4.2	105.4	1,400
United Bankshares, Inc.	Charleston, WV	UBSI	8,314	7.76	10.80	13.82	0.99	8.35	3.76	53.1	1.15	1.54	0.30	208	15.4	14.4	13.7	4.9	75.2	1,278
NBT Bancorp Inc.[2,3]	Norwich, NY	NBTB	7,611	6.97	10.25	12.58	0.80	8.28	3.80	63.5	1.32	0.72	0.56	172	14.0	12.9	12.9	4.0	55.9	878
Community Bank System, Inc.	De Witt, NY	CBU	7,221	7.19	8.78	16.91	1.07	8.80	3.85	57.9	1.11	0.49	0.14	221	14.7	14.4	14.0	3.8	55.1	1,152
Provident Financial Services, Inc.[2]	Jersey City, NJ	PFS	7,187	9.27	9.16	14.02	0.93	6.77	3.31	57.7	1.43	2.37	0.15	142	12.9	12.8	12.5	3.7	62.9	892
Boston Private Financial Holdings, Inc.[2]	Boston, MA	BPFH	6,196	7.01	10.14	14.91	0.95	10.19	3.19	72.6	1.62	1.70	0.14	171	15.0	13.9	12.2	2.0	18.2	787
First Commonwealth Financial Corporation	Indiana, PA	FCF	6,099	9.87	11.15	14.52	0.69	5.42	3.53	65.2	1.48	1.47	0.89	120	17.2	15.0	13.6	3.4	51.2	691

		High	18,267	10.79	11.63	16.91	1.17	12.22	4.00	72.6	2.04	2.37	0.89	221	26.0	17.5	16.0	7.3	105.4	3,636
		Low	6,099	6.84	8.16	12.53	0.67	4.73	3.19	37.6	1.04	0.42	0.14	120	12.4	12.8	12.0	0.0	18.2	691
		Mean	10,900	8.41	9.93	14.57	0.91	8.01	3.59	58.3	1.40	1.28	0.40	171	15.8	14.2	13.5	3.5	58.5	1,531
		Median	8,314	7.96	10.14	14.52	0.93	8.28	3.53	58.7	1.36	1.47	0.36	171	14.7	14.1	13.5	3.7	55.5	1,278

F.N.B. Corporation[3,4]	Hermitage, PA		11,998	6.22	8.40	12.28	0.99	8.44	3.70	57.6	1.31	0.99	0.21	225	13.4	13.3	12.5	4.3	57.1	1,634
	FNB Ranking out of 12:		5	12	11	12	4	5	5	4	8	5	5	1	10	9	9	3	5	5

(1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets
(2)	Intangibles reflect regulatory data
(3)	NPAs / Assets reflect regulatory data
(4)	F.N.B. Corporation data excludes pending and recently closed acquisitions

The analysis compared publicly available financial and market trading information for F.N.B. and the median financial and market trading information for the F.N.B. peer group for the period ended March 31, 2013. The table below sets forth the data for F.N.B. and the median data for the F.N.B. peer group as of and for the twelve-month period ended March 31, 2013, with pricing data as of June 12, 2013.

F.N.B. Comparable Group Analysis

	F.N.B.		Peer Group Median
Total Assets (in millions)	$11,998		$8,314
Tangible Common Equity / Tangible Assets	6.22%		7.96%
Leverage Ratio	8.40%		10.14%
Total Risk Based Capital Ratio	12.28%		14.52%
Return on Average Assets	0.99%		0.93%
Return on Average Equity	8.44%		8.28%
Net Interest Margin	3.70%		3.53%
Efficiency Ratio	57.6%		58.7%
Loan Loss Reserve / Gross Loans	1.31%		1.36%
Nonperforming Assets / Total Assets¹	0.99%		1.47%
Net Chargeoffs / Average Loans	0.21%		0.36%
Price / Tangible Book Value	225%		171%
Price / LTM Earnings per Share	13.4	x	14.7	x
Price / Est. 2013 Earnings per Share² Price / Est. 2014 Earnings per Share³	13.3 12.5	x x	14.1 13.5	x x
Dividend Yield LTM Dividend Ratio	4.3 57.1	% %	3.7 55.5	% %
Market Capitalization (in millions)	$1,634		$1,278

(1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets
(2)	Closing price divided by median analyst estimate for 2013 as of June 12, 2013; Source: FactSet First Call
(3)	Closing price divided by median analyst estimate for 2014 as of June 12, 2013; Source: FactSet First Call

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 7 merger transactions announced from January 1, 2010 through June 12, 2013 involving thrifts headquartered in the Mid-Atlantic region with an announced deal value between $15 - $300 million and target NPAs / Assets between 1.0% - 4.0%.

Dollar Values in Millions					Transaction Information						Seller Information
						Price/			Core Deposit Premium (%)	1-Month Market Premium (%)
Acquiror	St	Target	St	Annc. Date	Deal Value ($)	LTM Earnings (x)	Book Value (%)	TBV (%)			Total Assets ($)	TCE/ TA (%)	YTD ROAA (%)	Res./ Loans (%)	NPAs¹/ Assets (%)
Customers Bancorp Inc	PA	CMS Bancorp Inc.	NY	08/10/12	20.8	NM	95	95	(0.8)	—	247.2	8.9	(0.19)	0.83	3.92
WesBanco Inc.	WV	Fidelity Bancorp Inc.	PA	07/19/12	72.9	56.4	157	167	5.5	110.3	665.8	6.4	0.20	1.12	2.96
ESSA Bancorp Inc.	PA	First Star Bancorp Inc.	PA	12/21/11	24.7	NM	84	84	(1.0)	121.6	423.3	6.4	(0.13)	1.07	1.63
Beneficial Mutual Bncp (MHC)	PA	SE Financial Corp.	PA	12/05/11	31.8	NM	111	111	NA	—	306.9	8.3	0.16	1.64	3.67
F.N.B. Corp.	PA	Parkvale Financial Corp.	PA	06/15/11	163.0	NM	138	198	5.2	120.8	1,801.3	3.6	0.44	1.87	2.04
Susquehanna Bancshares Inc.	PA	Abington Bancorp Inc	PA	01/26/11	273.8	33.4	124	124	9.1	9.4	1,247.1	17.0	0.61	0.61	3.18
Norwood Financial Corp.	PA	North Penn Bancorp Inc.	PA	12/14/10	27.4	20.6	125	125	6.4	68.7	164.5	12.1	0.69	1.37	1.36

				High	273.8	56.4	157	198	9.1	121.6	1,801.3	17.0	0.69	1.87	3.92
				Low	20.8	20.6	84	84	(1.0)	9.4	164.5	3.6	(0.19)	0.61	1.36
				Mean	87.8	36.8	119	129	4.1	86.1	693.7	8.9	0.26	1.22	2.68
				Median	31.8	33.4	124	124	5.4	110.3	423.3	8.3	0.20	1.12	2.96

(1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

Additionally, Sandler O’Neill reviewed 15 merger transactions announced from January 1, 2010 through June 12, 2013 involving thrifts nationwide with deal values between $15 - $300 million and target NPAs/Assets between 1.0% and 4.0%.

Dollar Values in Millions					Transaction Information						Seller Information
						Price/			Core Deposit Premium (%)	1-Month Market Premium (%)
Acquiror	St	Target	St	Annc. Date	Deal Value ($)	LTM Earnings (x)	Book Value (%)	TBV (%)			Total Assets ($)	TCE/ TA (%)	YTD ROAA (%)	Res./ Loans (%)	NPAs¹/ Assets (%)
SI Financial Group Inc.	CT	Newport Bancorp Inc.	RI	03/05/13	63.9	38.2	116	116	4.1	10.6	449.4	11.8	0.34	1.12	1.17
Customers Bancorp Inc	PA	CMS Bancorp Inc.	NY	08/10/12	20.8	NM	95	95	(0.8)	—	247.2	8.9	(0.19)	0.83	3.92
WesBanco Inc.	WV	Fidelity Bancorp Inc.	PA	07/19/12	72.9	56.4	157	167	5.5	110.3	665.8	6.4	0.20	1.12	2.96
Park Sterling Corporation	NC	Citizens South Banking Corp.	NC	05/13/12	77.8	NM	112	114	(1.6)	53.7	1,073.8	6.4	(0.80)	1.58	3.62
Independent Bank Corp.	MA	Central Bancorp Inc.	MA	04/30/12	64.8	NM	154	165	8.4	75.9	521.4	6.3	0.21	0.97	2.75
ESSA Bancorp Inc.	PA	First Star Bancorp Inc.	PA	12/21/11	24.7	NM	84	84	(1.0)	121.6	423.3	6.4	(0.13)	1.07	1.63
Prosperity Bancshares Inc.	TX	East Texas Financial Services	TX	12/08/11	21.5	NM	105	118	4.0	72.9	220.9	8.3	0.17	1.04	3.62
Beneficial Mutual Bncp (MHC)	PA	SE Financial Corp.	PA	12/05/11	31.8	NM	111	111	NA	—	306.9	8.3	0.16	1.64	3.67
F.N.B. Corp.	PA	Parkvale Financial Corp.	PA	06/15/11	163.0	NM	138	198	5.2	120.8	1,801.3	3.6	0.44	1.87	2.04
Opus Bank	CA	RMG Capital Corporation	CA	06/06/11	49.2	47.2	130	131	1.8	—	684.4	5.5	0.05	1.86	3.58
BancFirst Corp.	OK	FBC Financial Corporation	OK	04/06/11	25.8	8.3	102	102	0.4	—	264.8	9.5	1.25	1.72	1.40
Susquehanna Bancshares Inc.	PA	Abington Bancorp Inc	PA	01/26/11	273.8	33.4	124	124	9.1	9.4	1,247.1	17.0	0.61	0.61	3.18
Berkshire Hills Bancorp Inc.	MA	Legacy Bancorp	MA	12/21/10	112.8	NM	96	111	1.9	66.5	972.0	10.7	(0.48)	1.43	2.26
Norwood Financial Corp.	PA	North Penn Bancorp Inc.	PA	12/14/10	27.4	20.6	125	125	6.4	68.7	164.5	12.1	0.69	1.37	1.36
People’s United Financial Inc.	CT	LSB Corp.	MA	07/15/10	95.9	20.8	153	153	8.8	72.8	806.6	7.7	0.76	1.34	1.36

				High	273.8	56.4	157	198	9.1	121.6	1,801.3	17.0	1.25	1.87	3.92
				Low	20.8	8.3	84	84	(1.6)	9.4	164.5	3.6	(0.80)	0.61	1.17
				Mean	75.1	32.1	120	127	3.7	71.2	656.6	8.6	0.22	1.30	2.57
				Median	63.9	33.4	116	118	4.0	72.8	521.4	8.3	0.20	1.34	2.75

(1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

Sandler O’Neill reviewed the following multiples: transaction price to last twelve months’ earnings per share, transaction price to estimated earnings per share, transaction price to stated book value, transaction price to stated tangible book value, core deposit premium, and transaction price to seller price two days before announcement. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of comparable transactions.

Comparable Merger Transactions

	F.N.B./ BCSB		Mid-Atlantic Median Result		Nationwide Median Result
Transaction Price / Last Twelve Months Earnings per Share	45.1	x	33.4	x	33.4	x
Transaction Price / Stated Book Value	134%		124%		116%
Transaction Price / Tangible Book Value	134%		124%		118%
Tangible Book Premium / Core Deposits	4.6%		5.4%		4.0%
Transaction Price / Seller Price 1 month Before Announcement[1]	38.7%		110.3%		72.8%

(1)	Based on BCSB Bancorp’s 1 day market premium reflecting closing price of $16.90 as of June 12, 2013

BCSB Bancorp: Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the present value per share of BCSB Bancorp common stock through September 30, 2016, assuming that BCSB Bancorp performed in accordance with the financial projections for 2013-2016 provided by management. To approximate the terminal value of BCSB Bancorp common stock at September 30, 2016, Sandler O’Neill applied price to last twelve months earnings multiples of 12.0x to 20.0x and multiples of tangible book value ranging from 50% to 175%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, which were assumed deviations, both up and down, as selected by Sandler O’Neill based on the BCSB Bancorp discount rate of 14.9% as determined by Sandler O’Neill. The discount rate was determined by adding the 10 year Treasury Bond rate (2.21%), the published Ibbotson 60 year equity risk premium (5.70%), the published Ibbotson size premium (3.81%) and the published Ibbotson Industry Premium (3.20%).

Sandler O’Neill also considered and discussed with the BCSB Bancorp Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming BCSB Bancorp’s net income varied from 25% above projections to 25% below projections, using a discount rate of 13.8% for the tabular analysis.

As illustrated in the following tables, this analysis indicated an imputed range of values per share for BCSB Bancorp common stock of $5.39 to $10.83 when applying the price/earnings multiples to the matched budget, $8.99 to $16.63 when applying multiples of tangible book value to the matched budget, and $4.43 to $12.31 when applying the price/earnings multiples to the -25% / +25% budget range.

	Earnings Per Share Multiples
Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x
9.0%	$6.50	$7.58	$8.66	$9.75	$10.83
10.0%	6.29	7.34	8.39	9.44	10.49
11.0%	6.10	7.11	8.13	9.14	10.16
12.0%	5.91	6.89	7.88	8.86	9.85
13.0%	5.73	6.68	7.64	8.59	9.54
14.0%	5.55	6.48	7.40	8.33	9.25
15.0%	5.39	6.28	7.18	8.08	8.98

	Tangible Book Value Multiples
Discount Rate	75%	85%	95%	105%	115%
9.0%	$10.85	$12.29	$13.74	$15.19	$16.63
10.0%	10.51	11.91	13.31	14.71	16.11
11.0%	10.18	11.54	12.89	14.25	15.61
12.0%	9.86	11.18	12.49	13.81	15.12
13.0%	9.56	10.84	12.11	13.39	14.66
14.0%	9.27	10.51	11.74	12.98	14.22
15.0%	8.99	10.19	11.39	12.59	13.79

(Under)/Over	Earnings Per Share Multiples
Budget	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$4.43	$5.17	$5.91	$6.65	$7.38
(20.0%)	4.73	5.51	6.30	7.09	7.88
(15.0%)	5.02	5.86	6.70	7.53	8.37
(10.0%)	5.32	6.20	7.09	7.98	8.86
(5.0%)	5.61	6.55	7.48	8.42	9.35
0.0%	5.91	6.89	7.88	8.86	9.85
5.0%	6.20	7.24	8.27	9.30	10.34
10.0%	6.50	7.58	8.66	9.75	10.83
15.0%	6.79	7.93	9.06	10.19	11.32
20.0%	7.09	8.27	9.45	10.63	11.82
25.0%	7.38	8.62	9.85	11.08	12.31

F.N.B.: Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the present value per share of F.N.B. common stock through December 31, 2015, assuming that F.N.B. performed in accordance with publicly available median analyst earnings estimates for the years ending December 31, 2013 and December 31, 2014 and a publicly available estimated long term growth rate for the years thereafter as discussed with senior management of F.N.B. To approximate the terminal value of F.N.B. common stock at December 31, 2015, Sandler O’Neill applied price to last twelve months earnings multiples of 12.5x to 17.5x and multiples of tangible book value ranging from 160% to 240%. The terminal values were then discounted to present values using different discount rates ranging from 6.0% to 11.0% which were selected by Sandler O’Neill based on the F.N.B. discount rate of 8.60% as determined by Sandler O’Neill. The discount rate was determined by adding the 10-year Treasury Bond rate (2.21%) to the product of the published Ibbotson 60-year equity risk premium (5.70%) and 2-year beta of F.N.B.’s stock (112.1%).

Sandler O’Neill also considered and discussed with the BCSB Bancorp Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming F.N.B.’s net income varied from 25% above projections to 25% below projections, using a discount rate of 8.60% for the tabular analysis.

As illustrated in the following tables, this analysis indicated an imputed range of values per share for F.N.B. common stock of $9.81 to $15.16 when applying the price/earnings multiples to the matched estimates, $8.61 to $14.09 when applying multiples of tangible book value to the matched estimates, and $8.13 to $17.36 when applying the price/earnings multiples to the -25% / +25% estimates range.

	Earnings Per Share Multiples
Discount Rate	12.50x	13.75x	15.00x	16.25x	17.50x
6.0%	$11.19	$12.19	$13.18	$14.17	$15.16
6.8%	10.94	11.91	12.88	13.85	14.82
7.7%	10.70	11.65	12.60	13.55	14.49
8.5%	10.47	11.39	12.32	13.25	14.17
9.3%	10.24	11.15	12.05	12.96	13.86
10.2%	10.02	10.90	11.79	12.68	13.56
11.0%	9.81	10.67	11.54	12.40	13.27

	Tangible Book Value Multiples
Discount Rate	160%	180%	200%	220%	240%
6.0%	$9.82	$10.88	$11.95	$13.02	$14.09
6.8%	9.60	10.64	11.69	12.73	13.77
7.7%	9.39	10.41	11.43	12.45	13.47
8.5%	9.18	10.18	11.18	12.17	13.17
9.3%	8.99	9.96	10.93	11.91	12.88
10.2%	8.79	9.75	10.70	11.65	12.60
11.0%	8.61	9.54	10.47	11.40	12.33

(Under)/Over	Earnings Per Share Multiples
Budget	12.50x	13.75x	15.00x	16.25x	17.50x
(25.0%)	$8.13	$8.82	$9.51	$10.21	$10.90
(20.0%)	8.59	9.33	10.07	10.81	11.55
(15.0%)	9.05	9.84	10.62	11.41	12.19
(10.0%)	9.51	10.34	11.18	12.01	12.84
(5.0%)	9.98	10.85	11.73	12.61	13.48
0.0%	10.44	11.36	12.28	13.21	14.13
5.0%	10.90	11.87	12.84	13.81	14.78
10.0%	11.36	12.38	13.39	14.41	15.42
15.0%	11.82	12.88	13.95	15.01	16.07
20.0%	12.28	13.39	14.50	15.61	16.72
25.0%	12.75	13.90	15.05	16.21	17.36

In connection with its analyses, Sandler O’Neill considered and discussed with BCSB Bancorp’s Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed in the first calendar quarter of 2014; (2) the deal value per share is equal to $23.44 per BCSB Bancorp share, given a 2.080 exchange ratio of F.N.B.’s common stock and a stock price of F.N.B. of $11.27 per share; (3) cost savings of 25% of BCSB Bancorp’s non-interest expense fully phased-in in 2015; (4) one-time transaction costs and expenses of $16.4 million pre-tax; (5) BCSB Bancorp’s performance was calculated in accordance with BCSB Bancorp’s management’s prepared earnings projections; (6) F.N.B.’s performance was calculated in accordance with publicly available median analyst earnings estimates for the years ending December 31, 2013 and December 31, 2014 and a publicly available estimated long term growth rate for the years thereafter as discussed with senior management of F.N.B.; (7) and certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2014 and 2015, the merger (excluding transaction expenses) would be dilutive to F.N.B.’s projected earnings per share and tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with BCSB Bancorp, Inc. and F.N.B. Sandler O’Neill has acted as financial advisor to the Board of Directors of BCSB Bancorp, Inc. and its subsidiary in connection with the merger. Pursuant to the terms of the engagement agreement, the Board of Directors of BCSB Bancorp and its subsidiary agreed to pay Sandler O’Neill a transaction fee of 1.3% of the aggregate deal value, which is payable at the closing of the merger. Sandler O’Neill also received a fee for $100,000 upon the rendering of its fairness opinion to the Board of Directors of BCSB Bancorp and its subsidiary. The remainder of the fee shall be paid upon closing of the merger. BCSB Bancorp has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses, and to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. Sandler O’Neill’s fairness opinion was approved by Sandler O’Neill’s fairness opinion committee. In the prior two years, Sandler O’Neill has not received any fees from BCSB Bancorp for investment banking services. As of June 13, 2013, Sandler O’Neill also had not received any fees for investment banking services from F.N.B. in the prior two years. Subsequently, Sandler O’Neill acted as a co-managing underwriter in connection with a registered offering of F.N.B. common stock which commenced on October 28, 2013, and a registered offering of depositary shares representing an interest in shares of F.N.B. preferred stock, which commenced on October 29, 2013. F.N.B. raised approximately $168.4 million in aggregate gross proceeds from the two offerings, and Sandler O’Neill received approximately $485,000 in underwriting discounts and commissions.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to BCSB Bancorp and F.N.B. and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of BCSB Bancorp and F.N.B. or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

BCSB Bancorp Financial Forecasts

During due diligence, BCSB Bancorp provided to its financial advisor certain internal financial forecasts. These financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information, or US generally accepted accounting principles and are included in this proxy statement/prospectus only because they were provided to BCSB Bancorp’s financial advisors in connection with the due diligence conducted during the merger discussions between the parties. BCSB Bancorp’s independent auditor did not examine or compile any of these estimates or express any conclusion or provide any form of assurance with respect to these estimates.

The financial forecasts described below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from such estimates and should be read with caution. Although presented with numerical specificity, these estimates are based upon a variety of assumptions made by BCSB Bancorp’s management with respect to, among other things, industry performance, general economic, market, interest rate, and financial conditions, operating and other revenues and expenses, effective tax rates, capital expenditures, working capital and other matters. None of the assumptions may be realized, and as historical performance suggests, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of BCSB Bancorp.

Accordingly, the assumptions made in preparing these estimates may prove to be inaccurate and actual results may differ materially from these estimates. In addition, the forecasts do not take into account any of the expense savings or charges expected to result from the merger or any other matters contemplated by the merger agreement.

For these reasons, the description of the financial forecasts in this proxy statement/prospectus should not be regarded as an indication that they are an accurate prediction of future events and they should not be relied on as such. No one has made, or makes, any representation regarding these estimates and, except as may be required by applicable securities laws, BCSB Bancorp does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error.

BCSB Bancorp provided the following financial projections:

	At or for the Year Ending September 30,
	2013	2014	2015	2016
	(Dollars in millions, except per share data)
Assets	$641.6	$654.0	$688.6	$681.4
Gross loans	353.3	360.3	367.4	374.6
Deposits	560.7	570.8	583.0	593.4
Stockholders’ equity	55.4	57.7	60.0	62.4
Net interest income	19.6	20.0	20.4	20.8
Provision for loan losses	1.2	1.0	1.0	1.0
Noninterest income	2.3	2.2	2.2	2.3
Noninterest expenses	17.5	17.7	18.0	18.4
Net income	2.1	2.3	2.3	2.4
Diluted earnings per share	0.63	0.69	0.71	0.73

Interests of F.N.B.’s Directors and Executive Officers in the Merger

None.

Interests of BCSB Bancorp’s Directors and Executive Officers in the Merger

In considering the recommendation of BCSB Bancorp’s Board of Directors that you vote to approve the agreement and plan of merger, you should be aware that some of BCSB Bancorp’s executive officers and directors have financial interests in the merger that are different from, or in addition to, those of BCSB Bancorp shareholders generally. The independent members of BCSB Bancorp’s Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the agreement and plan of merger and the merger, and in recommending to the shareholders that the agreement and plan of merger be approved. For purposes of all of BCSB Bancorp’s agreements and plans described below, the completion of the merger will constitute a change of control, change in control or a term of similar meaning.

Employment Agreement with Joseph J. Bouffard

Baltimore County Savings Bank has executed an employment agreement with Joseph J. Bouffard under which he serves as President and Chief Executive Officer of Baltimore County Savings Bank. The employment agreement provides for a three-year term and is subject to annual renewal by the Board of Directors and may be extended for an additional year so that the remaining term of the Agreement again becomes 36 months. The material terms of the employment agreement include base salary, bonus or other incentive compensation, restricted stock awards and stock options at the discretion of the Board of Directors, and for life insurance, medical insurance, dental insurance, pension, profit sharing, retirement and other benefit programs and certain other fringe benefits.

If, within one year after a change in control of BCSB Bancorp, Mr. Bouffard’s employment is terminated without cause or Mr. Bouffard voluntarily terminates his employment, he will be entitled to receive a lump sum payment equal to three times his then-current annual base salary plus continued participation for up to three years in any benefit plans of Baltimore County Savings Bank that provide medical, dental and life insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives. If such payments and benefits, either alone or together with other payments and benefits Mr. Bouffard has the right to receive from Baltimore County Savings Bank, would constitute an excess “parachute payment” under Section 280G of the Internal Revenue Code of 1986, such payments and benefits will be reduced or revised by the amount, if any, which is the minimum necessary to result in no portion of such payments and benefits being non-deductible to Baltimore County Savings Bank pursuant to Section 280G of the Internal Revenue Code and subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Terms of Change in Control Severance Agreements

Baltimore County Savings Bank maintains change in control severance agreements with Messrs. Anthony R. Cole, Executive Vice President and Chief Financial Officer of BCSB Bancorp and Baltimore County Savings Bank, Daniel R. Wernecke, Executive Vice President and Chief Lending Officer of Baltimore County Savings Bank, David M. Meadows, Executive Vice President, Chief Operating Officer, General Counsel and Secretary of BCSB Bancorp and Baltimore County Savings Bank, and Bonnie M. Klein, Senior Vice President, Treasurer and Controller of BCSB Bancorp and Baltimore County Savings Bank. The agreements have terms of thirty-six months, which the Board of Directors may extend each year for additional one-year periods beyond the then-effective expiration date. The employee becomes entitled to collect severance benefits under the severance agreement in the event within the period beginning 12 months before a change of control and ending 18 months after a change of control the employee (i) resigns within 30 days following a “change in duties,” as explained below, (ii) is involuntarily terminated for reasons other than “cause,” as defined in the agreement, death or disability, or normal retirement on or after attainment of age 65, or (iii) voluntarily terminates employment for any reason within the 30-day period beginning on the date of a change of control. Under the agreements, a change in duties is defined to include a significant adverse change in the status, title, position, responsibilities, or scope of the employee’s authority or duties, assignment to the employee of any duties or responsibilities which are inconsistent with the employee’s status, title, or position, a material reduction in the employee’s total compensation, a diminution in the employee’s eligibility to participate in compensation plans, a relocation of the employee’s principal place of employment by more than 30 miles, or a reasonable determination by the Board of Directors that, as a result of a change of control and change in circumstances thereafter, the employee is unable to exercise the authorities, powers, functions or duties attached to his position.

In the event an employee becomes entitled to receive severance benefits, the employee (i) will be paid an amount equal to 2.99 times the annualized cash compensation paid to the employee in the immediately preceding 12-month period (excluding board fees and bonuses), and (ii) will receive cash in an amount equal to the cost to the employee of obtaining all health, life, disability and other benefits which the employee would have been eligible to participate in through the second annual anniversary date of the employee’s termination of employment. Under the terms of each agreement, the employee will receive severance in a lump sum cash payment within 10 business days of termination of his or her employment following a change of control, subject to a six-month delay as may be required if they are a “specified employee” under Section 409A of the Internal Revenue Code. Pursuant to the agreements entered into with F.N.B., Messrs. Cole, Meadows and Wernecke and Ms. Klein agreed that benefits payable under their change in control severance agreements may be limited, to the extent necessary, so as not to permit any excess parachute payments under Section 280G of the Internal Revenue Code.

Potential Payments Upon Termination Following a Change in Control

Mr. Bouffard’s employment agreement provides for a lump-sum payment equal to 36 months’ current annual base salary, if within one year after a Change in Control Baltimore County Savings Bank terminates his employment without cause or Mr. Bouffard voluntarily terminates employment. In the event Messrs. Meadows, Cole and Wernecke and Ms. Klein become entitled to receive severance benefits under their change in control severance agreements, they (i) will be paid an amount equal to 2.99 times the annualized cash compensation paid to them in the immediately preceding 12-month period (excluding board fees and bonuses), and (ii) will receive cash in an amount equal to the cost to them of obtaining all health, life, disability and other benefits which they would have been eligible to participate in through the second annual anniversary date of their termination of employment. Under the terms of their change in control agreements, Messrs. Meadows, Cole and Wernecke and

Ms. Klein will receive severance in a lump sum cash payment within 10 business days of termination of their employment following a change of control, subject to a six-month delay as may be required if they are a “specified employee” under Section 409A of the Internal Revenue Code. The following table discloses severance payments and the estimated value of health and welfare benefits payable in the event of a termination without cause following a change in control as defined in each executive’s agreement as of November 1, 2013, and without regard to any limitation as a result of Internal Revenue Code Section 280G.

Executive Officer	Termination Without Cause Following Change in Control ($)
Joseph J. Bouffard	$804,445
David M. Meadows	555,221
Anthony R. Cole	555,221
Bonnie Klein	418,700
Daniel R. Wernecke	478,560

Supplemental Executive Retirement Arrangements

Baltimore County Savings Bank has entered into Supplemental Executive Retirement Plan Agreements with Mr. Meadows and Ms. Klein and sponsors the Baltimore County Savings Bank Supplemental Executive Retirement Plan, in which Messrs. Bouffard, Cole and Wernecke participate. In accordance with the terms of Mr. Meadows’ and Ms. Klein’s agreements, since neither Mr. Meadows nor Ms. Klein has attained normal retirement age under the agreement (age 65), they each will receive an early termination benefit in 12 equal monthly payments for 15 years following their attainment of age 65. In accordance with the terms of the supplemental plan for Messrs. Bouffard, Cole and Wernecke, the amount following a change in control will be paid in a lump sum within ten days after the change in control. Messrs. Bouffard, Meadows, Cole and Wernecke and Ms. Klein will receive payments which are estimated to be approximately $1.4 million, $318,000, $989,000, $848,000 and $155,000, respectively, under the supplemental arrangements. Pursuant to the agreements to be entered into with F.N.B. at the closing of the merger, Messrs. Bouffard, Cole, Meadows and Wernecke and Ms. Klein agreed that benefits payable under their supplemental arrangements may be limited, to the extent necessary, so as not to permit any excess parachute payments under Internal Revenue Code Section 280G.

Acceleration of Stock Options and Restricted Stock Awards

Under the terms of the stock options and restricted stock award agreements, stock options and restricted stock awards that have not yet vested will become fully vested upon the occurrence of the merger and will convert into shares of F.N.B. common stock or, in the case of stock options, the right to purchase shares of F.N.B. common stock. F.N.B. will assume the stock options and continue to honor them in accordance with the terms under which they were granted.

Consulting, Employment and Other Arrangements Between F.N.B. and Certain Executive Officers of BCSB Bancorp

At the closing of the merger, F.N.B. and Messrs. Bouffard, Wernecke and Cole will enter into agreements pursuant to which Messrs. Bouffard, Wernecke and Cole will perform certain consulting services, in the case of Mr. Bouffard, and employment services, in the case of Messrs. Cole and Wernecke, as F.N.B. may reasonably request, including providing assistance with matters relating to the integration of the businesses of F.N.B. and Baltimore County Savings Bank. The term of Mr. Bouffard’s consulting agreement will run from the closing of the merger through December 31, 2014. Mr. Wernecke’s employment agreement will run for one year following the closing of the merger, and Mr. Cole’s employment agreement will run for a period of six months following the closing of the merger. In addition, pursuant to non-solicitation and non-competition provisions in the agreements, Messrs. Bouffard, Wernecke and Cole have also agreed not to solicit or employ any employee of F.N.B. or First National Bank of Pennsylvania or any of their subsidiaries or affiliates that would cause such person(s) to terminate employment and/or to accept employment with or provide services to any business that competes with F.N.B. or First National Bank of Pennsylvania during the term of their agreements and for a period of one year, one year and two years, respectively, following the expiration of the consulting or employment period. The non-competition provisions of Mr. Cole’s agreement only restrict his ability to serve as a chief executive officer with another institution. In exchange for the consulting and employment services, Messrs. Bouffard, Wernecke and Cole will receive up to approximately $252,000, $150,000 and $87,500, respectively. In connection with the acceptance of the non-solicitation provision, Messrs. Wernecke and Cole will receive up to approximately $65,000 and $100,000, respectively, payable over a one-year period following the term of the agreement with respect to Mr. Wernecke and a two-year period following the term of the agreement with respect to Mr. Cole, each contingent on compliance with the terms of the non-solicitation provision. In addition, Messrs. Wernecke and Cole will receive a retention bonus up to approximately $60,000 and $100,000, respectively, contingent upon providing employment services for the entire term of their agreements. Mr. Wernecke is also eligible for a $100,000 increase in his 2013 bonus if certain performance goals related to customer retention are met. In addition to the agreements with Messrs. Bouffard, Cole and Wernecke, F.N.B. and Ms. Klein will enter into an agreement pursuant to which Ms. Klein will agree to a non-solicitation covenant that will last for a period of one year following termination of her employment, which is expected to occur upon the closing of the merger.

Deferred Compensation Plan

Baltimore County Savings Bank maintains a deferred compensation plan. The deferred compensation plan provides members of the Board of Directors of Baltimore County Savings Bank and selected executives with the ability to defer a portion of their compensation. The plan preserves a stock component of the prior plan. Prior to each plan year, each non-employee director may elect to defer receipt of all or part of his future fees (including retainers). On each September 30th, each director participant who has between three and 12 years of service as a director will have his account credited with $6,222. No director may receive credit for more than 12 years of service. A director participant, who, after July 1, 1995, completes three years of service as a director, will have his account credited with $24,000 on the September 30th following his completion of three years of service. At the election of the participant, distributions may be made in a lump sum or installments. The amounts accrued under the deferred compensation plan will be paid to active directors and to Mr. Meadows and to Ms. Klein, who both participate in this plan, in a lump sum following the merger. The deferred compensation plan provides that a participant’s benefits under the plan will be paid in a lump sum following a change in control. If Mr. Meadows or Ms. Klein terminates employment at his or her current age absent a change in control, they also would receive a lump sum payment of their benefits under the plan. Therefore, the change in control provision of the plan does not provide for any enhancement of benefits to participants, except for one director. As a result of the merger, that director will receive a single, lump sum payment of his benefit following the merger, instead of annual installments over a three-year period. The amount of the benefit payable to participants will not change as a result of the change in control.

Director Retirement Benefits

Baltimore County Savings Bank has entered in agreements with its non-employee directors, except for Messrs. Moretti, Loughran and Lashley, to provide them with supplemental retirement benefits. Under these agreements, each director becomes entitled to an annual retirement benefit equal to $9,000, payable monthly for 15 years, if he terminates service after attaining age 70. If the director terminates service prior to age 70 (including by reason of death), Baltimore County Savings Bank will pay him, or his beneficiaries in the case of death, a reduced annual benefit over 15 years, commencing at age 70. This benefit is not related to a change in control transaction.

Indemnification and Insurance. F.N.B. and BCSB Bancorp have agreed in the agreement and plan of merger that, from and after the effective time of the merger, F.N.B. will indemnify and hold harmless each present and former director and officer of BCSB Bancorp or any of its subsidiaries against any losses, claims, damages, liabilities, costs and expenses, judgments, fines and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, pertaining or relating to the agreement and plan of merger or such person’s position as a former director or officer of BCSB Bancorp. F.N.B. has also agreed in the agreement and plan of merger that, for a period of six years after the effective time of the merger, it will cause the former directors and officers of BCSB Bancorp to be covered by the directors’ and officers’ insurance policy maintained by BCSB Bancorp or by a policy of at least the same coverage and containing terms no less advantageous to its beneficiaries than BCSB Bancorp’s policy.

Advisory Board

Three members of BCSB Bancorp’s Board of Directors will serve on an advisory board to be established by F.N.B. for a minimum of two years. The purpose of the advisory board will be to assist First National Bank of Pennsylvania in promoting its image/reputation and products and services in BCSB Bancorp’s current markets. In connection with such service on the advisory board, each member of BCSB Bancorp’s Board of Directors will receive quarterly advisory fees for their service. Fees for the advisory board have not yet been determined as of the date of this proxy statement/prospectus, but are expected to be approximately $250 for each quarterly meeting attended. As of the date of this proxy statement/prospectus, no nominations of BCSB Bancorp directors to the advisory board have been made.

Severance and Other Payments to Certain Persons

The following table and related footnotes is intended to comply with Item 402(t) of Regulation S-K under the Securities Exchange Act of 1934, as amended, which requires disclosure of information about the payments and benefits that each of the BCSB Bancorp “named executive officers,” as determined for the purposes of BCSB Bancorp’s most recent Annual Report on Form 10-K, will or may receive that are based on or otherwise relate to the merger with F.N.B., assuming the merger was completed on November 1, 2013, Messrs. Bouffard and Cole enter into a consulting agreement and an employment agreement, respectively, with F.N.B. on November 1, 2013, and Mr. Meadows’ employment is terminated without cause immediately following the merger. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, and do not reflect certain compensation actions that may occur before the completion of the merger and reflect some events that will not occur immediately following the merger. This table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control and does not take into account any limitation imposed as a result of Internal Revenue Code Section 280G.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)	Other ($)	Total ($)(5)
Joseph J. Bouffard	$756,000	$219,841	$378,358	$48,445	—	—	$1,402,644
Anthony R. Cole	523,250	92,384	676,021	31,971	—	—	1,323,626
David M. Meadows	523,250	86,667	—	31,971	—	—	641,888

(1)	Represents severance payments due under the employment agreement with Mr. Bouffard and under the change in control severance agreements with Messrs. Cole and Meadows. Mr. Bouffard’s employment agreement provides for a lump-sum payment equal to 36 months’ current annual base salary, if within one year after a Change in Control Baltimore County Savings Bank terminates his employment without cause or Mr. Bouffard voluntarily terminates employment (double trigger). Under the change in control severance agreements with Messrs. Cole and Meadows, Messrs. Cole and Meadows will receive severance in a lump sum cash payment within 10 business days of their termination of employment following a change of control, subject to a six-month delay as may be required if they are a “specified employee” under Section 409A of the Internal Revenue Code.
(2)	Represents 4,314, 1,726 shares and 1,726 shares of restricted stock held by Messrs. Bouffard, Cole and Meadows, respectively, valued at $21.91 per share, based on the average closing market price of a share of BCBS Bancorp common stock over the first five days following the first public announcement of the transaction on June 14, 2013. Also includes 10,785, 4,696 and 4,204 shares pursuant to stock options with an exercise price of $10.29, held by Messrs. Bouffard, Cole and Meadows, respectively, and valued at $11.62 per share ($21.91 less the $10.29 exercise price). The restricted stock and stock options become fully vested and exercisable upon the change in control (single trigger) and the stock options remain exercisable for their original term if the executive’s employment is involuntarily terminated other than for cause within one year following the change in control.
(3)

Represents the difference between the change in control payment and the early termination benefit under the BCSB Bancorp supplemental executive retirement plan for Messrs. Bouffard and Cole. Mr. Meadow’s agreement does not provide for any additional or accelerated benefits on account of the change in control. This amount will be paid within 10 business days of a change in control (single trigger).
(4)	Represents amounts to be paid in connection with health and welfare benefits, including: health insurance premiums, term life insurance and disability insurance coverage (single trigger).
(5)	The total amount payable to each listed individual is subject to reduction in the event that such amount detailed as payable in accordance with the respective employment agreement or change in control severance agreement or supplemental executive retirement plan or arrangement would result in an excess parachute payment under Section 280G of the Internal Revenue Code. In addition, these amounts do not include the compensation that may be paid to Messrs. Bouffard and Cole for on-going services pursuant to proposed consulting and employment arrangements with F.N.B., which, if accepted by the executive officer, will be entered into at the closing of the merger, as such amounts are considered compensation for bona fide post-transaction consulting and employment services. Mr. Wernecke also will be offered an employment arrangement with F.N.B. at the closing of the merger. See “ — Consulting, Employment and Other Arrangements Between F.N.B. and Certain Executive Officers of BCSB Bancorp.”

Non-Binding Advisory Vote to Approve the Compensation Payable to the Named Executive Officers of BCSB Bancorp in Connection with the Merger

In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules of the SEC adopted thereunder, BCSB Bancorp’s Board of Directors is providing shareholders with the opportunity to cast a non-binding advisory vote on the compensation payable to the named executive officers of BCSB Bancorp in connection with the merger, as summarized in the table under the caption “The Merger — Interests of BCSB Bancorp’s Directors and Executive Officers in the Merger — Severance and other Payments to Certain Persons” beginning on page [    ] of this proxy statement/prospectus. As required by the SEC, this proposal gives BCSB Bancorp shareholders the opportunity to express their views on the compensation that BCSB Bancorp’s named executive officers will be entitled to receive that is based on or otherwise relates to the merger.

Messrs. Bouffard, Meadows and Cole are not expected to be offered an officer position with F.N.B. following the merger. It is currently expected that Messrs. Bouffard and Cole will be retained as a consultant or employee of F.N.B., respectively, for a period of time following the merger. Under each executive’s agreement with BCSB Bancorp, the executive will be entitled to receive a severance payment upon the occurrence of a change in control and the loss of comparable employment.

Accordingly, at the special meeting, BCSB Bancorp is asking its shareholders to approve, in a non-binding advisory vote, the compensation payable to its named executive officers in connection with the merger through the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to BCSB Bancorp’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table under the caption “The Merger — Interests of BCSB Bancorp’s Directors and Executive Officers in the Merger — Severance and other Payments to Certain Persons” in this proxy statement/prospectus in accordance with Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

The vote on the compensation proposal is a vote separate and apart from the vote to approve the agreement and plan of merger and the merger. You may vote for the compensation proposal and against the proposal to approve the agreement and plan of merger and the merger, and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either BCSB Bancorp or F.N.B. Accordingly, because BCSB Bancorp and/or F.N.B. will be contractually obligated to pay the compensation, if the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The affirmative vote of a majority of the votes cast is required to approve the advisory resolution on executive compensation payable to BCSB Bancorp’s named executive officers in connection with the merger. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

BCSB Bancorp’s Board of Directors unanimously recommends a vote “FOR” approval, on an advisory non-binding basis, of the compensation payable in connection with the merger.

Share Ownership of Executive Officers and Directors of BCSB Bancorp and Baltimore County Savings Bank

As of December 6, 2013 the executive officers and directors of BCSB Bancorp and Baltimore County Savings Bank may be deemed to be the beneficial owners of 674,445 shares of BCSB Bancorp common stock (including vested stock options), which represent approximately 20.2% of the outstanding shares of BCSB Bancorp common stock, assuming the exercise of all vested stock options. See the section of this proxy statement/prospectus titled “Other Material Agreements Relating to the Merger — Voting Agreements” on page [    ] for further information regarding the voting agreements entered into by the directors of BCSB Bancorp.

Regulatory Approvals Required for the Merger and the Bank Merger

Completion of the merger between F.N.B. and BCSB Bancorp and the merger between First National Bank of Pennsylvania and Baltimore County Savings Bank are each subject to several federal and state regulatory agency filings and approvals. The merger and the bank merger cannot be completed unless and until F.N.B. and BCSB Bancorp have received all necessary prior approvals, waivers or exemptions from the applicable bank regulatory authorities and any applicable waiting periods have expired.

Federal Reserve Board. Both F.N.B. and BCSB Bancorp are regulated by the Bank Holding Company Act of 1956. F.N.B. is registered as a financial holding company, and BCSB Bancorp is registered as a bank holding company, under the Bank Holding Company Act. As a result, the merger of BCSB Bancorp into F.N.B. is subject to prior approval of the Federal Reserve Board under the Bank Holding Company Act, unless an exemption from the prior approval requirement is available. F.N.B. submitted a waiver request to the Federal Reserve Board in late November 2013 to seek such an exemption. On December 4, 2013, the Federal Reserve Board waived the prior approval requirement for the merger between F.N.B. and BCSB Bancorp. If the Federal Reserve Board had not granted the waiver, under the applicable statutes, the Federal Reserve Board would decline to approve the merger if:

•	it would result in a monopoly;

•	it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

•	it could have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transactions are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

In addition, in reviewing a merger under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and any subsidiary banks, and the convenience and needs of the communities to be served as well as the records of the companies in combating money laundering. Among other things, the Federal Reserve Board will evaluate the capital adequacy of the combined company after completion of the merger. The Federal Reserve Board also will take into consideration the extent to which a proposed acquisition, merger or consolidation would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceedings if it determines that would be appropriate.

Office of the Comptroller of the Currency. The merger of Baltimore County Savings Bank with and into First National Bank of Pennsylvania is subject to the prior approval of the Office of the Comptroller of the

Currency under the Bank Merger Act. First National Bank of Pennsylvania and Baltimore County Savings Bank filed a Bank Merger Act Application for approval of the bank merger with the Office of the Comptroller of the Currency on September 25, 2013, and received the approval of the Office of the Comptroller of the Currency on November 7, 2013. In reviewing a merger application under the Bank Merger Act, the Office of the Comptroller of the Currency must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the communities to be served, safety and soundness considerations, the risk to the stability of the United States banking or financial system, the effectiveness of both institutions in combating money laundering, and the risk to the stability of the United States banking or financial system. Specifically, the Office of the Comptroller of the Currency will consider whether the resulting bank and the parent holding company will continue to be well-capitalized and well-managed. In addition, the Office of the Comptroller of the Currency may not approve a merger:

•	that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States;

•	if the effect of the merger in any section of the country may be substantially to lessen competition or tend to create a monopoly; or

•	if the merger would in any other manner be a restraint of trade,

unless the Office of the Comptroller of the Currency finds that the anticompetitive effects of the merger are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served. Although the Office of the Comptroller of the Currency has approved the bank merger, it may rescind its approval if it decides that any of the above-described factors warrant a rescission.

Under the Community Reinvestment Act of 1977, the Office of the Comptroller of the Currency must also take into account the records of performance of both merging banks in meeting the credit needs of the markets, including low and moderate income neighborhoods, served by each institution. As part of the merger review process, the federal supervisory agencies may receive comments and protests from community groups and others. Baltimore County Savings Bank and First National Bank of Pennsylvania each received a “Satisfactory” rating in their most recent CRA evaluations.

The Office of the Comptroller of the Currency is also authorized to, but generally does not, hold a public hearing or meeting in connection with an application under the Bank Merger Act.

Mergers approved by the Office of the Comptroller of the Currency under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after the date of approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With approval of the Office of the Comptroller of the Currency and the Department of Justice, the applicable waiting period was reduced to 15 days. The waiting period applicable to the bank merger has expired without challenge by the Department of Justice.

Other Regulatory Submissions or Approvals. On September 26, 2013, F.N.B., BCSB Bancorp, First National Bank of Pennsylvania and Baltimore County Savings Bank filed applications with the State of Maryland Office of the Commissioner of Financial Regulation for approval of the merger and the bank merger. The State of Maryland Office of the Commissioner of Financial Regulation will review the merger applications under substantially the same standards and factors as those considered by the Federal Reserve Board and the Office of the Comptroller of the Currency. F.N.B. will also submit an application to the NYSE seeking approval of the listing of the shares of F.N.B. common stock to be issued pursuant to the agreement and plan of merger.

The approval of a merger application by a regulatory authority only means that the regulatory criteria for approval have been satisfied. The process of obtaining regulatory approval would not include a review of the adequacy of the merger consideration. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Public Trading Markets

F.N.B. common stock is listed on the NYSE under the symbol “FNB.” BCSB Bancorp common stock is traded on NASDAQ under the symbol “BCSB.” Upon completion of the merger, BCSB Bancorp common stock will cease to be traded on NASDAQ, and F.N.B. as the surviving company in the merger will cause our common stock to be deregistered under the Securities Exchange Act of 1934. F.N.B. will list the F.N.B. common stock issuable pursuant to the agreement and plan of merger on the NYSE upon receipt of NYSE approval and subject to official notice of issuance.

As reported on the NYSE, the closing price per share of F.N.B. common stock on June 12, 2013 was $11.27. As reported by NASDAQ, the closing price per share of BCSB Bancorp common stock on June 12, 2013 was $16.90. Based on the F.N.B. closing price per share on the NYSE and the exchange ratio, the pro forma equivalent per share value of our common stock was $23.44 as of that date. On [                ] [    ], 2013, the last practicable day before we printed and mailed this proxy statement/prospectus, the closing price per share of F.N.B. common stock on the NYSE was $[            ], resulting in a pro forma equivalent per share value of our common stock of $[            ] as of that date. On [                    ], 2013, the closing price per share of BCSB Bancorp common stock on NASDAQ was $[            ].

Delisting and Deregistration of BCSB Bancorp Common Shares Following the Merger

If the merger is completed, BCSB Bancorp common stock will be delisted from The NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934.

No Dissenters’ Rights

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to dissent from an fundamental corporate change, such as a merger, and to demand that the corporation pay the “fair value” for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the fundamental corporate change. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Maryland General Corporation Law. As a result of one of these exceptions, holders of BCSB Bancorp common stock will not be entitled to dissenters’ appraisal rights in the merger. Maryland law does not make dissenters’ rights available when the only consideration to be received in a merger (other than cash in lieu of fractional shares) is shares of common stock that are listed on a national securities exchange and the common stock of the acquired company are also listed on an exchange. Both the NYSE (on which F.N.B. common stock is listed) and The NASDAQ Global Market (on which BCSB Bancorp common stock are listed) are national securities exchanges.

Litigation Relating to the Merger

On July 12, 2013, Ralph Darr (the “Plaintiff”) filed a purported class action complaint, Case No. 03-C-13007839 OC, in the Circuit Court for Baltimore County, and naming as defendants BCSB Bancorp, its Board of Directors and F.N.B. The Plaintiff alleged that the proposed merger consideration was inadequate and undervalued BCSB Bancorp, that the director defendants breached their fiduciary duties to BCSB Bancorp by approving the proposed merger and that F.N.B. aided and abetted those alleged breaches. The Plaintiff sought an injunction barring the defendants from completing the merger; rescission of the agreement and plan of merger to the extent already implemented or, in the alternative, an award of rescissory damages; an accounting to Plaintiff for all damages caused by the defendants; and an award of the costs and expenses incurred by the Plaintiff in the lawsuit, including a reasonable allowance for counsel fees and expert fees. Earlier, on June 21, 2013, the same Plaintiff had filed an identical purported action against the same defendants in the Circuit Court for Baltimore City, Case No. 24C13004131. However, the Plaintiff dismissed that case without prejudice prior to re-filing the case in Baltimore County Circuit Court. On September 6, 2013, the Plaintiff dismissed the complaint filed in Baltimore County Circuit Court. As of December 6, 2013, the latest practicable date before we printed and mailed this proxy statement/prospectus, there was no litigation pending involving the merger.

THE MERGER AGREEMENT

The following section is a summary of the material provisions of the agreement and plan of merger. The following description of the agreement and plan of merger is subject to, and qualified in its entirety by reference to, the agreement and plan of merger, which we include as Appendix A to this proxy statement/prospectus and incorporate by reference in this proxy statement/prospectus. This summary may not contain all of the information about the agreement and plan of merger that may be important to you. We urge you to read the agreement and plan of merger carefully and in its entirety.

The Merger

The agreement and plan of merger provides for the merger of BCSB Bancorp with and into F.N.B. F.N.B. will be the surviving corporation in the merger and will continue its corporate existence as a Florida corporation, and the separate corporate existence of BCSB Bancorp will cease.

The agreement and plan of merger provides that F.N.B. may at any time change the structure of the merger, unless the change would do any of the following: (A) alter the amount or kind of merger consideration to be provided to the BCSB Bancorp common shareholders, (B) adversely affect the U.S. federal income tax consequences to BCSB Bancorp common shareholders or to either party in the merger, or (C) materially impede or delay consummation of the merger.

The Bank Merger

As soon as practicable after the merger of BCSB Bancorp into F.N.B. is completed, Baltimore County Savings Bank will merge with and into First National Bank of Pennsylvania. First National Bank of Pennsylvania will be the surviving entity in the merger and continue its existence as a national bank, and Baltimore County Savings Bank’s separate existence will cease. Upon completion of the bank merger, the board of directors of First National Bank of Pennsylvania will constitute the board of directors of the combined bank.

Treatment of BCSB Bancorp Common Stock

At the effective time of the merger, each share of BCSB Bancorp common stock that is issued and outstanding immediately prior to the completion of the merger will automatically become the right to receive 2.080 shares of F.N.B. common stock, which we refer to herein as the exchange ratio. In other words, each BCSB Bancorp shareholder will have the right to receive 2.080 shares of F.N.B. common stock in exchange for each share of BCSB Bancorp common stock that he or she owns. Any shares of BCSB Bancorp common stock held by F.N.B., its subsidiaries or BCSB Bancorp’s subsidiaries, and any shares of BCSB Bancorp common stock that BCSB Bancorp holds as treasury shares, will not be converted into shares of F.N.B. common stock and will be cancelled without receipt of any consideration.

If F.N.B. makes a change in its capitalization before the merger is completed, then F.N.B. will make proportionate adjustments to the exchange ratio of 2.080 shares of F.N.B. common stock for each share of common stock of BCSB Bancorp.

Examples of changes in capitalization that would trigger an adjustment are:

•	a stock dividend or distribution on F.N.B. common stock;

•	stock splits and reverse stock splits involving F.N.B. common stock; and

•	a distribution made on F.N.B. common stock in a security that is convertible into F.N.B. capital stock.

F.N.B. will not issue any fractional shares of F.N.B. common stock in the merger. For each fractional share that BCSB Bancorp shareholders would otherwise have the right to receive, F.N.B. will pay an amount in cash, without interest, rounded to the nearest cent, equal to the fractional share held by that shareholder multiplied by the average closing price of F.N.B. common stock for the 20 consecutive trading-day period ending on and including the fifth trading day prior to the effective date of the merger. BCSB Bancorp shareholders will not have the right to receive dividends or other rights with respect to those fractional shares.

Treatment of BCSB Bancorp Stock Options

Upon completion of the merger, each outstanding stock option to purchase shares of BCSB Bancorp common stock pursuant to BCSB Bancorp’s equity-based compensation plans will be converted into an option to purchase a number of shares of F.N.B. common stock (rounded down to the nearest whole share) equal to the number of shares BCSB Bancorp common stock underlying the stock option immediately prior to the merger multiplied by 2.080. A corresponding adjustment will be made to the exercise price (rounded up to the nearest whole cent) of the stock option by dividing the exercise price as in effect immediately prior to the merger by 2.080. The stock option will otherwise have the same terms and conditions that were in effect immediately before completion of the merger.

Treatment of BCSB Bancorp Restricted Share Awards

Upon completion of the merger, each holder of a restricted share award relating to BCSB Bancorp common stock, including those designated as performance share awards, shall be entitled to receive a number of shares of F.N.B. common stock (rounded down to the nearest whole share) equal to the number of shares of BCSB Bancorp common stock subject to the share award multiplied by 2.080. The share award will remain subject to any restrictions, vesting and other terms and conditions provided in the award agreement and the BCSB Bancorp stock plan relating to the award.

Effect of Merger on F.N.B. Stock

The merger will have no effect on F.N.B.’s capital stock. Each share of F.N.B. capital stock that was issued and outstanding immediately before the merger will remain issued and outstanding after the merger is completed.

Articles of Incorporation and Bylaws of the Surviving Corporation

The F.N.B. articles of incorporation and the F.N.B. bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and the bylaws of the surviving corporation.

Board of Directors and Executive Officers of the Surviving Corporation

Upon completion of the merger, the board of directors of F.N.B. will constitute the board of directors of the surviving corporation. The executive officers of F.N.B. will continue as the executive officers of the surviving corporation.

Closing and Effective Time of the Merger

The closing of the merger will take place at the time and on the date chosen by F.N.B. and BCSB Bancorp, which date will be after January 1, 2014. In any case, the closing must take place within five business days after all of the closing conditions specified in the agreement and plan of merger have been satisfied or waived, other than those conditions which by their nature must be satisfied (or waived) at the closing. F.N.B. and BCSB Bancorp may extend the closing date by mutual agreement. The merger will become effective at the time specified in the articles of merger that F.N.B. and BCSB Bancorp file with the Secretary of State of the State of Florida and the State Department of Assessments and Taxation of the State of Maryland.

Exchange and Payment Procedures

As soon as practicable after the merger is completed, F.N.B. will deposit the merger consideration with its exchange agent, Registrar and Transfer Company. Specifically, the deposit will consist of: (A) book entry shares representing the shares of F.N.B. common stock issuable in exchange for the shares of BCSB Bancorp common stock which will be cancelled in the merger, (B) cash in an amount equal to any dividends or distributions which are payable to BCSB Bancorp shareholders in accordance with the agreement and plan of merger, and (C) cash to be paid to BCSB Bancorp shareholders in lieu of fractional shares of F.N.B. common stock.

As soon as practicable after the merger is completed, but in no event later than ten business days after the merger is completed, the exchange agent will mail each holder of record of BCSB Bancorp common stock a letter of transmittal which contains instructions for surrendering their stock certificates. Each holder of a BCSB Bancorp stock certificate, who has surrendered his or her stock certificate to the exchange agent together with properly signed transmittal materials, will be entitled to receive, for each share of BCSB Bancorp common stock he or she holds, 2.080 shares of F.N.B. common stock in book entry form and cash in lieu of any fractional shares of F.N.B. common stock to which the holder would otherwise be entitled. F.N.B. will have no obligation to deliver any shares of F.N.B. common stock or any cash in lieu of fractional shares to any BCSB Bancorp shareholder until the shareholder has surrendered the stock certificates representing his or her shares of BCSB Bancorp common stock.

If a stock certificate has been lost, stolen or destroyed, the exchange agent will issue the F.N.B. common stock payable under the agreement and plan of merger to the shareholder upon receipt of an affidavit by the shareholder regarding the loss of his or her stock certificate. F.N.B. or the exchange agent may require the shareholder to post a bond in a reasonable amount as indemnity against any claim that may be made against F.N.B. or the exchange agent with respect to the shareholder’s lost, stolen or destroyed BCSB Bancorp stock certificate.

BCSB Bancorp stock certificates may be exchanged for shares of F.N.B. common stock and cash in lieu of fractional shares of F.N.B. common stock through the exchange agent for up to 12 months after the completion of the merger. At the end of that period, the exchange agent will return any F.N.B. shares and cash to F.N.B., and holders of BCSB Bancorp stock certificates who did not previously exchange their stock certificates for the merger consideration must apply to F.N.B. for payment of the merger consideration. Neither BCSB Bancorp nor F.N.B. will be liable to any former holder of BCSB Bancorp common stock for any merger consideration that is paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

The exchange agent (or, 12 months after the completion of the merger, F.N.B.) is entitled to deduct and withhold from any cash amounts payable to any BCSB Bancorp common shareholder any amounts that the exchange agent or F.N.B. is required to deduct and withhold under the Internal Revenue Code, or any state, local or foreign tax law or regulation. Any amounts that F.N.B. or the exchange agent withhold will be treated as having been paid to the BCSB Bancorp shareholder.

Once the merger is completed, no transfers on the stock transfer books of BCSB Bancorp will be permitted other than to settle transfers of shares of BCSB Bancorp common stock that occurred prior to the effective time of the merger.

Dividends and Distributions

Following surrender of their BCSB Bancorp stock certificates to the exchange agent, the BCSB Bancorp shareholders will be paid, without interest:

•	at the time of surrender, any dividends or distributions that were declared by BCSB Bancorp on its common stock after June 13, 2013 with a record date prior to the date on which the merger was completed, and that remained unpaid at the time the merger was completed; and

•	at the time of surrender, any cash payable in lieu of a fractional share of F.N.B. common stock to which the shareholder is entitled, and any dividends or distributions that were declared on the F.N.B. common stock with a record date after the date on which the merger was completed, and that became payable before the time of surrender.

Also, at the appropriate payment date, a BCSB Bancorp shareholder who has properly surrendered his or her BCSB Bancorp stock certificates will be paid any dividends or distributions declared on F.N.B. common stock with a record date after the date on which the merger was completed but before the date of surrender.

BCSB Bancorp has agreed that while the merger is pending, it will not declare or pay any dividend or distribution on its capital stock, other than dividends and distributions from a subsidiary of BCSB Bancorp to BCSB Bancorp or a wholly-owned subsidiary of BCSB Bancorp. However, BCSB Bancorp has not paid or declared a dividend in the last three years and no dividends are expected to be declared or paid by BCSB Bancorp prior to the time the merger is completed.

Representations and Warranties

The agreement and plan of merger contains generally reciprocal and customary representations and warranties of F.N.B. and BCSB Bancorp relating to F.N.B.’s and BCSB Bancorp’s businesses. The representations and warranties of BCSB Bancorp and F.N.B. are subject, in some cases, to exceptions and qualifications contained in the agreement and plan of merger and the matters contained in the disclosure schedules that BCSB Bancorp and F.N.B. delivered to each other in connection with the agreement and plan of merger. The representations and warranties in the agreement and plan of merger will not survive the closing date of the merger.

The representations and warranties that BCSB Bancorp and F.N.B. made to each other relate to, among other things, the following:

•	corporate matters, including its due organization, corporate power and authority, and subsidiaries;

•	its capitalization;

•	its corporate power and authority to enter into the agreement and plan of merger, and that its entry into the agreement and plan of merger and completion of the merger will not cause a violation of its organizational documents or applicable laws, a breach of any contract or the acceleration of any of its indebtedness;

•	the governmental filings and consents, authorizations, approvals and exemptions that are required in order to enter into the agreement and plan of merger and complete the merger;

•	its timely filing of reports with bank regulatory authorities and other regulatory entities, and the absence of initiated or pending regulatory proceedings or investigations relating to the business or operations of that party or its subsidiaries;

•	its filings with the SEC, the conformity of its financial statements with U.S. generally accepted accounting principles, and the maintenance of its and its subsidiaries’ books and records in accordance with applicable legal and accounting requirements;

•	any investment bankers’ fees which it is required to pay in connection with the merger;

•	the general manner in which its businesses are conducted, and the absence of any material adverse effect (as defined below) affecting it and its subsidiaries;

•	legal proceedings;

•	tax matters;

•	employee benefit plans;

•	compliance with applicable laws;

•	material contracts;

•	agreements with regulatory agencies;

•	undisclosed liabilities;

•	environmental liabilities;

•	the treatment of the merger as a reorganization for tax purposes;

•	the loans, delinquent loans and nonperforming and classified loans and investments and other assets which are reflected on its books and records;

•	allowances for loan losses; and

•	fiduciary accounts.

BCSB Bancorp made additional representations and warranties regarding:

•	real property;

•	the receipt of an opinion from its financial advisor;

•	the non-applicability of state anti-takeover laws;

•	insurance;

•	investment securities;

•	intellectual property; and

•	its mortgage business.

Certain representations and warranties of F.N.B. and BCSB Bancorp are qualified as to “materiality” or “material adverse effect.” A “material adverse effect,” when used in reference to F.N.B. or BCSB Bancorp, means any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (1) is materially adverse to the business, results of operations or financial condition of that party and its subsidiaries taken as a whole, or (2) materially delays or impairs the ability of that party to complete the merger on a timely basis.

In determining whether a material adverse effect has occurred with respect to the business, results of operations or financial condition of a party and its subsidiaries, we will disregard any effects resulting from:

•	changes in U.S. generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally;

•	changes in laws, rules or regulations of general applicability, or their interpretation by courts or any governmental entity;

•	actions or omissions of that party taken at the request of, or with the prior written consent of, the other party or as required under the agreement and plan of merger;

•	changes, events or developments in the national or world economy or financial or securities markets generally, general economic conditions, or other changes, events or developments that affect banks or their holding companies generally, except for changes that have a materially disproportionate adverse effect on that party relative to other similarly situated participants in the same markets or industries;

•	the completion or public disclosure of the merger, including the resignation of employees, or any impact on the business, expenses incurred in negotiating, documenting and otherwise completing the merger, customer relations, condition or results of operations of that party;

•	any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any associated armed hostilities, and any national or international calamity, disaster or emergency;

•	any changes in interest rates or foreign currency rates;

•	any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which challenges, seeks to prevent, enjoins, alters or delays, or seeks damages as a result of, or in connection with, the merger;

•	any failure by that party to meet any published (whether by that party or a third party research analyst) or internally prepared estimates of revenues or earnings;

•	a decline in the price, or a change in the trading volume of, that party’s common stock on NASDAQ or the NYSE, as applicable; and

•	any matter which the party already disclosed in reasonable detail in the disclosure schedules it delivered to the other party pursuant to the agreement and plan of merger or in its SEC filings, as long as the disclosed matter has not worsened in a materially adverse manner.

This summary and the copy of the agreement and plan of merger attached to this document as Appendix A are included solely to provide investors with information regarding the terms of the agreement and plan of merger. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The agreement and plan of merger contains representations and warranties by F.N.B. and BCSB Bancorp, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the agreement and plan of merger were made solely for the benefit of the parties to the agreement and plan of merger, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement and plan of merger instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the agreement and plan of merger, and in reviewing the representations, warranties and covenants contained in the agreement and plan of merger or any descriptions thereof in this summary, it is important to bear in mind that those representations, warranties and covenants, and any descriptions of those provisions, were not intended by the parties to the agreement and plan of merger to be characterizations of the actual state of facts or condition of F.N.B., BCSB Bancorp or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the agreement and plan of merger, and those subsequent developments may or may not be fully reflected in F.N.B.’s and BCSB Bancorp’s public disclosures. For the foregoing reasons, the representations, warranties and covenants, and any descriptions of those provisions, should not be read alone. They should be read in conjunction with the other information contained in the reports, statements and filings that F.N.B. and BCSB Bancorp publicly file with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” beginning on page [    ].

Covenants and Agreements

F.N.B. and BCSB Bancorp agreed to generally customary covenants that place restrictions on them and their respective subsidiaries until the merger is completed. For example, F.N.B. and BCSB Bancorp agreed to:

•	continue to conduct their businesses and that of their subsidiaries in the same manner in which it has ordinarily been conducted in the past;

•	use their reasonable best efforts to maintain and preserve intact their respective business organizations, employees and advantageous business relationships and retain the services of their key officers and other key employees; and

•	refrain from taking any action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect either party’s ability (A) to obtain any required approvals from any regulatory agency, governmental entity or other person or entity in an expeditious manner, (B) to perform its covenants and agreements under the agreement and plan of merger, or (C) to complete the merger.

BCSB Bancorp also agreed to provide F.N.B. with regular updates and other information about its lending operations, such as:

•	copies of materials presented at meetings of the loan committee of the board of directors of Baltimore County Savings Bank, and minutes of their meetings;

•	a quarterly update of reserves and other allowances for loan losses;

•	notification if a state or federal bank regulatory agency determines that BCSB Bancorp or its subsidiaries are not in compliance with accounting or regulatory requirements for establishing reserves or accounting for delinquent and classified assets, or that their reserves are inadequate or inconsistent with their historical loss experience; and

•	an update of all extensions of credit and “other real estate owned” that have been classified as a credit risk (i.e., other loans specifically mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans, and other words of similar import) by BCSB Bancorp, one of its subsidiaries or a state or federal bank regulatory agency.

BCSB Bancorp further agreed that, except with F.N.B.’s prior written consent, or as the agreement and plan of merger otherwise permits, it will not undertake or permit its subsidiaries to undertake any of the following actions:

•	declare, set aside or pay any dividends or make any other distributions on any shares of the capital stock of BCSB Bancorp, except for dividends and distributions from a subsidiary of BCSB Bancorp to either BCSB Bancorp or a wholly-owned subsidiary of BCSB Bancorp;

•	split, combine or reclassify any capital stock, or issue, or authorize the issuance of, any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of BCSB Bancorp, except upon exercise of outstanding stock options or pursuant to existing agreements or arrangements;

•	purchase, redeem or otherwise acquire any shares of capital stock of BCSB Bancorp or any securities of BCSB Bancorp subsidiaries, or any rights, warrants or options to acquire those securities (except to satisfy tax obligations upon settlement of a share award or exercise of a stock option);

•	grant any stock options, restricted stock awards, performance stock awards, restricted stock units, or other equity or equity-based awards with respect to BCSB Bancorp common stock, except as required by an existing contract, plan or arrangement or policy;

•	grant any person or entity any right to acquire any shares of the capital stock of BCSB Bancorp or issue any additional shares of capital stock or any other securities, except that BCSB Bancorp is free to issue its common stock due to the exercise of BCSB Bancorp stock options;

•	amend its articles of incorporation or bylaws;

•	acquire, or agree to acquire, by merging or consolidating with, or by purchasing any assets or equity securities of, any business or person or entity, except that BCSB Bancorp may continue to acquire assets through foreclosure or inventory, as is customarily done in the ordinary course of its business, if the transactions do not exceed $100,000 in the aggregate;

•	open, acquire, close or sell any bank branches;

•	sell, lease, license, mortgage, dispose of or allow a lien on any of BCSB Bancorp’s properties or assets unless the transaction is customarily done in the ordinary course of its business and does not exceed $100,000 in the aggregate;

•	incur any indebtedness for borrowed money, issue debt securities or assume or guarantee the obligations of any person or entity (other than BCSB Bancorp’s or its subsidiaries’ own obligations), except for:

•	borrowings with a maturity of no more than 30 days (or 90 days in the case of repurchase agreements) under existing credit facilities;

•	renewals, extensions or replacements of those existing credit facilities if (1) they are transactions that are customarily done in the ordinary course of its business, (2) they do not increase the aggregate amount available under the credit facilities, (3) they do not provide for termination fees or pre-payment penalties, (4) they do not contain new provisions limiting BCSB Bancorp’s and its subsidiaries’ ability to terminate or pre-pay those facilities, and (5) they do not contain financial terms which are less advantageous than the existing credit facilities;

•	ordinary advances and reimbursements to employees and endorsements of banking instruments that were made in the ordinary course of business consistent with past practice;

•	make any capital contributions to, or investments in, any person or entity other than BCSB Bancorp’s own wholly-owned subsidiaries;

•	change in any material respect BCSB Bancorp’s accounting methods, except to conform to changes in tax law, U.S. generally accepted accounting principles or regulatory accounting principles or as required by its independent auditors or regulatory agencies;

•	change in any material respect BCSB Bancorp’s underwriting, operating, investment, risk management or other similar policies, procedures or practices, except as required by applicable law, regulatory policies, regulatory agencies and governmental entities;

•	make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or surrender any right to a refund of a material amount of taxes;

•	terminate or waive any material provision of any material contract or obligation;

•	enter into or renew any agreement, except for agreements that may be terminated on notice of 60 days or less without payment of any termination fee or other amount, and which involve less than $50,000 annually;

•	incur any capital expenditure in excess of $100,000 individually or $200,000 in the aggregate;

•	except as required by existing agreements, alter in any material respect any material interest in any business entity in which BCSB Bancorp holds an ownership interest, except if BCSB Bancorp acquired the interest through a foreclosure, settlement in lieu of foreclosure or troubled debt restructuring that is a customary transaction in the ordinary course of its business;

•	pay, discharge or settle any claim, action, litigation, arbitration, proceeding or investigation, unless it is a customary transaction in the ordinary course of its business, and involves only money damages not in excess of $50,000 individually or $100,000 in the aggregate;

•	take any action or knowingly fail to take any action that could be reasonably expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

•	take any action that would be reasonably expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any regulatory agency or other governmental entity that is required to complete the merger;

•	take any action that is intended to or is reasonably likely to result in:

•	any representation or warranty of BCSB Bancorp in the agreement and plan of merger ceasing to be true in any material respect before the merger is completed;

•	any of the conditions precedent to the closing not being satisfied; or

•	a violation of any provision of the agreement and plan of merger;

•	take action to extend credit as described below, if Baltimore County Savings Bank received an objection from F.N.B. within three business days after the bank notified F.N.B. of the proposed extension of credit:

•	make, renew or modify any loan greater than $300,000 that is classified as “substandard,” “doubtful” or “loss”;

•	make, renew or modify any loan greater than $500,000 that is classified as “special mention”;

•	make, renew or modify any loan if the borrower would be indebted to Baltimore County Savings Bank for more than $200,000 on an unsecured or undersecured basis;

•	make any fully-secured loan in which the borrower would be indebted to Baltimore County Savings Bank for more than $2,500,000, unless the loan is secured by a first mortgage on single-family owner-occupied real estate;

•	make, renew or modify any loan secured by an owner-occupied, 1-4 single family residence with a principal balance of more than $750,000;

•	make, renew or modify any loan for the construction of infrastructure or related improvements or any other land or land development-type loan with a principal balance of more than $500,000; and

•	make, renew or modify any loan that does not conform with Baltimore County Savings Bank’s loan policy manual;

•	acquire any loan servicing rights;

•	originate, participate or purchase any new loan that is serviced by a third party or is outside of BCSB Bancorp’s primary market areas in the Baltimore, Harford, Howard, Prince George’s, Anne Arundel, Montgomery, Cecil and Carroll Counties of Maryland and Baltimore City;

•	enter into, amend or renew any employment, consulting, severance or similar agreements or arrangements with any directors, officers or employees of BCSB Bancorp or its subsidiaries, or grant any wage or salary increase or increase any employee benefits or contributions to any BCSB Bancorp benefit plan, make any grants of awards to newly-hired employees or accelerate the vesting of any unvested stock options or stock awards, except in a limited number of circumstances, including the following:

•	BCSB Bancorp may give merit or cost-of-living increases to employees below the level of assistant vice president who would normally be eligible for a merit increase during the period from June 13, 2013 through the closing date of the merger, as long as the total amount of all merit increases does not exceed, in the aggregate, 3.5% of their total base salary compensation;

•	BCSB Bancorp may pay bonuses in accordance with its short-term incentive plan, as long as the bonuses have been accrued according to BCSB Bancorp’s customary and normal practices, and the total amount of all bonuses paid does not exceed the individual and aggregate amounts paid in 2012 increased by 10%;

•	BCSB Bancorp may pay retention bonuses to persons and in amounts that are approved by F.N.B. in consultation with BCSB Bancorp;

•	BCSB Bancorp may renew its employment, severance and supplemental executive retirement agreements with Joseph J. Bouffard, Bonnie M. Klein, David M. Meadows, Anthony R. Cole and Daniel R. Wernecke; and

•	BCSB Bancorp may continue to make normal monthly contributions under its employee stock ownership plan and required contributions under its deferred compensation plan;

•	hire or promote any employee, except that BCSB Bancorp may hire a new employee to fill vacancies which arise after the date of the agreement and plan of merger, as long as the new hire is compensated at a comparable level (with total salary and incentive compensation not to exceed $60,000) and is employed on an “at will” basis;

•	engage in any new loan transaction with any of BCSB Bancorp’s officers or directors or any other related party;

•	purchase any equity securities or purchase any debt securities other than stock of the Federal Home Loan Bank of Atlanta or the Federal Reserve Bank of Richmond or debt securities (i) with a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investors Services, and (ii) having a modified duration not exceeding 3.5 years in the Bloomberg base case;

•	convert the data processing and related information and/or accounting systems of BCSB Bancorp and its subsidiaries;

•	sell, assign, transfer, pledge or otherwise dispose of assets having a book or market value, whichever is greater, that is more than $100,000 in the aggregate, other than certain enumerated transactions which are conducted in the ordinary course of BCSB Bancorp’s and its subsidiaries’ businesses; or

•	agree to take, make any commitment to take or adopt any board of directors’ resolutions in support of any of the prohibited actions listed above.

F.N.B. agreed that until completion of the merger, except with BCSB Bancorp’s prior written consent or as the agreement and plan of merger otherwise permits, F.N.B. will not undertake or permit its subsidiaries to undertake any of the following actions:

•	amend or repeal its articles of incorporation or its bylaws, other than amendments that would not be adverse to BCSB Bancorp or its shareholders or impede F.N.B.’s ability to complete the merger;

•	take any action, or knowingly fail to take any action, that would be reasonably expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

•	take any action that is intended, or is reasonably likely, to result in:

•	any representation or warranty of F.N.B. in the agreement and plan of merger ceasing to be true in any material respect before the merger is completed;

•	any of the conditions precedent to the closing not being satisfied; or

•	a violation of any provision of the agreement and plan of merger;

•	make any material investment in another person or entity that would be reasonably expected to prevent or materially impede or delay the completion of the merger;

•	take any action that would be reasonably expected to materially impede or delay the ability of either party in obtaining any governmental or regulatory approvals required to complete the merger; or

•	agree to take, or make any commitment to take, or adopt any board of directors’ resolutions in support of any of the prohibited actions listed above.

Regulatory Matters

F.N.B. agreed to prepare and file with the SEC, as soon as practicable, a registration statement on Form S-4, of which this proxy statement/prospectus is a part. BCSB Bancorp is responsible for preparing and furnishing information about itself and its directors, officers and shareholders to F.N.B. to include in the registration statement, and for obtaining any needed opinions and consents from its financial advisor and independent auditor. F.N.B. and BCSB Bancorp will use their commercially reasonable efforts to have the registration statement declared effective under the Securities Act of 1933. BCSB Bancorp agreed that it will promptly mail the proxy statement/prospectus to its shareholders once the registration statement is declared effective.

F.N.B. and BCSB Bancorp agreed to cooperate with each other and use their reasonable best efforts to prepare and file all documentation, applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities as may be necessary or advisable to complete the merger. F.N.B. and BCSB Bancorp will consult with each other to obtain all permits, consents, approvals and authorizations from third parties, regulatory agencies and governmental entities and will keep each other apprised as to the status of matters relating to the completion of the merger. However, F.N.B. is not obligated to take any action or accept any restriction as a condition to issuance of regulatory approval if the restriction would be reasonably expected to have a material adverse effect on F.N.B. (after giving effect to the merger). We refer to that type of action or restriction as a “materially burdensome regulatory condition.”

Access to Information

F.N.B. and BCSB Bancorp each agreed that upon reasonable notice and subject to applicable laws relating to the exchange of information, they will provide the other party (and its officers, employees, accountants, counsel and other representatives) reasonable access during normal business hours to all properties, books, contracts, records and personnel as may be reasonably requested. All information so provided will be kept confidential pursuant to pre-existing confidentiality agreements between F.N.B. and BCSB Bancorp.

Shareholder Approval

BCSB Bancorp agreed to hold a meeting of its shareholders for the purpose of obtaining the necessary shareholder vote to adopt the agreement and plan of merger and approve the merger as soon as it is reasonably practicable. In addition, BCSB Bancorp’s Board of Directors agreed (subject to exercise of its fiduciary duties if BCSB Bancorp receives a superior proposal, as discussed later in this summary) to recommend to the shareholders of BCSB Bancorp that they vote in favor of the merger and the agreement and plan of merger.

NYSE Approval

F.N.B. is required to cause the shares of F.N.B. common stock that will be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the completion of the merger.

Employee Benefit Plans

F.N.B. agreed it will take all reasonable action, as soon as administratively practicable after the merger is completed, to allow employees of BCSB Bancorp and its subsidiaries to participate in each F.N.B. employee benefit plan of general applicability to the same extent as similarly situated F.N.B. employees.

To determine the eligibility of the employees of BCSB Bancorp and its subsidiaries to participate in F.N.B. benefit plans, and the vesting of their benefits under F.N.B.’s plans, F.N.B. will credit BCSB Bancorp employees for their length of service with BCSB Bancorp and its subsidiaries, unless recognition of the service credit would result in duplication of benefits.

F.N.B. will cause its medical, dental and health plans, to the extent reasonably practicable and available from its insurers, to:

•	waive any pre-existing condition limitation if those conditions otherwise would be covered under the applicable medical, health and dental plans of F.N.B.; and

•	waive any waiting period limitation or evidence of insurability requirement if the employee already satisfied a similar limitation or requirement under the corresponding BCSB Bancorp plan that he or she participated in prior to the merger.

BCSB Bancorp agreed to terminate the Baltimore County Savings Bank Savings Bank 401(k) Plan immediately before the merger is completed and, together with Baltimore County Savings Bank, to terminate the Baltimore County Savings Bank Employee Stock Ownership Plan and cause the accounts of all persons who are participants and beneficiaries in the ESOP at the time of the completion of the merger to be fully vested upon the completion of the merger. BCSB Bancorp also agreed to freeze or terminate any of its other benefit plans as requested by F.N.B. in a timely manner.

At the closing of the merger, the executive compensation agreements for Joseph J. Bouffard, Anthony R. Cole, Kathy N. Gesswein, Bonnie M. Klein, David M. Meadows, Annette Quigley and Daniel R. Wernecke will be amended to limit the benefits payable under their existing arrangements so as not to permit any excess parachute payments under Section 280G of the Internal Revenue Code. In addition, at the closing of the merger, those officers will enter into agreements with F.N.B. providing for employment or consulting services and/or non-competition/non-solicitation covenants for the benefit of F.N.B. See “Proposal No. 1 — Approval of the Agreement and Plan of Merger and the Merger — Interests of BCSB Bancorp’s Directors and Executive Officers in the Merger” on page [            ] for information about the executive compensation agreements and the proposed amendments. F.N.B. otherwise agreed to honor the obligations of BCSB Bancorp and its subsidiaries to their current and former employees and directors under the BCSB Bancorp benefit plans that F.N.B. continues to maintain. F.N.B. will recognize years of service with BCSB Bancorp and its subsidiaries for purposes of any generally applicable severance policy of F.N.B. or its subsidiaries.

Indemnification and Insurance

F.N.B. agreed it will provide indemnity and defense to current and former directors and officers of BCSB Bancorp and its subsidiaries, and to persons who served in any capacity (e.g., director, officer, employee, trustee, agent) at another entity at the request of BCSB Bancorp or its subsidiaries after the merger is completed and BCSB Bancorp no longer exists. Specifically, if any claim, suit, proceeding or investigation is initiated or threatened against any of those persons because of his or her service to BCSB Bancorp, its subsidiaries or another entity at the request of BCSB Bancorp or its subsidiaries, or the claim, suit, proceeding or investigation relates to the agreement and plan of merger, F.N.B. will indemnify and defend those persons to the fullest extent currently provided under applicable law and the articles of incorporation and bylaws of BCSB Bancorp. F.N.B. agreed it will honor this obligation, regardless of whether the claim, suit, proceeding or investigation arises before or after the completion of the merger.

F.N.B. also agreed to purchase and maintain directors’ and officers’ liability insurance and fiduciary liability insurance that covers the persons who are currently covered by BCSB Bancorp’s directors’ and officer’s liability insurance and fiduciary liability insurance policies. The insurance coverage to be purchased by F.N.B. shall cover acts or omissions that may occur at or before the completion of the merger. F.N.B. is required to maintain this insurance coverage for six years following the completion of the merger. BCSB Bancorp is responsible for the initial cost of purchasing the insurance and F.N.B. is responsible for the cost of maintaining it. However, F.N.B. is not required to pay annual premiums in excess of 150% of the annual premium currently paid by BCSB Bancorp for that insurance. If F.N.B. is unable to maintain BCSB Bancorp’s existing policies or obtain a substitute policy for that amount, F.N.B. will use its commercially reasonable best efforts to obtain the most advantageous coverage available for such amount.

Agreement Not to Solicit Other Offers

As an incentive for F.N.B. to enter into the agreement and plan of merger, BCSB Bancorp agreed not to solicit competing offers. Specifically, BCSB Bancorp agreed:

•	that it will cease any discussions or negotiations regarding other acquisition proposals (as defined below);

•	that it will notify F.N.B. within 24 hours if it receives another acquisition proposal, and that it will provide F.N.B. with a description of the acquisition proposal and identify the third party who is making the proposal; and

•	that it and its officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or facilitate another party to make an acquisition proposal;

•	enter into or participate in any discussions or negotiations with, or furnish any information to another party regarding an acquisition proposal; or

•	approve, recommend or enter into a letter of intent, agreement or other commitment regarding an acquisition proposal from another party.

As used in the agreement and plan of merger, an “acquisition proposal” means any inquiry, proposal, offer, regulatory filing or other disclosure of an intention to:

•	directly or indirectly acquire a substantial (i.e., 20% or more) portion of BCSB Bancorp’s and its subsidiaries’ net revenues, net income or net assets, taken as a whole;

•	directly or indirectly acquire BCSB Bancorp common stock as a result of which the acquirer becomes the owner of 15% or more of BCSB Bancorp common stock;

•	conduct a tender offer or exchange offer that would result in any person beneficially owning 15% or more of any class of capital stock of BCSB Bancorp; or

•	conduct a merger, consolidation, business combination, recapitalization, liquidation or dissolution involving BCSB Bancorp, other than the proposed merger with F.N.B.

However, the agreement and plan of merger allows BCSB Bancorp to consider and participate in discussions and negotiations with respect to an acquisition proposal from another party if:

•	the acquisition proposal is a superior proposal (as defined below);

•	the BCSB Bancorp Board of Directors concluded in good faith, after consultation with its outside legal counsel, that failure to do so would be reasonably expected to result in a breach of its fiduciary duties;

•	at least one business day before providing any information to or entering into any discussions or negotiations with the party that made the superior proposal, BCSB Bancorp notified F.N.B. in writing of the party’s name and the material terms and conditions of the superior proposal; and

•	BCSB Bancorp entered into a confidentiality agreement with the party that made the superior proposal before providing it with any information or data about BCSB Bancorp, and the confidentiality agreement contains confidentiality terms that are no less favorable to BCSB Bancorp than those contained in its confidentiality agreement with F.N.B.

“Superior proposal” means any bona fide, unsolicited written acquisition proposal made by a third party to acquire more than 50% of the outstanding BCSB Bancorp common stock or all or substantially all of BCSB Bancorp’s consolidated assets. In addition, to qualify as a superior proposal, the BCSB Bancorp Board of Directors must determine in good faith that:

•	the proposal contains terms that are more favorable to BCSB Bancorp than the terms of the proposed merger with F.N.B.;

•	the party making the proposal has financing that is fully committed or available to it, if financing is needed to complete the transaction; and

•	the transaction described by the proposal is reasonably capable of being completed.

The Board of Directors’ determination that an acquisition proposal qualifies as a superior proposal must be based on its consultations with its financial advisor and outside legal counsel and must take into account a number of factors, including all legal, financial, regulatory and other aspects of the proposal and the party offering the proposal, any termination fees, expense reimbursement provisions and conditions to consummation.

In any case, the agreement and plan of merger allows the BCSB Bancorp Board of Directors to withdraw or qualify its recommendation of the merger in a manner adverse to F.N.B., or condition or refuse to recommend the merger with F.N.B. if it concludes in good faith, after consultation with its outside legal counsel and financial advisors, that failure to do so would reasonably be expected to breach the directors’ fiduciary duties under applicable law.

Even if the BCSB Bancorp Board of Directors withdraw or qualify their recommendation of the merger with F.N.B., BCSB Bancorp is required to submit the agreement and plan of merger to a vote of its shareholders at a meeting called for that purpose. If this happens, the Board of Directors may submit the agreement and plan of merger to the shareholders without recommendation and communicate the reason(s) for its lack of recommendation. Until the agreement and plan of merger is terminated, the only acquisition proposal BCSB Bancorp may submit to its shareholders is the merger with F.N.B.

Advisory Board

After the merger is completed, F.N.B. will establish a local advisory board to advise F.N.B. regarding F.N.B.’s operations in the areas served by Baltimore County Savings Bank. Three directors of BCSB Bancorp will be invited to serve on the local advisory board. F.N.B. will choose two of those directors and the third will be chosen by mutual agreement of F.N.B. and BCSB Bancorp.

Conditions to Completion of the Merger

The agreement and plan of merger contains a number of closing conditions. BCSB Bancorp and F.N.B. are required to complete the merger only if those conditions are satisfied or, in the alternative (and if legally permissible), the requirement to satisfy the condition is waived by the other party.

The following closing conditions apply to both BCSB Bancorp and F.N.B. In other words, neither party is required to complete the merger unless the conditions listed below are satisfied (or waived).

•	the BCSB Bancorp common shareholders have adopted the agreement and plan of merger and approved the merger by the requisite vote;

•	the shares of F.N.B. common stock to be issued in the merger have been approved for listing on the NYSE;

•	all governmental approvals that the parties are required to obtain to complete the merger have been received (and, in addition, for F.N.B. to be required to completed the merger, none of the regulatory approvals will have resulted in a materially burdensome regulatory condition);

•	the registration statement for the F.N.B. common stock to be issued in the merger has been declared effective under the Securities Act of 1933 and no stop order or proceedings for issuance of a stop order have been initiated or threatened by the SEC; and

•	no law, statute or regulation, or judgment, decree, injunction or order from a court or other governmental entity is in effect that prevents, prohibits or makes illegal the completion of the merger.

In addition, BCSB Bancorp and F.N.B. each have their own separate closing conditions, some of which depend on the other party’s performance to be satisfied:

•	the representations and warranties in the agreement and plan of merger from the other party are true and correct both as of the date of the agreement and plan of merger and as of the closing date (or, if another date is specified in the representation and warranty, as of that other date); however, in the case of most of the representations and warranties, one or more inaccuracies will not cause a failure of the closing condition if the inaccuracies would not be reasonably likely to result in a material adverse effect on the party who made the representation and warranty; and

•	the other party has performed all of its obligations under the agreement and plan of merger in all material respects; and

•	the party has received a legal opinion from its outside counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Neither party can provide assurance as to when, or if, all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither party has any reason to believe that those conditions will not be satisfied.

Termination of the Merger Agreement

The agreement and plan of merger may be terminated at any time before the closing by mutual consent of F.N.B. and BCSB Bancorp. Also, either party, acting alone, has the right to terminate the agreement and plan of merger in any of the following circumstances:

•	the approval of a governmental entity, which is required for completion of the merger, was denied by final and non-appealable action, unless the denial was due to the failure of the terminating party to perform its obligations under the agreement and plan of merger;

•	the merger was not completed by April 30, 2014, unless the failure to complete the merger by that date was due to the failure of the terminating party to perform its obligations under the agreement and plan of merger;

•	the other party breached the agreement and plan of merger to a degree such that the closing conditions would not be satisfied, and the breach cannot or has not been cured by the earlier of April 30, 2014, or the 30th day after written notice of the breach was given; or

•	BCSB Bancorp held a shareholder’s meeting but did not obtain the requisite shareholder vote to adopt the agreement and plan of merger and approve the merger, except that BCSB Bancorp is not allowed to exercise this termination right if it materially breached its obligation to call a shareholders’ meeting for that purpose as soon as reasonably practicable after the registration statement on Form S-4 containing this proxy statement/prospectus was declared effective by the SEC, or if the BCSB Bancorp Board of Directors failed to make the recommendation that the shareholders adopt the agreement and plan of merger and approve the merger.

In addition to the termination rights above, F.N.B. may terminate the agreement and plan of merger at any time before the special meeting of BCSB Bancorp shareholders if:

•	BCSB Bancorp breached its agreement not to solicit other acquisition proposals in a manner materially adverse to F.N.B.;

•	the BCSB Bancorp Board of Directors failed to recommend the agreement and plan of merger and the merger to the shareholders, or changed, withdrew, modified, qualified or conditioned its recommendation of the merger in a manner adverse to F.N.B.;

•	the BCSB Bancorp Board of Directors recommended approval of another acquisition proposal; or

•	BCSB Bancorp failed to convene and hold the special meeting of shareholders to vote on the proposal to adopt the agreement and plan of merger and approve the merger.

In addition to the termination rights above, BCSB Bancorp may terminate the agreement and plan of merger at any time before the special meeting:

•	in order to enter into an unsolicited acquisition proposal that its Board of Directors has concluded in good faith, in consultation with its legal and financial advisors, is a superior proposal, as long as BCSB Bancorp has given F.N.B. five business days’ prior notice, during which time F.N.B. may propose adjustments to the terms and conditions of the merger so that the other offer is no longer considered a superior proposal, and has paid F.N.B. the termination fee described below; or

•	if there is a substantial decline in F.N.B.’s stock price that is not generally experienced by comparable banks, as described in detail below.

The operation of the conditions permitting BCSB Bancorp to terminate the agreement and plan of merger based on a decrease in the market price of F.N.B. common stock reflects the parties’ agreement that BCSB Bancorp’s shareholders will assume the risk of a decline in value of F.N.B. common stock to $8.57 per share under any circumstances and will assume the risk of a more significant decline in value of F.N.B.’s common stock, unless the percentage decline from $11.42 (which was the average closing value of a share of F.N.B. common stock during the ten trading day period ending on June 12, 2013) to the average closing price of FNB common stock during the ten trading day period immediately preceding the Determination Date is more than 20% greater than the percentage decrease, if any, in the average closing price of the SNL Mid Cap U.S. Bank Index from June 13, 2013 to the Determination Date, using the ten trading days preceding each date to determine the average closing price of the SNL Mid Cap U.S. Bank Index. The purpose of this agreement is that a decline in the value of F.N.B. common stock which is comparable to the decline in the value of an index of comparable publicly-traded stocks is indicative of a broad-based change in market and economic conditions that affect the financial services industry generally instead of factors which affect the value of F.N.B. common stock in particular.

Specifically, BCSB Bancorp may terminate the agreement and plan of merger during the five-day period beginning on the date that is the first to occur of: (A) the first date on which all required bank regulatory approvals have been received, or (B) the date on which BCSB Bancorp stockholders approve the agreement and plan of merger and the merger (such first occurring date being the “Determination Date”) if all of the following occur:

(i)	the average daily closing price of a share of F.N.B. common stock during the ten trading days immediately preceding the Determination Date (the “F.N.B. Market Value”) is less than 75% of $11.42;

(ii)	the number obtained by dividing the F.N.B. Market Value by $11.42 is less than the quotient obtained by dividing the average closing price of the SNL Mid Cap U.S. Bank Index during the ten-trading day period immediately preceding the Determination Date by 247.73 (which was the average closing value of the SNL Mid Cap U.S. Bank Index during the ten trading day period ending on June 12, 2013), minus 0.20; and

(iii)	during the five-business day period commencing on the Determination Date, a majority of the BCSB Bancorp Board of Directors votes to terminate the agreement and plan of merger.

Even if the first two conditions described above are met, the BCSB Bancorp Board of Directors may elect not to terminate the agreement and plan of merger. Any decision to terminate the agreement and plan of merger will be made by the BCSB Bancorp Board of Directors in light of all of the circumstances existing at the time. Prior to making any decision to terminate the agreement and plan of merger, the BCSB Bancorp Board of Directors would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision.

The operation and effect of the provisions of the agreement and plan of merger dealing with a decline in the market price of F.N.B. common stock may be illustrated by the following three scenarios:

(1)	One scenario is that the FNB Market Value is above $8.57. In this event, BCSB Bancorp would not have the right to terminate the agreement and plan of merger.

(2)	A second scenario is that the FNB Market Value is less than $8.57 but that the percentage decline in the price of FNB common stock from the initial measurement price of $11.42 is not more than 20% greater than the percentage decline, if any, in the closing price of the SNL Mid Cap U.S. Bank Index. Under this scenario, BCSB Bancorp would not have the right to terminate the agreement and plan of merger.

(3)	A third scenario is that the FNB Market Value is less than $8.57 and the percentage decline in the price of FNB common stock from the initial measurement price is more than 20% greater than the decline in the closing price of the SNL Mid Cap U.S. Bank Index. Under this scenario, BCSB Bancorp would have the right, but not the obligation, to terminate the agreement and plan of merger.

Amendment of the Merger Agreement; Waiver

The parties may amend the agreement and plan of merger by a written agreement authorized by each of their boards of directors, and either party may waive a requirement for the other party to comply with any provision in the agreement and plan of merger. However, once BCSB Bancorp’s shareholders have approved the merger, the agreement and plan of merger may not be amended except as permitted under applicable law, and any waiver that changes the form or amount of the merger consideration will require the approval of BCSB Bancorp’s shareholders.

Termination Fee

If the agreement and plan of merger is terminated under any of the circumstances described below, BCSB Bancorp must pay F.N.B. a termination fee of $3.25 million.

•	F.N.B. terminated the agreement and plan of merger before the special meeting of BCSB Bancorp shareholders for any of the following reasons: (A) the BCSB Bancorp Board of Directors failed to recommend the agreement and plan of merger and the merger to the shareholders, or the board changed, withdrew, modified, qualified or conditioned its recommendation of the agreement and plan of merger and the merger in a manner adverse to F.N.B.; (B) BCSB Bancorp solicited another acquisition proposal in a manner materially adverse to F.N.B.; (C) the BCSB Bancorp Board of Directors recommended approval of another acquisition proposal; or (D) BCSB Bancorp materially breached its obligation to convene and hold the special meeting of its shareholders to adopt the agreement and plan of merger and approve the merger;

•	BCSB Bancorp terminated the agreement and plan of merger in order to enter into an unsolicited acquisition proposal that the BCSB Bancorp Board of Directors concluded was a superior proposal;

•	the agreement and plan of merger was terminated by either party for any reason permitted under the agreement and plan of merger after a tender offer or exchange offer for 25% or more of BCSB Bancorp’s common stock was initiated, and BCSB Bancorp did not send its shareholders, within 10 days after the commencement of the offer, a statement that its Board of Directors recommends the rejection of the tender offer or exchange offer; or

•	at a time when another acquisition proposal was being offered to or pending with BCSB Bancorp, F.N.B. terminated the agreement and plan of merger for any of the reasons given below, and within 12 months after that termination, BCSB Bancorp was acquired by another party (whether by merger, an acquisition of substantially all of BCSB Bancorp’s assets, or an acquisition of more than 50% of the outstanding BCSB Bancorp common stock).

•	the closing conditions which depend on the accuracy of BCSB Bancorp’s representations and warranties or BCSB Bancorp’s performance of its obligations under the agreement and plan of merger could not be satisfied due to a breach by BCSB Bancorp;

•	the merger did not occur before April 30, 2014; or

•	the requisite shareholder vote to approve the merger was not obtained at the special meeting called for that purpose, or any adjournment or postponement of that meeting.

In addition, if a party breaches any of its representations and warranties or performance obligations to a degree that would prevent a closing condition from being satisfied, and the other party terminates the agreement and plan of merger as a result, the breaching party must pay the out-of-pocket expenses incurred by the terminating party in connection with the merger (including fees of legal counsel, financial advisors and accountants), up to a maximum amount of $500,000. However, if BCSB Bancorp becomes liable for payment of the termination fee, it will not also be liable for the payment of F.N.B.’s out-of-pocket expenses.

Expenses

In general, F.N.B. and BCSB Bancorp each are responsible for the expenses which it incurs in connection with the negotiation and completion of the merger. However, the SEC registration fee associated with filing the Form S-4 registration statement and the costs and expenses of printing and mailing this proxy statement/prospectus will be shared equally by the parties.

OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

Voting Agreements

The following description of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement, which we include as Appendix B to this proxy statement/prospectus and incorporate by reference in this proxy statement/prospectus. We urge you to read the form of voting agreement carefully and in its entirety.

In connection with the agreement and plan of merger, F.N.B. entered into voting agreements with BCSB Bancorp’s directors, namely: Joseph J. Bouffard, H. Adrian Cox, Henry V. Kahl, William J. Kappauf, Jr., Michael J. Klein, Richard J. Lashley, William M. Loughran, Ernest A. Moretti and John J. Panzer, Jr. In the voting agreements, each of these shareholders has agreed to vote all of his shares of BCSB Bancorp common stock in favor of approval of the agreement and plan of merger and the merger.

In addition, except under limited circumstances, these shareholders also agreed not to sell, assign, transfer or otherwise dispose of or encumber their shares of BCSB Bancorp common stock prior to the record date for the special meeting of the BCSB Bancorp shareholders called for the purpose of voting on the approval of the agreement and plan of merger and the merger. The voting agreements terminate immediately upon the earlier of the completion of the merger, the termination of the agreement and plan of merger in accordance with its terms, or the mutual written agreement of F.N.B. and the shareholder.

As of December 6, 2013, there were 455,571 shares of BCSB Bancorp common stock subject to the voting agreements (excluding options), which represented approximately 14.3% of the outstanding shares of BCSB Bancorp common stock as of that date.

ACCOUNTING TREATMENT

F.N.B. will account for the merger as an “acquisition,” as that term is used under U.S. generally accepted accounting principles, or GAAP, for accounting and financial reporting purposes. Under acquisition accounting, our assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of F.N.B. Any excess of the purchase price over the fair values will be recorded as goodwill. Financial statements of F.N.B. issued after the merger will include these fair values and our results of operations from the effective time of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion summarizes the material U.S. federal income tax consequences of the merger that apply generally to “U.S. holders” (as defined below) of BCSB Bancorp common stock and, subject to the limitations and qualifications described herein, represents the opinion of Reed Smith LLP, counsel to F.N.B., and Kilpatrick Townsend & Stockton LLP, counsel to BCSB Bancorp. This discussion is based on the Internal Revenue Code, judicial decisions and administrative regulations and interpretations in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Accordingly, the U.S. federal income tax consequences of the merger to the holders of BCSB Bancorp common stock could differ from those described below.

For purposes of this discussion, a U.S. holder is a beneficial owner of BCSB Bancorp common stock who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Department of Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of BCSB Bancorp common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of BCSB Bancorp common stock, you should consult your tax advisor.

This discussion assumes that you hold your shares of BCSB Bancorp common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of BCSB Bancorp common stock in light of their particular circumstances, nor does it address the U.S. federal income tax consequences to holders of BCSB Bancorp common stock that are subject to special rules, including:

•	dealers in securities or foreign currencies;

•	tax-exempt organizations;

•	persons who are not U.S. holders;

•	financial institutions;

•	retirement plans;

•	insurance companies;

•	expatriates or holders who have a “functional currency” other than the U.S. dollar;

•	pass-through entities and investors in those entities;

•	holders who acquired their shares in connection with the exercise of stock options or other compensatory transactions or through exercise of warrants;

•	holders who hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk management transaction; and

•	traders in securities that elect to use the mark-to-market method of accounting.

In addition, this discussion does not address any alternative minimum tax, U.S. federal estate or gift tax, or foreign, state or local tax consequences. Neither F.N.B. nor we have obtained or sought to obtain a ruling from the IRS regarding any matter relating to the merger and no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of this discussion. We urge holders to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws in light of their own situations.

The closing of the merger is conditioned upon the delivery of opinions of Reed Smith LLP and Kilpatrick Townsend & Stockton LLP, dated the closing date of the merger, to the effect that, based on U.S. federal income tax law in effect as of the date of such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, in connection with the filing of the proxy statement/prospectus of which this document is a part, each of Reed Smith LLP and Kilpatrick Townsend & Stockton LLP has delivered an opinion to F.N.B. and us, respectively, to the same effect as the opinions described above. An opinion of counsel is not binding on the IRS or any court. In rendering their respective opinions, Reed Smith LLP and Kilpatrick Townsend & Stockton LLP will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the agreement and plan of merger and this proxy statement/prospectus. The opinions will also rely upon certain representations and covenants made by the management of F.N.B. and us and will assume that these representations are true, correct and complete, and that F.N.B. and BCSB Bancorp, as the case may be, will comply with these covenants. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not satisfied, it could adversely affect the opinions.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. federal income tax consequences of the merger to holders of BCSB Bancorp common stock are as follows.

Exchange of BCSB Bancorp common stock for F.N.B. common stock. Each holder of BCSB Bancorp common stock who receives F.N.B. common stock in the merger generally will not recognize gain or loss (except to the extent of cash received in lieu of fractional shares, as discussed below).

In general, the aggregate tax basis in the shares of F.N.B. common stock that BCSB Bancorp shareholders will receive upon the merger will equal such holders’ aggregate tax basis in the shares of BCSB Bancorp common stock surrendered, decreased by the amount of basis allocated to any fractional share such holder was deemed to receive and subsequently sell. A BCSB Bancorp shareholder’s holding period for the shares of F.N.B. common stock that are received in the merger, including any fractional share deemed received and sold as described below, generally will include such holder’s holding period for the shares of BCSB Bancorp common stock surrendered in the merger. The amount of F.N.B. common stock received in the merger includes any fractional share of F.N.B. common stock deemed to be received prior to the exchange of such fractional share for cash. See “— Cash Received in Lieu of a Fractional Share” below.

If U.S. holders of BCSB Bancorp common stock acquired different blocks of shares of BCSB Bancorp common stock at different times or at different prices, such holders’ basis and holding period in their shares of F.N.B. common stock may be determined with reference to each block of shares of BCSB Bancorp common stock. Any such holders should consult their tax advisors regarding the manner in which shares of F.N.B. common stock received in the exchange should be allocated among different blocks of shares of BCSB Bancorp common stock and with respect to identifying the bases or holding periods of the particular shares of F.N.B. common stock received in the merger. Because these rules are complex, we recommend that each BCSB Bancorp shareholder who may be subject to these rules consult his, her, or its own tax advisor.

Cash Received in Lieu of a Fractional Share. BCSB Bancorp shareholders who receive cash instead of fractional shares of F.N.B. common stock will be treated as having received the fractional shares in the merger and then as having exchanged the fractional shares for cash. These holders will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the fractional shares. The gain or loss will be capital gain or loss and long-term capital gain or loss if the holder has held the shares of BCSB Bancorp common stock exchanged for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Backup Withholding. Non-corporate holders of our shares may be subject to information reporting and backup withholding at a rate of 28% on any cash payments in lieu of fractional shares received in 2013. Generally, backup withholding will not apply, however, if a holder of BCSB Bancorp common stock:

•	furnishes a correct taxpayer identification number to the exchange agent and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal received; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax, and will generally be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the holder furnishes the required information to the IRS.

Reporting Requirements. A significant holder of our shares for U.S. federal income tax purposes who receives shares of F.N.B. common stock upon completion of the merger will be required to retain records pertaining to the merger and to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. For this purpose, a BCSB Bancorp shareholder is only a significant holder if the person owns at least 5% of our outstanding shares or has a basis of $1,000,000 or more in our shares. Such statement must include the holder’s tax basis in and fair market value of our shares surrendered in the merger.

THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

INFORMATION ABOUT F.N.B. CORPORATION

F.N.B. Corporation, headquartered in Hermitage, Pennsylvania, is a regional diversified financial services company operating in six states and three major metropolitan areas including Pittsburgh, PA, where it holds the number three retail deposit market share, Baltimore, MD and Cleveland, OH. As of September 30, 2013, F.N.B. has total assets of $12.8 billion and more than 250 banking offices throughout Pennsylvania, Ohio, West Virginia and Maryland. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, asset based lending, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance. F.N.B. also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.

As of September 30, 2013, F.N.B. had community banking offices in Pennsylvania, eastern Ohio, central Maryland and northern West Virginia, a leasing company and an insurance agency. First National Bank of Pennsylvania offers the services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. First National Bank of Pennsylvania also offers various alternative investment products, including mutual funds and annuities. As of September 30, 2013, First National Bank of Pennsylvania had total assets, total liabilities and total shareholders’ equity of approximately $12.6 billion, $11.0 billion and $1.6 billion, respectively.

Regency Finance, F.N.B.’s consumer finance subsidiary, has 21 offices in Pennsylvania, 19 offices in Tennessee, 16 offices in Ohio, and 15 offices in Kentucky. Regency Finance principally makes personal installment loans to individuals and purchases installment sales finance contracts from retail merchants.

Another F.N.B. subsidiary, First National Trust Company, provides a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates. First National Trust Company had approximately $3.0 billion of assets under management as of September 30, 2013.

First National Investment Services Company, LLC offers a broad array of investment products and services for wealth management customers through a networking relationship with a brokerage firm. F.N.B. Investment Advisors, Inc., an investment advisor registered with the SEC, offers wealth management customers objective investment programs featuring mutual funds, annuities, stocks and bonds.

F.N.B.’s insurance segment operates principally through First National Insurance Agency, LLC, or FNIA. FNIA is a full-service insurance agency offering a broad line of commercial and personal insurance through major carriers to businesses and individuals primarily within F.N.B.’s geographic markets.

F.N.B.’s insurance segment also includes a reinsurance subsidiary, Penn-Ohio Life Insurance Company, which underwrites, as a reinsurer, credit life and accident and health insurance sold by F.N.B.’s lending subsidiaries. In addition, First National Bank of Pennsylvania has a direct subsidiary, First National Corporation, a Pennsylvania corporation, that offers title insurance products.

The address of the principal executive offices of F.N.B. is One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. F.N.B.’s telephone number is (724) 981-6000, and its Internet address is www.fnbcorporation.com. The information on F.N.B.’s website is not part of this proxy statement/prospectus. For additional information about F.N.B., see “Where You Can Find More Information,” beginning on page [    ].

INFORMATION ABOUT BCSB BANCORP

General

BCSB Bancorp, Inc. BCSB Bancorp, a Maryland corporation, is the holding company for Baltimore County Savings Bank, a Maryland-chartered commercial bank. BCSB Bancorp’s primary asset is its investment in Baltimore County Savings Bank. BCSB Bancorp is engaged in the business of directing, planning, and coordinating the business activities of Baltimore County Savings Bank. BCSB Bancorp does not maintain offices separate from those of Baltimore County Savings Bank or employ any persons other than officers of Baltimore County Savings Bank who are not separately compensated for such service. At June 30, 2013, BCSB Bancorp had total assets of $637.9 million, total deposits of $560.0 million and stockholders’ equity of $51.6 million.

BCSB Bancorp’s and Baltimore County Savings Bank’s executive offices are located at 4111 E. Joppa Road, Suite 300, Baltimore, Maryland 21236, and its main telephone number is (410) 256-5000.

Baltimore County Savings Bank. Baltimore County Savings Bank is a community-oriented Maryland-chartered commercial bank dedicated to serving the financial service needs of consumers and businesses within its market area, which consists of the Baltimore metropolitan area. Baltimore County Savings Bank is subject to extensive regulation, examination and supervision by the “Federal Reserve Board and the State of Maryland Office of the Commissioner of Financial Regulation, its primary regulators, and the FDIC, its deposit insurer. Baltimore County Savings Bank attracts deposits from the general public and invests these funds in loans secured by first mortgages on owner-occupied, single-family residences in its market area and other real estate loans consisting of commercial real estate loans, construction loans and single-family rental property loans. Baltimore County Savings Bank also originates consumer loans and commercial loans. Baltimore County Savings Bank derives its income primarily from interest earned on these loans, and to a lesser extent, interest earned on investment securities and mortgage-backed securities. Baltimore County Savings Bank operates out of its main office in Baltimore County, Maryland and 17 branch offices in Baltimore County, Harford County and Howard County in Maryland.

Available Information

BCSB Bancorp and Baltimore County Savings Bank maintain an Internet website at http://www.baltcosavings.com. BCSB Bancorp makes available on its website Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to such reports filed with the Securities and Exchange Commission as well as other information related to BCSB Bancorp, free of charge. SEC reports are available on this site as soon as reasonably practicable after electronically filed. The internet website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement/prospectus.

Market Area

Baltimore County Savings Bank’s market area consists of the Baltimore metropolitan area. At June 30, 2013, management estimates that more than 95% of deposits and lending came from its market area.

The economy of Baltimore County Savings Bank’s market area is a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance related employment. This partially mitigates the risk associated with a decline in any particular economic sector. The diversification as noted helped to mitigate the impact of the economic recession experienced during fiscal 2009, as Maryland’s unemployment remained well below the national unemployment rate. With our market area located adjacent to major transportation corridors and Washington, DC, the Baltimore metropolitan area provides a diversified broad economic base. According to the Baltimore County Department of Economic Development, the overwhelming majority of Baltimore County’s employees work in the private sector. Government also provides a significant portion of Baltimore County’s jobs, with self-employed providing the remaining employment. Select employers include the U.S. Social Security Administration, T. Rowe Price, Stanley Black and Decker and McCormick & Company. Harford County continues to experience strong economic growth while maintaining a strong government presence. Aberdeen Proving Grounds (“APG”) is a major employer both in the military and civilian capacity. Harford County and the entire Baltimore metropolitan area have recently benefited from the Base Realignment or Closure Commission’s (“BRAC”) decision to shift several thousand U.S. Department of Defense jobs to APG.

Lending Activities

General. Baltimore County Savings Bank’s gross loan portfolio excluding loans held for sale totaled $330.7 million at June 30, 2013, representing 51.8% of total assets at that date. At June 30, 2013, $66.1 million, or 20.0% of Baltimore County Savings Bank’s gross loan portfolio, consisted of single-family, residential mortgage loans. Other loans secured by real estate include construction loans, single-family rental property and commercial real estate loans, which amounted to $23.6 million, $59.9 million and $139.3 million, respectively, or 7.1%, 18.1% and 42.1%, respectively, of Baltimore County Savings Bank’s gross loan portfolio at June 30, 2013. Baltimore County Savings Bank also originates consumer loans, consisting primarily of home equity lines of credit, which totaled $32.7 million or 9.9%, of Baltimore County Savings Bank’s gross loan portfolio. Other lending activities include commercial lines of credit, which totaled $7.3 million, or 2.2% of Baltimore County Savings Bank’s gross loan portfolio.

Loan Portfolio Composition. The following table sets forth selected data relating to the composition of Baltimore County Savings Bank’s loan portfolio (including Loans available for sale) by type of loan at the dates indicated. At June 30, 2013, Baltimore County Savings Bank had no concentrations of loans exceeding 10% of gross loans other than as disclosed below.

	June 30, 2013		At September 30,
			2012		2011		2010		2009		2008
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Real Estate Loans:
Single-family residential(1)	$66,111	19.99%	$77,629	22.33%	$92,924	24.77%	$118,120	29.69%	$140,991	34.48%	$165,341	40.47%
Single-family rental property loans	59,943	18.12	62,111	17.87	64,715	17.25	70,662	17.77	51,698	12.64	41,819	10.24
Commercial	139,296	42.11	141,364	40.67	142,630	38.03	136,573	34.34	136,106	33.29	127,596	31.23
Construction(2)	23,596	7.13	21,396	6.16	29,377	7.83	23,800	5.98	28,869	7.06	24,967	6.11
Commercial lines of credit	7,268	2.20	9,952	2.86	7,919	2.11	7,986	2.01	8,832	2.16	8,328	2.04
Commercial leases	—	—	20	.01	312	.08	1,225	.31	2,855	.70	4,612	1.13
Commercial loans secured	156	.05	71	.02	501	.13	880	.22	296	.07	—	—
Commercial loans unsecured	54	.02	60	.02	69	.02	78	.02	322	.08	329	.08

Consumer Loans:
Automobile	224	.07	437	.12	1,009	.27	2,544	.64	7,322	1.79	15,490	3.79
Home equity lines of credit	32,653	9.87	32,840	9.45	33,649	8.97	33,840	8.51	29,167	7.13	17,914	4.39
Other	1,445	.44	1,714	.49	2,007	.54	2,015	.51	2,443	.60	2,124	.52

	330,746	100.00%	347,594	100.00%	375,112	100.00%	397,723	100.00%	408,901	100.00%	408,520	100.00%

Add:
Purchase accounting premium (net)	—		—		—		—		62		158
Less:
Undisbursed portion of loans in process	9,457		6,467		5,304		2,042		3,664		4,595
Deferred loan origination fees and (costs)	(209)		38		193		97		234		408
Unearned interest	1		3		4		17		127		534
Allowance for loan losses	5,669		5,470		4,768		6,634		3,927		2,672

Total	$315,828		$335,616		$364,843		$388,933		$401,011		$400,469

(1)	Includes fixed-rate second mortgage loans and loans available for sale.
(2)	Includes acquisition and development loans.

Loan Maturity Schedules. The following table sets forth certain information at September 30, 2012 regarding the dollar amount of loans maturing in Baltimore County Savings Bank’s portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The table does not include any estimate of prepayments which significantly shorten the average life of mortgage loans and may cause Baltimore County Savings Bank’s repayment experience to differ from that shown below.

	Due in 1 Year or Less	Due 1 Through 5 Years	Due After 5 Years	Total
	(In thousands)
Real Estate Loans
Single-family residential	$102	$4,154	$73,373	$77,629
Single-family rental property	2,454	13,247	46,410	62,111
Commercial	5,721	46,796	88,847	141,364
Construction	10,438	3,221	7,737	21,396
Commercial lines of credit	5,740	597	3,615	9,952
Commercial leases	20	—	—	20
Commercial loans secured	71	—	—	71
Commercial loans unsecured	—	—	60	60
Consumer:
Automobile	90	347	—	437
Home equity lines of credit	—	15	32,825	32,840
Other	281	526	907	1,714

Total	$24,917	$68,903	$253,774	$347,594

The following table sets forth at September 30, 2012, the dollar amount of all loans due beyond one year after September 30, 2012 which have predetermined interest rates and have floating or adjustable interest rates.

	Predetermined Rate	Floating or Adjustable Rates
	(In thousands)
Real Estate loans:
Single-family residential	$75,923	$1,604
Single-family rental property	34,335	25,322
Commercial	80,371	55,272
Construction	812	10,146
Commercial lines of credit	4,212	—
Commercial leases	—	—
Commercial loans secured	—	—
Commercial loans unsecured	60	—
Consumer:
Automobiles	347	—
Home equity lines of credit	—	32,840
Other	1,348	85

Total	$197,408	$125,269

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give Baltimore County Savings Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

Originations, Purchases and Sales of Loans. Baltimore County Savings Bank generally has authority to originate and purchase loans secured by real estate located throughout the United States. Consistent with its emphasis on being a community-oriented financial institution, Baltimore County Savings Bank concentrates its lending activities in its market area.

The following table sets forth certain information with respect to Baltimore County Savings Bank’s loan origination, purchase and sale activity for the periods indicated.

	Nine Months Ended June 30,		Year Ended September 30,
	2013	2012	2012	2011	2010
	(In thousands)
Loans originated:
Real Estate Loans:
Single-family residential	$11,987	$5,770	$9,071	$8,392	$7,244
Single-family rental property	2,604	1,601	2,337	2,682	18,773
Commercial	24,281	8,119	11,136	22,776	15,092
Construction	5,874	10,467	10,865	11,084	509
Commercial lines of credit	367	803	645	811	4,863
Commercial loans secured	—	—		236	1,015
Commercial leases	—	—		—	—
Consumer:
Automobile	122	111	103	100	309
Home equity lines of credit	5,465	3,700	5,952	6,583	10,926
Other	250	266	842	959	575

Total loans originated	$50,950	$30,837	$40,951	$53,623	$59,306

Loans purchased:
Real estate loans	$8,750	$—	$—	$3,700	$—

Total loans purchased	$8,750	$—	$—	$3,700	$—

Loans sold:
Whole loans	$—	$—	$10,399	$14,339	$5,720
Participation loans	8,998	4,950	4,950	3,400	86

Total loans sold	$8,998	$4,950	$15,349	$16,630	$5,806

Baltimore County Savings Bank’s loan originations are derived from a number of sources, including business referrals, depositors, borrowers, our website, and advertising, as well as walk-in customers. Baltimore County Savings Bank’s solicitation programs consist of advertisements in local media, in addition to occasional participation in various community organizations and events. Real estate loans are originated by Baltimore County Savings Bank’s loan personnel. Automobile loans are originated by Baltimore County Savings Bank’s loan personnel and loan applications are accepted at Baltimore County Savings Bank’s offices.

Loan Underwriting Policies. Baltimore County Savings Bank’s lending activities are subject to Baltimore County Savings Bank’s written, non-discriminatory underwriting standards and to loan origination procedures prescribed by Baltimore County Savings Bank’s Board of Directors and its management. Detailed loan applications are obtained to determine the borrower’s ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Loans are approved based on a loan authority matrix, which is governed by the type of loan and the loan amount. Levels of approval are the loan officer, officers’ loan committee, which includes the President, Chief Financial Officer, Executive Vice President in charge of lending, Executive Vice President of Operations, the Treasurer, a directors loan committee, and the full Board. Individual officers of Baltimore County Savings Bank have been granted authority by the Board of Directors to approve loans up to varying specified dollar amounts, depending upon the type of loan. Applications for single-family owner occupied real estate loans generally are underwritten and closed in accordance with the standards of the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant’s employment, income and credit standing. If a proposed loan is to be secured by a deed of trust or a mortgage on real estate, an appraisal of the real estate is generally undertaken by an appraiser approved by Baltimore County Savings Bank and licensed by the State of Maryland. In the case of single-family residential mortgage loans, except when Baltimore County Savings Bank becomes aware of a particular risk of environmental contamination, Baltimore County Savings Bank generally does not obtain a formal environmental report on the real estate at the time a loan is made. A formal environmental report may be required in connection with a commercial real estate loan.

It is Baltimore County Savings Bank’s policy to record a lien on the real estate securing a loan and to obtain title insurance, which ensures that the property is free of prior encumbrances and other possible title defects. Borrowers must also obtain hazard insurance policies prior to closing. When the property is in a flood plain as designated by Federal Emergency Management Agency, Baltimore County Savings Bank requires adequate flood insurance prior to settlement of the loan.

With respect to single-family residential mortgage loans, Baltimore County Savings Bank makes a loan commitment of between 30 and 60 days for each loan approved. If the borrower desires a longer commitment, the commitment may be extended for good cause and upon written approval.

Baltimore County Savings Bank is permitted to lend up to 95% of the lesser of the appraised value or the purchase price of the real property securing a mortgage loan. However, if the amount of a residential loan originated or refinanced exceeds 80% of the appraised value, Baltimore County Savings Bank’s policy is to obtain private mortgage insurance at the borrower’s expense on the principal amount of the loan. Baltimore County Savings Bank will make a single-family residential mortgage loan with up to a 95% loan-to-value ratio if the required private mortgage insurance is obtained. Baltimore County Savings Bank generally limits the loan-to-value ratio on commercial real estate mortgage loans to 80%. Baltimore County Savings Bank generally limits the loan-to-value ratio on single-family rental property loans to 65%. Home equity loans are made in amounts which, when added to any senior indebtedness, do not exceed 80% of the value of the property, although the majority of home equity loans have a loan to value ratio of 80% or less.

Under Maryland law, the maximum amount that Baltimore County Savings Bank is permitted to lend to any one borrower and his or her related interests may generally not exceed 10% of Baltimore County Savings Bank’s unimpaired capital and surplus, which is defined to include Baltimore County Savings Bank’s capital, surplus, retained earnings and 50% of its reserve for possible loan losses. By interpretive ruling of the State of Maryland Office of the Commissioner of Financial Regulation, Maryland banks have the option of lending up to the amount that would be permissible for a national bank, which is generally 15% of unimpaired capital and surplus (defined to include a bank’s total capital for regulatory capital purposes plus any loan loss allowances not included in regulatory capital). Under this authority, Baltimore County Savings Bank would have been permitted to lend up to $10.3 million to any one borrower at June 30, 2013. At June 30, 2013, Baltimore County Savings Bank had no lending relationships in excess of the loans-to-one-borrower limit. At June 30, 2013, Baltimore County Savings Bank’s largest loan customer was a $6.6 million relationship secured by a retail shopping center. At June 30, 2013, this customer’s loans were current and performing in accordance with their terms.

Interest rates charged by Baltimore County Savings Bank on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and government budgetary matters.

Single-Family Residential Real Estate Lending. Baltimore County Savings Bank historically has been and continues to be an originator of single-family, residential real estate loans in its market area. At June 30, 2012, single-family, residential mortgage loans, excluding single-family rental property loans and home equity loans, totaled $66.1 million, or 20.0% of Baltimore County Savings Bank’s gross loan portfolio. Baltimore County Savings Bank has never participated in the origination of Sub-prime loans and, accordingly, has no direct exposure to this type of lending within its loan portfolio.

Baltimore County Savings Bank originates fixed-rate mortgage loans at competitive interest rates. At June 30, 2013, Baltimore County Savings Bank had $64.6 million of fixed-rate single-family owner occupied mortgage loans, which amounted to 97.7% of Baltimore County Savings Bank’s single-family owner occupied mortgage loans. Due to the current economic conditions and the low interest rate environment Baltimore County Savings Bank has employed a strategy to sell the majority of newly originated fixed-rate single-family residential mortgage loans into the secondary market.

As of June 30, 2013, $1.5 million, or 2.3% of Baltimore County Savings Bank’s single-family mortgage loans carried adjustable rates. After the initial term, the rate adjustments on Baltimore County Savings Bank’s adjustable-rate loans are indexed to a rate which adjusts annually based upon changes in an index based on the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year, as made available by the Federal Reserve Board. The interest rates on most of Baltimore County Savings Bank’s adjustable-rate mortgage loans are adjusted once a year, and Baltimore County Savings Bank offers loans that have an initial adjustment period of one, three or five years. The maximum adjustment is 2% per adjustment period with a maximum aggregate adjustment of 6% over the life of the loan. Baltimore County Savings Bank offers adjustable-rate mortgage loans that provide for initial rates of interest below the rates that would prevail when the index used for repricing is applied, i.e., “teaser” rates. All of Baltimore County Savings Bank’s adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, known as “negative amortization.”

The retention of adjustable-rate loans in Baltimore County Savings Bank’s portfolio helps reduce Baltimore County Savings Bank’s exposure to increases in prevailing market interest rates. However, there may be unquantifiable credit risks resulting from potential increases in costs to borrowers in the event of upward repricing of adjustable-rate loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate loans may increase due to increases in interest costs to borrowers. Further, although adjustable-rate loans allow Baltimore County Savings Bank to increase the sensitivity of its interest-earning assets to changes in interest rates, the extent of this interest sensitivity is limited by the initial fixed-rate period before the first adjustment and the lifetime interest rate adjustment limitations. Accordingly, there can be no assurance that yields on Baltimore County Savings Bank’s adjustable-rate loans will fully adjust to compensate for increases in Baltimore County Savings Bank’s cost of funds. Finally, adjustable-rate loans increase Baltimore County Savings Bank’s exposure to decreases in prevailing market interest rates, although decreases in Baltimore County Savings Bank’s cost of funds tend to offset this effect.

Single-Family Rental Property Loans. Baltimore County Savings Bank also offers single-family residential mortgage loans secured by properties that are not owner-occupied. As of June 30, 2013, single-family rental property loans totaled $59.9 million, or 18.1%, of Baltimore County Savings Bank’s gross loan portfolio. Originations of single-family rental property loans were $2.6 million, $1.6 million, $2.3 million, $2.7 million, and $18.8 million for the nine months ended June 30, 2013 and 2012 and the years ended September 30, 2012, 2011 and 2010, respectively. Single-family residential mortgage loans secured by nonowner-occupied properties are made on a five year fixed-rate or on an adjustable-rate basis and carry interest rates generally above the rates charged on comparable loans secured by owner-occupied properties. The maximum term on such loans is five years with amortizations up to 25 years.

Commercial Real Estate Lending. Baltimore County Savings Bank’s commercial real estate loan portfolio includes loans to finance the acquisition of office buildings, churches, commercial office condominiums, shopping centers, hospitality, and commercial and industrial buildings. Such loans generally range in size from $100,000 to $5.0 million, with the largest having an outstanding principal balance of $6.6 million at June 30, 2013. At June 30, 2013, Baltimore County Savings Bank had $139.3 million of commercial real estate loans, which amounted to 42.1% of Baltimore County Savings Bank’s gross loan portfolio. Commercial real estate loans are originated on a fixed-rate or adjustable-rate basis with terms of up to 25 years.

Commercial real estate lending entails significant additional risks as compared with single-family residential property lending. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project, retail establishment or business. These risks can be significantly impacted by supply and demand conditions in the market for office and retail space and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, Baltimore County Savings Bank generally limits itself to its market area or to borrowers with which it has prior experience or who are otherwise known to Baltimore County Savings Bank. It is Baltimore County Savings Bank’s policy generally to obtain annual financial statements of the business of the borrower or the project for which commercial real estate loans are made. In addition, in the case of commercial real estate loans made to a legal entity, Baltimore County Savings Bank seeks, whenever possible, to obtain personal guarantees and annual financial statements of the principals of the legal entity.

Construction Lending. A substantial portion of Baltimore County Savings Bank’s construction loans are originated for the construction of owner-occupied, single-family dwellings in Baltimore County Savings Bank’s primary market area. Residential construction loans are offered primarily to individuals building their primary or secondary residence, as well as to selected local developers to build single-family dwellings. Generally, loans to owner/occupants for the construction of owner-occupied, single-family residential properties are originated in connection with the permanent loan on the property and have a construction term of up to 12 months. Such loans are offered on fixed rate terms. Interest rates on residential construction loans made to the owner/occupant have interest rates during the construction period equal to the same rate on the permanent loan selected by the customer. Interest rates on residential construction loans to builders are generally set at the prime rate plus a margin of between 0% and 1.5%, typically with interest rate floors. Interest rates on commercial construction loans are generally based on the prime rate plus a negotiated margin of between 0% and 1.5% and adjust monthly, typically with interest rate floors with construction terms generally not exceeding 18 months. Advances are made on a percentage of completion basis. At June 30, 2013, $23.6 million, or 7.1%, of Baltimore County Savings Bank’s gross loan portfolio consisted of commercial construction loans, acquisition and development loans, and construction loans on single family residences.

Prior to making a commitment to fund a loan, Baltimore County Savings Bank requires both an appraisal of the property by appraisers approved by the Board of Directors and a study of projected construction costs. Baltimore County Savings Bank also reviews and inspects each project at the commencement of construction and as needed prior to disbursements during the term of the construction loan. Baltimore County Savings Bank’s construction loans totaled $23.6 million, $21.4 million, $29.4 million, and $23.8 million at June 30, 2013 and September 30, 2012, 2011 and 2010, respectively, and construction loan originations were $5.9 million, $10.9 million, $11.1 million, and $509,000 during the nine months ended June 30, 2013 and 2012 and the years ended September 30, 2012, 2011 and 2010, respectively.

On occasion, Baltimore County Savings Bank makes acquisition and development loans to local developers to acquire and develop land for sale to builders who will construct single-family residences. Acquisition and development loans, which are considered by Baltimore County Savings Bank to be construction loans, are generally made at a rate that adjusts monthly, based on the prime rate plus a negotiated margin, typically with interest rate floors for terms of up to three years. Interest only is paid during the term of the loan, and the principal balance of the loan is paid down as developed lots are sold to builders. At June 30, 2013 acquisition and development loans totaled $8.7 million or 2.6% of Baltimore County Savings Bank’s gross loan portfolio. Baltimore County Savings Bank originated $0 in acquisition development loans during the nine months ended

June 30, 2013 and $517,000 in acquisition and development loans during the fiscal year ended September 30, 2012. Generally, in connection with acquisition and development loans, Baltimore County Savings Bank issues a letter of credit to secure the developer’s obligation to local governments to complete certain work. If the developer fails to complete the required work, Baltimore County Savings Bank would be required to fund the cost of completing the work up to the amount of the letter of credit. Letters of credit generate fee income for Baltimore County Savings Bank but create additional risk. At June 30, 2013, Baltimore County Savings Bank had 18 letters of credit outstanding totaling $547,000.

Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate and the borrower is unable to meet Baltimore County Savings Bank’s requirements of putting up additional funds to cover extra costs or change orders, then Baltimore County Savings Bank will work with the customer to resolve the financial issue. Baltimore County Savings Bank has sought to minimize this risk by limiting construction lending to qualified borrowers (i.e., borrowers who satisfy all credit requirements and whose loans satisfy all other underwriting standards which would apply to Baltimore County Savings Bank’s permanent mortgage loan financing for the subject property) in Baltimore County Savings Bank’s market area. On loans to builders, Baltimore County Savings Bank works only with selected builders with whom it has experience and carefully monitors the creditworthiness of the builders.

Commercial Lines of Credit. Baltimore County Savings Bank provides commercial lines of credit to businesses within Baltimore County Savings Bank’s market area. These loans are secured by business assets, including real property, equipment, automobiles and consumer leases. Generally, all loans are further personally guaranteed by the owners of the business. The commercial lines have adjustable interest rates tied to the prime rate, typically with interest rate floors and are offered at rates from prime plus 0% to prime plus 3.5%. As of June 30, 2013, Baltimore County Savings Bank had $7.3 million of such loans, which amounted to 2.2% of Baltimore County Savings Bank’s gross loan portfolio.

Consumer Lending. The consumer loans currently in Baltimore County Savings Bank’s loan portfolio consist of automobile loans, home equity lines of credit and loans secured by savings deposits.

Automobile loans totaled $224,000, or .07%, of Baltimore County Savings Bank’s gross loan portfolio at June 30, 2013. Automobile loans are secured by both new and used cars and, depending on the creditworthiness of the borrower, may be made for up to 110% of the “invoice price” or clean “black book” value, whichever is lower, or, with respect to used automobiles, the loan values as published by a wholesale value listing utilized by the automobile industry. Automobile loans are made directly to the borrower-owner. New and used cars are financed for a period generally of up to six years, or less, depending on the age of the car. Collision insurance is required for all automobile loans. Baltimore County Savings Bank also maintains a blanket collision insurance policy that provides insurance for any borrower who allows their insurance to lapse.

Baltimore County Savings Bank originates second mortgage loans and home equity lines of credit. As of June 30, 2013, home equity lines of credit totaled $32.7 million, or 9.9% of Baltimore County Savings Bank’s gross loan portfolio. Baltimore County Savings Bank’s home equity lines of credit currently have adjustable interest rates tied to the prime rate and can be offered anywhere from as low as the prime rate less 0.25% up to the prime rate plus 1.0%. The interest rate may not adjust to a rate higher than 24%. The home equity lines of credit require monthly payments until the loan is paid in full, with a loan term not to exceed 30 years. The minimum monthly payment is the outstanding interest. Home equity lines of credit are secured by subordinate liens against residential real property. Baltimore County Savings Bank requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least sufficient to cover its loan.

Baltimore County Savings Bank makes savings account loans for up to 90% of the depositor’s savings account balance. The interest rate is normally 3.0% above the rate paid on the related savings account, and the account must be pledged as collateral to secure the loan. Interest generally is billed on a quarterly basis. At June 30, 2013, savings account loans accounts totaled $326,000 or .10%, of Baltimore County Savings Bank’s gross loan portfolio.

As part of Baltimore County Savings Bank’s loan strategy, Baltimore County Savings Bank has diversified its lending portfolio to afford Baltimore County Savings Bank the opportunity to earn higher yields and to provide a fuller range of banking services. These products have generally been in the consumer area and include boat loans and loans for the purchase of recreational vehicles. Such loans totaled $1.1 million, or .33% of Baltimore County Savings Bank’s gross loan portfolio at June 30, 2013.

Consumer lending usually affords Baltimore County Savings Bank the opportunity to earn yields higher than those obtainable on single-family residential lending. However, consumer loans entail greater risk than residential mortgage loans, particularly in the case of loans which are unsecured or secured by rapidly depreciable assets. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by events such as job loss, divorce, illness or personal bankruptcy.

Loan Fees and Servicing. Baltimore County Savings Bank receives fees in connection with late payments and for miscellaneous services related to its loans. Baltimore County Savings Bank also charges fees in connection with loan originations typically from 0 to 1.5 points (one point being equal to 1% of the loan amount) on residential and commercial loan originations. Baltimore County Savings Bank services certain loans sold to Federal Home Loan Mortgage Corporation and Federal National Mortgage Association. Baltimore County Savings Bank also services participation loans originated and sold by Baltimore County Savings Bank with servicing retained, and earns minimal income from this activity.

Nonperforming Loans and Other Problem Assets. It is management’s policy to continually monitor its loan portfolio to anticipate and address potential and actual delinquencies. When a borrower fails to make a payment on a loan, Baltimore County Savings Bank takes immediate steps to have the delinquency cured and the loan restored to current status. Loans which are past due 15 days incur a late fee of 5% of principal and interest due. As a matter of policy, Baltimore County Savings Bank will send a late notice to the borrower after the loan has been past due 15 days and again after 30 days. If payment is not promptly received, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency. Generally, after any loan is delinquent 90 days or more, formal legal proceedings are commenced to collect amounts owed. In the case of automobile loans, late notices are sent after loans are ten days delinquent, and the collateral is seized after a loan is delinquent 60 days. Repossessed cars subsequently are sold at auction.

Loans generally are placed on nonaccrual status if the loan becomes past due more than 90 days, except in instances where in management’s judgment there is no doubt as to full collectability of principal and interest, or management concludes that payment in full is not likely. Consumer loans are generally charged off, or any expected loss is reserved for, after they become more than 120 days past due. All other loans are charged off, or any expected loss is reserved for when management concludes that they are uncollectible. See Note 4 of Notes to Consolidated Financial Statements for Year-End Financial Information.

Real estate acquired by Baltimore County Savings Bank as a result of foreclosure is classified as real estate acquired through foreclosure until such time as it is sold. When such property is acquired, it is initially recorded at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated costs to sell. Costs relating to holding such real estate are charged against income in the current period, while costs relating to improving such real estate are capitalized until a saleable condition is reached. Any required write-down of the loan to its fair value less estimated selling costs upon foreclosure is charged against the allowance for loan losses. See Note 4 of Notes to Consolidated Financial Statements for Year-End Financial Information.

The following table sets forth information with respect to Baltimore County Savings Bank’s nonperforming assets at the dates indicated.

	At June 30, 2013	At September 30,
		2012	2011	2010	2009	2008
	(Dollars in thousands)
Loans accounted for on a nonaccrual basis:(1)
Real Estate:
Single-family residential	$854	$472	$1,048	$656	$1,186	$291
Single-family rental property	2,493	2,128	6,667	1,664	—	—
Commercial	1,543	2,994	5,097	6,002	6,269	369
Construction	3,183	7,551	4,534	3,933	—	—
Commercial lines of credit	—	—	214	—	—	—
Commercial leases	47	—	50	240	235	173
Commercial loans secured	—	—	—	267	—	—
Consumer	—	—	20	23	—	2

Total	$8,120	$13,145	$17,630	$12,785	$7,690	$835
Accruing loans which are contractually past due 90 days or more:
Real Estate:
Single-family residential	$—	$—	$—	$—	$—	$—
Single-family rental property	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial lines of credit	—	—	—	—	—	—
Commercial loans secured	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total	$—	$—	$—	$—	$—	$—

Accruing troubled debt restructurings	$6,131	$6,647	$656	$—	$—	$—

Total nonperforming loans	$14,251	$19,792	$18,286	$12,785	$7,690	$835

Percentage of gross loans	4.51%	5.69%	4.69%	3.21%	1.88%	0.20%

Percentage of total assets	2.74%	3.07%	2.82%	2.06%	1.35%	0.14%

Other nonperforming assets(2)	$3,259	$1,674	$2,999	$—	$639	$1,244

Loans modified in Troubled Debt Restructurings(3)	$6,238	$9,267	$8,665	$4,007	$3,863	$—

(1)	Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is questionable. Also included in this category at June 30, 2013 is $108,000 in Troubled Debt Restructurings (TDR’s). Reporting guidance requires disclosure of these loans as nonaccrual until the loans have performed according to the modified terms for a sustained period.
(2)	Other nonperforming assets include Baltimore County Savings Bank’s inventory of nonperforming foreclosed real estate.
(3)	All loans modified in a troubled debt restructuring are included as nonperforming loans and assets, whether accruing or accounted for on a nonaccrual basis.

During the year ended September 30, 2012, gross interest income of $1.1 million would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the year. Interest on such loans included in income during the year ended September 30, 2012 amounted to $439,000. During the nine months ended June 30, 2013, gross interest income of $871,000 would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period. Interest on such loans included in income during the nine months ended June 30, 2013 amounted to $501,000.

At June 30, 2013, Baltimore County Savings Bank had no loans which were not classified as nonaccrual, 90 days past due or restructured but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as nonaccrual, 90 days past due or restructured.

At June 30, 2013, nonaccrual loans consisted of commercial loans aggregating $1.6 million, residential loans aggregating $854,000, single-family rental loans aggregating $2.5 million, and construction loans aggregating $3.2 million. The increase in nonaccrual construction loans as compared with the prior fiscal year is primarily due to one loan relationship consisting of single-family land development. Although loans are current in terms of monthly payments, the projects have struggled to produce sales and borrower cash flow has become a concern. As a result all loans have been placed on nonaccrual status.

As described above loans identified as TDR’s are also included as nonperforming assets. TDR’s are represented by borrowers experiencing some form of financial difficulty resulting in Baltimore County Savings Bank granting a concession as a part of a loan modification. Reporting guidance requires disclosure of these loans as nonperforming even though they may be current in terms of principal and interest payments. As of September 30, 2012 nonperforming loans included $9.3 million in TDR’s, of which $7.2 million are not delinquent.

Real estate acquired through foreclosure is initially recorded at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated costs to sell. Fair value is defined as the amount in cash or cash-equivalent value of other consideration that a real estate parcel would yield in a current sale between a willing buyer and a willing seller, as measured by market transactions. If a market does not exist, fair value of the item is estimated based on selling prices of similar items in active markets or, if there are no active markets for similar items, by discounting a forecast of expected cash flows at a rate commensurate with the risk involved. Fair value is generally determined through an appraisal at the time of foreclosure. Subsequent to foreclosure, real estate acquired through foreclosure is periodically evaluated by management and an allowance for loss is established if the estimated fair value of the property, less estimated costs to sell, declines. At June 30, 2013, Baltimore County Savings Bank had $3.8 million in real estate owned through foreclosure.

Federal regulations require financial institutions to classify their assets on the basis of quality on a regular basis. An asset meeting one of the classification definitions set forth below may be classified and still be a performing loan. An asset is classified as substandard if it is determined to be inadequately protected by the current paying capacity of the obligor or of the collateral pledged, if any. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose a financial institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management’s close attention. Such assets designated as special mention may include nonperforming loans consistent with the above definition. If an asset or portion thereof is classified loss, a financial institution must either establish a specific allowance for loss in the amount of the portion of the asset classified loss, or charge off such amount. Federal examiners may disagree with a financial institution’s classifications. If a financial institution does not agree with an examiner’s classification of an asset, it may appeal this determination. Baltimore County Savings Bank regularly reviews its assets to determine whether any assets require classification or re-classification. At June 30, 2013, Baltimore County Savings Bank had $28.7 million in classified assets consisting of $28.7 million in assets classified as substandard, $0 in assets classified as doubtful and $0 in assets classified as loss. Substandard assets consisted of $24.2 million in loans and $4.5 million in private label collateralized mortgage obligations. In addition, Baltimore County Savings Bank had $8.5 million in loans designated as special mention at June 30, 2013. Special mention assets consisted of $326,000 in single-family residential mortgage loans 60 to 89 days delinquent at June 30, 2013, and commercial loans of $8.1 million that Baltimore County Savings Bank is monitoring for management and credit weaknesses at June 30, 2013.

Allowance for Loan Losses. In originating loans, Baltimore County Savings Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, Baltimore County Savings Bank’s and the industry’s historical loan loss experience, evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality and evolving standards imposed by federal bank examiners. Baltimore County Savings Bank increases its allowance for loan losses by charging provisions for loan losses against Baltimore County Savings Bank’s income. Due to the downturn in the current economic conditions, Baltimore County Savings Bank added $1.1 million and $1.2 million in provisions for losses on loans to the allowance for loan losses during the nine months ended June 30, 2013 and the fiscal year ended September 30, 2012, respectively. Net loans charged off during the nine months ended June 30, 2013 and the fiscal year ended September 30, 2012 were $901,000 and $498,000, respectively.

Management will continue to actively monitor Baltimore County Savings Bank’s asset quality and allowance for loan losses. Management will charge off loans and properties acquired in settlement of loans against the allowances for losses on such loans and such properties when appropriate and will provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowances for losses and believes such allowances are adequate, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

Baltimore County Savings Bank’s methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific assets as well as losses that have not been identified but are expected to have occurred. Management conducts regular reviews of Baltimore County Savings Bank’s assets and evaluates the need to establish allowances on the basis of these reviews. Allowances are established by management and reviewed by the Board of Directors on a quarterly basis based on an assessment of risk in Baltimore County Savings Bank’s assets taking into consideration the composition and quality of the portfolio, delinquency trends, current charge-off and loss experience, loan concentrations, the state of the real estate market, regulatory reviews conducted in the regulatory examination process and economic conditions generally. Additional provisions for losses on loans are made in order to bring the allowance to a level deemed adequate. Specific reserves will be provided for individual assets, or portions of assets, when ultimate collection is considered improbable by management based on the current payment status of the assets and the fair value of the collateral.

The following table sets forth an analysis of Baltimore County Savings Bank’s allowance for loan losses for the periods indicated.

	At June 30, 2013	At September 30,
		2012	2011	2010	2009	2008
	(Dollars in thousands)
Balance at the beginning of the period	$5,470	$4,768	$6,634	$3,927	$2,672	$2,650

Loans charged-off:
Real estate mortgage:
Single-family residential	—	9	1,385	—	—	—
Single family residential rentals	408	513	—	—	—	—
Multi-family residential	—	—	—	—	—	—
Commercial	—	—	2,171	235	187	341
Commercial leases	—	35	76	15	27	—
Construction	559	—	366	—	—	—
Commercial loans secured	—	—	—	—	—	—
Commercial loans unsecured	—	—	—	234	—	—
Consumer	4	14	48	75	87	262

Total charge-offs	971	571	4,046	559	301	603

Recoveries:
Real estate mortgage:
Single-family residential	—	1	—	—	—	—
Single family residential rentals	—	5	—	—	—	—
Multi-family residential	—	—	—	—	—	—
Commercial	8	16	—	5	31	—
Construction	—	—	—	—	—	—
Commercial loans secured	—	—	—	—	—	—
Consumer	62	51	80	161	175	265

Total recoveries	70	73	80	166	206	265
Net loans charged-off	(901)	(498)	(3,966)	(393)	(95)	(338)
Provision for loan losses	1,100	1,200	2,100	3,100	1,350	360

Balance at the end of period	$5,669	$5,470	$4,768	$6,634	$3,927	$2,672

Ratio of net charge-offs to average loans outstanding during the period	0.37%	0.15%	1.05%	0.10%	0.02%	0.08%

The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	At June 30, 2013		At September 30,
			2012		2011		2010		2009		2008
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans
			(Dollars in thousands)
Real estate loans:
Single-family residential	$150	19.99%	$140	22.33%	$205	24.77%	$105	29.69%	$253	34.48%	$329	40.47%
Single-family rental property	2,721	18.12	2,232	17.87	1,595	17.25	74	17.77	137	12.64	106	10.24
Commercial	1,595	42.11	1,392	40.67	1,430	38.03	5,087	34.34	1,568	33.29	1,292	31.23
Construction	1,192	7.13	1,492	6.16	1,267	7.83	906	5.98	980	7.06	360	6.11
Commercial lines of credit	—	2.20	85	2.86	12	2.11	13	2.01	88	2.16	75	2.04
Commercial leases	—	—	—	.01	26	.08	209	.31	266	.70	92	1.14
Commercial loans secured	—	.05	—	.02	5	.13	31	.22	28	.07	—	—
Commercial loans unsecured	—	.02	—	.02	40	.02	40	.02	318	.08	330	.08
Consumer	11	10.38	129	10.06	188	9.78	169	9.66	289	9.52	88	8.69

Total allowance for loan losses	$5,669	100.00%	$5,470	100.00%	$4,768	100.00%	$6,634	100.00%	$3,927	100.00%	$2,672	100.00%

Investment Activities

General. Baltimore County Savings Bank is permitted under federal law to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the Federal Home Loan Bank of Atlanta, certificates of deposit in federally insured institutions, certain bankers’ acceptances and federal funds. It may also invest, subject to certain limitations, in commercial paper and certain other types of corporate debt securities and mutual funds. Federal regulations require Baltimore County Savings Bank to maintain an investment in Federal Home Loan Bank stock and a minimum amount of liquid assets which may be invested in cash and specified securities. From time to time, the Federal Reserve Board adjusts the percentage of liquid assets which banks are required to maintain. See “— Depository Institution Regulation — Liquidity Requirements” on page [    ].

Baltimore County Savings Bank makes investments in order to maintain the levels of liquid assets required by regulatory authorities and manage cash flow, diversify its assets, obtain yield and to satisfy certain requirements for favorable tax treatment. The investment activities of Baltimore County Savings Bank consist primarily of investments in mortgage-backed securities and other investment securities, consisting primarily of securities issued or guaranteed by the U.S. government or agencies thereof. Typical investments include federally sponsored agency mortgage pass-through and federally sponsored agency and mortgage-related securities. Baltimore County Savings Bank performs analyses on mortgage-related securities prior to purchase and on an ongoing basis to determine the impact on earnings and market value under various interest rate conditions. Under Baltimore County Savings Bank’s current investment policy, all securities purchases and sales are approved by Baltimore County Savings Bank’s President. The Board of Directors oversees securities transactions activity.

Securities designated as “held to maturity” are those assets which Baltimore County Savings Bank has the ability and intent to hold to maturity. Upon acquisition, securities are classified as to Baltimore County Savings Bank’s intent. The held to maturity investment portfolio would not be used for speculative purposes and would be carried at amortized cost. In the event Baltimore County Savings Bank sold securities from this portfolio for other than credit quality reasons, all securities within the investment portfolio with matching characteristics may be reclassified as assets available for sale. Securities designated as “available for sale” are those assets which Baltimore County Savings Bank may not hold to maturity and thus are carried at market value with unrealized gains or losses, net of tax effect, reported as a separate component of Stockholders’ Equity. At June 30, 2013, Baltimore County Savings Bank’s securities portfolio consists of available for sale securities only.

Mortgage-Backed and Related Securities. Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators through intermediaries that pool and repackage the participation interest in the form of securities to investors such as Baltimore County Savings Bank. Such intermediaries may include quasi- governmental agencies such as Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and GNMA which guarantee the payment of principal and interest to investors. Mortgage-backed securities generally increase the quality of Baltimore County Savings Bank’s assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Baltimore County Savings Bank.

Mortgage-related securities typically are issued with stated principal amounts and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have similar maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgage loans. Mortgage-backed securities generally are referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

The actual maturity of a mortgage-backed security varies, depending on when the mortgagors prepay or repay the underlying mortgages. Prepayments of the underlying mortgages may shorten the life of the investment, thereby adversely affecting its yield to maturity and the related market value of the mortgage-backed security. The yield is based upon the interest income and the amortization of the premium or accretion of the discount related to the mortgage-backed security. Premiums and discounts on mortgage-backed securities are amortized or accredited over the estimated term of the securities using a level yield method. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and these assumptions are reviewed periodically to reflect the actual prepayment. The actual prepayments of the underlying mortgages depend on many factors, including the type of mortgage, the coupon rate, the age of the mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates. The difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates is an important determinant in the rate of prepayments. During periods of falling mortgage interest rates, prepayments generally increase, and, conversely, during periods of rising mortgage interest rates, prepayments generally decrease. If the coupon rate of the underlying mortgage significantly exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages. Prepayment experience is more difficult to estimate for adjustable-rate mortgage-backed securities.

Mortgage-related securities, which include collateralized mortgage obligations, are typically issued by a special purpose entity, which may be organized in a variety of legal forms, such as a trust, a corporation or a partnership. The entity aggregates pools of pass-through securities, which are used to collateralize the mortgage-related securities. Once combined, the cash flows can be divided into “traunches” or “classes” of individual securities, thereby creating more predictable average lives for each security than the underlying pass-through pools. Accordingly, under this security structure, all principal paydowns from the various mortgage pools are allocated to a mortgage-related securities’ class or classes structured to have priority until it has been paid off. These securities generally have fixed interest rates, and, as a result, changes in interest rates generally would affect the market value and possibly the prepayment rates of such securities.

Some mortgage-related securities instruments are like traditional debt instruments due to their stated principal amounts and traditionally defined interest rate terms. Purchasers of certain other mortgage-related securities instruments are entitled to the excess, if any, of the issuer’s cash flows. These mortgage-related securities instruments may include instruments designated as residual interest and are riskier in that they could result in the loss of a portion of the original investment. Cash flows from residual interests are very sensitive to prepayments and, thus, contain a high degree of interest rate risk. Baltimore County Savings Bank does not purchase residual interests in mortgage-related securities. Baltimore County Savings Bank’s mortgage-backed securities portfolio consists primarily of seasoned fixed-rate and adjustable rate mortgage-backed securities.

At June 30, 2013, there were no mortgage-backed securities classified as held to maturity. Securities are designated into one of the three categories at the time of purchase. Debt securities that Baltimore County Savings Bank has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Debt and equity securities are classified as trading securities if bought and held principally for the purpose of selling them in the near term. Trading securities are reported at the estimated fair value, with unrealized gains and losses included in earnings. Debt securities not classified as held to maturity and debt and equity securities not classified as trading securities are considered available for sale and are reported at estimated fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity, net of tax effects, in accumulated other comprehensive income.

At June 30, 2013, mortgage-backed securities including collateralized mortgage obligations with an amortized cost of $237.6 million were classified as available for sale and had a weighted average yield of 2.04%. At June 30, 2013, Baltimore County Savings Bank’s mortgage-backed securities portfolio had gross unrealized gains and losses of approximately $1.4 million and $4.9 million, respectively. The gross unrealized losses primarily related to a $4.8 million private label collateralized mortgage obligation, represented by three individual securities. Baltimore County Savings Bank does not presently intend to sell this private label collateralized mortgage obligation and it is not expected that Baltimore County Savings Bank will be required to sell this security prior to maturity or recovery.

During the year ended September 30, 2012, we determined that, based on our most recent estimate of cash flows, other-than-temporary-impairment had occurred with respect to two of our private label collateralized mortgage obligations that resulted in a pre-tax charge to earnings of $370,000. The private label collateralized mortgage obligations were rated “AAA” by Standard & Poors at origination. These securities had an original principal balance of $19.9 million and a current carrying value of $9.9 million at September 30, 2012. These securities had an estimated fair value of $7.7 million at September 30, 2012.

In April 2009, the Financial Accounting Standards Board issued guidance on “Other Than Temporary Impairment” and “Fair Value Measurements.” FASB has issued this guidance to address concerns regarding (1) determining whether a market is not active and a transaction is not orderly, (2) recognition and presentation of other-than-temporary impairments and (3) interim disclosures of fair values of financial instruments. This was effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. BCSB Bancorp adopted this guidance effective for the period ending June 30, 2009. As a result of the adoption of this guidance, impairment recognition for BCSB Bancorp’s investment and mortgage-backed securities are now segmented into credit and non-credit related components. Any fair value adjustment due to identified credit-related components will be recorded as an adjustment to current period earnings, while noncredit-related fair value adjustments will be recorded through other comprehensive income. Under the revised guidance, the amount of other-than-temporary impairment that is recognized through earnings is determined by comparing the present value of the expected cash flows to the amortized cost of the security. The discount rate used to determine the credit loss is the expected book yield on the security.

The following table sets forth the carrying value of Baltimore County Savings Bank’s investments at the dates indicated.

	At June 30, 2013	At September 30,
		2012	2011	2010
	(In thousands)
Securities available for sale:
U.S. government and agency securities	$—	$—	$2,001	$17,013
Corporate bonds	4,626	4,528	4,818	1,377
Equity investments	100	100	100	—
Mortgage-backed securities	228,550	204,529	139,828	51,644
Private label collateralized mortgage obligations	5,580	9,034	11,051	14,331

Total available for sale	$238,856	$218,191	$157,798	$84,365

Securities held to maturity:
U.S. government and agency securities	$—	$—	$—	$—
Mortgage-backed securities	—	—	—	—
Collateralized mortgage obligations	—	—	—	—

Total held to maturity	$—	$—	$—	$—

Total	$238,856	$218,191	$157,798	$84,365

The following table sets forth information pertaining to scheduled maturities, amortized cost, fair value and average yields for Baltimore County Savings Bank’s investment portfolio at September 30, 2012.

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Fair Value	Average Yield
	(Dollars in thousands)
Securities available for sale:
U.S. Agency notes .	$—		$—		$—		$—		$—	$—
Corporate bonds .	—		1,380		3,500		—		4,880	4,528
Equity investments	—		—		—		100		100	100
Mortgage-backed securities	—		43		377		20,089		20,509	21,800
Collateralized Mortgage Obligations	—		1,648		5,595		171,705		178,948	182,729
Private label collateralized mortgage obligations	—		—		—		11,259		11,259	9,034

Total available for sale	$—	—%	$3,071	1.60%	$9,472	3.48%	$203,153	2.44%	$215,696	218,191	2.47%

Deposit Activity and Other Sources of Funds

General. Deposits are the primary source of Baltimore County Savings Bank’s funds for lending, investment activities and general operational purposes. In addition to deposits, Baltimore County Savings Bank derives funds from loan principal and interest payments, maturities of investment securities and mortgage-backed securities and interest payments thereon. Although loan repayments are a relatively stable source of funds, deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a longer term basis for general operational purposes. Baltimore County Savings Bank has access to borrow from the FHLB of Atlanta, the Federal Reserve Bank and correspondent banks.

Deposits. Baltimore County Savings Bank attracts deposits principally from within its market area by offering a variety of deposit instruments, including checking accounts, money market accounts, statement and passbook savings accounts, Individual Retirement Accounts, and certificates of deposit which range in maturity from 91 days to five years. Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit and the interest rate. Maturities, terms, service fees and withdrawal penalties for its deposit accounts are established by Baltimore County Savings Bank on a periodic basis. Baltimore County Savings Bank reviews its deposit mix and pricing on a weekly basis. In determining the characteristics of its deposit accounts, Baltimore County Savings Bank considers the rates offered by competing institutions, lending and liquidity requirements, growth goals and federal regulations. Management believes it prices its deposits comparably to rates offered by its competitors.

Baltimore County Savings Bank attempts to compete for deposits with other institutions in its market area by offering competitively priced deposit instruments that are tailored to the needs of its customers. Additionally, Baltimore County Savings Bank seeks to meet customers’ needs by providing convenient customer service to the community, efficient staff and convenient hours of service. Substantially all of Baltimore County Savings Bank’s depositors are Maryland residents. To provide additional convenience, Baltimore County Savings Bank participates in several networks at locations throughout the Mid-Atlantic and the South and MoneyPass, a surcharge free Automated Teller Machine network at locations throughout the United States, through which customers can gain access to their accounts at any time. Baltimore County Savings Bank currently has ATM machines in all of its 16 offices.

Savings deposits in Baltimore County Savings Bank at June 30, 2013 were represented by the various types of savings programs described below.

Interest* Rate	Minimum Term	Category	Minimum Amount	Balances (in thousands)	Percentage of Total Savings
		Demand deposits:
.22%	None	NOW and Checking accounts	$—	$117,037	20.88%
.18	None	Money Market	250	85,300	15.22

		Total demand deposits		202,337	36.10

		Savings deposits:
.22	None	Regular	250	$89,257	15.92%
.14	None	Money market passbooks	250	14,132	2.53

		Total savings deposits		103,389	18.45

		Certificates of Deposit

.02	3 months or less	Fixed-term, fixed rate	$500	$2,054	.37%
.10	6 months	Fixed-term, fixed rate	500	24,326	4.34
.22	12 months	Fixed-term, fixed rate	500	9,752	1.74
.75	18 months	Fixed-term, fixed rate	500	15,486	2.76
1.04	24 months	Fixed-term, fixed rate	500	12,291	2.19
1.50	30 months	Fixed-term, fixed rate	500	10,250	1.83
1.06	36 months	Fixed-term, fixed rate	500	11,098	1.98
2.08	48 months	Fixed-term, fixed rate	500	13,535	2.41
2.69	60 months	Fixed-term, fixed rate	500	69,863	12.47
1.70	$100,000 and over	Fixed-term, fixed rate	N/A	86,057	15.35

		Total Certificates of deposit		254,712	45.44
		Accrued interest payable		26	.01

		Total deposits		$560,464	100.00%

*	Represents weighted average interest rate

The following table sets forth the change in dollar amount of deposits in the various types of accounts offered by Baltimore County Savings Bank between the dates indicated.

	Balance at June 30, 2013	% of Deposits	Increase (Decrease)	Balance at September 30, 2012	% of Deposits	Increase (Decrease)	Balance at September 30, 2011	% of Deposits	Increase (Decrease)	Balance at September 30, 2010	% of Deposits	Increase (Decrease)
				(Dollars in thousands)
NOW and checking	$117,037	20.88%	$10,749	$106,288	18.77%	$8,331	$97,957	17.81%	$11,606	$86,351	16.16%	$26,474
Money market deposit	85,300	15.22	(8,929)	94,229	16.64	7,951	86,278	15.48	17,847	68,431	12.80	11,715
Passbook and statement savings deposits	103,389	18.45	8,162	95,227	16.81	10,090	85,137	15.69	3,202	81,935	15.34	2,343
Certificate of deposit	168,655	30.09	(14,664)	183,319	32.37	(8,100)	191,419	34.79	(12,045)	203,464	38.08	(2,703)
Certificate of deposit $100,000 and over	86,057	15.35	(1,173)	87,230	15.40	(1,907)	89,137	16.21	(4,956)	94,093	17.60	8,507
Accrued interests payable	26	.01	(37)	63	.01	(23)	86	.02	(6)	92	.02	41

Total	$560,464	100.00%	$(5,892)	$566,356	100.00%	$16,342	$550,014	100.00%	$15,648	$534,366	100.00%	$46,377

The following tables set forth the average balances and average interest rates based on month-end balances for various types of deposits as of the dates indicated.

	Nine Months Ended June 30,				Year Ended September 30,
	2013		2012		2012		2011		2010
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
NOW and checking	$73,993	.22%	$68,852	.63%	$70,409	.60%	$66,475	1.03%	$52,532	1.09%
Money market deposits	92,923	.18	88,021	.69	91,298	.62	81,476	.97	59,757	1.22
Passbook savings deposits	99,898	.12	90,553	.24	90,443	.24	85,431	.32	82,122	.34
Noninterest-bearing demand deposits	37,265	—	33,568	—	33,967	—	29,367	—	27,461	—
Certificates of deposit	261,246	1.66	276,759	1.90	275,489	1.87	283,697	2.18	294,857	2.58

Total	$565,325	.86%	$557,753	1.16%	$561,606	1.13%	$546,446	1.45%	$516,729	1.78%

The following table sets forth the time deposits in Baltimore County Savings Bank classified by rates at the dates indicated.

	At June 30, 2013	At September 30,
		2012	2011	2010
	(Dollars in thousands)
0.05 — 2.00%	$171,492	$155,426	$133,865	$116,797
2.01 — 4.00	83,220	110,808	127,727	141,005
4.01 — 4.88	—	4,315	18,964	39,755

Total	$254,712	$270,549	$280,556	$297,557

The following table sets forth the amount and maturities of time deposits at June 30, 2013.

Rate	Less Than One Year	1 – 2 Years	2 – 3 Years	After 3 Years	Total
0.05 — 2.00%	$80,802	$36,976	$15,669	$38,045	$171,492
2.01 — 4.00	10,957	60,551	7,870	3,842	83,220
4.01 — 4.88	—	—	—	—	—

Total	$91,759	$97,527	$23,539	$41,887	$254,712

The following table indicates the amount of Baltimore County Savings Bank’s certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2013. At such date, such deposits represented 15.35% of total deposits and had a weighted average rate of 1.70%.

Maturity Period	Certificates of Deposit
(In thousands)
Three months or less	$11,637
Over three through six months	12,431
Over six through 12 months	7,408
Over 12 months	54,581

Total	$86,057

The following table sets forth the savings activities of Baltimore County Savings Bank for the periods indicated.

	Nine Months Ended June 30,		Year End September 30,
	2013	2012	2012	2011	2010
			(In thousands)
Deposits	$931,987	$840,020	$1,130,856	$924,285	$1,147,503
Withdrawals	(941,510)	(831,350)	(1,120,847)	(916,579)	(1,110,299)

Net increase (decrease) before interest credit	(9,523)	8,670	10,009	7,706	37,204
Interest credited	3,631	4,869	6,333	7,942	9,173

Net increase in savings deposits	$(5,892)	$13,539	$16,342	$15,648	$46,377

In the unlikely event Baltimore County Savings Bank is liquidated, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to BCSB Bancorp, the sole stockholder of Baltimore County Savings Bank.

Borrowings. Savings deposits historically have been the primary source of funds for Baltimore County Savings Bank’s lending, investments and general operating activities. Baltimore County Savings Bank is authorized, however, to use advances from the Federal Home Loan Bank of Atlanta to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank of Atlanta functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the Federal Home Loan Bank System, Baltimore County Savings Bank is required to own stock in the Federal Home Loan Bank of Atlanta and is authorized to apply for advances. Advances are pursuant to several different programs, each of which has its own interest rate and range of maturities. Baltimore County Savings Bank has a Blanket Agreement for advances with the Federal Home Loan Bank under which Baltimore County Savings Bank may borrow up to 25% of assets subject to normal collateral and underwriting requirements. Advances from the Federal Home Loan Bank of Atlanta are secured by Baltimore County Savings Bank’s stock in the Federal Home Loan Bank of Atlanta and other eligible assets. At June 30, 2013, Baltimore County Savings Bank had no outstanding Federal Home Loan Bank advances. Baltimore County Savings Bank also has the ability to borrow from the Federal Reserve’s discount window with pledged securities and from an established line of credit with its correspondent bank.

During the nine months ended June 30, 2013 and 2012 and the years ended September 30, 2012, 2011 and 2010, respectively, there were no short term borrowings outstanding at the end of or during the periods.

On June 27, 2002, BCSB Bancorp’s predecessor, BCSB Bankcorp, Inc., established a Delaware business trust subsidiary, BCSB Bankcorp Capital Trust I, which issued and sold to private investors 12,500 securities with a liquidation amount of $1,000 per security, for a total of $12.5 million of preferred securities. BCSB Bankcorp funded BCSB Bankcorp Capital Trust I with $387,000 in exchange for 100% of BCSB Bankcorp Capital Trust I’s common securities. BCSB Bankcorp Capital Trust I used the proceeds from these transactions to purchase $12,887,000 of floating rate junior subordinated debentures from BCSB Bankcorp. BCSB Bancorp makes periodic interest payments on the debentures to BCSB Bankcorp Capital Trust I, and BCSB Bankcorp Capital Trust I in turn makes interest payments on the trust preferred securities to the private investors.

The trust preferred securities issued by BCSB Bankcorp Capital Trust I and the junior subordinated debentures held by BCSB Bankcorp Capital Trust I are due June 30, 2032. The rate is 3.65% per annum over the three-month LIBOR rate and resets quarterly. The rate at June 30, 2013 was 3.93%. The junior subordinated debentures are the sole assets of BCSB Bankcorp Capital Trust I. The subordinated debt securities, unsecured, rank junior and are subordinate in right of payment of all senior debt of BCSB Bancorp, and BCSB Bancorp has guaranteed repayment on the trust preferred securities issued by BCSB Bankcorp Capital Trust I. BCSB Bancorp used the proceeds from these transactions to increase the capital of Baltimore County Savings Bank.

Payments to be made by BCSB Bankcorp Capital Trust I on the trust preferred securities are dependent on payments that BCSB Bancorp has undertaken to make, particularly the payment to be made by BCSB Bancorp on the debentures. Distributions on the trust preferred securities are payable quarterly at a rate of 3.65% per annum over the three-month LIBOR rate. The distributions are funded by interest payments received on the debentures and are subject to deferral for up to five years under certain conditions. Distributions are included in interest expense. BCSB Bancorp may redeem the debentures, in whole or in part, or under certain conditions in whole but not in part, at any time at par plus any accrued unpaid interest. BCSB Bancorp used a portion of the net proceeds that it retained from its 2008 stock offering to redeem $6.0 million of the $12.5 million in outstanding trust preferred securities.

On September 29, 2003, BCSB Bankcorp established a second Delaware statutory trust subsidiary, BCSB Bankcorp Capital Trust II, which issued and sold to private investors 10,000 securities with a liquidation amount of $1,000 per security, for a total of $10.0 million of preferred securities. BCSB Bankcorp funded BCSB Bankcorp Capital Trust II with $310,000 in exchange for 100% of BCSB Bankcorp Capital Trust II’s common securities. BCSB Bankcorp Capital Trust II used the proceeds from these transactions to purchase $10,310,000 of floating rate junior subordinated debentures from BCSB Bankcorp. BCSB Bancorp makes periodic interest payments on the debentures to BCSB Bankcorp Capital Trust II, and BCSB Bankcorp Capital Trust II in turn makes interest payments on the trust preferred securities to the private investors.

The trust preferred securities and junior subordinated debentures are due October 7, 2033. The rate is 3.00% per annum over the three-month LIBOR rate and resets quarterly. The rate at June 30, 2013 was 3.28%. The junior subordinated debentures are the sole assets of BCSB Bankcorp Capital Trust II. The subordinated debt securities, unsecured, rank junior and are subordinate in right of payment of all senior debt of BCSB Bancorp, and BCSB Bancorp has guaranteed repayment on the trust preferred securities issued by BCSB Bankcorp Capital Trust II. BCSB Bancorp used the proceeds from these transactions to increase the capital of Baltimore County Savings Bank.

During the fiscal year ended September 30, 2012, BCSB Bancorp had a total annual interest expense of $644,000 related to all of its trust preferred securities. Payments to be made by BCSB Bankcorp Capital Trust II on the trust preferred securities are dependent on payments that BCSB Bancorp has undertaken to make, particularly the payment to be made by BCSB Bancorp on the debentures. Distributions on the trust preferred securities are payable quarterly at a rate of 3.00% per annum over the three-month LIBOR rate. The distributions are funded by interest payments received on the debentures and are subject to deferral for up to five years under certain conditions. Distributions are included in interest expense. BCSB Bancorp may redeem the debentures, in whole or in part, or under certain conditions in whole but not in part, at any time at par plus any accrued unpaid interest.

Repurchase of BCSB Bancorp Series A Preferred Stock. On January 26, 2011, BCSB Bancorp repurchased all $10.8 million of its Cumulative Perpetual Series A Preferred Stock (the “BCSB Bancorp Series A Preferred Stock”) issued to the U.S. Treasury in March 2008 pursuant to the Troubled Asset Relief Program (“TARP”) Capital Purchase Program. As a result of the redemption, BCSB Bancorp accelerated accretion of the remaining discount on the BCSB Bancorp Series A Preferred Stock and recorded a reduction in retained earnings during the second quarter of fiscal 2011.

On April 19, 2013, BCSB Bancorp repurchased the warrant to purchase 183,465 shares of BCSB Bancorp’s common stock at an exercise price of $8.83 per share. The warrant was exercisable at any time on or before March 23, 2018. BCSB Bancorp paid an aggregate price of $1,442,000 for the repurchase of the warrant, which has been cancelled. The purchase price was based on the fair market value of the warrant as agreed upon by BCSB Bancorp and the U.S. Treasury. The repurchase transaction resulted in a reduction in total stockholders’ equity of $1,442,000 during the three months ended June 30, 2013. As a result of the purchase of the warrant BCSB Bancorp has now completely exited the TARP Capital Purchase Program.

Subsidiary Activities

Baltimore County Savings Bank has two subsidiary service corporations. One subsidiary is Ebenezer Road, Inc., which is a Maryland licensed insurance company that trades under the trade name BCSB Insurance Services. The company offers life and annuity insurance products through Baltimore County Savings Bank’s licensed branch platform sales representatives as part of an overall non-deposit investment and insurance program. The second subsidiary is Lyons Properties, LLC, which is utilized for holding foreclosed properties.

Regulation of Baltimore County Savings Bank

General. Baltimore County Savings Bank is a Maryland commercial bank and its deposit accounts are insured by the Deposit Insurance Fund administered by the Federal Deposit Insurance Corporation. Baltimore County Savings Bank also is a member of the Federal Reserve System. Baltimore County Savings Bank is subject to supervision, examination and regulation by the State of Maryland Office of the Commissioner of Financial Regulation, the Federal Reserve Board, Maryland and federal statutory and regulatory provisions governing such matters as capital standards, mergers and establishment of branch offices, and it is subject to the Federal Deposit Insurance Corporation’s authority to conduct special examinations. Baltimore County Savings Bank is required to file reports with the State of Maryland Office of the Commissioner of Financial Regulation and the Federal Reserve Board concerning its activities and financial condition and is required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other depository institutions.

The system of regulation and supervision applicable to Baltimore County Savings Bank establishes a comprehensive framework for the operations of Baltimore County Savings Bank and is intended primarily for the protection of the Federal Deposit Insurance Corporation and the depositors of Baltimore County Savings Bank. Changes in the regulatory framework could have a material effect on Baltimore County Savings Bank and its respective operations that in turn, could have a material adverse effect on BCSB Bancorp.

The Dodd-Frank Act significantly changed the current bank regulatory structure and affected the lending, investment, trading and operating activities of financial institutions and their holding companies. Additionally, the Dodd-Frank Act created the Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve. The Consumer Financial Protection Bureau assumed responsibility for implementing federal consumer financial protection and fair lending laws and regulations and has authority to impose new requirements. However, institutions of less than $10 billion, such as Baltimore County Savings Bank, will continue to be examined for compliance with consumer protection or fair lending laws and regulations by, and be subject to enforcement authority of their prudential regulators. Many of the provisions of the Dodd-Frank Act require the issuance of regulations before their impact on operations can be fully assessed by management. However, there is a significant possibility that the Dodd-Frank Act will, at a minimum, result in increased regulatory burden and compliance costs for BCSB Bancorp and Baltimore County Savings Bank.

Business Activities. The State of Maryland Office of the Commissioner of Financial Regulation regulates Baltimore County Savings Bank’s internal organization as well as its deposit, lending and investment activities. The basic authority for Baltimore County Savings Bank’s activities is specified by Maryland law. Additionally, Maryland law contains a parity statute by which Maryland commercial banks may, with the approval of the State of Maryland Office of the Commissioner of Financial Regulation, engage in any additional activity, service or practice permitted for national banks.

The Federal Reserve Board and Federal Deposit Insurance Corporation also regulate many of the areas regulated by the State of Maryland Office of the Commissioner of Financial Regulation and federal law may limit some of the authority provided to Baltimore County Savings Bank by Maryland law. Approval of the State of Maryland Office of the Commissioner of Financial Regulation and the Federal Reserve is required for, among other things, business combinations and the establishment of branch offices.

Capital Requirements. Baltimore County Savings Bank is subject to Federal Reserve Board capital requirements, as well as statutory capital requirements imposed under Maryland law. Federal Reserve Board regulations establish two capital standards for state-chartered banks that are members of the Federal Reserve System (“state member banks”): a leverage requirement and a risk-based capital requirement. In addition, the Federal Reserve may, on a case-by-case basis, establish individual minimum capital requirements for a bank that vary from the requirements that would otherwise apply under Federal Reserve Board regulations. A bank that fails to satisfy the capital requirements established under the Federal Reserve Board’s regulations will be subject to such administrative action or sanctions as the Federal Reserve Board deems appropriate.

The leverage ratio adopted by the Federal Reserve Board requires a minimum ratio of “Tier 1 capital” to adjusted total assets of 3% for banks rated composite 1 under the CAMELS examination rating system for banks. Banks not rated composite 1 under the CAMELS rating system for banks are required to maintain a minimum ratio of Tier 1 capital to adjusted total assets of at least 4%. Additional capital may be necessary for institutions with supervisory, financial, operational or managerial weaknesses, as well as institutions experiencing significant growth. For purposes of the Federal Reserve Board’s leverage requirement, Tier 1 capital consists primarily of common stockholders’ equity, certain perpetual preferred stock (which must be noncumulative with respect to banks), and minority interests in the equity accounts of consolidated subsidiaries; less most intangible assets, except for specified servicing assets and purchased credit card receivables and other specified deductions.

The risk-based capital requirements established by the Federal Reserve Board’s regulations require state member banks to maintain “total capital” equal to at least 8% of total risk-weighted assets. For purposes of the risk-based capital requirement, “total capital” means Tier 1 capital (as described above) plus “Tier 2 capital” (as described below), provided that the amount of Tier 2 capital may not exceed the amount of Tier 1 capital, less certain assets. Tier 2 capital elements include, subject to certain limitations, the allowance for losses on loans and leases, perpetual preferred stock that does not qualify for Tier 1 and long-term preferred stock with an original maturity of at least 20 years from issuance, hybrid capital instruments, including perpetual debt and mandatory convertible securities, and subordinated debt and intermediate-term preferred stock and up to 45% of unrealized gains on equity securities. Total risk-weighted assets are determined under the Federal Reserve Board’s regulations, which generally establish four risk categories, with general risk weights of 0%, 20%, 50% and 100%, based on the risk believed inherent to the type of asset involved. In certain instances risk weightings are higher than 100%.

In addition, Baltimore County Savings Bank is subject to the statutory capital requirements imposed by the State of Maryland. Under Maryland statutory law, if the surplus of a Maryland commercial bank at any time is less than 100% of its capital stock, then, until the surplus is 100% of the capital stock, the commercial bank: (i) must transfer to its surplus annually at least 10% of its net earnings; and (ii) may not declare or pay any cash dividends that exceed 90% of its net earnings.

For information with respect to Baltimore County Savings Bank’s compliance with its regulatory requirements at June 30, 2013, see Note 15 of the Notes to the Consolidated Financial Statements for Year-End Financial Information.

The current risk-based capital guidelines that apply to Baltimore County Savings Bank are based on the 1988 capital accord of the International Basel Committee on Banking Supervision (“Basel Committee”), a committee of central banks and bank supervisors, as implemented by the Federal Reserve Board. In 2004, the Basel Committee published a new capital accord, which is referred to as “Basel II,” to replace Basel I. Basel II provides two approaches for setting capital standards for credit risk: an internal ratings-based approach tailored to individual institutions’ circumstances and a standardized approach that bases risk weightings on external credit assessments to a much greater extent than permitted in existing risk-based capital guidelines, which became effective in 2008 for large international banks (total assets of $250 billion or more or consolidated foreign exposure of $10 billion or more).

In December 2010 and January 2011, the Basel Committee published the final texts of reforms on capital, leverage and liquidity, which is referred to as “Basel III.” In early July 2013, the Federal Reserve approved revisions to the capital adequacy guidelines and prompt corrective action rules that implement Basel III and address relevant provisions of the Dodd-Frank Act.

The rules include new risk-based capital and leverage ratios, which are effective January 1, 2015, and revise the definition of what constitutes “capital” for purposes of calculating those ratios. The proposed new minimum capital level requirements applicable to BCSB Bancorp and Baltimore County Savings Bank will be: (1) a new common equity Tier 1 capital ratio of 4.5%; (2) a Tier 1 capital ratio of 6% (increased from 4%); (3) a total capital ratio of 8% (unchanged from current rules); and (4) a Tier 1 leverage ratio of 4% for all institutions. The rules eliminate the inclusion of certain instruments, such as trust preferred securities, from Tier 1 capital. Instruments issued prior to May 19, 2010 will be grandfathered for companies with consolidated assets of $15 billion or less. The rules also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital and would result in the following minimum ratios: (1) a common equity Tier 1 capital ratio of 7.0%, (2) a Tier 1 capital ratio of 8.5%, and (3) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.

Prompt Corrective Regulatory Action. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an “undercapitalized institution”) may be, among other things, subject to increased monitoring by the appropriate federal banking regulator, required to submit an acceptable capital restoration plan within 45 days and is subject to asset growth limits. The capital restoration plan must include a guarantee by the institution’s holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution’s total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. A “significantly undercapitalized” institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective action provisions. If an institution’s ratio of tangible capital to total assets falls below a “critical capital level,” the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

For purposes of these restrictions, an “undercapitalized institution” is a depository institution that has (i) a total risk-based capital ratio less than 8.0%; or (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or less than 3.0% if the institution has a composite 1 CAMELS rating). A “significantly undercapitalized” institution is defined as a depository institution that has: (i) a total risk-based capital ratio of less than 6.0%; or (ii) a Tier 1 risk-based capital ratio of less than 3.0%; or (iii) a leverage ratio of less than 3.0%. A “critically undercapitalized” institution is defined as a depository institution that has a ratio of “tangible equity” to total assets of less than 2.0%. The appropriate federal banking agency may reclassify a well capitalized depository institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically under-capitalized) if it determines, after notice and an opportunity for a hearing, that the institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any examination rating category. At June 30, 2013, Baltimore County Savings Bank was classified as well capitalized under Federal Reserve regulations.

Safety and Soundness Guidelines. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency was required to establish safety and soundness standards for institutions under its authority. The federal banking agencies, including the Federal Reserve Board, have released Interagency Guidelines Establishing Standards for Safety and Soundness. The guidelines require depository institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution’s business, establish certain basic standards for loan documentation, credit underwriting, asset quality, capital adequacy, earnings, interest rate risk exposure and asset growth, information security and further provide that depository institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss. If the appropriate federal banking agency determines that a depository institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions.

Federal Home Loan Bank System. The Federal Home Loan Bank System consists of 12 district Federal Home Loan Banks. The Federal Home Loan Banks provide a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Atlanta, Baltimore County Savings Bank is required to acquire and hold specified amounts of capital stock in that Federal Home Loan Bank. Baltimore County Savings Bank was in compliance with this requirement with an investment in Federal Home Loan Bank of Atlanta stock at June 30, 2013 of $771,000.

Federal Reserve System. Pursuant to regulations of the Federal Reserve Board, a financial institution must maintain average daily reserves equal to 3% on transaction accounts of between $12.4 million and $79.5 million, plus 10% on the remainder. The first $12.4 million of transaction accounts are exempt. These percentages are subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest-bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets. As of June 30, 2013, Baltimore County Savings Bank met its reserve requirements.

The monetary policies and regulations of the Federal Reserve Board have a significant effect on the operating results of commercial banks. The Federal Reserve Board’s policies affect the levels of bank loans, investments and deposits through its open market operation in United States government securities, its regulation of the interest rate on borrowings from Federal Reserve Banks and its imposition of nonearning reserve requirements on all depository institutions, such as Baltimore County Savings Bank, that maintain transaction accounts or non-personal time deposits.

Baltimore County Savings Bank, as a state member of the Federal Reserve Bank must subscribe in capital stock in its district in an amount equal to six percent of its combined capital and surplus (but excluding retained earnings). Three percent of this amount must be paid in and the remaining three percent is on call.

Insurance of Deposit Accounts. Baltimore County Savings Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. The Federal Deposit Insurance Corporation may adjust the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment. No institution may pay a dividend if in default of the federal deposit insurance assessment.

The Federal Deposit Insurance Corporation adopted new rules that amend its current deposit insurance assessment regulations. The new rules implement a provision in the Dodd-Frank Act that changed the assessment base for deposit insurance premiums from one based on domestic deposits to one based on average consolidated total assets minus average tangible equity. The Federal Deposit Insurance Corporation finalized a rule, effective April 1, 2011, that set the assessment range at 2.5 to 45 basis points of total assets less tangible equity.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on our operating expenses and results of operations.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or its prudential banking regulator. The management of Baltimore County Savings Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Dividend Restrictions. Baltimore County Savings Bank’s ability to pay dividends is governed by Maryland law and the regulations of the Federal Reserve Board. Maryland law provides that dividends may be paid out of individual profits or with approval of the State of Maryland Office of the Commissioner of Financial Regulation, surplus of 100% of capital stock. Under Maryland law relating to financial institutions, if the surplus of a commercial bank at any time is less than 100% of its capital stock, then, until the surplus is 100% of the capital stock, the commercial bank: (i) must transfer to its surplus annually at least 10% of its net earnings; and (ii) may not declare or pay any cash dividends that exceed 90% of its net earnings.

Baltimore County Savings Bank’s payment of dividends is also subject to the Federal Reserve Board’s Regulation H, which provides that a state member bank may not pay a dividend if the total of all dividends declared by the bank in any calendar year exceeds the total of its net profits for the year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or to a fund for the retirement of preferred stock, unless the bank has received the prior approval of the Federal Reserve Board. The previously referenced prompt corrective action requirements prohibit dividends where Baltimore County Savings Bank would be “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized” after the dividend. Additionally, both the State of Maryland Office of the Commissioner of Financial Regulation and the Federal Reserve Board have the authority to prohibit the payment of dividends by a Maryland commercial bank when it determines such payment to be an unsafe and unsound banking practice. Finally, Baltimore County Savings Bank is not able to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the remaining balance of the liquidation account established in connection with its conversion in April 2008 from mutual to stock form.

Uniform Lending Standards. Under Federal Reserve Board regulations, state member banks must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. The real estate lending policies of state member banks must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal banking agencies.

Management will periodically evaluate its lending policies to assure conformity to the Interagency Guidelines for Real Estate Lending Policies and does not anticipate that the Interagency Guidelines for Real Estate Lending Policies will have a material effect on its lending activities.

Limits on Loans to One Borrower. Baltimore County Savings Bank is subject to federal law with respect to limits on loans to one borrower. Generally, under federal law, the maximum amount that a commercial bank may loan to one borrower at one time may not exceed 15% of the unimpaired capital and surplus of the commercial bank, plus an additional 10% if secured by specified “readily marketable collateral.” Baltimore County Savings Bank’s lending limit to one borrower as of June 30, 2013 was approximately $10.3 million.

Transactions with Related Parties. Transactions between a state member bank and its related parties or any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a state member bank is any company or entity, which controls, is controlled by or is under common control with the state member bank. In a holding company context, at a minimum, the parent holding company of a state member bank and any companies which are controlled by such parent holding company are affiliates of the state member bank.

Generally, Sections 23A and 23B (i) limit the extent to which an institution or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a nonaffiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar types of transactions. Certain types of covered transactions must be collateralized according to a schedule set forth in the statute based on the type of collateral.

State member banks are also subject to the restrictions contained in Section 22(h) of the Federal Reserve Act and the Federal Reserve Board’s Regulation O on loans to executive officers, directors and principal stockholders (“insiders”). Under Section 22(h), aggregate loans to directors, executive officers and greater than 10% stockholders may not exceed the institution’s unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to insiders of a state member bank, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any “interested” director not participating in the voting. Regulation O prescribes the loan amount (which includes all other outstanding loans to such person) as to which prior board of directors approval is required as being the greater of $25,000 or 5% of capital and surplus; however loans aggregating to $500,000 or more always require such approval. Further, Section 22(h) requires that loans to insiders be made on terms substantially the same as offered in comparable transactions to other persons with an exception for loans made to a bank-wide benefit or compensation program that does not give preference to insiders. Section 22(g) of the Federal Reserve Act places further restrictions on the types of loans that can be made to executive officers.

Additionally, Maryland statutory law imposes restrictions on certain transactions with affiliated persons of Maryland commercial banks. Generally, under Maryland law, a director, officer or employee of a commercial bank may not borrow, directly or indirectly, any money from the bank, unless the loan has been approved by a resolution adopted at and recorded in the minutes of the board of directors of the bank, or the executive committee of the bank, if that committee is authorized to make loans. If such a loan is approved by the executive committee, the loan approval must be reported to the board of directors at its next meeting. Certain commercial loans made to non-employee directors of a bank and certain consumer loans made to nonofficer and nondirector employees of the bank are exempt from the statute’s coverage.

Enforcement. The Federal Reserve Board has primary federal enforcement responsibility over member banks and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive, or cease and desist order to removal of officers and/or directors to institution or receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Federal Reserve Board that enforcement action to be taken with respect to a particular institution. If action is not taken by the Federal Reserve Board, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

The State of Maryland Office of the Commissioner of Financial Regulation has extensive enforcement authority over Maryland banks. Such authority includes the ability to issue cease and desist orders and civil money penalties and to remove directors or officers. The State of Maryland Office of the Commissioner of Financial Regulation may also take possession of a Maryland bank whose capital is impaired and seek to have a receiver appointed by a court.

Regulation of BCSB Bancorp

General. BCSB Bancorp, as the sole shareholder of Baltimore County Savings Bank, is a bank holding company and is registered as such with the Federal Reserve Board. Bank holding companies are subject to comprehensive regulation and examination by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

Under the Bank Holding Company Act of 1956, a bank holding company must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company. In evaluating such applications, the Federal Reserve Board considers a variety of financial, managerial and competitive factors.

The Bank Holding Company Act of 1956 also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. One of the principal exceptions to these prohibitions involves certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers.

The Gramm-Leach-Bliley Act of 1999 authorized bank holding companies that meet certain management, capital and other criteria to choose to become a “financial holding company” and thereby engage in a broader array of financial activities including insurance underwriting and investment banking. BCSB Bancorp has not, up to now, opted to become a financial holding company.

Acquisitions of Bank Holding Companies and Banks. Under the Bank Holding Company Act of 1956, any company must obtain approval of the Federal Reserve Board prior to acquiring control of BCSB Bancorp or Baltimore County Savings Bank. For purposes of the Bank Holding Company Act of 1956, control is defined as ownership of more than 25% of any class of voting securities of BCSB Bancorp or Baltimore County Savings Bank, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of BCSB Bancorp or Baltimore County Savings Bank. Any bank holding company must secure Federal Reserve Board approval prior to acquiring 5% or more of the stock of BCSB Bancorp or Baltimore County Savings Bank.

The Change in Bank Control Act and the related regulations of the Federal Reserve Board require any person or persons acting in concert (except for companies required to make application under the Bank Holding Company Act of 1956), to file a written notice with the Federal Reserve Board before such person or persons may acquire control of BCSB Bancorp or Baltimore County Savings Bank. The Change in Bank Control Act presumes control as the power, directly or indirectly, to vote 10% or more of any voting securities or to direct the management or policies of a bank holding company, such as BCSB Bancorp, that has securities registered under the Securities Exchange Act of 1934.

Under Maryland law, acquisitions of 25% or more of the voting stock of a commercial bank or a bank holding company and other acquisitions of voting stock of such entities which affect the power to direct or to cause the direction of the management or policy of a commercial bank or a bank holding company must be approved in advance by the State of Maryland Office of the Commissioner of Financial Regulation. Any person proposing to make such an acquisition must file an application with the State of Maryland Office of the Commissioner of Financial Regulation at least 60 days before the acquisition becomes effective. The State of Maryland Office of the Commissioner of Financial Regulation may deny approval of any such acquisition if the State of Maryland Office of the Commissioner of Financial Regulation determines that the acquisition is anticompetitive or threatens the safety or soundness of a banking institution. Any voting stock acquired without the approval required under the statute may not be voted for a period of five years. This restriction is not applicable to certain acquisitions by bank holding companies of 5% or more of the stock of Maryland banks or Maryland bank holding companies which are governed by Maryland’s holding company statute and also require prior approval of the State of Maryland Office of the Commissioner of Financial Regulation.

Dividends. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.” See “— Depository Institution Regulation — Prompt Corrective Regulatory Action” on page [    ].

Capital Requirements. The Federal Reserve Board has established capital requirements generally similar to the capital requirements for state member banks described above, for bank holding companies. (See “— Regulation of Baltimore County Savings Bank — Capital Requirements” on page [    ]) At June 30, 2013, BCSB Bancorp’s consolidated Total and Tier 1 capital exceeded these requirements. The Dodd-Frank Act will eliminate the use of certain instruments, such as cumulative preferred stock and trust preferred securities, as Tier 1 holding company capital. Small bank holding companies, those with less than $ 500 million in assets, will be exempt from this provision. However, instruments issued before May 19, 2010 by bank holding companies with more than $15 billion of consolidated assets are subject to a three-year phase out from inclusion as Tier 1 capital, beginning January 1, 2013. The Federal Reserve Board’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by using available resources to provide capital funds during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. The Dodd-Frank Act codified the source of strength policy and requires that the regulatory agencies adopt implementing regulations.

In July 2013, the Federal Reserve announced new risk-based capital and leverage ratios to conform to the Basel III framework and address provisions of the Dodd-Frank Act. These requirements will become effective on January 1, 2015 and will be applicable to both BCSB Bancorp and Baltimore County Savings Bank. See “— Regulation of Baltimore County Savings Bank — Capital Requirements” on page [    ] for a discussion of these new Basel III requirements.

Stock Repurchases. As a bank holding company, BCSB Bancorp is required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of BCSB Bancorp’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. This requirement does not apply to bank holding companies that are “well-capitalized,” received one of the two highest examination ratings at their last examination and are not the subject of any unresolved supervisory issues.

Taxation

General. BCSB Bancorp and Baltimore County Savings Bank, together with Baltimore County Savings Bank’s subsidiaries, file a consolidated federal income tax return based on a fiscal year ending September 30. Consolidated returns have the effect of deferring gain or loss on intercompany transactions and allowing companies included within the consolidated return to offset income against losses under certain circumstances.

Federal Income Taxation. Financial institutions are subject to the provisions of the Internal Revenue Code in the same general manner as other corporations. However, institutions such as Baltimore County Savings Bank which met certain definitional tests and other conditions prescribed by the Internal Revenue Code benefited from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans were separated into “qualifying real property loans,” which generally are loans secured by interests in certain real property, and “nonqualifying loans,” which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans was based on actual loss experience, however, the amount of the bad debt reserve deduction with respect to qualifying real property loans could be based upon actual loss experience (the “experience method”) or a percentage of taxable income determined without regard to such deduction (the “percentage of taxable income method”).

Earnings appropriated to an institution’s bad debt reserve and claimed as a tax deduction were not available for the payment of cash dividends or for distribution to stockholders (including distributions made on dissolution or liquidation), unless such amount was included in taxable income, along with the amount deemed necessary to pay the resulting federal income tax.

Beginning with the first taxable year beginning after December 31, 1995, savings institutions, such as Baltimore County Savings Bank, prior to its conversion to a commercial bank were treated the same as commercial banks. Associations with $500 million or more in assets will only be able to take a tax deduction when a loan is actually charged off. Associations with less than $500 million in assets will still be permitted to make deductible bad debt additions to reserves, but only using the experience method.

Baltimore County Savings Bank’s tax returns were last audited for the year ended September 30, 1994.

Under provisions of the Revenue Reconciliation Act of 1993, enacted on August 10, 1993, the maximum federal corporate income tax rate was increased from 34% to 35% for taxable income over $10.0 million, with a 3% surtax imposed on taxable income over $15.0 million. Also under provisions of Revenue Reconciliation Act, a separate depreciation calculation requirement has been eliminated in the determination of adjusted current earnings for purposes of determining alternative minimum taxable income, rules relating to payment of estimated corporate income taxes were revised, and certain acquired intangible assets such as goodwill and customer-based intangibles were allowed a 15-year amortization period. Beginning with tax years ending on or after January 1, 1993, Revenue Reconciliation Act also provides that securities dealers must use mark-to-market accounting and generally reflect changes in value during the year or upon sale as taxable gains or losses. The IRS has indicated that financial institutions which originate and sell loans will be subject to the rule.

State Income Taxation. The state of Maryland imposes an income tax of approximately 8.25% on income measured substantially the same as federally taxable income. The state of Maryland currently assesses a personal property tax for December 2000 and forward.

Competition

Baltimore County Savings Bank faces strong competition both in originating real estate and consumer loans and in attracting deposits. It competes for real estate and other loans principally on the basis of interest rates, the types of loans it originates, the deposit products it offers and the quality of service it provides to borrowers. Baltimore County Savings Bank also competes by offering products which are tailored to the local community.

Baltimore County Savings Bank’s competition in originating real estate loans comes primarily from other savings institutions, commercial banks and mortgage bankers. Commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.

Baltimore County Savings Bank attracts deposits through its offices from the local community. Consequently, competition for deposits is principally from other savings institutions, commercial banks, credit unions and brokers in the local community. Baltimore County Savings Bank competes for deposits and loans by offering what it believes to be a variety of deposit accounts at competitive rates, convenient business hours, a commitment to outstanding customer service and a well-trained staff. Management believes that Baltimore County Savings Bank has developed relationships with local realtors and the community in general.

Employees

As of September 30, 2012, BCSB Bancorp had 137 full-time and 29 part-time employees, none of whom were represented by a collective bargaining agreement. Management considers Baltimore County Savings Bank’s relationships with its employees to be good.

Properties

The following table sets forth the location and certain additional information regarding Baltimore County Savings Bank’s offices at June 30, 2013. Baltimore County Savings Bank closed its Hamilton branch location in June 2013 and sold the building in which the branch was located, recording a gain of $114,000.

	Year Opened	Owned or Leased		Expiration Date (if Leased)(1)	Net Book Value at June 30, 2012	Approximate Square Footage	Deposits at June 30, 2012
							(Deposits in Thousands)
Main Office:
Perry Hall	1955	Leased	(2)	November 2018	$66,715	8,000	$114,754

Branch Offices:
Bel Air	1975	Leased	(3)	May 2016	—	1,800	39,854
Dundalk	1976	Leased	(2)	January 2030	1,310,255	1,700	42,714
Timonium	1978	Leased		July 2018	—	2,500	61,395
Catonsville	2003	Owned			1,180,508	3,550	45,594
Abingdon	1999	Leased	(2)	October 2018	329,989	1,800	13,019
Forest Hill	1999	Leased	(2)	July 2019	283,989	1,800	25,933
Essex	1999	Leased		November 2017	—	3,200	27,532
Hickory	2000	Leased	(2)	January 2020	333,176	1,800	14,050
White Marsh	2000	Leased	(2)	January 2015	407,153	1,800	52,085
Carney	2001	Leased		February 2016	—	2,100	28,458
Lutherville	2002	Owned			480,701	7,440	26,808
Ellicott City	2002	Leased		August 2020	—	2,300	27,265
Honeygo	2005	Leased	(2)	December 2025	581,761	1,800	13,962
Sparks	2005	Leased	(2)	December 2025	545,904	1,800	16,937
Owings Mills	2005	Leased	(2)	September 2026	668,618	1,800	10,104

Administrative Offices:
4111 E. Joppa Road	1994	Owned			960,415	18,000	—

(1)	All leases have at least one five-year option, except for the Timonium and Ellicott City locations.
(2)	Building is owned, but the land is leased.
(3)	Baltimore County Savings Bank relocated its Bel Air office in May of 2013 with a three-year lease with two five-year options.

The net book value of Baltimore County Savings Bank’s investment in premises and equipment totaled $10.0 million at June 30, 2013.

Legal Proceedings

On July 12, 2013, Ralph Darr (the “Plaintiff”) filed a purported class action complaint, Case No. 03-C-13007839 OC, in the Circuit Court for Baltimore County, and naming as defendants BCSB Bancorp, its Board of Directors and F.N.B. The plaintiff alleged that the proposed merger consideration was inadequate and undervalued BCSB Bancorp, that the director defendants breached their fiduciary duties to BCSB Bancorp by approving the proposed merger and that F.N.B. aided and abetted those alleged breaches. The Plaintiff sought an injunction barring the defendants from completing the merger; rescission of the agreement and plan of merger to the extent already implemented or, in the alternative, an award of rescissory damages; an accounting to Plaintiff for all damages caused by the defendants; and an award of the costs and expenses incurred by the Plaintiff in the lawsuit, including a reasonable allowance for counsel fees and expert fees. Earlier, on June 21, 2013, the same Plaintiff had filed an identical purported action against the same defendants in the Circuit Court for Baltimore City, Case No. 24C13004131. However, the Plaintiff dismissed that case without prejudice prior to re-filing the case in Baltimore County Circuit Court. On September 6, 2013, the Plaintiff dismissed the complaint filed in Baltimore County Circuit Court. As of December 6, 2013, the latest practicable date before we printed and mailed this proxy statement/prospectus, there was no litigation pending involving the merger.

From time to time BCSB Bancorp and/or Baltimore County Savings Bank are a party to various legal proceedings incident to its business. There were no other legal proceeding to which BCSB Bancorp or Baltimore County Savings Bank was a party, or to which any of their property was subject which were expected by management to result in a material loss to BCSB Bancorp or Baltimore County Savings Bank. There are no pending regulatory proceedings to which BCSB Bancorp, Baltimore County Savings Bank and their subsidiaries are a part or to which any of their properties are subject which are currently expected to result in a material loss.

BCSB BANCORP MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

General

BCSB Bancorp’s net income is dependent primarily on its net interest income, which is the difference between interest income earned on its interest-earning assets and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (“interest rate spread”) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. BCSB Bancorp’s interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, BCSB Bancorp’s net income also is affected by the level of other income, which primarily consists of fees and charges, and levels of non-interest expenses such as salaries and related expenses.

The operations of BCSB Bancorp are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in BCSB Bancorp’s market area.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of BCSB Bancorp’s financial condition is based on the consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to the allowance for loan losses.

Management believes the allowance for loan losses is a critical accounting policy that requires the most significant estimates and assumptions used in the preparation of the consolidated financial statements. The allowance for loan losses is based on management’s evaluation of the level of the allowance required in relation to the estimated loss exposure in the loan portfolio. Management believes the allowance for loan losses is a significant estimated loss and therefore regularly evaluates it for adequacy by taking into consideration factors such as prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management’s estimation of losses. The use of different estimates or assumptions could produce different provisions for loan losses. Impaired loans are reviewed individually for potential loss. In instances where loan balances exceed estimated realizable values, specific loss allocations are identified.

Under our methodology for calculating the allowance for loan losses, loss rates are determined for the following loan pools: construction, residential owner occupied, residential rental, home equity loans, loan acquisition and development, secured commercial loans, unsecured commercial loans, leases and consumer loans. Loss rates are then applied to loan balances of these portfolio segments exclusive of loans with specific loss allocations. This methodology provides an in-depth analysis of Baltimore County Savings Bank’s portfolio and reflects the probable inherent losses within it. Reserve allocations are then reviewed and consolidated. This process is performed on a quarterly basis.

During the fiscal year ended September 30, 2012, we modified our loss reserve assessment approach to expand analysis of loss rates from a period of the previous one year to the prior two years on a rolling quarter-to-quarter basis. The result was then annualized and applied to loan pools specified above. Also during the fiscal year ended September 30, 2012, BCSB Bancorp isolated a segment of the loan portfolio, residential rental loans, to perform more detailed analysis for potential losses.

A two-year look-back period of charge-off experience is considered to more reasonably approximate current loss exposure within the portfolio. As mentioned above, we also began employing a more detailed approach in reviewing residential rental loans during the fiscal year ended September 30, 2012. Loss rates for this category have been noticeably higher than other types of loans. Additionally, geographic concentration is considered to be more of a risk factor for this type of product. Loans within this category are segregated by internal risk ratings, with higher reserves allocated as risk ratings reflect more potential for loss.

Securities are evaluated periodically to determine whether a decline in their value is other-than-temporary. The term “other-than-temporary” is not necessarily intended to indicate a permanent decline in value. Rather, it means that the prospects for near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. For recognition and presentation of other-than-temporary impairments the amount of other-than-temporary impairment that is recognized through earnings for debt securities is determined by comparing the present value of the expected cash flows to the amortized cost of the security. The discount rate used to determine the credit loss is the expected book yield on the security.

BCSB Bancorp accounts for income taxes under the asset/liability method. Deferred tax assets are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, as well as operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period indicated by the enactment date. A valuation allowance is established for deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. The judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond BCSB Bancorp’s control. It is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred tax assets could change in the near term.

Comparison of Financial Condition at June 30, 2013 and September 30, 2012

During the nine months ended June 30, 2013, assets decreased by $7.2 million, or 1.1% from $645.1 million at September 30, 2012 to $637.9 million at June 30, 2013. Cash and cash equivalents decreased by $11.7 million, or 23.0% during the nine months ended June 30, 2013, from $50.9 million to $39.2 million. BCSB Bancorp continues to invest in securities to supplement the declining loan portfolio and deploy available excess liquidity. Net loans receivable decreased $19.0 million, or 5.7%, from $334.8 million at September 30, 2012 to $315.8 million at June 30, 2013. Management’s lending strategy remains focused on commercial real estate, commercial business and home equity lending. During this low rate environment BCSB Bancorp has employed a strategy of selling most residential loans into the secondary loan market. The reduction in residential loans combined with a decline in demand for other lending products is the primary reason for the decrease in our loan portfolio. Mortgage-backed securities available for sale increased by $20.6 million, or 9.6%, from $213.6 million at September 30, 2012 to $234.1 million at June 30, 2013 due primarily to purchases made during the nine months ended June 30, 2013. At June 30, 2013, all mortgage-backed securities were classified as available for sale for liquidity purposes. Foreclosed real estate increased by $2.1 million, or 125.1%, from $1.7 million at September 30, 2012 to $3.8 million at June 30, 2013, primarily due to the foreclosure of a $1.5 million land acquisition and development loan during the period. BCSB Bancorp is aggressively pursuing the sale of the property, which is located in the state of Pennsylvania.

Deposits decreased by $5.9 million, or 1.0%, from $566.4 million at September 30, 2012 to $560.5 million at June 30, 2013.

Stockholders’ equity decreased by $3.5 million, or 6.4%, from $55.1 million at September 30, 2012 to $51.6 million at June 30, 2013. This decrease was primarily due to a decline in market values of BCSB

Bancorp’s mortgage-backed securities portfolio due to recent interest rate increases. Unrealized gains and losses on such securities are reflected in Stockholders’ Equity through Accumulated Other Comprehensive (Loss) Income. To a lesser extent, BCSB Bancorp’s repurchase of its TARP related stock warrant from the U.S. Treasury also contributed to the decrease. These decreases were partially offset by net income earned during the period.

Comparison of Financial Condition at September 30, 2012 and 2011

During the twelve months ended September 30, 2012, total assets increased by $20.2 million, or 3.2%, from $624.9 million at September 30, 2011 to $645.1 million at September 30, 2012. BCSB Bancorp’s cash and cash equivalents decreased $9.2 million, or 15.3% from $60.1 million at September 30, 2011 to $50.9 million at September 30, 2012, primarily due to the deployment of available liquidity to invest in mortgage-backed securities. During the twelve months ended September 30, 2012, investment securities decreased by $2.3 million, or 33.1%, from $6.9 million at September 30, 2011 to $4.6 million at September 30, 2012. The decline was primarily due to contractual maturities since there were no sales of investment securities during the period. Mortgage-backed securities available for sale increased by $63.1 million, or 41.8%, from $150.9 million at September 30, 2011 to $214.0 million at September 30, 2012. The increase was primarily due to funds available from the declining loan portfolio and increased deposit portfolio. Net loans receivable decreased $30.0 million, or 8.2%, from $364.8 million at September 30, 2011 to $334.8 million at September 30, 2012. The decrease relates primarily to a decline in residential mortgages due to accelerated repayments and sales of new loan production. BCSB Bancorp has employed a strategy of selling newly originated long term fixed rate residential loans into the secondary loan market. Management’s portfolio lending strategy remains focused on commercial real estate, commercial business and home equity lending.

Deposits increased by $16.3 million, or 3.0%, from $550.0 million at September 30, 2011 to $566.4 million at September 30, 2012. Baltimore County Savings Bank has been successful in attracting new deposits without increasing the overall cost for such funds.

Stockholders’ equity increased by $3.2 million, or 6.1%, from $52.0 million at September 30, 2011 to $55.1 million at September 30, 2012. This increase was due primarily to net income earned during the period, and an increase in accumulated other comprehensive income.

Asset Quality. At September 30, 2012, BCSB Bancorp had $21.5 million in nonperforming assets, consisting of $472,000 in single-family owner occupied residential loans, $2.1 million in single-family rental property loans, $3.0 million in commercial loans, $7.6 million in construction loans, $6.6 million in accruing TDR’s, and $1.7 million in other real estate owned. Included in the above-noted nonperforming loans are $9.3 million in total troubled debt restructurings, of which $7.3 million are not delinquent. Reporting guidance requires disclosure of these loans as nonperforming even though they are current in terms of modified loan payments. At September 30, 2011, BCSB Bancorp had $20.6 million in nonperforming assets, consisting of $1.0 million in single-family residential loans, $6.7 million in single-family rental property loans, $5.1 million in commercial loans, $4.5 million in construction loans, $214,000 in commercial lines of credit, $50,000 in commercial leases, $20,000 in consumer loans and $3.0 million in other real estate owned. Included in the above-noted nonperforming loans are $8.7 million in troubled debt restructurings, of which $8.6 million were not delinquent. Reporting guidance requires disclosure of these loans as nonperforming even though they are current in terms of modified loan payments.

As noted above, nonperforming loans increased slightly during the fiscal year ended September 30, 2012 as compared to the prior year. Although fluctuations in problem assets have occurred within most loan categories, a significant portion of nonperforming loans continue to be represented by single-family rental properties. In general, these properties are owned by investors who have been negatively impacted by the protracted downturn in economic conditions, which has made debt service payments more difficult. Where deemed appropriate, Baltimore County Savings Bank has actively worked with certain of these borrowers in modifying terms to ease cash flow difficulties. Typical loan modifications include lowering rates, deferring payments or extending repayment terms. Changes in loan terms such as these require reporting of the loans as Troubled Debt Restructurings, and consequently as nonperforming loans, even though they may be current with loan payments as modified. Loan terms generally revert back to original commitments as borrowers’ positions stabilize.

BCSB Bancorp’s net charge-offs for the year ended September 30, 2012 were $498,000 compared to the year ended September 30, 2011 of $4.0 million. BCSB Bancorp’s allowance for loan losses was $5.5 million at September 30, 2012 compared to $4.8 million at September 30, 2011.

Comparison of Operating Results for the Nine Months Ended June 30, 2013 and 2012

Net Income. Net income was $1.4 million for the nine months ended June 30, 2013 and June 30, 2012, respectively. Net income remained stable during the nine months ended June 30, 2013 as compared to the same period in 2012, primarily due to a combination of offsetting fluctuations, including increases in other income and non-interest expenses.

Net Interest Income. Net interest income increased by $259,000, or 1.8%, from $14.3 million for the nine months ended June 30, 2012 to $14.5 million for the nine months ended June 30, 2013. The increase in net interest income primarily was due to a declining cost of funds on the deposit portfolio and higher average balances on mortgage-backed securities. These increases were partially offset by a decrease in interest and fees on loans as the average balance of the loan portfolio continued to decline.

Interest Income. Interest income decreased by $1.0 million, or 5.1% from $19.6 million for the nine months ended June 30, 2012 to $18.6 million for the nine months ended June 30, 2013. Interest and fees on loans decreased by $1.1 million, or 6.9%, from $15.8 million for the nine months ended June 30, 2012 to $14.8 million for the nine months ended June 30, 2013. This was primarily due to lower average balances on loans. Average loans declined by $25.7 million during the nine months ended June 30, 2013 as compared to the same period in 2012. This decline was partially offset by an increase in interest on mortgage-backed securities of $229,000, or 6.8% from $3.4 million for the nine months ended June 30, 2012 to $3.6 million for the nine months ended June 30, 2013. This increase was primarily due to higher average balances on mortgage-backed securities. The average balance of mortgage-backed securities increased by $54.8 million, from $172.0 million during the nine months ended June 30, 2012 to $226.8 million during the nine months ended June 30, 2013. BCSB Bancorp continues to invest in securities to supplement the declining loan portfolio and deploy available excess liquidity.

Interest Expense. Interest expense, which consists of interest on deposits, interest on junior subordinated debentures and other interest expense, decreased from $5.4 million for the nine months ended June 30, 2012 to $4.1 million for the nine months ended June 30, 2013, a decrease of $1.3 million, or 23.6%. Interest on deposits decreased $1.2 million, or 25.4%, from $4.9 million for the nine months ended June 30, 2012 to $3.6 million for the nine months ended June 30, 2013. This decrease was due to the decline in the average cost of deposits of 30 basis points from 1.16% for the nine months ended June 30, 2012 to .86% for the nine months ended June 30, 2013.

Average Balance Sheet. The following table sets forth certain information relating to BCSB Bancorp’s average balance sheet and reflects the average yield on assets and cost of liabilities for the periods indicated and the yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the nine month periods ended June 30, 2013 and 2012. No tax equivalent yield adjustments were made, as the effect was not material.

The table also presents information for the periods indicated with respect to the differences between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or “interest rate spread,” which banks have traditionally used as an indicator of profitability. Another indicator of net interest income is “net interest margin,” which is net interest income divided by the average balance of interest-earning assets.

	For the Nine Months Ended June 30,
	2013			2012
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net(1)	$325,868	$14,751	6.04%	$351,603	$15,845	6.01%
Mortgage-backed securities	226,770	3,612	2.12	171,990	3,383	2.62
Investment securities and FHLB stock	7,034	182	3.45	7,120	278	5.21
Other interest earning assets	40,111	61	.20	58,379	101	.23

Total Interest-earning assets	599,783	18,606	4.14	589,092	19,607	4.44
Bank Owned Life Insurance	17,063			16,455
Noninterest-earning assets	26,479			30,345

Total assets	$643,325			$635,892

Interest-bearing liabilities:
Deposits	$561,976	$3,631	.86%	$557,753	$4,869	1.16%
Junior Subordinated Debentures	17,011	460	3.61	17,011	482	3.78
Other liabilities	1,440	—	—	1,500	—	—

Total interest-bearing liabilities	580,427	4,091	.94	576,264	5,351	1.24

Noninterest-bearing liabilities	6,674			6,958

Total liabilities	587,101			583,222
Stockholders’ Equity	56,224			52,670

Total liabilities and stockholders’ equity	$643,325			$635,892

Net interest income		$14,515			$14,256

Interest rate spread			3.20%			3.20%

Net interest margin(2)			3.23%			3.23%

Ratio average interest earning assets/interest- bearing liabilities			103.33%			102.23%

(1)	Includes nonaccrual loans
(2)	Represents net interest income divided by the average balance of interest-earning assets.

Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by the changes in volume).

	For Nine Months Ended June 30,
	2013		Vs.	2012
	Increase (Decrease) Due to
	Volume	Rate		Rate/Volume	Total
	(In Thousands)
Interest income:
Loans receivable, net	$(1,164)	$79		$(9)	$(1,094)
Mortgage-backed securities	1,076	(645)		(202)	229
Investment securities	(3)	(94)		1	(96)
Other interest-earning assets	(31)	(13)		4	(40)

Total interest-earning assets	(122)	(673)		(206)	(1,001)

Interest expense:
Deposits	37	(1,255)		(20)	(1,238)
Junior Subordinated Debentures	—	(22)		—	(22)

Total interest-bearing liabilities	37	(1,277)		(20)	(1,260)

Change in net interest income	$(159)	$604		$(186)	$259

Provision for Losses on Loans. BCSB Bancorp charges or credits to income provisions for losses on loans to maintain the total allowance for loan losses at a level it considers adequate to provide for losses inherent in the loan portfolio as of the balance sheet date. In determining the provision, management considers a number of factors such as existing loan levels, prior loss experience, current economic conditions and the probability of these conditions affecting existing loans. BCSB Bancorp established a $1.1 million provision for losses on loans during the nine months ended June 30, 2013 as compared to a provision of $900,000 for the nine months ended June 30, 2012. The increase in loan loss provisions was directly related to declines in estimated realizable values of certain problem loans, primarily investor rental properties, and to address elevated charge-offs during the period. In establishing such provisions, management considered an analysis of the risk inherent in the loan portfolio. For additional information see “Asset Quality” on page [    ].

Other Income. Other income remained stable at $2.0 million for the nine months ended June 30, 2013 and 2012. There were certain offsetting fluctuations that contributed to the stability of other income. Gain on sale of foreclosed real estate and repossessed assets decreased by $453,000, or 101.0%, from $448,000 for the nine months ended June 30, 2012, to a loss of $5,000 for the nine months ended June 30, 2013. Fees on transaction accounts also decreased by $27,000, or 5.9%, from $460,000 for the nine months ended June 30, 2012, to $433,000 for the nine months ended June 30, 2013. These decreases were partially offset by an increase in gain on sale of property and equipment by $114,000, or 100%, from $0 for the nine months ended June 30, 2012 to $114,000 for the nine months ended June 30, 2013, due to the sale of the Hamilton branch office. Other-than-temporary impairment charges decreased by $250,000, or 100%, from $250,000 for the nine months ended June 30, 2012 to $0 for the nine months ended June 30, 2013. Miscellaneous income also increased by $99,000, or 13.2% from $748,000 for the nine months ended June 30, 2012 to $847,000 for the nine months ended June 30, 2013, primarily due to increased commissions from investment sales. There was also an increase in gains from the sale of mortgage-backed securities of $75,000 from a loss of $6,000 for the nine months ended June 30, 2012 to $69,000 for the nine months ended June 30, 2013 as BCSB Bancorp sold 17 available for sale mortgaged-backed securities for $39.0 million, at a gross gain of $658,000 and one private label CMO sold for $3.4 million with a loss of $589,000, for a net gain of $69,000.

Non-interest Expenses. Total non-interest expenses increased by $154,000, or 1.2%, from $13.2 million for the nine months ended June 30, 2012 to $13.3 million for the nine months ended June 30, 2013. This increase was due primarily to cost associated with the upcoming merger, and increased foreclosed and impaired loan expenses. Merger-related expense was $280,000, for the nine months ended June 30, 2013 compared to no merger related expense for the nine months ended June 30, 2012. Occupancy expense increased by $61,000, or 3.5% from $1.7 million for the nine months ended June 30, 2012 to $1.8 million for the nine months ended June 30, 2013. This increase was primarily due to increased office building repairs. Data processing cost increased by $37,000, or 3.7% from $998,000 for the nine months ended June 30, 2012 to $1.0 million for the nine months ended June 30, 2013. Advertising expense also increased by $47,000, or 18% from $261,000 for the nine months ended June 30, 2012 to $308,000 for the nine months ended June 30, 2013 as BCSB Bancorp focused on promotional activities for certain newly introduced products. Foreclosure and impaired loan expenses increased by $122,000, or 63.2% from $193,000 for the nine months ended June 30, 2012 to $315,000 for the nine months ended June 30, 2013 due to increased activity related to property foreclosures. These increases were offset by decreases in salaries and related expenses, Federal Deposit Insurance premiums, professional fees and other expenses. Salaries and related expenses decreased by $203,000, or 2.5% from $8.0 million for the nine months ended June 30, 2012 to $7.8 million for the nine months ended June 30, 2013. This decrease was primarily due to a moderate decline in retail staff levels. Federal Deposit Insurance premiums decreased by $17,000, or 3.6% from $477,000 for the nine months ended June 30, 2012 to $460,000 for the nine months ended June 30, 2013. Premiums during the nine months ended June 30, 2012 included certain Office of the Comptroller of Currency assessment fees that were no longer incurred during the nine months ended June 30, 2013. Professional fees decreased $98,000, or 26.3% from $373,000 for the nine months ended June 30, 2012 to $275,000 for the nine months ended June 30, 2013, primarily due to reduced legal fees. Other expenses decreased by $71,000, or 15.2% from $467,000 for the nine months ended June 30, 2012 to $396,000 for the nine months ended June 30, 2013. This decrease was primarily due to decreased losses on dishonored checks and ATM losses.

Income Taxes. Income tax expense was $744,000 and $746,000 for the nine months ended June 30, 2013 and 2012, respectively. BCSB Bancorp’s effective tax rate based upon pretax earnings remained very consistent during both periods.

Comparison of Operating Results for the Three Months Ended June 30, 2013 and 2012

Net Income. Net income was $436,000 for the three months ended June 30, 2013 and $368,000 for the three months ended June 30, 2012. This increase in net income was primarily due a decrease in the provision for loan losses and an increase in other income, which was partially offset by increases in non-interest expenses.

Net Interest Income. Net interest income decreased by $83,000, or 1.8% from $4.7 million for the three months ended June 30, 2012 to $4.6 million for the three months ended June 30,2013, as lower average balances on loans receivable were partially offset by a declining cost of funds rate on the deposit portfolio.

Interest Income. Interest income decreased by $484,000, or 7.6% from $6.4 million for the three months ended June 30, 2012 to $5.9 million for the three months ended June 30, 2013. Interest and fees on loans decreased by $447,000, or 8.8%, from $5.1 million for the three months ended June 30, 2012 to $4.6 million for the three months ended June 30, 2013. This was primarily due to lower average balances on loans. Average loans declined by $26.6 million during the three months ended June 30, 2013 as compared to the same period in 2012. Interest on mortgage-backed securities remained relatively stable at $1.2 million for the three months ended June 30, 2012 and June 30, 2013. This stability was due to higher average balances on mortgage-backed securities that was offset by a lower yield. The average balance of mortgage-backed securities increased by $52.4 million, from $188.9 million during the three months ended June 30, 2012 to $241.3 million during the three months ended June 30, 2013. The average yield decreased by 52 basis points from 2.55% for the three months ended June 30, 2012 to 2.03% for the three months ended June 30, 2013. BCSB Bancorp continues to invest in securities to supplement the declining loan portfolio and deploy available excess liquidity.

Interest Expense. Interest expense, which consists of interest on deposits, interest on junior subordinated debentures and other interest expense, decreased from $1.7 million for the three months ended June 30, 2012 to $1.3 million for the three months ended June 30, 2013, a decrease of $401,000 or 24.0%. Interest on deposits decreased $396,000, or 26.2%, from $1.5 million for the three months ended June 30, 2012 to $1.1 million for the three months ended June 30, 2013. This decrease was due to the decline in the average cost of deposits of 29 basis points from 1.08% for the three months ended June 30, 2012 to .79% for the three months ended June 30, 2013.

Average Balance Sheet. The following table sets forth certain information relating to BCSB Bancorp’s average balance sheet and reflects the average yield on assets and cost of liabilities for the periods indicated and the yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the three month periods ended June 30, 2013 and 2012. No tax equivalent yield adjustments were made, as the effect was not material.

The table also presents information for the periods indicated with respect to the differences between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or “interest rate spread,” which banks have traditionally used as an indicator of profitability. Another indicator of net interest income is “net interest margin,” which is net interest income divided by the average balance of interest-earning assets.

	For the Three Months Ended June 30,
	2013			2012
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net(1)	$315,803	$4,616	5.85%	$342,379	$5,063	5.92%
Mortgage-backed securities	241,264	1,224	2.03	188,903	1,204	2.55
Investment securities and FHLB stock	6,920	55	3.18	6,619	94	5.68
Other interest earning assets	27,820	13	.19	55,710	31	.22

Total Interest-earning assets	591,807	5,908	3.99	593,611	6,392	4.31
Bank Owned Life Insurance	17,221			16,624
Noninterest-earning assets	29,757			28,049

Total assets	$638,785			$638,284

Interest-bearing liabilities:
Deposits	$560,625	$1,114	.79%	$559,993	$1,510	1.08%
Junior Subordinated Debentures	17,011	152	3.57	17,011	157	3.70
Other liabilities	1,838	—	—	2,161	—	—

Total interest-bearing liabilities	579,474	1,266	.87	579,165	1,667	1.15

Noninterest-bearing liabilities	3,412			5,767

Total liabilities	582,886			584,932
Stockholders’ Equity	55,899			53,352

Total liabilities and stockholders’ equity	$638,785			$638,284

Net interest income		$4,642			$4,725

Interest rate spread			3.12%			3.16%

Net interest margin(2)			3.14%			3.18%

Ratio average interest earning assets/interest- bearing liabilities			102.13%			102.49%

(1)	Includes nonaccrual loans
(2)	Represents net interest income divided by the average balance of interest-earning assets.

Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by the changes in volume).

	For Three Months Ended June 30,
	2013		Vs.	2012
	Increase (Decrease) Due to
	Volume	Rate		Rate/Volume	Total
	(In Thousands)
Interest income:
Loans receivable, net	$(393)	$(60)		$6	$(447)
Mortgage-backed securities	334	(246)		(68)	20
Investment securities	4	(41)		(2)	(39)
Other interest-earning assets	(15)	(4)		1	(18)

Total interest-earning assets	(70)	(351)		(63)	(484)
Interest expense:
Deposits	2	(406)		8	(396)
Junior Subordinated Debentures	—	(5)		—	(5)

Total interest-bearing liabilities	2	(411)		8	(401)

Change in net interest income	$(72)	$60		$(71)	$(83)

Provision for Loan Losses. BCSB Bancorp charges or credits to income provisions for loan losses to maintain the total allowance for loan losses at a level management considers adequate to provide for losses inherent in the loan portfolio as of the balance sheet date. In determining the provision, we consider a number of factors such as existing loan levels, prior loss experience, current economic conditions and the probability of these conditions affecting existing loans. BCSB Bancorp established a $150,000 provision for losses on loans during the three months ended June 30, 2013 as compared to a provision of $300,000 for the three months ended June 30, 2012. The decrease in loan loss provisions related to declines in charge-offs during the three months ended June 30, 2013 in comparison with charge-offs during the same period of the preceding year. In establishing such provisions, management considered an analysis of the risk inherent in the loan portfolio. For additional information see “Asset Quality” on page [    ].

Other Income. Other income increased $350,000, or 100.3%, from $349,000 for the three months ended June 30, 2012 to $699,000 for the three months ended June 30, 2013. The increase in other income for the three months ended June 30, 2013 was primarily attributable to a decrease in other-than-temporary impairment charges of $250,000, or 100% from $250,000 for the three months ended June 30, 2012 to $0 for the three months ended June 30, 2013 and the gain on sale of property and equipment, which increased by $114,000, or 100% from $0 for the three months ended June 30, 2012 to $114,000 for the three months ended June 30, 2013, due to the sale of the Hamilton branch. Income from bank-owned life insurance also increased by $78,000, or 74.3% from $105,000 for the three months ended June 30, 2012 to $183,000 for the three months ended June 30, 2013. These increases were partially offset by a decrease in gain on sale of foreclosed real estate and repossessed assets of $51,000, or 110.9% from $46,000 for the three months ended June 30, 2012 to a loss of $5,000 for the three months ended June 30, 2013. Miscellaneous income also decreased by $34,000, or 12.1% from $281,000 for the three months ended June 30, 2012 to $247,000 for the three months ended June 30, 2013, due to decreased commission on the sale of investment products.

Non-interest Expenses. Total non-interest expenses increased by $327,000, or 7.8%, from $4.2 million for the three months ended June 30, 2012 to $4.5 million for the three months ended June 30, 2013. This increase was primarily due to increases in merger-related expense, Federal deposit insurance premiums, data processing cost and foreclosure and impaired loan expenses. Merger-related expense was $280,000 for the three months ended June 30, 2013 compared to no merger related expense for the three months ended June 30, 2012, as BCSB Bancorp prepares for the upcoming merger with F.N.B. Federal deposit insurance expense increased by $42,000, or 35.9% from $117,000 for the three months ended June 30, 2012 to $159,000 for the three months ended June 30, 2013. Data processing expense increased by $50,000, or 15.6% from $320,000 for the three months ended June 30, 2012 to $370,000 for the three months ended June 30, 2013 due to cost associated with increased services. Foreclosure and impaired loan expenses increased by $54,000, or 84.4% from $64,000 for the three months ended June 30, 2012 to $118,000 for the three months ended June 30, 2013 due to increased activity related to property foreclosures. These increases were partially offset by a decrease in occupancy expense, professional fees and other expenses. Occupancy expense decreased by $46,000, or 7.6% from $606,000 for the three months ended June 30, 2012 to $560,000 for the three months ended June 30, 2013. This decrease related to decreased rent due to the relocation of the Bel Air office. Professional fees decreased by $41,000, or 44.6% from $92,000 for the three months ended June 30, 2012 to $51,000 for the three months ended June 30, 2013. This decrease was due to a decline in legal fees. Other expenses decreased by $63,000, or 32.9% from $191,000 for the three months ended June 30, 2012 to $128,000 for the three months ended June 30, 2013. This decrease was primarily due to decreased losses on dishonored checks and ATM losses.

Income Taxes. Income tax expense was $236,000 and $214,000 for the three months ended June 30, 2013 and 2012, respectively. BCSB Bancorp’s effective tax rate based upon pretax earnings remained very consistent during both periods.

Commitments, Contingencies and Off-Balance Sheet Risk

BCSB Bancorp is a party to financial instruments with off-balance sheet risk including commitments to extend credit under existing lines of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

	At June 30, 2013	At September 30, 2012
	(In thousands)
Commitments to originate new loans	$19,819	$10,758
Unfunded commitments to extend credit under existing equity line and commercial lines of credit	30,769	32,225
Commercial letters of credit	547	390

Commitments to originate new loans or to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally expire within 30 to 45 days. Most equity line commitments for the unfunded portion of equity lines are for a term of 20 years, and commercial lines of credit are generally renewable on an annual basis. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BCSB Bancorp evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BCSB Bancorp upon extension of credit, is based on management’s credit evaluation of the borrower.

Asset Quality

At June 30, 2013, BCSB Bancorp had $17.5 million in non-performing assets, consisting of nonaccrual loans, accruing troubled debt restructurings and repossessed assets representing 2.74% of total assets. At

September 30, 2012 non-performing assets were $21.5 million or 3.33% of total assets. BCSB Bancorp’s net charge-offs for the nine months ended June 30, 2013 and June 30, 2012 were ($901,000) and ($419,000), respectively. BCSB Bancorp’s allowance for loan losses was $5.7 million at June 30, 2013 compared to $5.5 million at September 30, 2012.

The following table presents an analysis of BCSB Bancorp’s non-performing assets:

	At June 30, 2013	At September 30, 2012
	(In thousands)
Nonaccrual loans(1):
Single family residential	$560	$472
Single family rental property	2,493	2,128
Commercial real estate	1,543	2,994
Construction	3,183	7,551
Commercial leases	—	—
Commercial lines of credit	47	—
Home Equity Lines of Credit	294	—
Consumer Loans	—	—

Total nonaccrual loans	8,120	13,145
Loans 90 days past due and accruing	—	—
Accruing Troubled Debt Restructurings	6,131	6,647

Total nonperforming loans	14,251	19,792
Nonperforming Foreclosed Real Estate(2)	3,259	1,674

Total nonperforming assets	$17,510	$21,466

Nonperforming loans to loans receivable	4.51%	5.90%
Nonperforming assets as a percentage of loans, foreclosed real estate and repossessed assets	5.48%	6.38%
Nonperforming assets to total assets	2.74%	3.33%
Loans modified in Troubled Debt Restructuring	$6,238	$9,267

(1)	Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is questionable. Also included in this category at June 30, 2013 are $108,000 in Troubled Debt Restructurings. Reporting guidance requires disclosure of these loans as nonaccrual until the loans have performed according to the modified terms for a sustained period, generally six months. As of June 30, 2013, and September 30, 2012, BCSB Bancorp had a total of $6.2 million and $9.3 million, respectively, in Troubled Debt Restructurings.
(2)	Regulatory guidance provides that residential rental foreclosed real estate with leases in place and demonstrated cash flow generating a reasonable rate of return generally is not considered to be a classified asset. As of June 30, 2013, BCSB Bancorp has identified $508,000 in foreclosed real estate meeting these criteria. Accordingly, this amount has been excluded from nonperforming assets.

The following table sets forth an analysis of BCSB Bancorp’s allowance for loan losses for the periods indicated:

	For the Nine Months Ended June 30
	2013	2012
	(Dollars in thousands)
Balance at beginning of period	$5,470	$4,768

Loans charged-off:
Real estate mortgages:
Single-family residential	—	—
Single-family residential-rentals	(408)	(401)
Commercial	—	(58)
Construction	(559)	—
Commercial Leases	—	—
Consumer	(4)	(8)

Total charge-offs	(971)	(467)

Recoveries:
Real estate mortgage:
Single-family residential	—	—
Single-family residential-rentals	—	—
Commercial	—	3
Construction	—	—
Commercial leases	8	—
Consumer	62	45

Total recoveries	70	48
Net loans charged-off	(901)	(419)
Provision for loan losses	1,100	900

Balance at end of period	$5,669	$5,249

Ratio of net charge-offs (annualized) to average loans outstanding during the period	.37%	.16%

Regulations require that BCSB Bancorp classify assets on a regular basis. There are three classifications for problem assets: substandard, doubtful and loss. Management regularly reviews assets to determine whether any assets require classification or re-classification. At June 30, 2013, BCSB Bancorp had $28.7 million in classified assets, consisting of $21.0 million in substandard loans, $4.5 million in substandard CMO’s, and $3.2 million in nonperforming foreclosed property. At September 30, 2012, BCSB Bancorp had $34.2 million in classified assets consisting of $24.9 million in substandard loans, $7.6 million in substandard CMO’s and $1.7 million in foreclosed property or other real estate owned. For further information see Note 7 of the Notes to Consolidated Financial Statements for the Nine and Three Months Ended June 30, 2013 and 2012.

In addition to regulatory classifications, we also classify as “special mention” assets that are currently performing in accordance with their contractual terms but may exhibit some form of credit weakness and may become classified or non-performing assets in the future. At June 30, 2013, management has identified approximately $8.5 million in assets classified as special mention. At September 30, 2012, $6.4 million in assets were classified as special mention.

Baltimore County Savings Bank’s methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific assets as well as losses that have not been identified but are expected to have occurred. Management conducts regular reviews of Baltimore

County Savings Bank’s assets and evaluates the need to establish allowances on the basis of these reviews. Allowances are established by management and reviewed by the Board of Directors on a quarterly basis based on an assessment of risk in Baltimore County Savings Bank’s assets taking into consideration the composition and quality of the portfolio, delinquency trends, current charge-off and loss experience, loan concentrations, the state of the real estate market, regulatory reviews conducted in the regulatory examination process and economic conditions generally. Additional provisions for losses on loans are made in order to bring the allowance to a level deemed adequate. Specific reserves will be provided for individual assets, or portions of assets, when ultimate collection is considered improbable by management based on the current payment status of the assets and the fair value of the collateral.

Comparison of Operating Results for the Years Ended September 30, 2012 and 2011

Net Income. Net income available to common shareholders was $1.8 million for the twelve months ended September 30, 2012 compared to net loss of $457,000 for the twelve months ended September 30, 2011. The increase in net income was primarily due to increases in net interest income and other income along with decreases in provisions for losses on loans, non-interest expenses and preferred stock dividends.

Net Interest Income. Net interest income increased by $709,000, or 3.9%, from $18.4 million for the twelve months ended September 30, 2011 to $19.1 million for the twelve months ended September 30, 2012. The increase in net interest income primarily was due to higher average balances on mortgage-backed securities and a declining cost of funds rate on the deposit portfolio. These increases were partially offset by a decrease in loan volume and yield on the mortgage-backed securities portfolio.

Interest Income. Interest income decreased by $864,000, or 3.2% from $26.9 million for the twelve months ended September 30, 2011 to $26.1 million for the twelve months ended September 30, 2012. Interest and fees on loans decreased by $2.0 million, or 8.6%, from $22.9 million for the twelve months ended September 30, 2011 to $20.9 million for the twelve months ended September 30, 2012. This was primarily due to lower average balances on loans as the portfolio continued to decline. Average loans declined by $36.6 million during the twelve months ended September 30, 2012 as compared to the same period in 2011. This decline was partially offset by an increase in interest on mortgage-backed securities of $1.3 million, or 37.0% from $3.4 million for the twelve months ended September 30, 2011 to $4.6 million for the twelve months ended September 30, 2012. This increase was primarily due to higher average balances on mortgage-backed securities. The average balance of mortgage-backed securities increased by $97.5 million, from $96.6 million during the twelve months ended September 30, 2011 to $194.1 million during the twelve months ended September 30, 2012. BCSB Bancorp continues to invest in securities to supplement the declining loan portfolio and deploy available excess liquidity.

Interest Expense. Interest expense, which consists of interest on deposits, interest on junior subordinated debentures and other interest expense, decreased from $8.5 million for the twelve months ended September 30, 2011 to $7.0 million for the twelve months ended September 30, 2012, a decrease of $1.6 million or 18.4%. Interest on deposits decreased $1.6 million, or 20.3%, from $7.9 million for the twelve months ended September 30, 2011 to $6.3 million for the twelve months ended September 30, 2012. This decrease was due to the decrease in the average cost of deposits of 32 basis points from 1.45% for the twelve months ended September 30, 2011 to 1.13% for the twelve months ended September 30, 2012. This decrease in interest expense was partially offset by an increase in the average balance of deposits of $15.2 million, or 2.8%, from $546.4 million for the twelve months ended September 30, 2011 to $561.6 million for the twelve months ended September 30, 2012.

Provision for Loan Losses. BCSB Bancorp charges or credits to income provisions for loan losses to maintain the total allowance for loan losses at a level BCSB Bancorp considers adequate to provide for losses inherent in the loan portfolio as of the balance sheet date. In determining the provision, BCSB Bancorp considers a number of factors such as reviews of impaired loans, existing loan levels, prior loss experience, current economic conditions and the probability of these conditions affecting existing loans. During the twelve months ended September 30, 2012 BCSB Bancorp established additional provisions for losses on loans of $1.2 million, as compared to a provision of $2.1 million for the twelve months ended September 30, 2011, resulting in a decline of $900,000, or 42.9%, during the fiscal year ended September 30, 2012 as compared with the prior fiscal year. The decline in provision for losses on loans was primarily due to a substantial decrease in loan charge-offs, as described below.

Loan charge-offs for the twelve months ended September 30, 2012 were $571,000 compared to $4.0 million for the twelve months ended September 30, 2011. Loan recoveries were $73,000 for the twelve months ended September 30, 2012 compared to $80,000 for the twelve months ended September 30, 2011. Specific reserves are charged off when properties are foreclosed upon and transferred to Foreclosed Real Estate.

Other Income. Other income increased $448,000, or 22.4%, from $2.0 million for the twelve months ended September 30, 2011 to $2.5 million for the twelve months ended September 30, 2012. The increase in other income for the twelve months ended September 30, 2012 was primarily attributable to an increase in gains on sale of repossessed assets of $448,000 from $7,000 for the twelve months ended September 30, 2011 to $455,000 for the twelve months ended September 30, 2012. Income from Bank Owned Life Insurance also increased by $85,000, or 15.3% from $556,000 for the twelve months ended September 30, 2011 to $641,000 for the twelve months ended September 30, 2012. These increases were partially offset by higher other-than-temporary impairment charges of $70,000, or 23.3% from $300,000 for the twelve months ended September 30, 2011, to $370,000 for the twelve months ended September 30, 2012. There was also a decrease in mortgage banking operations by $31,000, or 22.3% from $139,000 for the twelve months ended September 30, 2011 to $108,000 for the twelve months ended September 30, 2012.

Noninterest Expenses. Total noninterest expenses decreased by $712,000, or 3.9%, from $18.3 million for the twelve months ended September 30, 2011 to $17.6 million for the twelve months ended September 30, 2012. This overall decline was due to decreases in several expense categories compared to the corresponding period of the prior year, including Occupancy, Data Processing, FDIC premiums, Property and equipment, Professional fees, Advertising, and a provision for loss on foreclosed real estate. BCSB Bancorp has successfully implemented a variety of expense reduction initiatives that have favorably impacted operating expenses. Occupancy expense decreased by $175,000, or 6.9% from $2.5 million for the twelve months ended September 30, 2011 to $2.4 million for the twelve months ended September 30, 2012. Subsequent to September 30, 2011, BCSB Bancorp closed one branch office and purchased another branch office that was previously leased. Both of these events helped to reduce occupancy costs. Data Processing expenses decreased by $423,000, or 24.4% from $1.7 million for the twelve months ended September 30, 2011 to $1.3 for the twelve months ended September 30, 2012. BCSB Bancorp has benefited from terms of a renewed service agreement with its primary third party data processor. Federal Insurance premiums decreased by $199,000, or 23.3% from $853,000 for the twelve months ended September 30, 2011 to $654,000 for the twelve months ended September 30, 2012. FDIC insurance premiums have declined as a result of the agency’s revised assessment formulas. Property and equipment expense decreased by $47,000, or 7.9%, from $599,000 for the twelve months ended September 30, 2011 to $552,000 for the twelve months ended September 30, 2012, primarily due to reduced depreciation expense as certain capitalized fixed assets have become fully depreciated. Professional fees decreased $146,000, or 22.2% from $657,000 for the twelve months ended September 30, 2011 to $511,000 for the twelve months ended September 30, 2012, primarily due to reduced legal fees. Advertising expense decreased $102,000, or 24.3% from $420,000 for the twelve months ended September 30, 2011 to $318,000 for the twelve months ended September 30, 2012. BCSB Bancorp has significantly reduced its marketing budget in comparison with the prior fiscal year. Provision for loss on foreclosed real estate declined by $334,000, or 100%, from $334,000 for the twelve months ended September 30, 2011, to $0 for the twelve months ended September 30, 2012. There were no additional provisions for loss deemed necessary during the current fiscal year. These decreases to non-interest expense were partially offset by increases in salaries and related expenses, provision for loss on premises held for sale and foreclosure and impaired loan expense. Salaries and related benefits increased by $587,000, or 5.9% from $9.9 million for the twelve months ended September 30, 2011 to $10.5 million for the twelve months ended September 30, 2012. The increase related primarily to additional personnel and increased benefits costs. There was a loss of $150,000 on property and equipment held for sale for the twelve months ended September 30, 2012 as compared to no loss for the twelve months ended September 30, 2011. This loss relates to the consolidation of two branch offices and the potential sale of one of the buildings. Foreclosure and impaired loan expense increased by $117,000, or 39.1%, from $299,000 for the twelve months ended September 30, 2011 to $416,000 for the twelve months ended September 30, 2012 primarily due to increased Foreclosed real estate during the period.

Average Balance, Interest and Average Yields and Rates

The following table sets forth certain information relating to BCSB Bancorp’s average balance sheet and reflects the average yield on assets and cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yield and cost are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the years ended September 30, 2012 and September 30, 2011. Total average assets are computed using month-end balances. No tax-equivalent adjustments have been made as BCSB Bancorp did not invest in any tax exempt assets during the periods presented. The table also presents information for the periods indicated with respect to the differences between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or “interest rate spread,” which banks have traditionally used as an indicator of profitability. Another indicator of net interest income is “net interest margin,” which is its net interest income divided by the average balance of interest-earning assets.

	Year Ended September 30,
	2012			2011
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$340,314	$20,929	6.15%	$376,951	$22,909	6.08%
Mortgage-backed securities	194,070	4,639	2.39	96,562	3,386	3.51
Investment securities and FHLB stock	6,787	373	5.50	12,137	413	3.40
Other interest-earning assets	54,161	130	.24	98,168	227	.23

Total interest earning assets	595,332	26,071	4.38	583,818	26,935	4.61
Bank-owned life insurance	16,455			15,943
Noninterest-earning assets	28,426			25,060

Total assets	640,213			624,821

Interest-bearing liabilities:
Deposits	561,606	6,333	1.13	546,446	7,942	1.45
Junior subordinated debentures	17,011	644	3.79	17,011	608	3.57
Other liabilities	1,469	—	—	936	—	—

Total interest-bearing liabilities	580,086	6,977	1.20	564,393	8,550	1.51

Noninterest-bearing liabilities	6,163			3,673

Total liabilities	586,249			568,066
Stockholders’ equity	53,964			56,755

Total liabilities and stockholders’ equity	$640,213			$624,821

Net interest income		$19,094			$18,385

Interest rate spread			3.18%			3.10%

Net interest margin(2)			3.21%			3.15%

Ratio of average interest-earning assets to average interest-bearing liabilities			102.63%			103.44%

(1)	Includes nonaccrual loans.
(2)	Represents net interest income divided by the average balance of interest-earning assets.

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of BCSB Bancorp for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by the changes in volume).

	Year Ended September 30,
	2012 v. 2011
	Increase (Decrease) Due to
	Volume	Rate	Rate/ Volume	Total
	(In thousands)
Interest income:
Loans receivable	$(2,228)	$264	$(16)	$(1,980)
Mortgage-backed securities	3,423	(1,078)	(1,092)	1,253
Investment securities and FHLB stock	(182)	254	(112)	(40)
Other interest-earning assets	(101)	8	(4)	(97)
Total interest-earning assets	912	(552)	(1,224)	(864)
Interest expense:
Deposits	220	(1,749)	(80)	(1,609)
FHLB advances short-term	—	—	—	—
FHLB advances long-term	—	—	—	—
Subordinate debentures	—	36	—	36
Other liabilities	—	—	—	—
Total interest-bearing liabilities	220	(1,713)	(80)	(1,573)
Change in net interest income	$692	$1,161	$(1,144)	$709

Income Taxes. BCSB Bancorp income tax expense (benefit) was $920,000 and $(165,000) for the twelve months ended September 30, 2012 and 2011, respectively. The change in income taxes for the twelve months ended September 30, 2012 as compared to the same period in the prior year was primarily due to increased pretax earnings.

Preferred Stock Dividends and Discount Accretion. In January of 2011 BCSB Bancorp purchased all $10.8 million of its Cumulative Perpetual Series A Preferred Stock issued to the U.S. Treasury in March 2008 pursuant to TARP. The redemption resulted in accelerated accretion of remaining discounts on the stock. This accretion combined with dividends on the stock, totaled $573,000 during the fiscal year ended September 30, 2011. No such dividends or discount accretion took place during the fiscal year ended September 30, 2012 since the stock was repurchased during the prior fiscal year.

Liquidity and Capital Resources

June 30, 2013

At June 30, 2013, Baltimore County Savings Bank and BCSB Bancorp exceeded all of their regulatory minimum capital requirements and are categorized as “well capitalized” under the regulatory framework for prompt corrective action.

BCSB Bancorp’s primary sources of funds are deposits and proceeds from maturing investment securities and mortgage-backed securities and principal and interest payments on loans. While maturities and scheduled amortization of mortgage-backed securities and loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

The primary investing activities of BCSB Bancorp are the origination of loans and the purchase of investment securities and mortgage-backed securities. During the nine months ended June 30, 2013 and 2012, BCSB Bancorp had $50.8 million and $28.3 million, respectively, of gross loan originations. During the nine months ended June 30, 2013, and 2012 BCSB Bancorp purchased $105.8 million and $73.9 million, respectively, in investment securities and mortgage-backed securities. The primary financing activity of BCSB Bancorp is the attraction of savings deposits.

Management seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. Because liquid assets generally provide for lower rates of return, Baltimore County Savings Bank’s relatively high liquidity will, to a certain extent, result in lower rates of return on assets.

BCSB Bancorp’s most liquid assets are cash, interest-bearing deposits in other banks and federal funds sold, which are short-term, highly liquid investments with original maturities of less than thirty days that are readily convertible to known amounts of cash. The levels of these assets are dependent on BCSB Bancorp’s operating, financing and investing activities during any given period. At June 30, 2013, cash, interest-bearing deposits in other banks and federal funds sold were $10.8 million, $11.5 million and $16.9 million, respectively.

BCSB Bancorp has other sources of liquidity if there is a need for funds. Baltimore County Savings Bank has the ability to obtain advances from the Federal Home Loan Bank of Atlanta in excess of $76.6 million as of June 30, 2013 and has a line of credit with M & T Bank for $5.0 million. In addition, securities in the available for sale portfolio provide liquidity and BCSB Bancorp has the immediately liquid resources of cash, cash due from banks and federal funds sold if needed. Baltimore County Savings Bank also has the ability to borrow from the Federal Reserve’s discount window with pledged securities.

BCSB Bancorp anticipates that it will have sufficient funds available to meet its current commitments. Certificates of deposit which are scheduled to mature in less than one year at June 30, 2013 totaled $104.6 million. Based on past experience, management believes that a significant portion of such deposits will remain with Baltimore County Savings Bank.

September 30, 2012

At September 30, 2012, Baltimore County Savings Bank and BCSB Bancorp exceeded all regulatory minimum capital requirements. For information regarding the capital levels and corresponding regulatory requirements at September 30, 2012, see Note 15 of Notes to Consolidated Financial Statements for Year-End Financial Information.

BCSB Bancorp’s primary sources of funds are deposits and proceeds from maturing investment securities and mortgage-backed securities and principal and interest payments on loans. While maturities and scheduled amortization of mortgage-backed securities and loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

The primary investing activities of Baltimore County Savings Bank are the origination of loans and the purchase of investment securities and mortgage-backed securities. During the years ended September 30, 2012 and 2011, Baltimore County Savings Bank had $50.0 million and $53.6 million, respectively, of loan originations. During the year ended September 30, 2012, BCSB Bancorp did not purchase any investment securities. During the year ended September 30, 2011, BCSB Bancorp purchased investment securities in the amount of $15.6 million. During the years ended September 30, 2012 and 2011, BCSB Bancorp purchased mortgage-backed securities in the amounts of $103.0 million and $100.2 million, respectively. The primary financing activity of BCSB Bancorp is the attraction of savings deposits.

BCSB Bancorp has other sources of liquidity if there is a need for funds. Baltimore County Savings Bank had the ability to obtain advances from the Federal Home Loan Bank of Atlanta up to $84.5 million at September 30, 2012 and an available line of credit at Manufacturers and Traders Trust Company for $5.0 million. BCSB Bancorp also has the availability to borrow from the discount window at the Federal Reserve Bank. Management seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. Because liquid assets generally provide for lower rates of return, Baltimore County Savings Bank’s relatively high liquidity will, to a certain extent, result in lower rates of return on assets.

BCSB Bancorp’s most liquid assets are cash, interest-bearing deposits in other banks and federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on BCSB Bancorp’s operating, financing and investing activities during any given period. At September 30, 2012, cash, interest-bearing deposits in other banks and federal funds sold totaled $8.4 million, $11.5 million and $31.0 million, respectively.

BCSB Bancorp anticipates that it will have sufficient funds available to meet its current commitments. Certificates of deposit which are scheduled to mature in less than one year at September 30, 2012 totaled $128.6 million. Based on past experience, management believes that a significant portion of such deposits will remain with Baltimore County Savings Bank. Baltimore County Savings Bank is a party to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments are standby letters of credit, lines of credit and commitments to fund mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement Baltimore County Savings Bank has in this class of financial instruments and represents Baltimore County Savings Bank’s exposure to credit loss from nonperformance by the other party. Baltimore County Savings Bank generally requires collateral or other security to support financial instruments with off-balance-sheet credit risk. At September 30, 2012, Baltimore County Savings Bank had commitments under standby letters of credit, lines of credit and commitments to originate mortgage loans of $390,000, $32.2 million and $10.8 million, respectively. See Note 3 of Notes to The Consolidated Financial Statements for Year-End Financial Information.

In June 2002, BCSB Bankcorp, the predecessor of BCSB Bancorp, issued $12,887,000 of junior subordinated debentures to BCSB Bankcorp Capital Trust I, a Delaware business trust, in which BCSB Bancorp now owns all of the common equity. The debentures carry a rate of 3.65% over the three month LIBOR rate, and reset quarterly. The rate was 4.10% at September 30, 2012. The debentures are the sole asset of BCSB Bankcorp Capital Trust I. BCSB Bankcorp Capital Trust I issued $12,500,000 of mandatory redeemable preferred securities to investors. BCSB Bancorp’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by BCSB Bancorp of BCSB Bankcorp Capital Trust I’s obligations under the preferred securities. The preferred securities are redeemable by BCSB at any time at par, plus accrued interest. BCSB Bancorp used a portion of the net proceeds that it retained its 2008 public stock offering to redeem $6.2 million of the $12.5 million in outstanding trust preferred securities.

In September 2003, BCSB Bankcorp issued $10,310,000 of junior subordinated debentures to BCSB Bankcorp Capital Trust II, a Delaware business trust, in which BCSB Bancorp now owns all of the common equity. The debentures carry a rate of 3.00% over the three month LIBOR rate, and reset quarterly. The rate was 3.45% at September 30, 2012. The debentures are the sole asset of BCSB Bankcorp Capital Trust II. BCSB Bankcorp Capital Trust II issued $10,000,000 of mandatory redeemable preferred securities to investors. BCSB Bancorp’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by BCSB Bancorp of BCSB Bankcorp Capital Trust II’s obligations under the preferred securities. The preferred securities are redeemable by BCSB at any time at par, plus accrued interest.

Pursuant to these trust preferred securities, BCSB Bancorp, must make quarterly interest payments, which totaled $644,000 during the year ended September 30, 2012 and $608,000 during the year ended September 30, 2011.

On January 26, 2011 BCSB Bancorp repurchased all $10.8 million of Series A Preferred Stock issued to the U.S. Treasury in December 2008 pursuant to the TARP Capital Purchase Program. BCSB completed the repayment without raising additional capital. The warrant issued to the U.S. Treasury to purchase 183,465 shares of BCSB Bancorp’s common stock at $8.83 per share, par value $0.01 per share, has not been repurchased and remains outstanding.

Commitments, Contingencies and Off-Balance Sheet Arrangements

BCSB Bancorp is a party to financial instruments with off-balance sheet risk including commitments to extend credit under existing lines of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

	September 30,
	2012	2011
	(In thousands)
Commitments to originate new loans	$10,758	$6,592
Unfunded commitments to extend credit under existing equity line and commercial lines of credit	32,225	33,831
Commercial letters of credit	390	401

Commitments to originate new loans or to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally expire within 30 to 45 days. Most equity line commitments for the unfunded portion of equity lines are for a term of 20 years, and commercial lines of credit are generally on demand and reaffirmed an annual basis. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BCSB Bancorp evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BCSB Bancorp upon extension of credit, is based on management’s credit evaluation of the borrower.

Contractual Obligations

The following table sets forth BCSB Bancorp’s contractual obligations as of September 30, 2012.

	Payments Due by Period
	Less than 1 Year	1 – 3 Years	4 – 5 Years	Over 5 Years	Total
	(In thousands)
Time deposits	$128,580	$126,517	$15,452	$—	$270,549
Junior subordinated debenture	—	—	—	17,011	17,011
Lease obligations	1,056	3,408	1,207	11,578	17,249

Total contractual cash obligations	$129,636	$129,925	$16,659	$28,589	$304,809

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of BCSB Bancorp’s operations. Unlike most industrial companies, nearly all the assets and liabilities of BCSB Bancorp are monetary in nature. As a result, interest rates have a greater impact on BCSB Bancorp’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Off-Balance Sheet Arrangements

As of September 30, 2012, BCSB Bancorp did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on BCSB Bancorp’s financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors, except for the guarantees made by BCSB Bancorp with respect to the trust preferred securities issued by each of the Business Trust and the Statutory Trust, which are discussed in the “— Liquidity and Capital Resources” subsection of this proxy statement/prospectus on page [    ] and in Note 9 to the Notes to the Consolidated Financial Statements for the Years Ended September 30, 2012 and September 30, 2011. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with BCSB Bancorp is a party under which BCSB Bancorp has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets. Additionally, Baltimore County Savings Bank does have commitments to originate loans in the ordinary course of business, as disclosed herein.

DESCRIPTION OF F.N.B. CAPITAL STOCK

As a result of the merger, BCSB Bancorp shareholders who receive shares of F.N.B. common stock in the merger will become shareholders of F.N.B. The following summary of F.N.B. capital stock, including the common stock to be issued in the merger, is not complete and is qualified by reference to the F.N.B. articles of incorporation and the F.N.B. bylaws. You are urged to read the applicable provisions of Florida law, the F.N.B. articles of incorporation and the F.N.B. bylaws and U.S. federal law governing bank holding companies carefully and in their entirety.

Common Stock

F.N.B. is authorized to issue up to 500,000,000 shares of common stock, par value $0.01 per share. As of November 1, 2013, there were 158,867,441 shares of F.N.B. common stock outstanding. Pursuant to the Capital Purchase Program of the U.S. Department of the Treasury (the “U.S. Treasury”) F.N.B. had issued to the U.S. Treasury a warrant expiring on January 9, 2019, which is exercisable for up to 651,042 shares of F.N.B. common stock, $0.01 par value per share, at an exercise price of $11.52 per share. In connection with F.N.B.’s acquisitions of Parkvale Financial Corporation, completed on January 1, 2012, and Annapolis Bancorp, Inc., completed on April 6, 2013, F.N.B. assumed the warrants those institutions had issued to the U.S. Treasury pursuant to the Capital Purchase Program, subject to appropriate adjustments to reflect the exchange ratio that F.N.B. offered to Parkvale and Annapolis Bancorp shareholders in those acquisitions. As a result, following its acquisition of Parkvale, F.N.B. issued to the U.S. Treasury a warrant expiring on December 23, 2018 to purchase up to 819,640 shares of F.N.B. common stock at an exercise price of $5.813 per share; and following F.N.B.’s acquisition of Annapolis Bancorp, F.N.B. issued to the U.S. Treasury a warrant expiring on January 30, 2019 to purchase up to 342,564 shares of F.N.B. common stock at an initial exercise price of $3.570 per share. All of the warrants F.N.B. issued to the U.S. Treasury are immediately exercisable.

Voting and Other Rights. The holders of F.N.B. common stock are entitled to one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon such matter.

Directors are elected by a plurality of votes cast, and each shareholder entitled to vote in an election of directors is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections of directors, shareholders do not have the right to cumulate their votes.

In the event of a liquidation, holders of F.N.B. common stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any of shares of F.N.B. preferred stock then outstanding.

F.N.B. common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

Distributions. The holders of F.N.B. common stock are entitled to receive such dividends or distributions as the F.N.B. board of directors may declare out of funds legally available for such payments, subject to any prior rights of any of F.N.B.’s then outstanding preferred stock. F.N.B.’s payment of distributions is subject to the restrictions of Florida law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it had been dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have rights superior to the rights of the holders of its common stock. F.N.B. may pay stock dividends, if any are declared, from authorized but unissued shares.

As a holding company, F.N.B. relies primarily on dividends from its subsidiaries as a source of funds to meet its corporate obligations. F.N.B.’s ability to pay dividends to shareholders is largely dependent on dividends from its subsidiaries, principally its banking subsidiary, First National Bank of Pennsylvania. The right of F.N.B. to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of those subsidiaries. Under U.S. federal law, the amount of dividends that a national bank such as First National Bank of Pennsylvania may pay in a calendar year is dependent on the amount of net income for the current year combined with its retained net income for the two preceding years. Also, bank regulators have the authority to prohibit First National Bank of Pennsylvania from paying dividends if the bank regulators determine that it is in an unsafe or unsound condition or that the payment would be an unsafe and unsound banking practice.

Transfer Agent. The transfer agent and registrar for F.N.B.’s common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016; telephone number (800) 866-1340.

For more information regarding the rights of holders of F.N.B. common stock, see “Comparison of Shareholder Rights” beginning on page [    ].

Preferred Stock

F.N.B.’s board of directors is authorized to provide for the issuance by F.N.B. of up to 20,000,000 shares of preferred stock, par value $0.01 per share, without shareholder approval unless otherwise required. F.N.B.’s board of directors is authorized to determine the rights, qualifications, limitations and restrictions of each series of F.N.B. preferred stock at the time of issuance, including, without limitation, rights as to dividends, voting, liquidation preferences and convertibility into shares of F.N.B. common stock. If so determined by F.N.B.’s board of directors, shares of F.N.B. preferred stock may have dividend, redemption, voting and liquidation rights that take priority over its common stock, and may be convertible into F.N.B. common stock.

Series E Preferred Stock. On October 31, 2013, pursuant to action by its board of directors, F.N.B. amended its articles of incorporation to fix the designations, preferences, limitations and relative rights of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”). There currently are 110,877 shares of Series E Preferred Stock issued and outstanding.

The terms of the Series E Preferred Stock provide that holders of the Series E Preferred Stock are entitled to receive, if, when and as declared by the F.N.B. board of directors, non-cumulative cash dividends at a rate per annum equal to 7.25% payable quarterly in arrears. No dividends may be paid on F.N.B.’s common stock or other junior stock unless all the full dividends for the latest dividend period have been declared and paid on all outstanding shares of the Series E Preferred Stock. F.N.B. may, at its option, redeem the Series E Preferred Stock on or after February 15, 2024, in whole or in part, at a redemption price equal to the liquidation amount per share ($1,000) plus the per share amount of any declared and unpaid dividends. The Series E Preferred Stock is also redeemable at F.N.B.’s option upon the occurrence of certain events affecting the treatment of the Series E Preferred Stock for purposes of the capital adequacy guidelines or regulations of the Federal Reserve Board or other appropriate federal banking agency. In the event of a liquidation, dissolution or winding-up of F.N.B., the holders of the Series E Preferred Stock will be entitled to receive an amount per share equal to the liquidation amount per share ($1,000), plus any declared and unpaid dividends prior to the payment of the liquidating distribution, after satisfaction of liabilities or obligations to creditors and subject to the rights of holders of any shares of capital stock ranking senior to the Series E Preferred Stock, but before any distribution of assets is made to holders of F.N.B. common stock or any other class or series of F.N.B. capital stock ranking junior to the Series E Preferred Stock with respect to distributions on liquidation, dissolution or winding-up.

Holders of the Series E Preferred Stock have no voting rights except in limited circumstances, including: the right to elect two directors, whose seats will be automatically added to the then-current board of directors of F.N.B. in certain circumstances where dividends have not been paid for six or more quarterly dividend periods; the right to vote on the authorization, creation or issuance of shares of a class or series of stock that is senior to the Series E Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, dissolution or winding-up of F.N.B.; the right to vote on amendments to the F.N.B. articles of incorporation which adversely affect the rights, preferences, privileges or special powers of the Series E Preferred Stock; and the right to vote on a binding share exchange or re-classification involving the Series E Preferred Stock or a merger or consolidation of F.N.B. unless the Series E Preferred Stock remains outstanding or is exchanged for preference securities that are not materially less favorable than the terms of the Series E Preferred Stock.

COMPARISON OF SHAREHOLDER RIGHTS

After the merger, you will become a shareholder of F.N.B. and your rights will be governed by F.N.B.’s articles of incorporation, F.N.B.’s bylaws and the Florida Business Corporation Act. The following summary discusses differences between F.N.B.’s articles of incorporation and bylaws and BCSB Bancorp’s articles of incorporation and bylaws and the differences between the Maryland General Corporation Law and the Florida Business Corporation Act. For information as to how to get the full text of each party’s respective articles of incorporation or bylaws, see “Where You Can Find More Information” beginning on page [    ].

We do not intend for the following summary to be a complete statement of the differences affecting the rights of our shareholders who become F.N.B. shareholders, but rather as a summary of the more significant differences affecting the rights of such shareholders and certain important similarities. We qualify the following summary in its entirety by reference to the articles of incorporation and bylaws of F.N.B., the articles of incorporation and bylaws of BCSB Bancorp and applicable laws and regulations. We urge you to read F.N.B.’s articles of incorporation and bylaws, BCSB Bancorp’s articles of incorporation and bylaws, and the Florida Business Corporation Act, the Maryland General Corporation Law and federal law governing bank holding companies in their entirety.

Quorum of Shareholders

BCSB Bancorp

BCSB Bancorp’s bylaws provide that at any meeting of stockholders, the holders of a majority of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.

F.N.B.

Under the Florida Business Corporation Act and F.N.B.’s bylaws, the holders of a majority of the votes entitled to be cast on a matter to be considered, whether represented in person or by proxy, constitute a quorum for action on the matter, except as otherwise required by law or the articles of incorporation.

Adjournment and Notice of Shareholder Meetings

BCSB Bancorp

BCSB Bancorp’s bylaws provide if a quorum fails to attend any meeting, the Chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are represented in person or by proxy may adjourn the meeting to any place, date and time without further notice to a date not more than 120 days after the original record date. However, if the date of the adjourned meeting is more than 120 days after the record date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting shall be given.

F.N.B.

Under the Florida Business Corporation Act and F.N.B.’s bylaws, if a quorum is not present or represented at a shareholders’ meeting, the shareholders present and entitled to vote at the meeting may adjourn such meeting from time to time.

Call of Special Meetings of Shareholders
BCSB Bancorp BCSB Bancorp’s bylaws provide that special meetings of stockholders may be called by the Chairman, the	F.N.B. F.N.B.’s bylaws provide that special meetings of shareholders may be called by the Chairman of the

President or by two-thirds of the total number of directors which BCSB Bancorp would have if there were no vacancies on the Board of Directors. In addition, the Secretary of BCSB Bancorp shall call a special meeting upon the written request of not less than a majority of all shares outstanding and entitled to vote at the meeting.	Board, the Chief Executive Officer, or the President. The Secretary must call a special meeting, if requested by a majority of the F.N.B. board of directors or the holders of not less than 10% of the outstanding shares of F.N.B. entitled to vote on the issue proposed.
Shareholder Consent in Lieu of Meeting

BCSB Bancorp

BCSB Bancorp’s bylaws do not provide for action to be taken by stockholders without a meeting. Under Maryland law, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action give written consent to taking such action without a meeting.

F.N.B.

Under the Florida Business Corporation Act, any action that may be taken at a meeting of the shareholders of F.N.B. may be taken without a meeting, if one or more written consents are signed by the holders of the minimum number of votes that would be required to authorize that action at a meeting. An action taken by consent will only become effective upon compliance with certain delivery and notice requirements.

Dissenters’ Rights

BCSB Bancorp

Pursuant to Maryland law, a stockholder of a Maryland corporation generally has the right to dissent from any merger involving the corporation, share exchange, sale of all or substantially all of the corporation’s assets or an amendment of the charter that materially adversely affects stockholder rights, and to obtain fair value for his or her shares, subject to specified procedural requirements. However, no such appraisal rights are generally available for shares which are listed on a national securities exchange.

F.N.B.

Under the Florida Business Corporation Act, shareholders have dissenters’ rights in connection with certain mergers, share exchanges, sales or other dispositions of all or substantially all of the property of the corporation other than in the ordinary course of business and amendments of the articles of incorporation that would materially and adversely affect the rights or preferences of the shares held by the dissenting shareholders.

Dissenters’ rights generally are not available if the shares are listed on a national securities exchange or if the corporation’s shares are held of record by at least 2,000 persons and such outstanding shares have a market value of at least $10 million, not counting the value of certain insider shares.

Derivative Actions

BCSB Bancorp

Under Maryland law a derivative plaintiff must have been a shareholder at the time of the challenged transaction or became a shareholder through transfer by operation of law from one who was a shareholder at the time of the challenged transaction and must be a shareholder at the time the action is brought.

F.N.B.

Under the Florida Business Corporation Act, a person may bring a derivative action only if the person was a shareholder of the corporation at the time of the occurrence of the transaction complained of, or became a shareholder through transfer by operation of law from one who was a shareholder at such time.

Dividends and Distributions

BCSB Bancorp

Maryland law generally provides that, unless otherwise restricted in a corporation’s charter, a corporation’s board of directors may authorize and a corporation may pay dividends to stockholders. However, a distribution may not be made if, after giving effect thereto:

•   the corporation would not be able to pay its debts as they become due in the usual course of business; or

•   the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in its charter) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

F.N.B.

Under the Florida Business Corporation Act, subject to any restrictions in a corporation’s articles of incorporation, a corporation may make distributions to its shareholders unless, after giving effect thereto:

•   the corporation would not be able to pay its debts as they become due in the usual course of business; or

•   the corporation’s total assets would be less than the sum of its total liabilities plus the amount that it would need upon its dissolution to satisfy any preferential rights of shareholders.

F.N.B.’s articles of incorporation do not contain any restrictions on the payment of dividends or the making of distributions to holders of its common stock, except restrictions that benefit certain classes or series of preferred stock.

Classes of Stock with Preferential Rights

BCSB Bancorp

Under BCSB Bancorp’s articles of incorporation preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. BCSB Bancorp has no preferred stock currently outstanding.

F.N.B.

The articles of incorporation of F.N.B. permit the board of directors to create multiple classes and series of stock having rights and preferences which are senior to or have priority over the F.N.B. common stock.

Director Qualifications, Number and Term

BCSB Bancorp

The bylaws of BCSB Bancorp provide that to be eligible to serve on the Board of Directors a person must:

•   be no older than 72 years of age at the time of election, reelection, appointment and reappointment, except for those directors serving on the board of Baltimore County Savings Bank continuously since its organization in 1955; and

F.N.B.

F.N.B.’s bylaws provide that F.N.B. shall have such number of directors as the board of directors may determine, which number shall be not less than five nor more than 25. F.N.B.’s bylaws further provide that F.N.B.’s board of directors shall be elected annually at F.N.B.’s annual meeting of shareholders.

•   not have been: (1) convicted or be currently charged with the commission of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison; (2) within the past ten years, subject to a supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. § 1818(u), or any successor provision;

•   not currently be a director or officer of another co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association (whether chartered by state, the federal government or any other jurisdiction), other than Maryland Financial Bank, Towson, Maryland, that engages in business activities in the same market area as BCSB Bancorp or any of its subsidiaries;

•   not be a nominee or representative of a company, as that term is defined in Section 10 of the Home Owners’ Loan Act or any successor provision, of which any director, partner, trustee or stockholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the Board of Directors under BCSB Bancorp’s bylaws; and

•   not be the nominee or representative of a person or group, or of a group acting in concert (as defined in 12 C.F.R. Section 574.4(d)), that includes a person who is ineligible for election to the Board of Directors under BCSB Bancorp’s bylaws.

Nomination of Directors

BCSB Bancorp

BCSB Bancorp’s bylaws provide for an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of BCSB Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the BCSB Bancorp Board of Directors or by a stockholder who has given appropriate notice to BCSB Bancorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given

F.N.B.

F.N.B.’s bylaws provide that directors may be nominated for election to F.N.B.’s board of directors by either a resolution of the board of directors or by a shareholder of F.N.B. F.N.B.’s bylaws provide that a shareholder must make nominations for director by providing F.N.B. with written notice of the shareholder’s intention to nominate a director. F.N.B. must receive the written notice not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date on which

BCSB Bancorp appropriate notice of its intention to bring that business before the meeting. BCSB Bancorp’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to BCSB Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide BCSB Bancorp with certain information concerning the nominee and the proposing stockholder.	F.N.B. first mailed its proxy statement to its shareholders for its annual meeting of shareholders in the immediately preceding year. The notice of a shareholder’s intention to nominate a director must include certain information, as specified in F.N.B.’s bylaws.
Removal of Directors; Filling Vacancies on the Board of Directors

BCSB Bancorp

The articles of incorporation of BCSB Bancorp provide that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote in the election of directors.

Under the articles of incorporation and bylaws of BCSB Bancorp, any vacancy occurring in the Board of Directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of stockholders at which directors are elected.

F.N.B.

The Florida Business Corporation Act permits a corporation’s shareholders to remove directors with or without cause. F.N.B.’s articles of incorporation provide that the affirmative vote of 75% of the outstanding shares of F.N.B. common stock is required to remove any director or the entire board of directors without cause. Under the Florida Business Corporation Act and F.N.B.’s bylaws, the remaining directors, even though less than a quorum, may, by majority vote, fill vacancies on the board of directors, including vacancies resulting from an increase in the number of directors or resulting from a removal from office.

Cumulative Voting
BCSB Bancorp BCSB Bancorp’s articles of incorporation do not provide for cumulative voting.

F.N.B.

Under the Florida Business Corporation Act, cumulative voting in the election of directors is not available unless a corporation’s articles of incorporation provide for cumulative voting. F.N.B.’s articles of incorporation do not provide for cumulative voting.

Indemnification of Officers and Directors

BCSB Bancorp

The articles of incorporation of BCSB Bancorp provides that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of BCSB Bancorp also provide that it will indemnify its employees and agents to such extent as shall be authorized by the Board of Directors of the bylaws and be permitted by law.

F.N.B.

Under its bylaws, F.N.B. shall indemnify any director or officer of F.N.B. or its subsidiaries against expenses, including legal fees, judgments, fines and amounts paid in settlement, which were actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit, investigation or proceeding, whether derivative or nonderivative, and whether civil, criminal, administrative or investigative, that is brought or threatened to be brought against him or her by reason of his or her performance or status as a director or officer of F.N.B. or one of its subsidiaries. Before making that indemnity available to a director or officer, F.N.B.’s board of directors are required to determine that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of F.N.B. and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. F.N.B.’s bylaws also provide that F.N.B. shall advance expenses incurred in defending or investigating a threatened or pending action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification by F.N.B.

With respect to derivative actions, the Florida Business Corporation Act only permits a corporation to indemnify its directors and officers up to an amount equal to the estimated expense of litigating the matter to conclusion. Also, indemnification is not available in derivative actions if the director or officer is adjudged to be liable to the corporation in respect of the claim, issue or matter for which the director or officer seeks indemnification.

Director Liability

BCSB Bancorp

The articles of incorporation of BCSB Bancorp provides that, to the fullest extent permitted under Maryland law, directors and officers of BCSB Bancorp will not be personally liable to BCSB Bancorp or its stockholders for monetary damages. This provision would absolve directors and officers of personal liability for monetary

F.N.B.

Under the Florida Business Corporation Act, a director is not personally liable for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and the director’s breach

damages for negligence in the performance of their duties, including gross negligence, and it would not affect the availability of injunctive or other equitable relief as a remedy.	of, or failure to perform, those duties constitutes a violation of criminal law, self-dealing, an unlawful distribution, willful misconduct or recklessness. F.N.B.’s bylaws contain a provision limiting the liability of its directors to the fullest extent permitted by law.
Amendment of Articles of Incorporation and Bylaws

BCSB Bancorp

The articles of incorporation of BCSB Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Fifth (Limitation of Voting Common Stock), Sections A and C of Article Seventh (Removal of Directors), Sections F, J and L of Article Eighth (Amendment of Governing Instruments) and Article Ninth (Approval of Business Combinations), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the Board of Directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock.

The bylaws of BCSB Bancorp may be amended by the affirmative vote of two-thirds of the Board of Directors or by the vote of the holders of not less a majority of the votes cast by holders of the capital stock of BCSB Bancorp entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the stockholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).

F.N.B.

The Florida Business Corporation Act requires that, unless the articles of incorporation provide for a greater vote, the votes cast in favor of an amendment to the articles of incorporation must exceed the votes cast against the amendment. However, if the proposed amendment would trigger dissenters’ rights under the Florida Business Corporation Act, the amendment must be approved by a majority of the votes entitled to be cast. The Florida Business Corporation Act does not require shareholder approval for certain non-material amendments to the articles of incorporation.

F.N.B.’s bylaws provide that the affirmative vote of at least 75% of the members of F.N.B.’s board of directors or the affirmative vote of at least 75% of the shares entitled to vote is required to alter or amend or adopt new bylaws.

Vote Required for Extraordinary Corporation Transactions

BCSB Bancorp

Under Maryland law, a two-thirds vote is generally required for approval of mergers, consolidations, share exchange or certain transfers of all or substantially all of the assets of a corporation not in the ordinary course of business. However, under Maryland law a corporation’s articles of incorporation may include a provision that requires for any purpose a lesser proportion of the votes of all classes or of any class of stock than the proportion required, provided the proportion may not be less than a majority of all the votes entitled to be cast on the matter. BCSB Bancorp’s bylaws provide that the affirmative

F.N.B.

Under the Florida Business Corporation Act, approval of a merger, consolidation, share exchange, dissolution or sale of all or substantially all of a corporation’s assets other than in the ordinary course of business must receive approval from the board of directors and the holders of a majority of the shares entitled to vote thereon, unless the corporation’s articles of incorporation require a higher vote. F.N.B.’s articles of incorporation require a supermajority vote of at least 75% of the outstanding shares of F.N.B. common stock to approve a merger, vote of the holders of a majority of the issued and outstanding shares of capital stock entitled to vote is required to approve the merger or consolidation of BCSB Bancorp with or into any other corporation.

consolidation or sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of F.N.B., only if the board of directors of F.N.B. has not approved and recommended the transaction.

The Florida Business Corporation Act provides that shareholder approval of a plan of merger is not required if:

•   the articles of incorporation of the surviving corporation will not differ, except for certain minor amendments specified in the Florida Business Corporation Act, from its articles of incorporation before the merger; and

•   each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold, immediately after the merger, the same number of shares, with identical designations, preferences, limitations and relative rights.

Interested Shareholder Transactions

BCSB Bancorp

The articles of incorporation of BCSB Bancorp require the approval of the holders of at least 80% of BCSB Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of disinterested directors or where various fair price and procedural conditions have been met.

Under BCSB Bancorp’s articles of incorporation, the term “interested stockholder” means any person who or which is:

•   the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of BCSB Bancorp;

•   an affiliate of BCSB Bancorp and at any time in the two-year period before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the BCSB Bancorp; or

F.N.B.

The Florida Business Corporation Act requires supermajority approval for certain transactions with affiliates. If any person who, together with such person’s affiliates and associates, beneficially owns 10% or more of any voting stock of the corporation (referred to herein as an “interested shareholder”), is a party to any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, or will be issued securities of the corporation or its subsidiary having an aggregate fair market value of 5% or more of the corporation, that transaction requires approval by the affirmative vote of the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested person. However, that approval is not required in certain situations, including the following:

•   a majority of the disinterested directors has approved the interested person transaction;

•   the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the transaction’s announcement;

•   an assignee of or has otherwise succeeded to any shares of voting stock that were at any time within the two-year period immediately before the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

A “business combination” includes, but is not limited to:

•   any merger or consolidation of BCSB Bancorp or of its subsidiaries with (a) any interested stockholder; or (b) any other corporation, which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•   any sale, lease, exchange , mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets of BCSB Bancorp or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of the BCSB Bancorp and its subsidiaries;

•   the issuance or transfer by BCSB Bancorp or any of its subsidiaries (in one transaction or a series of transactions) of any securities of BCSB Bancorp or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of BCSB Bancorp, except for any issuance or transfer pursuant to an employee benefit plan of BCSB Bancorp or any of its subsidiaries;

•   the adoption of any plan for the liquidation or dissolution of BCSB Bancorp proposed by or on behalf of any interested stockholder or any affiliate or associate of such interested stockholder; or

•   any reclassification of securities (including any reverse stock split), or recapitalization of

•   the interested person has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the date of the transaction’s announcement;

•   the interested person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•   the consideration that shareholders will receive meets certain minimum levels, as determined by a formula under the Florida Business Corporation Act.

BCSB Bancorp, or any merger or consolidation of BCSB Bancorp with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of BCSB Bancorp or any of its subsidiaries, which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

Fiduciary Duty

BCSB Bancorp

Under Maryland law, a director shall perform his or her duties, including his duties as a member of a committee of the board on which he or she serves: in good faith; in a manner he or she reasonably believes to be in the best interests of the corporation; and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

In performing his or her duties, a director is entitled to rely on any information, opinion, report, or statement, including any financial statement or other financial data, prepared or presented by:

•   An officer or employee of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

•   A lawyer, certified public accountant, or other person, as to a matter which the director reasonably believes to be within the person’s professional or expert competence; or

•   A committee of the board on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

A director is not acting in good faith if he or she has any knowledge concerning the matter in question which would cause such reliance to be unwarranted.

The articles of incorporation of BCSB Bancorp provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of BCSB Bancorp (including a tender or

F.N.B.

Under the Florida Business Corporation Act, a director is required to discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interests of the corporation. In discharging his or her duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by:

•   officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

•   legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or

•   a committee of the board of which the director is not a member if the director reasonably believes the committee merits confidence.

F.N.B.’s articles of incorporation provide that the board of directors of F.N.B., in evaluating a proposal for an extraordinary corporate transaction, shall consider all relevant factors, including, without limitation, the long-term prospects and interests of F.N.B. and its shareholders, the social, economic, legal or other effects of any action on the employees, suppliers and customers of F.N.B. and its subsidiaries, the communities and societies in which F.N.B. and its subsidiaries operate and the economy of the state and the nation.

exchange offer, merger or consolidation or sale of all or substantially all of the assets of BCSB Bancorp) may, in connection with the exercise of its judgment in determining what is in the best interest of BCSB Bancorp and its stockholders, give consideration to the following factors:

•   the economic effect, both immediate and long-term, upon BCSB Bancorp’s stockholders, including stockholders, if any, not to participate in the transaction;

•   the social and economic effect on the employees, depositors and customers of, and others dealing with, BCSB Bancorp and its subsidiaries and on the communities in which BCSB Bancorp and its subsidiaries operate or are located;

•   whether the proposal is acceptable based on the historical and current operating results or financial condition of BCSB Bancorp;

•   whether a more favorable price could be obtained for BCSB Bancorp’s stock or other securities in the future;

•   the reputation and business practices of the officer and its management and affiliates as they would affect the employees;

•   the future value of the stock or any other securities of BCSB Bancorp; and

•   any antitrust or other legal and regulatory issues that are raised by the proposal.

Provisions with Possible Anti-Takeover Effects

BCSB Bancorp

BCSB Bancorp’s articles of incorporation and bylaws contain various provisions that may serve as anti-takeover protections, which include:

•   the ability of BCSB Bancorp’s Board of Directors to fill vacancies resulting from an increase in the number of directors;

•   the supermajority voting requirements for certain corporate transactions;

•   certain limitations on voting rights of individuals who directly or indirectly beneficially own in excess of 10% of the then-outstanding shares of common stock;

•   the broad range of factors that BCSB Bancorp’s Board of Directors may consider in evaluating an unsolicited offer including a tender offer proposal; and

F.N.B.

F.N.B. is subject to statutory “anti-takeover” provisions under the Florida Business Corporation Act. The Florida Business Corporation Act restricts the voting rights of shares of stock acquired by a party who, by such acquisition, would control at least 20% of all voting rights of the corporation’s issued and outstanding stock. The statute provides that the acquired shares, or the “control shares,” will, upon such acquisition, cease to have any voting rights. The acquiring party may petition the corporation to reassign voting rights to the control shares by way of an “acquiring person’s statement.” Upon receipt of such request, the corporation must submit such request for shareholder approval. A corporation may reassign voting rights to the control shares by a resolution of a majority of the outstanding shares of each class and series of stock, with the control shares not voting.

•   provisions in BCSB Bancorp’s articles of incorporation which authorize BCSB Bancorp’s Board of Directors, without shareholder action, to issue from time to time, up to 5,000,000 shares of BCSB Bancorp preferred stock. The Board of Directors of BCSB Bancorp has the power to divide any and all of the shares of BCSB Bancorp preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

In addition, F.N.B.’s articles of incorporation and bylaws contain various provisions that may serve as anti-takeover protections, which include:

•   the ability of F.N.B.’s board of directors to fill vacancies resulting from an increase in the number of directors;

•   the supermajority voting requirements for certain corporate transactions;

•   the broad range of factors that F.N.B.’s board of directors may consider in evaluating an unsolicited offer including a tender offer proposal; and

•   provisions in F.N.B.’s articles of incorporation which authorize F.N.B.’s board of directors, without shareholder action, to issue from time to time, up to 20,000,000 shares of F.N.B. preferred stock. The board of directors of F.N.B. has the power to divide any and all of the shares of F.N.B. preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

COMPARATIVE MARKET PRICES AND DIVIDENDS

The following table sets forth for the periods indicated:

•	the high and low trading prices of shares of F.N.B. common stock as reported on the NYSE;

•	the high and low trading prices of our common stock as reported on NASDAQ; and

•	quarterly cash dividends paid per share by F.N.B. and BCSB Bancorp.

	F.N.B. Common Stock			BCSB Bancorp Common Shares
Quarter Ended	High	Low	Dividend	High	Low	Dividend
2010:
December 31	$10.28	$8.10	$0.12	$11.39	$9.50	—

2011:
March 31	$10.68	$9.75	$0.12	$13.73	$10.81	—
June 30	11.50	9.66	0.12	14.25	12.09	—
September 30	10.73	7.87	0.12	14.15	11.75	—
December 31	11.50	8.06	0.12	12.24	9.89	—

2012:
March 31	$12.56	$11.31	$0.12	$14.43	$10.61	—
June 30	12.36	9.89	0.12	15.15	12.50	—
September 30	12.05	10.55	0.12	14.76	12.83	—
December 31	11.50	10.20	0.12	15.15	13.29

2013:
March 31	$12.12	$10.70	$0.12	$17.25	$14.02	—
June 30	12.12	11.01	0.12	23.60	15.72	—
September 30	13.35	11.80	0.12	25.45	23.44	—
December 31 (through December 6)	13.04	11.73	0.12	26.35	23.75	—

The table below presents:

•	the last reported sale price of a share of F.N.B. common stock, as reported on the NYSE; and

•	the last reported sale price of a BCSB Bancorp common share, as reported on The NASDAQ Global Market,

in each case, on June 12, 2013, the last full trading day prior to the public announcement of the proposed merger, and on [                    ], 2013, the last practicable trading day before the date we printed and mailed this proxy statement/ prospectus. The following table also presents the pro forma equivalent per share value of a share of BCSB Bancorp common stock on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of F.N.B. common stock on those dates by 2.080, the exchange ratio in the merger.

	F.N.B. Common Stock		BCSB Bancorp Common Stock		Pro Forma Equivalent Value of One Share of BCSB Bancorp Common Stock
June 12, 2013	$11.27		$16.90		$23.44
[ ], 2013	[	]	[	]	[	]

We advise you to obtain current market quotations for F.N.B. common stock. The market price of F.N.B. common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. We can provide no assurance concerning the future market price of F.N.B. common stock.

BCSB BANCORP STOCK OWNERSHIP

The following table provides information as of December 6, 2013 about the persons known to BCSB Bancorp to be the beneficial owners of more than 5% of BCSB Bancorp’s outstanding common stock, by each of BCSB Bancorp’s directors, by the non-director executive officers of BCSB Bancorp and by all directors and executive officers of BCSB Bancorp as a group. All directors and executive officers of BCSB Bancorp have BCSB Bancorp’s address.

	Shares of Common Stock Beneficially Owned(1)		Percent of Class(2)
Persons Owning Greater than 5%:
BCSB Bancorp, Inc.
Employee Stock Ownership Plan 4111 E. Joppa Road, Suite 300 Baltimore, Maryland 21239	176,151	(3)	5.5%

Financial Edge Fund, L.P. Financial Edge-Strategic Fund, L.P. PL Capital, LLC PL Capital Advisors, LLC Goodbody/PL Capital, L.P. Goodbody/PL Capital, LLC John W. Palmer Richard J. Lashley 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	314,298	(3)	9.9

Castine Capital Management, LLC Paul Magidson One International Place, Suite 2401 Boston, Massachusetts 02110	163,035	(4)	5.1

ODS Capital, LLC Hilary L. Shane 78 Lighthouse Drive Jupiter, Florida 33469	174,299	(5)	5.5

Brown Trout Management, LLC Chicago Capital Management, LP Steven R. Gerbel 311 South Wacker Drive, Suite 4375 Chicago, Illinois 60606	209,127	(6)	6.6

Directors:
Joseph J. Bouffard	97,463	(7)	3.0
H. Adrian Cox	14,759		*
Henry V. Kahl	13,940		*
William J. Kappauf, Jr.	10,424		*
Michael J. Klein	36,002		1.1
Richard J. Lashley	314,298	(3)	9.9
William M Loughran	26,664		*
Ernest A. Moretti	14,213		*
John J. Panzer, Jr.	23,435		*

Named Executive Officers:
Anthony R. Cole	40,843		1.3
David M. Meadows	33,161		1.0

All directors and executive officers of BCSB Bancorp as a group (13 persons)	674,445		20.2

*	Less than 1% of outstanding common stock.
(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of BCSB Bancorp’s common stock if he or she has or shares voting or investment power with respect to such common stock. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named individuals and group exercise sole voting and investment power over the shares of the common stock. The listed amounts include 5,751, 5,751, 5,751, 5,751, 5,751, 5,751, 6,803, 906, 53,412, 21,058, 17,917, 4,488, 18,222 and 157,312 shares that Directors Cox, Kahl, Loughran, Panzer, Klein, Kappauf, Moretti, Lashley, Bouffard, Named Executive Officers Cole and Meadows, other executive officers Bonnie M. Klein and Daniel R. Wernecke and all directors and executive officers of BCSB Bancorp as a group, respectively, have the right to acquire upon the exercise of options exercisable within 60 days of December 6, 2013. The listed amounts shown exclude shares held for the benefit of directors under the deferred compensation plan trust. The shares held in the deferred compensation plan trust are held for the benefit of directors in the following amounts: Mr. Cox, 7,597 shares; Mr. Kahl, 7,682 shares; Mr. Loughran, 4,715 shares; Mr. Panzer, 23,307 shares; Mr. Klein, 2,949 shares; Mr. Kappauf, 4,416 shares; and Mr. Moretti, 3,811 shares. Such directors bear the economic risk associated with such shares. The listed amounts do not include (i) 57,130 shares under the Baltimore County Savings Bank Deferred Compensation Plan with respect to which Directors Kahl, Cox and Kappauf, by virtue of their positions as trustees of the trust holding such shares, share voting power over the shares held by the deferred compensation plan and share dispositive power over the shares held by the deferred compensation plan trust; (ii) 16,932 shares as to which Directors Kahl, Cox, Kappauf and Klein share dispositive power by virtue of their positions as four of the nine directors of Baltimore County Savings Bank Foundation, Inc. (the “Foundation”); and (iii) 40,007 shares with respect to which Directors Cox, Kahl and Panzer, by virtue of their positions as trustees of the management recognition plan trust, share voting and dispositive power over the shares held by the management recognition plan trust. In their individual capacity, such individuals disclaim beneficial ownership of shares held by the deferred compensation plan, the management recognition trust and the Foundation. ESOP shares are held in a suspense account for future allocation among participants as the loan used to purchase the shares is repaid. Shares held by the ESOP trust and allocated to the accounts of participants are voted in accordance with the participants’ instructions, and unallocated shares are voted in the same ratio as ESOP participants direct the voting of allocated shares or, in the absence of such direction, in the ESOP trustees’ best judgment. As of December 6, 2013, 94,684 shares had been allocated. Shares held by the deferred compensation plan trust are voted in the same proportion as the ESOP trustee votes the shares held in the ESOP trust. The shares held by the management recognition plan trust are voted in the same proportion as the shares held by the ESOP trust. Shares held by the Foundation are voted in the same ratio as all other shares of common stock are voted. The listed amounts include 1,592, 1,331, 4,068, 3,853 and 2,444 shares held under the ESOP for the accounts of named executive officers Bouffard, Cole and Meadows and other executive officers Bonnie M. Klein and Daniel R. Wernecke, respectively. The listed amounts also include 767, 767, 767, 767, 767, 767, 767, 1,406, 4,314, 1,725, 1,725, 734 and 1,725 shares of unvested restricted stock over which Directors Cox, Kahl, Loughran, Panzer, Klein, Kappauf, Moretti, Lashley and Bouffard, named executive officers Cole and Meadows and other executive officers Bonnie M. Klein and Daniel R. Wernecke, respectively, have voting power but no dispositive power. Amount also includes shares held in the 401(k) Plan accounts of executive officers Meadows, Bonnie M. Klein and Daniel R. Wernecke of 2,531, 2,933 and 1,637 shares, respectively.
(2)	Based on a total of 3,186,116 shares of common stock outstanding as of December 6, 2013.
(3)

The information set forth in this footnote is based solely on a review of the Schedule 13D, as amended, filed with the SEC on June 20, 2013, which indicates beneficial ownership of: 176,521 and 71,766 shares by Financial Edge Fund, L.P. and Financial Edge-Strategic Fund, L.P., respectively, whose general partner is PL Capital, LLC of which Messrs. Palmer and Lashley are the managing members and share voting and dispositive power with Financial Edge Fund and Financial Edge-Strategic Fund over such shares: 64,585 shares held by Goodbody/PL Capital, L.P. whose general partner is Goodbody/PL Capital, LLC of which

Messrs. Palmer and Lashley are the managing members and share voting and dispositive power with Goodbody/PL Capital, LLC over such shares; and 520 shares beneficially owned by Mr. Lashley in his individual capacity, over which he has sole voting and dispositive power. Mr. Palmer and Mr. Lashley are also the managing members of PL Capital Advisors, LLC, the investment advisor to Financial Edge Fund, L.P., Financial Edge-Strategic Fund, L.P. and Goodbody/PL Capital, L.P. This amount also includes 906 shares underlying stock options beneficially owned individually by Mr. Lashley that are currently exercisable.
(4)	The information set forth in this footnote is based solely on a review of the Schedule 13G, as amended, filed with the SEC on February 10, 2012, which indicates beneficial ownership of 163,035 shares by Castine Capital Management, LLC of which Paul Magidson is the managing member. Mr. Magidson shares voting and dispositive power with Castine Capital Management, LLC over the 163,035 shares.
(5)	The information set forth in this footnote is based solely on a review of the Schedule 13G filed with the SEC on July 2, 2013, which indicates beneficial ownership of 172,870 shares by ODS Capital LLC, of which Hilary L. Shane is the managing member and who shares voting and dispositive power with ODS Capital LLC; and 1,429 shares held directly by The Hilary L. Shane Revocable Trust FBO Hilary L. Shane of which Ms. Shane is trustee and a beneficiary and over such shares Ms. Shane shares voting and dispositive power.
(6)	The information set forth in this footnote is based solely on a review of the Schedule 13G filed with the SEC on June 27, 2013, which indicates beneficial ownership of 209,127 shares by Brown Trout Management, LLC (“BTM”), which is controlled by Steven R. Gerbel, its managing member. BTM is the general partner and investment manager of Chicago Capital Management, LP (“CCM”) and also manages two Separate Accounts for unrelated entities on a discretionary basis. CCM and the Separate Accounts are the record holders of the 209,127 shares. Each of CCM, BTM and Mr. Gerbel share voting and dispositive power over all of these shares and each may be deemed the beneficial owner of such shares.
(7)	Includes 100 shares held by Mr. Bouffard’s wife and 200 shares held as a custodian for his two grandchildren.

PROPOSAL NO. 2

ADJOURNMENT PROPOSAL

In the event a quorum is present at our special meeting but there are insufficient votes to approve the agreement and plan of merger and the merger, the merger proposal will fail unless we adjourn our special meeting in order to solicit additional proxies from our shareholders. An adjournment under such circumstances will allow us extra time to solicit additional proxies. In order to allow shares present in person or by proxy at our special meeting to vote FOR approval of the adjournment of our special meeting, if necessary, we are submitting an adjournment of our special meeting to you as a separate matter for consideration. We will vote properly submitted proxy cards FOR approval of the adjournment proposal, unless otherwise indicated on the proxy. If our shareholders approve the adjournment proposal, we are not required to give any further notice of the time and place of our adjourned meeting other than an announcement of the time and place we provide at our special meeting.

If a quorum is not present at the meeting, the meeting will be adjourned to a later time without a vote.

Recommendation of the BCSB Bancorp Board of Directors

The BCSB Bancorp Board of Directors recommends that our shareholders vote FOR approval of the adjournment proposal.

PROPOSAL NO. 3

ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION IN CONNECTION WITH THE MERGER

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and pursuant to Section 14A of the Exchange Act, BCSB Bancorp is providing its shareholders with an opportunity to cast an advisory vote to approve certain compensation payable to its named executive officers, Joseph J. Bouffard, David M. Meadows and Anthony R. Cole, in connection with the proposed merger. BCSB Bancorp is asking its shareholders to adopt the following resolution at the special meeting:

“RESOLVED, the compensation that may be paid or become payable to BCSB Bancorp’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table under the caption “The Merger —Interests of BCSB Bancorp’s Directors and Executive Officers in the Merger — Severance and other Payments to Certain Persons” in this proxy statement/prospectus in accordance with Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

The descriptions of the payments contained in the section entitled “The Merger — Interests of BCSB Bancorp’s Directors and Executive Officers in the Merger — Severance and other Payments to Certain Persons,” including in the subsection entitled “Compensation of BCSB Bancorp’s Named Executive Officers in Connection with the Merger” is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation of each BCSB Bancorp named executive officer in connection with the merger and that will or may become payable to the named executive officer either by BCSB Bancorp or by F.N.B. BCSB Bancorp is asking its stockholders to approve, on a non-binding advisory basis, such compensation to the extent that it is payable by BCSB Bancorp.

Vote Required and Board of Directors Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the agreement and plan of merger. You may vote to approve the agreement and plan of merger and vote not to approve this proposal on executive compensation in connection with the proposed merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either BCSB Bancorp or F.N.B. regardless of whether the proposed merger is completed. The vote required to approve this proposal is the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

BCSB Bancorp’s Board unanimously recommends a vote “FOR” the advisory resolution on the compensation that may be received by BCSB Bancorp’s named executive officers in connection with the proposed merger.

LEGAL MATTERS

Reed Smith LLP, Pittsburgh, Pennsylvania, has passed upon the validity of the F.N.B. common stock being registered in connection with the merger for F.N.B. Reed Smith LLP and Kilpatrick Townsend & Stockton LLP, Washington, DC, have delivered their opinions to F.N.B. and us, respectively, as to certain U.S. federal income tax consequences of the merger and will deliver updated opinions in connection with the closing of the merger. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ].

EXPERTS

The consolidated financial statements of F.N.B. and subsidiaries appearing in F.N.B.’s Annual Report (Form 10-K) for the year ended December 31, 2012 and the effectiveness of F.N.B.’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of BCSB Bancorp as of and for the years ended September 30, 2012 and 2011 and for each of the two years in the period ended September 30, 2012 have been included in this proxy statement/prospectus in reliance upon the report of Stegman and Company, independent registered public accounting firm, as set forth in its report appearing herein, and upon the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, neither F.N.B. nor we know of any matter that a shareholder will present for consideration at our special meeting other than approval of the agreement and plan of merger and merger, approval of the adjournment proposal and approval on an advisory (non-binding) basis of the compensation payable to BCSB Bancorp’s named executive officers in connection with the merger and. However, if any other matter properly comes before our special meeting or any adjournment or postponement of our special meeting, we will deem all executed proxy cards we receive as conferring discretionary authority on the individuals named as proxies in such proxy cards to vote the shares represented by such proxy cards as to any such matters. The proxies will vote such shares in accordance with their judgment.

We have not authorized any person to give any information or make any representation other than those F.N.B. or we have included in this proxy statement/prospectus or that F.N.B. has incorporated by reference in this proxy statement/prospectus, and, if given or made, you should not rely upon such information or representation as having been authorized by F.N.B. or us.

This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the F.N.B. common stock this proxy statement/prospectus offers, nor does it constitute the solicitation of a proxy in any jurisdiction in which F.N.B. or we are not authorized to make such offer or solicitation or to or from any person to whom it is unlawful to make such offer or solicitation.

The information contained in this proxy statement/prospectus speaks as of the date of this proxy statement/prospectus unless we specifically indicate otherwise. The delivery of this proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of F.N.B. or us since the date of this proxy statement/prospectus or that the information in this proxy statement/prospectus or in the documents F.N.B. incorporates by reference in this proxy statement/prospectus is correct at any time subsequent to the date of such information.

This proxy statement/prospectus does not cover any resales of the F.N.B. common stock issued as common stock consideration pursuant to this proxy statement/prospectus by any shareholder deemed to be an affiliate of F.N.B. upon the consummation of the merger. F.N.B. has not authorized any person to make use of this proxy statement/prospectus in connection with any such resales.

WHERE YOU CAN FIND MORE INFORMATION

We and F.N.B. file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that F.N.B. or we have filed at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. F.N.B.’s and our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

F.N.B. maintains an Internet site that contains information about F.N.B. and its subsidiaries at www.fnbcorporation.com. BCSB Bancorp also maintains an Internet site that contains information about BCSB Bancorp and its subsidiaries at www.baltcosavings.com. The reports and other information filed by F.N.B. and BCSB Bancorp with the SEC are available through their respective internet websites.

F.N.B. filed a registration statement on Form S-4 with the SEC under the Securities Act to register the shares of F.N.B. common stock issuable to our shareholders as consideration in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of F.N.B. and our proxy statement for our special meeting. As SEC rules permit, this proxy statement/prospectus does not contain all of the information contained in the registration statement.

The SEC rules allow F.N.B. to incorporate information into this proxy statement/prospectus by reference. Incorporation by reference means that F.N.B. can disclose important information to you by referring you to another document that F.N.B. filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that the information in this proxy statement/prospectus supersedes. This proxy statement/prospectus incorporates by reference the documents set forth below that F.N.B. previously filed with the SEC. Those documents contain important information about F.N.B.

F.N.B. hereby incorporates by reference into this proxy statement/prospectus the following documents that F.N.B. (SEC File No. 001-31940) previously filed with the SEC, other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	F.N.B.’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	F.N.B.’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013;

•	F.N.B.’s Current Reports on Form 8-K filed on January 23, 2013, January 24, 2013, February 1, 2013, February 19, 2013, February 20, 2013, February 26, 2013, February 27, 2013 (two filings), March 26, 2013, April 8, 2013, April 23, 2013, May 16, 2013, May 21, 2013, June 14, 2013 (two filings), June 19, 2013, July 11, 2013, July 23, 2013, July 24, 2013, September 5, 2013, September 26, 2013, October 15, 2013, October 17, 2013, November 1, 2013 and December 5, 2013, and F.N.B.’s Current Report on Form 8-K/A filed on September 5, 2013; and

•	The description of F.N.B. common stock contained in its Registration Statement on Form 8-A, filed on December 16, 2003 pursuant to Section 12 of the Securities Exchange Act, as amended, and any amendment or report filed for the purpose of updating such description.

F.N.B. further incorporates by reference into this proxy statement/prospectus any additional documents that it files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date on which the special meeting of the shareholders of BCSB Bancorp is held (other than the portions of those documents not deemed to be filed). Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

If you would like to receive a copy of any of the documents incorporated in this proxy statement/prospectus by reference, please contact F.N.B. at its address or telephone number listed under the heading “Reference to Additional Information” in the forepart of this proxy statement/prospectus.

BCSB BANCORP’S ANNUAL MEETING

In light of the expected timing of completion of the merger, we have postponed our 2014 annual meeting of shareholders and expect to have an annual meeting only if the merger is not completed. If we schedule an annual meeting for 2014, we will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting shareholder proposals for such meeting and for having such shareholder proposals included in our proxy statement. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

BCSB Bancorp’s bylaws provide that, in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to BCSB Bancorp’s Secretary not less than 90 days prior to the date of the annual meeting; however, if less than 100 days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders or public disclosure of the meeting date. A copy of the bylaws may be obtained from BCSB Bancorp’s Secretary.

BCSB Bancorp, Inc.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30,	September 30,
	2013	2012
	(unaudited)
	(dollars in thousands except per share data)
Assets
Cash	$10,763	$8,389
Interest bearing deposits in other banks	11,524	11,501
Federal funds sold	16,938	31,034

Cash and cash equivalents	39,225	50,924

Investment securities, available for sale	4,726	4,628
Loans available for sale	496	806
Loans receivable, net of allowances of $5,669 and $5,470	315,828	334,810
Mortgage backed securities, available for sale	234,130	213,563
Foreclosed real estate	3,768	1,674
Premises and equipment, net	10,049	10,080
Premises and equipment, net, held for sale	—	208
Federal Home Loan Bank of Atlanta stock, at cost	771	959
Federal Reserve Bank stock, at cost	1,387	1,381
Bank owned life insurance	17,352	16,869
Accrued interest and other assets	10,190	9,197

Total assets	$637,922	$645,099

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$40,034	$35,264
Interest-bearing	520,430	531,092

Total deposits	560,464	566,356
Junior subordinated debentures	17,011	17,011
Other liabilities	8,821	6,593

Total liabilities	586,296	589,960

Stockholders’ Equity
Common stock (par value $.01 – 50,000,000 authorized, 3,189,668 and 3,188,665 shares issued and outstanding at June 30, 2013 and September 30, 2012, respectively)	32	32
Stock warrants	—	481
Additional paid-in capital	39,195	39,880
Obligation under rabbi trust	994	1,013
Retained earnings	15,418	14,041
Accumulated other comprehensive (loss) income, net of related deferred tax effect	(2,272)	1,511
Employee stock ownership plan	(794)	(855)
Stock held by rabbi trust	(947)	(964)

Total stockholders’ equity	51,626	55,139

Total liabilities and stockholders’ equity	$637,922	$645,099

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Nine Months Ended June 30,		For the Three Months Ended June 30,
	2013	2012	2013	2012
	(Dollars in thousands except per share data)
Interest Income
Interest and fees on loans	$14,751	$15,845	$4,616	$5,063
Interest on mortgage backed securities	3,612	3,383	1,224	1,204
Interest and dividends on investment securities	182	278	55	94
Other interest income	61	101	13	31

Total interest income	18,606	19,607	5,908	6,392

Interest Expense
Interest on deposits	3,631	4,869	1,114	1,510
Other interest expense	460	482	152	157

Total interest expense	4,091	5,351	1,266	1,667

Net interest income	14,515	14,256	4,642	4,725
Provision for losses on loans	1,100	900	150	300

Net interest income after provision for losses on loans	13,415	13,356	4,492	4,425

Other Income
Total other-than-temporary impairment charges	—	(305)	—	(305)
Less: Portion included in other comprehensive income (pre-tax)	—	55	—	55

Net other-than-temporary impairment charges on securities available for sale	—	(250)	—	(250)
Gain (loss) on sale of foreclosed real estate and repossessed assets	(5)	448	(5)	46
Gain on sale of property and equipment	114	—	114	—
Gain on sale of mortgage-backed securities	69	(6)	—	—
Mortgage banking operations	96	94	22	17
Fees on transaction accounts	433	460	138	150
Income from bank owned life insurance	477	464	183	105
Miscellaneous income	847	754	247	281

Total other income	2,031	1,964	699	349

Non-Interest Expenses
Salaries and related expense	7,792	7,995	2,517	2,472
Occupancy expense	1,809	1,748	560	606
Federal deposit insurance premiums	460	477	159	117
Data processing expense	1,035	998	370	320
Property and equipment expense	422	417	138	150
Professional fees	275	373	51	92
Advertising	308	261	115	101
Telephone, postage and office supplies	232	241	83	79
Foreclosure and impaired loan expense	315	193	118	64
Merger related expense	280	—	280	—
Other expenses	396	467	128	191

Total non-interest expenses	13,324	13,170	4,519	4,192

Income before income tax expense	2,122	2,150	672	582
Income tax expense	744	746	236	214

Net income	1,378	1,404	436	368

Per Share Data:
Basic earnings per share	$0.44	$0.45	$0.14	$0.11

Diluted earnings per share	$0.43	0.44	0.14	.0.11

Dividends per share	$0.00	$0.00	$0.00	$.0.00

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	For the Nine Months Ended June 30,
	2013	2012
	(in thousands)
Net income	$1,378	$1,404
Other comprehensive losses net of tax:
Unrealized net holding losses on
Available-for-sale portfolios, net of tax of $(2,437) and $(206), respectively	(3,741)	(322)
Plus: reclassification adjustment for (gains) losses net of taxes of $(27) and $2, respectively	(42)	6

Comprehensive (loss) income	$(2,405)	$1,088

	For the Three Months Ended June 30,
	2013	2012
	(in thousands)
Net income	$436	$368
Other comprehensive losses net of tax:
Unrealized net holding losses on
Available-for-sale portfolios, net of tax of $(2,098) and $(182), respectively	(3,220)	(286)
Plus: reclassification adjustment for losses net of taxes of $2		6

Comprehensive (loss) income	$(2,784)	$88

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Nine Months Ended June 30,
	2013	2012
	(dollars in thousands)
Operating Activities
Net income	$1,378	$1,404
Adjustments to reconcile net income to net cash provided by operating activities
Other-than-temporary impairment charges on securities available for sale	—	250
Amortization of deferred loan fees, net	(226)	(204)
Non-cash compensation under stock-based benefit plans	417	350
Provision for losses on loans	1,100	900
Amortization of purchase premiums and discounts, net	477	644
Provision for depreciation	585	546
Loss (gain) on sale of foreclosed real estate and repossessed assets	5	(448)
(Gain) loss on sale of securities	(69)	6
Gain on sale of property and equipment	(114)	—
Increase in cash surrender value of bank owned life insurance	(477)	(464)
Decrease in accrued interest and other assets	1,462	1,610
Gain on sale of loans	(100)	(119)
Loans originated for sale	(7,351)	(8,976)
Proceeds from loans sold	7,761	8,959
Increase in other liabilities	959	992
Decrease in obligation under Rabbi Trust	(19)	(21)

Net cash provided by operating activities	5,788	5,429

Cash Flows from Investing Activities
Proceeds from maturities of investment securities – available for sale	—	2,000
Net decrease in loans	15,558	22,828
Proceeds from sale of foreclosed real estate and repossessed assets	534	2,951
Proceeds from sale of mortgage-backed securities	42,717	1,225
Purchase of mortgage-backed securities – available for sale	(105,822)	(73,870)
Principal collected on mortgage-backed securities	36,005	27,959
Investment in premises and equipment	(832)	(1,205)
Proceeds from sale of property and equipment	300	—
Redemption of Federal Home Loan Bank of Atlanta stock	187	144
Purchase of Federal Reserve Bank stock	(6)	(1,385)
Redemption of Federal Reserve Bank stock	—	52

Net cash used by investing activities	(11,359)	(19,301)

Cash Flows from Financing Activities
Net (decrease) increase in deposits	$(5,892)	$13,539
Net increase in advances by borrowers for taxes and insurance	1,267	1,565
Proceeds from stock options exercised	7	—
Repurchase of TARP warrant	(1,442)	—
Repurchase of common stock	(68)	—

Net cash (used) provided by financing activities	(6,128)	15,104

(Decrease) increase in cash and cash equivalents	(11,699)	1,232
Cash and cash equivalents at beginning of period	50,924	60,108

Cash and cash equivalents at end of period	$39,225	$61,340

Supplemental Disclosure of Cash Flows Information:
Cash paid during the period for:
Interest	$4,081	$5,223

Income taxes	$313	$—

Supplemental Disclosure of Non-cash investing activity:
Transfer from loans to foreclosed real estate	$2,702	$960

Transfer from foreclosed real estate to loans	$76	$650

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 - Principles of Consolidation

BCSB Bancorp, Inc. (the “Company”) owns 100% of Baltimore County Savings Bank, and its subsidiaries (the “Bank”). The Bank owns 100% of Ebenezer Road, Inc. and Lyons Properties, LLC. The accompanying consolidated financial statements include the accounts and transactions of these companies on a consolidated basis since the date of inception. All intercompany transactions have been eliminated in the consolidated financial statements. Ebenezer Road, Inc. sells insurance products and Lyons Properties, LLC holds real estate owned through foreclosure or deeds in lieu of foreclosure.

Note 2 - Basis for Financial Statement Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the instructions to Form 10-Q. Accordingly, they do not include all of the disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments, (none of which were other than normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the periods presented have been included. The financial statements of the Company are presented on a consolidated basis with those of the Bank. The results for the nine months ended June 30, 2013 are not necessarily indicative of the results of operations that may be expected for the year ending September 30, 2013 or any other period. The consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes which are incorporated by reference in BCSB Bancorp, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2012.

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term related to the determination of the allowance for loan losses (the “Allowance”), other-than-temporary impairment of investment securities and deferred tax assets.

Note 3 - Organization

The Company is a Maryland corporation which was organized to be the stock holding company for the Bank in connection with our second-step conversion and reorganization completed on April 10, 2008. The Bank operates as a state chartered commercial bank. The Bank’s deposit accounts are insured up to a maximum of $250,000 by the Federal Deposit Insurance Corporation (“FDIC”).

Note 4 - Cash Flow Presentation

For purposes of the statements of cash flows, cash and cash equivalents include cash and amounts due from depository institutions, investments in federal funds, and certificates of deposit with original maturities of 90 days or less.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 5 - Investment Securities - available for sale

The amortized cost and estimated fair values of investment securities are as follows as of June 30, 2013 and September 30, 2012:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:

June 30, 2013
Corporate Bonds	$4,880	—	(254)	$4,626
Equity Investments	100	—	—	100

	$4,980	$—	$(254)	$4,726

September 30, 2012
Corporate Bonds	4,880	—	(352)	4,528
Equity Investments	100	—	—	100

	$4,980	$—	$(352)	$4,628

There were no sales of available for sale investment securities during the nine months ended June 30, 2013 or the year ended September 30, 2012.

The equity investments consist of an investment in one local bank, whose stock is not listed or widely traded. Therefore, the investment is carried at cost.

Below is a schedule of investment securities with unrealized losses as of June 30, 2013 and the length of time the individual security has been in a continuous unrealized loss position:

	Less than 12 months		12 months or more		Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate Bonds	$—	$—	$4,626	$(254)	$4,626	$(254)

Total temporarily impaired securities	$—	$—	4,626	$(254)	$4,626	$(254)

Below is a schedule of investment securities with unrealized losses as of September 30, 2012 and the length of time the individual security has been in a continuous unrealized loss position:

	Less than 12 months		12 months or more		Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate Bonds	$—	$—	$4,528	$(352)	$4,528	$(352)

Total temporarily impaired securities	$—	$—	$4,528	$(352)	$4,528	$(352)

At June 30, 2013 and September 30, 2012 the Company had two investment securities in an unrealized loss position.

The unrealized losses are due to changes in interest rates, not credit losses. We do not intend to sell, nor is it more likely than not we will be required to sell these securities before maturity or recovery. If in the future it is determined that future declines in market values or credit losses with respect to these or any other securities are

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 5 - Investment Securities - available for sale – continued

other than temporary, the Company would be required to recognize additional losses in its Consolidated Statement of Operations. Under guidance for recognition and presentation of other-than-temporary-impairments, the amount of other-than-temporary-impairment that is recognized through earnings is determined by comparing the present value of the expected cash flows to the amortized cost of the security. The discount rate used to determine the credit loss is the expected book yield on the security.

Note 6 - Mortgage-Backed Securities, available for sale

The amortized cost and estimated fair values of mortgage-backed securities available for sale are as follows as of June 30, 2013 and September 30, 2012:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:

June 30, 2013
GNMA certificates	$3,339	$78	$—	$3,417
Private label collateralized mortgage obligations	5,839	7	(266)	5,580
Collateralized mortgage obligations	196,333	508	(3,720)	193,121
FNMA certificates	23,456	523	(658)	23,321
FHLMC participating certificates	8,661	253	(223)	8,691

	$237,628	$1,369	$(4,867)	$234,130

September 30, 2012
GNMA certificates	$3,416	$1	$—	$3,417
Private label collateralized mortgage obligations	11,259	10	(2,235)	9,034
Collateralized mortgage obligations	178,948	3,781	—	182,729
FNMA certificates	11,690	840	—	12,530
FHLMC participating certificates	5,403	450	—	5,853

	$210,716	$5,082	$(2,235)	$213,563

During the nine months ended June 30, 2013 there were 17 available for sale mortgaged-backed securities sold, for $39.0 million , at a gross gain of $658,000 and one private label CMO sold for $3.4 million with a loss of $589,000, for a net gain of $69,000. During the year ended September 30, 2012 there was one sale of an available for sale mortgage-backed security. The security was sold for $1.2 million at a loss of $6,000.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 6 - Mortgage-Backed Securities, available for sale – continued

Below is a schedule of mortgage-backed securities with unrealized losses as of June 30, 2013 and September 30, 2012 and the length of time the individual security has been in a continuous unrealized loss position:

	June 30, 2013
	Less than 12 months		12 months or more		Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Private label collateralized mortgage obligations	$—	$—	$4,536	$(266)	4,536	$(266)
Collateralized mortgage obligations	147,148	(3,720)	—	—	147,148	(3,720)
FNMA certificates	14,168	(658)	—	—	14,168	(658)
FHLMC certificates	4,666	(223)	—	—	4,666	(223)

Total temporarily impaired securities	$165,982	$(4,601)	$4,536	$(266)	$170,518	$(4,867)

	September 30, 2012
	Less than 12 months		12 months or more		Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Private label collateralized mortgage obligations	$—	$—	$7,673	$(2,235)	$7,673	$(2,235)

Total temporarily impaired securities	$—	$—	$7,673	$(2,235)	$7,673	$(2,235)

At June 30, 2013 and September 30, 2012 the Company had fifty-eight and two mortgage-backed securities in unrealized loss positions, respectively.

During the nine months ended June 30, 2013, we determined that, based on our most recent estimate of cash flows, there was no additional other-than-temporary-impairment (“OTTI”). At June 30, 2013, we had two private label collateralized mortgage obligations with an amortized cost of $5.8 million and $266,000 in gross unrealized losses. During the nine months ended June 30, 2013, one private label collateralized mortgage obligations was sold for $3.4 million, with a loss of $589,000. At September 30, 2012 we had three private label collateralized mortgage obligations with an amortized cost of $11.3 million OTTI and $2.2 million in gross unrealized losses. These securities contain mortgages with Alt-A characteristics. We recorded other-than-temporary impairment charges of $370,000 on these securities during the year ended September 30, 2012 and $0 for the nine months ended June 30, 2013.

We do not intend to sell, nor is it more likely than not we will be required to sell these securities before maturity or recovery. If in the future it is determined that future declines in market values or credit losses with respect to these or any other securities are other than temporary, the Company would be required to recognize additional losses in its Consolidated Statement of Operations. Under guidance for recognition and presentation of other-than-temporary-impairments, the amount of other-than-temporary-impairment that is recognized through earnings is determined by comparing the present value of the expected cash flows to the amortized cost of the security. The discount rate used to determine the credit loss is the expected book yield on the security.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 6 - Mortgage-Backed Securities, available for sale – continued

The following shows the activity in “OTTI” related to credit losses for the nine months ended June 30,

	2013	2012
Balance at Beginning of Period	$733	$400
Additional OTTI taken for credit losses	—	250
OTTI adjustment for securities sold	(332)	—
Charge-offs due to payment shortages	(76)	—

Balance at end of Period	$325	$650

The Company engages the service of independent third party valuation professionals to analyze the OTTI status of the non-agency mortgage-backed securities. The OTTI methodology is formulated within “FASB ASC.” The valuation is meant to be “Level Three” pursuant to FASB ASC – Topic 820 – Fair Value Measurements and Disclosures. As part of the valuation process and OTTI determination, assumptions related to prepayment, default and loss severity on the collateral supporting the non-agency mortgage-backed securities are input into an industry standard valuation model.

Prepayment Assumptions

Estimates of prepayment speeds begins with the prepayment rates provided by the Securities Industry & Financial Markets Association (SIFMA) as of the valuation date to approximate a measure of the borrowers’ incentive to prepay based on market interest rates. In order to incorporate the borrowers’ ability to prepay, we then make adjustments to the base rate to reflect the borrowers’ ability to qualify for a new loan based on their credit. We also make adjustments based on the location of the property to capture the appreciation or depreciation by MSA and thus reflect the likelihood the property will appraise at an amount sufficient to repay the existing loan. These adjustments factor prepay speeds down as credit quality and home prices deteriorate, reflecting the diminished ability to refinance.

In addition, assumptions are based on evaluation of the conditional prepayment rates (CPR) and conditional repayment rates (CRR) over a 1 month, 3 month, 6 month, 1 year and lifetime basis- to the extent these values are provided by the servicer, and forecasts from other industry experts.

Default Rates

Estimates for the conditional default rate (“CDR”) vectors are based on the status of the loans at the valuation date – current, 30- 59 days delinquent, 60-89 days delinquent, 90+ days delinquent, foreclosure or REO – and proprietary loss migration models (e.g. percentage of 30 day delinquents that will ultimately migrate to default, percentage of 60 day delinquents that will ultimately migrate to default, etc.). The model assumes that the 60 day plus population will move to repossession inventory subject to our loss migration assumptions and liquidate over the next 24 months. Defaults vector from month 25 to month 36 to our month 37 CDR value and ultimately vector to zero over an extended period of time of at least 15 years. Default assumptions are benchmarked to the recent results experienced by major servicers of non-Agency MBS for securities with similar attributes and forecasts from other industry experts and industry research.

Loss Severity

Estimates for loss severity are based on the initial loan to value ratio, the loan’s lien position, private mortgage insurance proceeds available (if any), and the estimated change in the price of the property since

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 6 - Mortgage-Backed Securities, available for sale – continued

origination. The historical change in the value of the property is estimated using the Housing Pricing Indices by Metropolitan Statistical Area (“MSA”) produced by the Federal Housing Finance Agency (“FHFA”). Estimates for future changes in the prices of the residences collateralizing the mortgages is based on the Case Shiller forecasts and forecasts by MSA provided by the Housing Predictor website.

The loss severity assumption is static for twelve months then decreases monthly based on future market appreciation. The annual market appreciation assumption is 3.00% after 12 months. The loss severity is subject to a floor value of 23.00%.

Loss severity is benchmarked to the recent results of the loan collateral supporting the securities and the results experienced by major servicers of non-agency mortgage-backed-securities for securities with similar attributes.

The prepayment, default and loss severity assumptions result in forecasted cumulative loss rates. These cumulative loss rates are benchmarked to the projected cumulative losses by product, by year of origination, released by other industry experts.

The collateral cash flows that result from the prepayment, default and loss severity assumptions are applied to securities supporting the collateral by priority based upon the cash flow waterfall rules provided in the prospectus supplement. The cash flows are then discounted at the appropriate interest rate in order to determine if the impairment on a security is other than temporary.

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans

Loans Receivable

Loans receivable at June 30, 2013 and September 30, 2012 consist of the following:

(in thousands)	June 30, 2013	September 30, 2012
Single-family residential mortgages	$66,111	$76,823
Single-family rental property loans	59,943	62,111
Commercial real estate loans	139,296	141,364
Construction loans	23,596	21,396
Commercial loans secured	156	71
Commercial loans unsecured	54	60
Commercial lease loans	—	20
Commercial lines of credit	7,268	9,952
Automobile loans	224	437
Home equity lines of credit	32,653	32,840
Other consumer loans	1,445	1,714

	330,746	346,788

Less - undisbursed portion of loans in process	(9,457)	(6,467)
- unearned interest	(1)	(3)
- deferred loan origination costs and (fees)	209	(38)
- allowance for losses on loans	(5,669)	(5,470)

	$315,828	$334,810

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Classes

For purposes of determining the allowance for loan losses, the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: residential real estate loans, residential rental loans, commercial, construction, home equity loans, automobile loans and other consumer loans. The company also separates these segments into classes based on the associated risks within these segments. Commercial loans are divided into the following five classes: construction, land acquisition and development, commercial loans secured by real estate, commercial loans unsecured and leases. Residential loans are divided into two classes, residential owner occupied and residential rental properties. Each class of loan requires significant judgment to determine the estimation method that fits the credit risk characteristics of its portfolio segment. Management must use judgment in establishing additional input metrics for the modeling process. Historical loss percentages are also utilized to assist in projecting potential future losses.

Based on credit risk assessment and management’s analysis of leading predictors of losses, additional loss multipliers are applied to loan balances. During the period, management has applied additional loss estimations based on the current environmental factors, geographical concentrations, residential property values, commercial vacancy rates, unemployment rate and the Company’s internal delinquency trends.

Impaired loans are reviewed individually for potential loss. In instances where loan balances exceed estimated realizable values, specific loss allocations are identified.

Under our methodology for calculating the allowance for loan losses, loss rates are determined for the following loan pools: construction, residential owner occupied, residential rental, home equity loans, loan acquisition and development, secured commercial loans, unsecured commercial loans, leases and consumer loans. Loss rates are then applied to loan balances of these portfolio segments exclusive of loans with specific loss allocations that were reviewed individually. This methodology provides an in-depth analysis of the Bank’s portfolio and reflects the probable inherent losses within it. Reserve allocations are then reviewed and consolidated. This process is performed on a quarterly basis.

During the fiscal year ended September 30, 2012, we modified our loss reserve assessment approach to expand analysis of loss rates from a period of the previous one year to the prior two years on a rolling quarter-to-quarter basis. The result was then annualized and applied to loan pools specified above. Also during the fiscal year ended September 30, 2012, the Company isolated a segment of the loan portfolio, residential rental loans, to perform more detailed analysis for potential losses.

A two year look back period of charge-off experience is considered to more reasonably approximate current loss exposure within the portfolio. As mentioned above, we also began employing a more detailed approach in reviewing residential rental loans during the fiscal year ended September 30, 2012. Loss rates for this category have been noticeably higher than other types of loans. Additionally, geographic concentration is considered to be more of a risk factor for this type of product. Loans within this category are segregated by internal risk ratings, with higher reserves allocated as risk ratings reflect more potential for loss.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

The Allowance for Loan Losses and Recorded Investment in loans as of and for the nine and three months ended June 30, 2013 are as follows:

Allowance for Losses on Loans For the periods ended June 30, 2013 (Dollars in thousands)
	Residential Loans	Residential Rental Loans	Commercial Loans	Construction Loans	Home Equity Loans	Automobile Loans	Other Consumer Loans	Total Loans
Nine Months ended June 30, 2013
Allowance for losses on loans:
Beginning Balance	$140	$2,232	$1,477	$1,492	$119	$—	$10	$5,470
Charge-Offs	(408)	—	—	(559)	—	—	(4)	(971)
Recoveries	—	—	8	—	—	62	—	70
Provisions	346	489	110	259	(47)	(51)	(6)	1,100

Ending Balance	$78	$2,721	$1,595	1,192	$72	$11	$—	$5,669

Three Months ended June 30, 2013
Allowance for losses on loans:
Beginning Balance	$80	$2,974	$1,366	$1,051	$72	$—	$—	$5,543
Charge-Offs	—	—	—	(55)	—	—	—	(55)
Recoveries	—	—	—	—	—	31	—	31
Provisions	(2)	(253)	229	196	—	(20)	—	150

Ending Balance	$78	2,721	$1,595	$1,192	$72	$11	$—	$5,669

Ending balance individually evaluated for impairment	$1,720	$9,844	$6,020	$3,183	$205	$—	$—	$20,972	(1)

Ending balance collectively evaluated for impairment	$64,391	$50,099	$140,754	$20,413	$32,448	$224	$1,445	$309,774	(1)

Ending Allowance balance for loans individually evaluated for impairment	$—	$1,384	$99	$711	$—	$—	—	$2,194

Ending Allowance balance for loans collectively evaluated for impairment	$78	$1,337	$1,496	$481	$72	$11	$—	$3,475

(1)	Balances are not adjusted for undisbursed portion of loans in process, unearned interest, deferred loan origination fees and costs and allowance for loan losses.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

The Allowance for Loan Losses and Recorded Investment in loans as of and for the nine and three months ended June 30, 2012 are as follows:

Allowance for Losses on Loans For the periods ended June 30, 2012 (Dollars in thousands)
	Residential Loans	Residential Rental Loans	Commercial Loans	Construction Loans	Home Equity Loans	Automobile Loans	Other Consumer Loans	Total Loans
Nine Months ended June 30, 2012
Allowance for losses on loans:
Beginning Balance	$204	$1,595	$1,514	$1,267	$168	$—	$20	$4,768
Charge-Offs	—	(401)	(58)	—	—	—	(8)	(467)
Recoveries	—	—	3	—	—	29	16	48
Provisions	(63)	504	(128)	683	(47)	(29)	(20)	900

Ending Balance	$141	$1,698	$1,331	$1,950	$121	$—	$8	$5,249

Three Months ended June 30, 2012
Allowance for losses on loans:
Beginning Balance	$230	$2,167	$1,969	$924	$79	$—	$9	$5,378
Charge-Offs	—	(390)	(58)	—	—	—	—	(448)
Recoveries	—	—	3	—	—	—	16	19
Provisions	(89)	(79)	(583)	1,026	42	—	(17)	300

Ending Balance	$141	$1,698	$1,331	$1,950	$121	$—	$8	$5,249

Ending balance individually evaluated for impairment	$2,831	$7,062	$9,432	$9,350	$124	$2	$—	$28,801	(1)

Ending balance collectively evaluated for impairment	$73,725	$55,933	$144,016	$14,930	$32,821	$547	$1,753	$323,725	(1)

Ending Allowance balance for loans individually evaluated for impairment	$—	$355	$1,138	$—	$—	$—	—	$1,493

Ending Allowance balance for loans collectively evaluated for impairment	$141	$1,343	$193	$1,950	$121	$—	$8	$3,756

(1)	Balances are not adjusted for undisbursed portion of loans in process, unearned interest, deferred loan origination fees and costs and allowance for loan losses.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Credit Quality Indicators

The Company has several credit quality indicators to manage credit risk in an ongoing manner. The Company’s primary credit quality indicators are to use an internal credit risk rating system that categorizes loans and leases into pass, special mention, or classified categories. Credit risk ratings are applied individually to those classes of loans and leases that have significant or unique credit characteristics that benefit from a case-by-case evaluation. These are typically loans and leases to businesses or individuals in the classes which comprise the commercial portfolio segment. Groups of loans and leases that are underwritten and structured using standardized criteria and characteristics, such as statistical models (e.g., credit scoring or payment performance), are typically risk rated and monitored collectively. These are typically loans and leases to individuals in the classes which comprise the consumer portfolio segment. Loan classifications are generated on a monthly basis.

The following are the definitions of the Company’s credit quality indicators:

Pass

Asset is of sufficient quality to not warrant any mention whatsoever.

Special Mention

These credit facilities have potential developing weaknesses that deserve extra attention from management. This classification may be warranted if a developing weakness is evident that is associated with the ability of the borrower to repay. If a developing weakness is not corrected or mitigated, there may be deterioration in the ability of the borrower to repay the bank’s debt in the future. This grade should not be assigned to loans that bear certain peculiar risks normally associated with the type of financing involved, unless circumstances have caused the risk to increase to a level higher than would have been acceptable when the credit was originally approved.

Substandard

Loans and other credit extensions bearing this grade are considered to be inadequately protected by the current net worth and debt service capacity of the borrower or of any pledged collateral. These obligations, even if apparently protected by collateral value, have well-defined weaknesses related to adverse financial, managerial, economic, market, or political conditions that have clearly jeopardized repayment of principal and interest as originally intended. Furthermore, there is the possibility that some future loss will be sustained by the bank if such weaknesses are not corrected. Clear loss potential, however, does not have to exist in any individual assets classified as substandard.

Doubtful

Loans and other credit extensions classified as doubtful have all the weaknesses inherent in those substandard with the added characteristic that the severity of the weaknesses makes collection or liquidation in full highly questionable or improbable based upon currently existing facts, conditions and values. The probability of some loss is extremely high, but because of certain important and reasonably specific factors, the amount of loss cannot be determined. Such pending factors could include merger or liquidation, additional capital injection, refinancing plans, or perfection of liens on additional collateral. Loans in this classification should be placed in non-accrual status, with collections applied to principal on the bank’s books.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Loss

Loans in this classification are considered uncollectible and cannot be justified as a viable asset of the Bank. This classification does not mean the loan has absolutely no recovery value, but that it is neither practical nor desirable to defer writing off this loan even though partial recovery may be obtained in the future. A portion of a loan may also be assigned this rating since the Bank may determine that the balance of the loan is collectable.

The classification of loans as of June 30, 2013 and September 30, 2012 are as follows:

June 30, 2013 (Dollars in thousands)
	Residential Loans	Residential Rental Loans	Commercial Loans	Construction Loans	Home Equity Loans	Automobile Loans	Other Consumer Loans	Total
Grade
Pass	$64,065	$49,802	$134,588	$19,013	$32,119	$224	$1,445	$301,256
Special Mention	326	297	6,214	1,400	281	—	—	8,518
Substandard	1,720	9,844	5,972	3,183	253	—	—	20,972
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—

Total	$66,111	$59,943	$146,774	$23,596	$32,653	$224	$1,445	$330,746	(1)

September 30, 2012 (Dollars in thousands)
	Residential Loans	Residential Rental Loans	Commercial Loans	Construction Loans	Home Equity Loans	Automobile Loans	Other Consumer Loans	Total
Grade
Pass	$76,166	$49,817	$141,413	$13,129	$32,840	$437	$1,714	$315,516
Special Mention	119	3,824	2,465	—	—	—	—	6,408
Substandard	538	8,470	7,589	8,267	—	—	—	24,864
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—

Total	$76,823	$62,111	$151,467	$21,396	$32,840	$437	$1,714	$346,788	(1)

(1)	Balances are not adjusted for undisbursed portion of loans in process, unearned interest, deferred loan origination fees and costs and allowance for loan losses.

Single-Family Residential Real Estate Lending. The Bank historically has been and continues to be an originator of single-family, residential real estate loans in its market area. The Bank has never participated in the origination of sub-prime lending and, accordingly, has no direct exposure to this type of lending within its loan portfolio. The Bank originates fixed-rate mortgage loans at competitive interest rates. Due to interest rate risk considerations, the Bank has employed a strategy of selling most fixed-rate single-family residential mortgage loans originated into the secondary market.

A small portion of the Bank’s single-family mortgage loans carry adjustable rates. After the initial term, the rate adjustments on the Bank’s adjustable-rate loans are indexed to a rate which adjusts per loan terms based upon changes in an index based on the weekly average yield on U.S. Treasury securities adjusted to a constant

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

comparable maturity of one year, as made available by the Federal Reserve Board. The interest rates on most of the Bank’s adjustable-rate mortgage loans are adjusted once a year, and these loans have an initial adjustment period of one, three or five years. The maximum adjustment is 2% per adjustment period with a maximum aggregate adjustment of 6% over the life of the loan. All of the Bank’s adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, known as “negative amortization.”

The retention of adjustable-rate loans in the Bank’s portfolio helps reduce the Bank’s exposure to increases in prevailing market interest rates. However, there are unquantifiable credit risks resulting from potential increases in costs to borrowers in the event of upward repricing of adjustable-rate loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate loans may increase due to increases in interest costs to borrowers. Further, although adjustable-rate loans allow the Bank to increase the sensitivity of its interest-earning assets to changes in interest rates, the extent of this interest sensitivity is limited by the initial fixed-rate period before the first adjustment and the lifetime interest rate adjustment limitations. Accordingly, there can be no assurance that yields on the Bank’s adjustable-rate loans will fully adjust to compensate for increases in the Bank’s cost of funds. Finally, adjustable-rate loans increase the Bank’s exposure to decreases in prevailing market interest rates, although decreases in the Bank’s cost of funds tend to offset this effect.

Single-Family Rental Property Loans. The Bank also offers single-family residential mortgage loans secured by properties that are not owner-occupied, although management has decided to limit future origination volume for this loan product. Single-family residential mortgage loans secured by rental properties are made on a fixed-rate or an adjustable-rate basis and carry interest rates generally from 1.5% to 2.0% above the rates charged on comparable loans secured by owner-occupied properties. The maximum term on such loans is 10 years with amortizations up to 25 years.

Commercial Real Estate Lending. The Bank’s commercial real estate loan portfolio includes loans to finance the acquisition of office buildings, churches, commercial office condominiums, shopping centers, hospitality, and commercial and industrial buildings. Such loans generally range in size from $100,000 to $5 million. Commercial real estate loans are originated on a fixed-rate or adjustable-rate basis with terms of 5 to 10 years and with amortizations of up to 30 years.

Commercial real estate lending entails significant additional risks as compared with single-family residential property lending. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project, retail establishment or business. These risks can be significantly impacted by supply and demand conditions in the market for office and retail space and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, the Bank generally limits itself to its market area or to borrowers with which it has prior experience or who are otherwise known to the Bank. It is the Bank’s policy generally to obtain annual financial statements of the business of the borrower or the project for which commercial real estate loans are made. In addition, in the case of commercial real estate loans made to a legal entity, the Bank seeks, whenever possible, to obtain personal guarantees and annual financial statements of the principals of the legal entity. As a result of the economic downturn and competition the Bank has experienced a decline in its pipeline for this product type within the loan portfolio.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Construction Lending. A substantial portion of the Bank’s construction loans are originated for the construction of owner-occupied, single-family dwellings in the Bank’s primary market area. Residential construction loans are offered primarily to individuals building their primary or secondary residence, as well as to selected local developers to build single-family dwellings. Generally, loans to owner/occupants for the construction of owner-occupied, single-family residential properties are originated in connection with the permanent loan on the property and have a construction term of up to 12 months. Such loans are offered on fixed rate terms. Interest rates on residential construction loans made to the owner/occupant have interest rates during the construction period equal to the same rate on the permanent loan selected by the customer. Interest rates on residential construction loans to builders are set at the prime rate plus a margin of between 0% and 1.5%, typically with interest rate floors. Interest rates on commercial construction loans are based on the prime rate plus a negotiated margin of between 0% and 1.5% and adjust monthly, typically with interest rate floors with construction terms generally not exceeding 18 months. Advances are made on a percentage of completion basis. Prior to making a commitment to fund a loan, the Bank requires both an appraisal of the property by appraisers approved by the Board of Directors and a study of projected construction costs. The Bank also reviews and inspects each project at the commencement of construction and as needed prior to disbursements during the term of the construction loan.

On occasion, the Bank makes acquisition and development loans to local developers to acquire and develop land for sale to builders who will construct single-family residences. Acquisition and development loans, which are considered by the Bank to be construction loans, are made at a rate that adjusts monthly, based on the prime rate plus a negotiated margin, typically with interest rate floors for terms of up to three years. Interest only is paid during the term of the loan, and the principal balance of the loan is paid down as developed lots are sold to builders. Generally, in connection with acquisition and development loans, the Bank issues a letter of credit to secure the developer’s obligation to local governments to complete certain work. If the developer fails to complete the required work, the Bank would be required to fund the cost of completing the work up to the amount of the letter of credit. Letters of credit generate fee income for the Bank but create additional risk.

Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate and the borrower is unable to meet the Bank’s requirements of putting up additional funds to cover extra costs or change orders, then the Bank will demand that the loan be paid off and, if necessary, institute foreclosure proceedings, or refinance the loan. If the estimate of value proves to be inaccurate, the Bank may be confronted, at or prior to the maturity of the loan, with collateral having a value which is insufficient to assure full repayment. The Bank has sought to minimize this risk by limiting construction lending to qualified borrowers (i.e., borrowers who satisfy all credit requirements and whose loans satisfy all other underwriting standards which would apply to the Bank’s permanent mortgage loan financing for the subject property) in the Bank’s market area. On loans to builders, the Bank works only with selected builders and carefully monitors the creditworthiness of the builders.

Commercial Lines of Credit. The Bank provides commercial lines of credit to businesses within the Bank’s market area. These loans are secured by business assets, including real property, equipment, automobiles and consumer leases. Generally, all loans are further personally guaranteed by the owners of the business. The commercial lines have adjustable interest rates tied to the prime rate, typically with interest rate floors and are offered at rates from prime plus 0% to prime plus 3.5%.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Consumer Lending. The consumer loans currently in the Bank’s loan portfolio consist of automobile loans, home equity lines of credit and loans secured by savings deposits.

Automobile loans are secured by both new and used cars and, depending on the creditworthiness of the borrower, may be made for up to 110% of the “invoice price” or clean “black book” value, whichever is lower, or, with respect to used automobiles, the loan values as published by a wholesale value listing utilized by the automobile industry. Automobile loans are made directly to the borrower-owner. New and used cars are financed for a period generally of up to five years, or less, depending on the age of the car. Collision insurance is required for all automobile loans. The Bank also maintains a blanket collision insurance policy that provides insurance for any borrower who allows their insurance to lapse.

The Bank originates second mortgage loans and home equity lines of credit. Second mortgage loans are made at fixed rates and for terms of up to 15 years. The Bank’s home equity lines of credit currently have adjustable interest rates tied to the prime rate and are currently offered at the prime rate with a floor of 3.25%. The interest rate may not adjust to a rate higher than 24%. The home equity lines of credit require monthly payments until the loan is paid in full, with a loan term not to exceed 30 years. The minimum monthly payment is the outstanding interest. Home equity lines of credit are secured by first and second liens against residential real property. The Bank requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least sufficient to cover its loan.

The Bank makes savings account loans for up to 90% of the depositor’s savings account balance. The interest rate is normally 3.0% above the rate paid on the related savings account, and the account must be pledged as collateral to secure the loan. Interest generally is billed on a quarterly basis.

As part of the Bank’s loan strategy, the Bank has diversified its lending portfolio to afford the Bank the opportunity to earn higher yields and to provide a fuller range of banking services. These products have generally been in the consumer area and include boat loans and loans for the purchase of recreational vehicles.

Consumer lending usually affords the Bank the opportunity to earn yields higher than those obtainable on single-family residential lending. However, consumer loans entail greater risk than residential mortgage loans, particularly in the case of loans which are unsecured or secured by rapidly depreciable assets. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by events such as job loss, divorce, illness or personal bankruptcy.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Impaired loans as of June 30, 2013 are as follows:

	Impaired Loans As of June 30, 2013 (Dollars in thousands)
	Recorded Investment	Unpaid Principal Balance	Related Allowance
Loans without specific valuation allowances:
Residential Loan	$1,720	$1,720	$—
Residential Rental Loans	3,642	3,642	—
Commercial Loans	4,397	4,397	—
Construction Loans	—	—	—
Home Equity Loans	205	205	—
Consumer Loans	—	—	—
Other Loans	—	—	—

Total	$9,964	$9,964	$—

Loans with specific allowance recorded:
Residential Loans	$—	$—	$—
Residential Rental Loans	6,202	6,202	1,384
Commercial Loans	1,623	1,623	99
Construction Loans	3,183	3,183	711
Home Equity Loans	—	—	—
Consumer Loans	—	—	—
Other Loans	—	—	—

Total	$11,008	$11,008	$2,194

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

The following presents information related to the average recorded investment and interest income recognized on impaired loans for the three and nine months ended June 30, 2013:

	Three Months Ended June 30, 2013		Nine Months Ended June 30, 2013
(dollars in thousands)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Loans without specific valuation allowances:
Residential Loan	$1,726	$19	$1,742	$61
Residential Rental Loans	3,649	33	3,667	99
Commercial Loans	4,415	42	4,469	135
Construction Loans	—	—	—	—
Home Equity Loans	206	1	205	5
Consumer Loans	—	—	—	—
Other Loans	—	—	—	—

Total	$9,996	$95	$10,083	$300

Loans with specific valuation allowance recorded:
Residential Loans	$—	$—	$—	$—
Residential Rental Loans	6,212	66	6,222	234
Commercial Loans	1,629	24	1,650	71
Construction Loans	3,183	32	3,183	96
Home Equity Loans	—	—	—	—
Consumer Loans	—	—	—	—
Other Loans	—	—	—	—

Total	$11,024	$122	$11,055	$401

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Impaired loans as of September 30, 2012 are as follows:

	Impaired Loans As of September 30, 2012 (Dollars in thousands)
	Recorded Investment	Unpaid Principal Balance	Related Allowance
Loans without specific valuation allowances:
Residential Loans	$1,163	$1,163	$—
Residential Rental Loans	2,123	2,123
Commercial Loans	3,925	3,925	—
Construction Loans	2,775	2,775	—
Home Equity Loans	210	210	—
Consumer Loans	—	—	—
Other Loans	—	—	—

Total	$10,196	$10,196	$—

Loans with specific valuation allowance:
Residential Loans	$—	$—	$—
Residential Rental Loans	5,012	5,012	840
Commercial Loans	1,635	1,635	111
Construction Loans	5,492	5,492	1,071
Home Equity Loans	—	—	—
Consumer Loans	—	—	—
Other Loans	—	—	—

Total	$12,139	$12,139	$2,022

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

The following presents information related to the average recorded investment and interest income recognized on impaired loans for the three and nine months ended June 30, 2012:

	Three Months Ended June 30, 2012		Nine Months Ended June 30, 2012
(dollars in thousands)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Loans without specific valuation allowances:
Residential Loan	$—	$—	$—	$—
Residential Rental Loans	5,487	56	5,487	172
Commercial Loans	5,139	39	5,059	100
Construction Loans	2,607	28	2,607	102
Home Equity Loans	—	—	—	—
Consumer Loans	—	—	—	—
Other Loans	—	—	—	—

Total	$13,233	$123	$13,153	$374

Loans with specific valuation allowances:
Residential Loans	$—	$—	$—	$—
Residential Rental Loans	1,153	12	1,157	30
Commercial Loans	247	32	247	—
Construction Loans	5,493	—	5,493	95
Home Equity Loans	—	—	—	—
Consumer Loans	—	—	—	—
Other Loans	—	—	—	—

Total	$6,893	$44	$6,897	$125

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Past due loans as of June 30, 2013 and September 30, 2012 are as follows:

Credit Quality Information Age Analysis of Past Due Loans As of June 30, 2013
	30-59 Days past due	60-89 Days past due	Non-Accrual	Total past due and Non-Accrual	Current	Total Loans	Non-Accrual Loans that are Current	Loans Greater than 90 days and Accruing
Residential Loans	$529	$—	$560	$1,089	$65,022	$66,111	$158	$—
Residential Rental Loans	—	—	2,493	2,493	57,450	59,943	75	—
Commercial Loans	721	—	1,590	2,311	144,463	146,774	47	—
Construction Loans	—	—	3,183	3,183	20,413	23,596	2,993	—
Home Equity Loans	60	—	294	354	32,299	32,653	54	—
Automobile Loans	—	—	—	—	224	224	—	—
Other Loans	35	—	—	35	1,410	1,445	—	—

Total (1)	$1,345	$—	$8,120	$9,465	$321,281	$330,746	$3,327	$—

(1)	Balances are not adjusted for undisbursed portion of loans in process, unearned interest, deferred loan origination fees and costs and allowance for loan losses.

Credit Quality Information Age Analysis of Past Due Loans As of September 30, 2012
	30-59 Days past due	60-89 Days past due	Non-Accrual	Total past due and Non-Accrual	Current	Total Loans	Non-Accrual Loans that are Current	Loans Greater than 90 days and Accruing
Residential Loans	$360	$82	$472	$914	$75,909	$76,823	$—	$—
Residential Rental Loans	180	340	2,128	2,648	59,463	62,111	741
Commercial Loans	—	—	2,994	2,994	148,473	151,467	1,311	—
Construction Loans	—	—	7,551	7,551	13,845	21,396	294	—
Home Equity Loans	119	81	—	200	32,640	32,840	—	—
Automobile Loans	—	—	—	—	437	437	—	—
Other Loans	3	—	—	3	1,711	1,714	—	—

Total (1)	$662	$503	$13,145	$14,310	$332,478	$346,788	$2,346	$—

(1)	Balances exclude undisbursed portion of loans in process, unearned interest, deferred loan origination fees and costs and allowance for loan losses.

Nonperforming Loans and Other Problem Assets. It is management’s policy to continually monitor its loan portfolio to anticipate and address potential and actual delinquencies. When a borrower fails to make a payment on a loan, the Bank takes immediate steps to have the delinquency cured and the loan restored to current status. Loans which are past due 15 days incur a late fee of 5% of principal and interest due. As a matter of policy, the Bank will send a late notice to the borrower after the loan has been past due 15 days and again after 30 days. If payment is not promptly received, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency. Generally, after any loan is delinquent 90 days or more, formal legal proceedings are commenced to collect amounts owed. In the case of automobile loans, late notices are sent after loans are ten days delinquent, and the collateral is seized after a loan is delinquent 60 days. Repossessed cars subsequently are sold at auction.

Loans generally are placed on nonaccrual status if the loan becomes past due more than 90 days, except in instances where in management’s judgment there is no doubt as to full collectability of principal and interest.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Consumer loans are generally charged-off, or any expected loss is reserved for, after they become more than 120 days past due. All other loans are charged-off, or any expected loss is reserved for when management concludes that they are uncollectible.

Troubled Debt Restructurings (TDRs) are placed on nonaccrual status when loan modifications take place. The interest component of subsequent payment receipts is recognized as income on a cash basis. TDRs are removed from nonaccrual status after performing in accordance with modified terms for a sustained period, generally six months.

Real estate acquired by the Bank as a result of foreclosure is classified as foreclosed real estate until such time as it is sold. When such property is acquired, it is initially recorded at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated costs to sell. Costs relating to holding such real estate are charged against income in the current period, while costs relating to improving such real estate are capitalized until a saleable condition is reached. Any required write-down of the loan to its fair value less estimated selling costs upon foreclosure is charged against the allowance for loan losses.

Charge-off Policies

The Company’s loan charge-off policies are as follows:

When loans begin to demonstrate collectability issues the Bank performs an analysis to determine if a loss is expected. Loans are generally charged down to the fair value of collateral securing the asset, less estimated cost to sell, when management judges the asset to be uncollectible, repayment is deemed to be protracted beyond reasonable time frames, the asset has been classified as loss by either the internal loan review process or external examiners, or when the borrower has filed bankruptcy and the loss becomes evident based on a lack of assets.

Loans on Nonaccrual Status
(Dollars in Thousands)
	June 30, 2013	September 30, 2012
With no related allowance recorded:
Residential Loans	$560	$472
Residential Rental Loans	1,297	2,039
Commercial Loans	1,543	2,994
Constructions Loans	—	4,557
Home Equity Loans	294	—
Automobile Loans	—	—
Other Loans	—	—

	$3,694	$10,062

With an allowance recorded:
Residential Loans	$—	$—
Residential Rental Loans	1,196	89
Commercial Loans	47	—
Constructions Loans	3,183	2,994
Home Equity Loans	—	—
Automobile Loans	—	—
Other Loans	—	—

	$4,426	$3,083

Total Nonaccrual Loans (1)	$8,120	$13,145

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

(1)	Includes Troubled Debt Restructurings (TDR’s) of $107,000 and $700,000 at June 30, 2013 and September 30, 2012, respectively, which were not delinquent. Reporting guidance requires disclosure of these loans as nonaccrual even though they may be current in terms of principal and interest payments. As of June 30, 2013 and September 30, 2012, the Company had total TDR’s of $6.2 million and $9.3 million, respectively.

Modifications During the nine months ended June 30,
	2013			2012
	Number of Contracts	Pre- Modification Outstanding Recorded Investments	Post- Modification Outstanding Recorded Investments	Number of Contracts	Pre- Modification Outstanding Recorded Investments	Post- Modification Outstanding Recorded Investments
Troubled Debt Restructurings
Residential-Prime	—	—	—	7	$907	$899
Commercial	—	—	—	5	2,449	2,421
Construction	—	—	—	—	—	—
Consumer-Other	—	—	—	—	—	—
Finance leases	—	—	—	—	—	—

Troubled Debt Restructurings are considered to be in default after 90 days of non-payment. During the nine months ended June 30, 2013 and 2012 there were no TDR’s considered to be in default.

Loans identified as Troubled Debt Restructurings are also included as nonperforming assets. TDR’s are represented by borrowers experiencing some form of financial difficulty, resulting in the Bank granting a concession as part of a loan modification. Loans modified as TDR’s were primarily comprised of loans for which payments were either deferred or reduced. Reporting guidance requires disclosure of these loans as nonperforming even though they may be current in terms of principal and interest payments. As of June 30, 2013, $6.2 million in TDR’s were included in nonperforming loans, $6.1 million of which were current.

As previously stated, TDR’s are included as nonperforming assets, although payments may be current in conjunction with modified loan terms. Typical loan modifications include lowering interest rates, deferring payments or extending repayment terms. As of June 30, 2013 specific loan loss reserves on TDR’s totaled $748,000.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 8 - Earnings Per Share

Basic earnings per share amounts are based on the weighted average shares of common stock outstanding excluding unallocated ESOP shares. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options and warrants, unless the effect is to reduce a loss or increase earnings per share. The basic and diluted weighted average common shares outstanding for the nine and three month periods ended June 30, 2013 and 2012, respectively, are as follows:

	For the Nine Months Ended June 30,
	2013			2012
	(in thousands except per share data)
	Income	Shares	Per Share	Income	Shares	Per Share
Basic EPS
Net Income	$1,378	3,108	$0.44	$1,404	3,102	$0.45

Income available to common shareholders	$1,378	3,108	$0.44	$1,404	3,102	$0.45

Diluted EPS
Net Income	$1,378	3,108	$0.44	$1,404	3,102	$0.45
Effect of dilutive shares	—	121	(0.01)	—	86	(.01)

Income available to common shareholders plus assumed conversions	$1,378	3,229	$0.43	$1,404	3,188	$0.44

	For the Three Months Ended June 30,
	2013			2012
	(in thousands except per share data)
	Income	Shares	Per Share	Income	Shares	Per Share
Basic EPS
Net Income	$436	3,112	$0.14	$368	3,101	$0.11

Income available to common shareholders	$436	3,112	$0.14	$368	3,101	$0.11

Diluted EPS
Net Income	$436	3,112	$—	$368	3,101	$0.11
Effect of dilutive shares	—	112	—	—	118	—

Income available to common shareholders plus assumed conversions	$436	3,224	$0.14	$368	3,219	$0.11

Options to purchase 15,792 and 60,454 shares which were outstanding at June 30, 2013 and June 30, 2012, respectively, were not included in the computation of diluted EPS because the effect would have been anti-dilutive.

Note 9 - Preferred Stock

On March 23, 2008, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, the Company entered into a Letter Agreement, and the related Securities Purchase Agreement – Standard Terms (collectively, the “Purchase Agreement”), with the United States Department of the Treasury (“Treasury”), pursuant to which the Company issued (i) 10,800 shares of Fixed Rate Cumulative Perpetual Preferred Stock,

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 9 - Preferred Stock – continued

Series A, liquidation preference $1,000 per share (“Series A preferred stock”), and (ii) a warrant to purchase 183,465 shares of the Company’s common stock, par value $0.01 per share, for an aggregate purchase price of $10,800,000 in cash. The Series A preferred stock and the warrants were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On January 26, 2011 the Company repurchased all $10.8 million of Series A Preferred Stock issued to the U.S. Treasury in March 2008 pursuant to the TARP Capital Purchase Program. BCSB completed the repayment without raising additional capital. As a result of the redemption, the Company accelerated the accretion of the remaining discount of approximately $310,000 on the preferred stock and recorded a reduction in retained earnings.

On April 19, 2013, the Company repurchased the warrant to purchase 183,465 shares of the Company’s common stock at an exercise price of $8.83 per share. The warrant was exercisable at any time on or before March 23, 2018. The Company paid an aggregate price of $1,442,000 for the repurchase of the warrant, which has been cancelled. The purchase price was based on the fair market value of the warrant as agreed upon by the Company and the U.S. Treasury. The repurchase transaction resulted in a reduction in total Stockholders’ Equity of $1,442,000 during the three months ended June 30, 2013. As a result of the purchase of the warrant the Company has now completely exited the TARP Capital Purchase Program.

Note 10 - Regulatory Capital

The following table sets forth the Bank’s regulatory capital position at June 30, 2013:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	% of Assets	Required Amount	% of Assets	Required Amount	% of Assets
	(Unaudited) (dollars in thousands)
Tier 1 leverage ratio (1)	$65,500	10.25%	$25,551	4.00%	$31,939	5.00%
Tier 1 risk based capital ratio (2)	65,500	17.90	N/A	N/A	21,951	6.00
Total risk based capital ratio (2)	68,934	18.84	29,268	8.00	36,584	10.00

(1)	To average total assets
(2)	To risk-weighted assets

The following table sets forth BCSB Bancorp Inc.’s regulatory capital position at June 30, 2013:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	% of Assets	Required Amount	% of Assets	Required Amount	% of Assets
	(Unaudited) (dollars in thousands)
Tier 1 leverage ratio (1)	$53,001	8.30%	$25,541	4.00%	$31,927	5.00%
Tier 1 risk based capital ratio (2)	53,001	14.41	N/A	N/A	22,069	6.00
Total risk based capital ratio (2)	56,435	15.34	29,425	8.00	39,781	10.00

(1)	To average total assets
(2)	To risk-weighted assets

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 11 - Stock Option Plans

The 1999 Plan

On July 15, 1999, the Company established a Stock Option Plan whereby 120,366 shares of common stock have been reserved for issuance. Options granted under the plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Qualified Stock Options. Options are exercisable in four or five annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. There were 15,792 options granted during the year ended September 30, 2007, 22,193 options granted during the year ended September 30, 2008 and 11,796 options granted during the year ended September 30, 2009. No options were granted during the years ended September 30, 2003 through 2006. Also, there were no options granted during the years ended September 30, 2010 , 2011 and 2012, or during the nine months ended June 30, 2013.

The 2009 Plan

At the annual shareholders meeting held in May 2009 the Company approved an additional Stock Option Plan whereby 191,740 shares of common stock were reserved for issuance. Options granted may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Qualified Stock Options. Options are exercisable in four annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. In some cases options can be reissued from forfeitures when employees leave the Company. There were no options granted during the years ended September 30, 2009 or 2010. There were 177,930 options granted during the year ended September 30, 2011 and 15,052 options granted during the year ended September 30, 2012. There were no options granted during the nine months ended June 30, 2013.

The following table summarizes the shares under the Company’s outstanding stock options at June 30, 2013:

Number of Shares	Exercise Price	Weighted Average Contractual Life (Years)
10,528	$28.41	3.5
5,264	17.95	4.4
22,193	11.61	4.5
10,921	8.25	6.0
175,917	10.29	7.3
15,052	13.74	8.7

The total exercisable shares of 137,603 have a weighted average contractual life of 6.2 years, a weighted average exercise price of $12.16 and an aggregate intrinsic value of $1.6 million as of June 30, 2013.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 11 - Stock Option Plans – continued

The following table presents the activity related to options under all plans for the nine months ended June 30, 2013:

	Shares	Weighted Average Exercise Price
Outstanding at September 30, 2012	240,653	$11.49
Options Exercised	(778)	(9.31)
Options Expired	—	—
Options Granted	—	—

Outstanding at June 30, 2013	239,875	$11.50

Exercisable at June 30, 2013	137,603	$12.16

During the nine months ended June 30, 2013 there were no stock options granted. During the nine months ended June 30, 2012 there were 15,052 options granted. Option expense recognized during the nine month periods ended June 30, 2013 and June 30, 2012 was $137,240 and $147,943, respectively. As of June 30, 2013, $242,737 of total unrecognized pretax expense related to stock options is expected to be recognized from July 1, 2013 through June 30, 2016.

Note 12 - Recent Accounting Pronouncements

In March 2012, the FASB issued ASU No. 2012-11, “Disclosures About Offsetting Assets and Liabilities.” This project began as an attempt to converge the offsetting requirements under U.S. GAAP and IFRS. However, as the Boards were not able to reach a converged solution with regards to offsetting requirements, the Boards developed convergent disclosure requirements to assist in reconciling differences in the offsetting requirements under U.S. GAAP and IFRS. The new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. ASU No. 2012-11 also requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. ASU No. 2012-11 is effective for interim and annual reporting periods beginning on or after January 1, 2013. As the provisions of ASU No. 2012-11 only impact the disclosure requirements related to the offsetting of assets and liabilities, the adoption will have no impact on the Company’s Consolidated Financial Statements.

In February 2013 FASB issued ASU 2013-02, “Comprehensive Income (Topic 220) – Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The objective of the new guidance is to improve the transparency of reporting reclassifications out of accumulated other comprehensive income (“OCI”) by requiring entities to present in one place information about significant amounts reclassified and, in come cases, to provide cross references to related footnote disclosures. The amendments do not change the current requirements for reporting net income or OCI, nor do they require new information to be disclosed. The amendments was applied prospectively and was effective for public entities in both interim and annual reporting periods beginning after December 15, 2012.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 13 - Guarantees

The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company generally holds collateral and/or personal guarantees supporting these commitments. The Company has $547,000 of standby letters of credit as of June 30, 2013. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payment required under the corresponding guarantees. The current amount of the liability as of June 30, 2013 for guarantees under standby letters of credit issued is not considered to be material.

Note 14 - Fair Value Measurements

The Company applies guidance issued by FASB regarding fair value measurements which provided a framework for measuring and disclosing fair value under generally accepted accounting principles. This guidance applies only to fair value measurements required or permitted under current accounting pronouncements, but does not require any new fair value measurements. Fair value is defined as the price to sell an asset or to transfer a liability in an orderly transaction between willing market participants as of the measurement date. The statement also expands disclosures about financial instruments that are measured at fair value and eliminates the use of large position discounts for financial instruments quoted in active markets. The disclosure’s emphasis is on the inputs used to measure fair value and the effect on the measurement on earnings for the period. The adoption of this guidance did not have any effect on the Company’s financial position or results of operations.

GAAP establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based on the inputs used to value the particular asset or liability at the measurement date. The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices of identical or similar assets or liabilities in markets that are not active, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Each financial instrument’s level assignment with the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement for the particular category. Management reviews and updates the fair value hierarchy classifications of the Company’s assets and liabilities on a quarterly basis.

There were no transfers between levels during the nine months ended June 30, 2013. The Company’s policy is to recognize transfers in and transfers out at the actual date of the event or change in the circumstances that caused the transfer. The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of each instrument under the valuation hierarchy.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 14 - Fair Value Measurements – continued

Fair values of investment securities are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows and are generally classified within Level 2 of the valuation hierarchy.

The following tables present the financial instruments measured at fair value by class on the recurring basis as of June 30, 2013 and September 30, 2012 on the Consolidated Statement of Financial Condition utilizing the hierarchy discussed above.

($ in thousands)		At June 30, 2013			Total changes In fair values Included in Period Earnings

	Total	Level 1	Level 2	Level 3
Loans available for sale	$496	$—	$496	$—	$—
Equity Investments	100	—	—	100	—
Corporate Bonds available for sale	4,626	—	4,626	—	—
GNMA certificates available for sale	3,417	—	3,417	—	—
FNMA certificates available for sale	23,321	—	23,231	—	—
FHLMC certificates available for sale	8,691	—	8,691	—	—
Private label collateralized mortgage obligations available for sale	5,580	—	5,580	—	—
Collateralized mortgage obligations available for sale	193,121	—	193,121	—

	$239,352	$—	$239,252	$100	$—

($ in thousands)		At September 30, 2012			Total changes In fair values Included in Period Earnings

	Total	Level 1	Level 2	Level 3
Loans available for sale	$806	$—	$806	$—	$—
Equity Investments	100		—	100	—
Corporate Bonds available for sale	4,528	—	4,528	—	—
GNMA certificates available for sale	3,417	—	3,417	—	—
FNMA certificates available for sale	12,530	—	12,530	—	—
FHLMC certificates available for sale	5,853	—	5,853	—	—
Private label collateralized mortgage obligations available for sale	9,034	—	9,034	—	370	(1)
Collateralized mortgage obligations available for sale	182,729	—	182,729	—	—

	$218,997	$—	$218,897	$100	$370	(1)

(1)	Represents other-than-temporary impairment charges taken during the fiscal year ended September 30, 2012.

Nonrecurring fair value changes

Certain assets and liabilities are measured at fair value on a nonrecurring basis. These instruments are not measured at fair value on an ongoing basis, but are subject to fair value in certain circumstances, such as when

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 14 - Fair Value Measurements – continued

there is evidence of impairment that may require write-downs. The write-downs for the Company’s more significant assets or liabilities measured on a non-recurring basis are based on the lower of amortized cost or estimated fair value.

Impaired Loans

The Company considers loans to be impaired when it becomes probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. All non-accrual loans are considered impaired. The measurement of impaired loans is based on the present value of the expected cash flows discounted at the historical effective interest rate, the market price of the loan, or the fair value of the underlying collateral asset.

Foreclosed Real Estate and Repossessed Assets

Once a loan is determined to be uncollectible, the underlying collateral is repossessed and reclassified to Foreclosed Real Estate. These assets are carried at lower of cost or fair value of the collateral, less estimated costs to sell. There was $3.8 million in foreclosed real estate at June 30, 2013.

Impaired loans, Foreclosed Real Estate and Repossessed Assets are classified as Level 3 within the valuation hierarchy.

At June 30, 2013
($ in thousands)	Total	Level 1	Level 2	Level 3
Impaired Residential Loans	$1,720	$—	$—	$1,720
Impaired Residential Rental Loans	8,460	—	—	8,460
Impaired Commercial and Lease Loans	5,921	—	—	5,921
Impaired Construction Loans	2,472	—	—	2,472
Impaired Home Equity Loans	205	—	—	205
Premises and equipment held for sale	—	—	—	—
Foreclosed Real Estate	3,768	—	—	3,768

Total	$22,546	$—	$—	$22,546

At September 30, 2012
($ in thousands)	Total	Level 1	Level 2	Level 3
Impaired Residential Loans	$1,163	$—	$—	$1,163
Impaired Residential Rental Loans	6,295	—	—	6,295
Impaired Commercial and Lease Loans	5,449	—	—	5,449
Impaired Construction Loans	7,196	—	—	7,196
Impaired Home Equity Loans	210	—	—	210
Premises and equipment held for sale	208	—	—	208
Foreclosed Real Estate	1,674	—	—	1,674

Total	$22,195	$—	$—	$22,195

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 15 - Disclosures About Fair Value of Financial Instruments

The estimated fair values of the Bank’s financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

The carrying amount is a reasonable estimate of fair value for cash, federal funds and interest-bearing deposits in other banks. Fair value is based on bid prices and pricing models received from third party pricing services for investment securities and mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta and Federal Reserve Bank stock is a reasonable estimate of fair value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of Bank owned life insurance is based upon its current cash surrender value. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The Junior Subordinated Debentures are considered to be at fair value. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities. The fair value of Federal Home Loan Bank advances is estimated using rates currently offered on advances of similar remaining maturities. The carrying amounts of accrued interest receivable, accrued interest payable, and mortgage servicing rights approximate fair value. Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The Company charges fees for commitments to extend credit. Interest rates on loans for which these commitments are extended are normally committed for periods of less than one month. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial and these guarantees are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 15 - Disclosures About Fair Value of Financial Instruments – continued

The estimated fair values of the Bank’s financial instruments are as follows as of June 30, 2013:

Fair Value Measurement
(dollars in thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2013
Financial Assets
Cash	$10,763	$10,763	$10,763	$—	$—
Interest-bearing deposits in other banks	11,524	11,524	11,524	—	—
Federal Funds sold	16,938	16,938	16,938	—	—
Investment securities available for sale	4,726	4,726	—	4,626	100
Loans available for sale	496	496	—	496	—
Loan Receivable
Mortgage Loans	314,159	331,367	—	—	331,367
Share Loans	324	324	—	—	324
Consumer Loans	1,345	1,361	—	—	1,361
Mortgage-backed securities-available for sale	234,130	234,130	—	234,130	—
Federal Home Loan Bank of Atlanta Stock	771	771	771	—	—
Federal Reserve Bank Stock	1,387	1,387	1,387	—	—
Bank owned life insurance	17,352	17,352	17,352	—	—
Accrued interest receivable	1,732	1,732	—	1,732	—
Mortgage servicing rights	20	20	—	—	20

Financial Liabilities
Deposits	$560,464	$558,584	—	558,584	—
Junior Subordinated Debt	17,011	17,011	—	17,011	—
Accrued interest payable	126	126	—	126	—

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 15 - Disclosures About Fair Value of Financial Instruments – continued

The estimated fair values of the Bank’s financial instruments are as follows as of September 30, 2012:

	September 30, 2012 Fair Value Measurement
(dollars in thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Cash	$8,389	$8,389	$8,389	$—	$—
Interest-bearing deposits in other banks	11,501	11,501	11,501	—	—
Federal Funds sold	31,034	31,034	31,034	—	—
Investment securities available for sale	4,628	4,628	—	4,528	100
Loans available for sale	806	806	—	806	—
Loan Receivable
Mortgage Loans	332,665	358,297	—	—	358,297
Share Loans	290	290	—	—	290
Consumer Loans	1,855	1,816	—	—	1,816
Mortgage-backed securities-available for sale	213,563	213,563	—	213,563	—
Federal Home Loan Bank of Atlanta Stock	959	959	959	—	—
Federal Reserve Bank Stock	1,381	1,381	1,381	—	—
Bank owned life insurance	16,869	16,869	16,869	—	—
Accrued interest receivable	2,024	2,024	—	2,024
Mortgage servicing rights	53	53	—	—	53

Financial Liabilities
Deposits	$566,356	$567,848	—	$567,848	—
Junior Subordinated Debt	17,011	17,011	—	17,011	—
Accrued interest payable	63	63	—	63	—

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 16 - Changes in Accumulated Other Comprehensive Income (Loss) by Component.

The following table presents each component of accumulated other comprehensive income (loss), net of tax, for the nine and three months ended June 30, 2013:

(dollars in thousands)	Net Unrealized Gains and Losses on Investment Securities	Total
October 1, 2012	$1,511	$1,511
Other Comprehensive Loss Before Reclassifications	(3,741)	(3,741)
Amounts Reclassified from Accumulated Other Comprehensive Income net of tax $(27)	(42)	(42)

Net Current-Period Other Comprehensive Loss	(3,783)	(3,783)

June 30, 2013	$(2,272)	$(2,272)

[1]	Amounts in parenthesis indicate debits

(dollars in thousands)	Net Unrealized Gains and Losses on Investment Securities [1]	Total
April 1, 2013	$948	$948
Other Comprehensive Loss Before Reclassifications	(3,220)	(3,220)

Net Current-Period Other Comprehensive Loss	(3,220)	(3,220)

June 30, 2013	$(2,272)	$(2,272)

There were no reclassifications out of accumulated other comprehensive income (loss) during the three months ended June 30, 2013.

The following table presents the amounts reclassified out of each component of accumulated other comprehensive income (loss) for the nine months ended June 30, 2013:

Details about Accumulated Other Comprehensive Income (Loss) Components (dollars in thousands)	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)	Affected Line Item in the Statement Where Net Income is Presented
Gain on Sale of Mortgage-Backed Securities	$(69)	Gain on Sale of mortgage-backed securities
	27	Tax Expense

Total Reclassification for the Period	$(42)	Net of Tax

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 17 - Merger

On June 13, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with F.N.B. Corporation (“FNB”), the parent company of First National Bank of Pennsylvania (“FNB Bank”). Pursuant to the Merger Agreement, the Company will merge with and into FNB (the “Merger”). Promptly following consummation of the Merger, it is expected that Baltimore County Savings Bank will merge with and into FNB Bank. In the Merger, shareholders of the Company will receive 2.080 shares (the “Exchange Ratio”) of FNB common stock for each common share of the Company they own. Outstanding Company stock options and share awards relating to Company common shares will be converted into options and share awards relating to shares of FNB common stock upon consummation of the Merger, subject to adjustments based on the Exchange Ratio. Consummation of the Merger is subject to certain conditions, including, among others, approval of the Merger by the Company’s shareholders, the receipt of all required governmental filings and regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of each party, the performance in all material respects by each party of its obligations under the Merger Agreement, effectiveness of the registration statement to be filed by FNB with the SEC to register shares of FNB common stock to be offered to Company shareholders, receipt of tax opinions, and the absence of any injunctions or other legal restraints. Currently, the Merger is expected to be completed in the first calendar quarter of 2014.

The Company and FNB have become aware of the filing of a complaint on July 12, 2013 in Circuit Court in Baltimore County, Maryland, against the Company, each of the Company’s directors, and FNB. The complaint purports to be a class action filed on behalf of the holders of Company common stock arising from certain alleged actions by the named parties in connection with the previously announced proposed merger of the Company with and into FNB. The Company and FNB believe the factual allegations in the complaint are without merit and intend to defend vigorously against the allegations in the complaint.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

BCSB Bancorp, Inc.

Baltimore, Maryland

We have audited the consolidated statements of financial condition of BCSB Bancorp, Inc. and Subsidiaries (the “Company”) as of September 30, 2012 and 2011 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the two year period ended September 30, 2012. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2012 and 2011 and the consolidated results of their operations and their cash flows for the years in the two year period ended September 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stegman & Company

Baltimore, Maryland

December 28, 2012

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2012	2011
	(dollars in thousands except per share data)
Assets
Cash	$8,389	$8,139
Interest bearing deposits in other banks	11,501	12,839
Federal funds sold	31,034	39,130

Cash and cash equivalents	50,924	60,108

Investment securities, available for sale	4,628	6,919
Loans available for sale	806	—
Loans receivable, net of allowances of $5,470 and $4,768	334,810	364,843
Mortgage backed securities, available for sale	213,563	150,879
Foreclosed real estate	1,674	2,999
Premises and equipment, net	10,080	9,932
Premises and equipment, net, held for sale	208	—
Federal Home Loan Bank of Atlanta stock, at cost	959	1,124
Federal Reserve Bank stock, at cost	1,381	—
Bank owned life insurance	16,869	16,228
Accrued interest and other assets	9,197	11,824

Total assets	$645,099	$624,856

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$35,264	$30,121
Interest-bearing	531,092	519,893

Total deposits	566,356	550,014
Junior subordinated debentures	17,011	17,011
Other liabilities	6,593	5,872

Total liabilities	589,960	572,897

Commitments and contingencies (Notes 3, 4, 5, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17)

Stockholders’ Equity
Common stock (par value $.01 – 50,000,000 authorized, 3,188,665 and 3,192,119 shares issued and outstanding at September 30, 2012 and September 30, 2011, respectively)	32	32
Stock warrants	481	481
Additional paid-in capital	39,880	39,510
Obligation under rabbi trust	1,013	1,014
Retained earnings	14,041	12,241
Accumulated other comprehensive income, net of related deferred tax effect	1,511	583
Employee stock ownership plan	(855)	(937)
Stock held by rabbi trust	(964)	(965)

Total stockholders’ equity	55,139	51,959

Total liabilities and stockholders’ equity	$645,099	$624,856

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF OPERATIONS

	For Years Ended September 30,
	2012	2011
	(dollars in thousands except per share data)
Interest Income
Interest and fees on loans	$20,929	$22,909
Interest on mortgage backed securities	4,639	3,386
Interest and dividends on investment securities	373	413
Other interest income	130	227

Total interest income	26,071	26,935

Interest Expense
Interest on deposits	6,333	7,942
Other interest expense – debentures	644	608

Total interest expense	6,977	8,550

Net interest income	19,094	18,385
Provision for losses on loans	1,200	2,100

Net interest income after provision for losses on loans	17,894	16,285

Other Income
Total other-than-temporary impairment charges	(347)	(647)
Less: Portion included in other comprehensive income (pre-tax)	(23)	347

Net other-than-temporary impairment charges on securities available for sale	(370)	(300)
Gain on repossessed assets	455	7
Mortgage banking operations	108	139
Fees on transaction accounts	612	616
Income from bank owned life insurance	641	556
Miscellaneous income	1,004	984

Total other income	2,450	2,002

Non-Interest Expenses
Salaries and related expense	10,516	9,929
Occupancy expense	2,359	2,534
Data processing expense	1,312	1,735
Federal deposit insurance premiums	654	853
Property and equipment expense	552	599
Professional fees	511	657
Advertising	318	420
Telephone, postage and office supplies	311	308
Provision for loss on foreclosed real estate	—	334
Provision for loss on premises held for sale	150	—
Foreclosure and impaired loan expenses	416	299
Other expenses	525	668

Total non-interest expenses	17,624	18,336

Income (Loss) before income tax expense (benefit)	2,720	(49)
Income tax expense (benefit)	920	(165)

Net income	1,800	116
Preferred stock dividends and discount accretion	—	(573)

Net income (loss) available to common shareholders	$1,800	$(457)

Per Share Data:
Basic earnings (loss) per common share	$0.58	$(0.15)

Diluted earnings (loss) per common share	$0.56	(0.15)

Dividends per common share	$—	$—

The accompanying notes to consolidated financial statements are an integral part of these statements

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended September 30,
	2012	2011
	( in thousands)
Net income	$1,800	$116
Adjustment for loss on sale of mortgage-backed securities	(6)	—
Other comprehensive income net of tax:
Unrealized net holding gains on Available-for-sale portfolios, net of tax of $604 and $643, respectively	934	988

Comprehensive income	$2,728	$1,104

The accompanying notes to consolidated financial statements are an integral part of these statements

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2012 AND 2011

	Preferred Stock	Common Stock	Stock Warrants	Additional Paid-In Capital	Obligation Under Rabbi Trust	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Employee Stock Ownership Plan	Stock Held By Rabbi Trust	Total Stockholders’ Equity
	(dollars in thousands except per share data)
Balance – September 30, 2010	$10,469	$31	$481	$39,084	$1,002	$12,698	$(405)	$(1,017)	$(953)	$61,390
Preferred stock discount accretion	—	—			—	(332)	—	—	—	(332)
Repurchase of preferred stock	(10,469)									(10,469)
Newly authorized shares for MRP plan		1		(1)						—
Compensation under stock based benefit plans	—	—	—	427	—	—	—	80	—	507
Dividends on preferred stock					—	(241)	—	—	—	(241)
Acquisition of stock for rabbi trust					67	—			(67)	—
Distribution of stock for rabbi trust	—	—	—		(55)	—	—	—	55	—
Net income for the year ended September 30, 2011	—	—	—		—	116	—	—	—	116
Net change in unrealized gain on investment securities and mortgage backed securities, net of tax of $643	—	—	—		—	—	988	—	—	988

Balance – September 30, 2011	—	32	481	39,510	1,014	12,241	583	(937)	(965)	51,959
Compensation under stock based benefit plans	—	—	—	410	—	—	—	82	—	492
Repurchase of Common Stock				(40)						(40)
Acquisition of stock for rabbi trust					53				(53)	—
Distribution of stock for rabbi trust	—	—	—		(54)	—	—	—	54	—
Net income for the year ended September 30, 2012	—	—	—		—	1,800	—	—	—	1,800
Net change in unrealized gain on investment securities and mortgage backed securities, net of tax of $604	—	—	—		—	—	928	—	—	928

Balance – September 30, 2012	$—	$32	$481	$39,880	$1,013	$14,041	$1,511	$(855)	$(964)	$55,139

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Years Ended September 30,
	2012	2011
	(dollars in thousands)
Operating Activities
Net income	$1,800	$116
Adjustments to reconcile net income to net cash provided by operating activities
Loss on sale of mortgage-backed securities	6	—
Other-than-temporary impairment charges on securities available for sale	370	300
Accretion of deferred loan fees, net	(245)	(208)
Non-cash compensation under stock-based benefit plan	492	507
Provision for losses on loans	1,200	2,100
Amortization of purchase premiums and discounts, net	797	433
Provision for depreciation	729	706
Provision for loss on premises held for sale	150	—
Gain on sale of real estate and repossessed assets	(455)	(7)
Increase in cash surrender value of bank owned life insurance	(641)	(556)
Provision for losses on foreclosed real estate	—	334
Decrease in accrued interest and other assets	2,009	1,506
Gain on sale of loans	(138)	(173)
Loans originated for sale	(11,067)	(13,231)
Proceeds from loans sold	10,399	14,339
Increase in other liabilities	794	58

Net cash provided by operating activities	6,200	6,224

Cash Flows from Investing Activities
Purchase of bank owned life insurance	—	(17)
Proceeds from maturity of interest bearing deposits in other banks	—	100
Purchase of investment securities – available for sale	—	(15,600)
Proceeds from maturities of investment securities – available for sale	2,000	27,000
Net decrease in loans	27,852	18,038
Proceeds from sale of foreclosed real estate	3,006	—
Proceeds from sale of mortgage-backed securities – available for sale	1,225	—
Purchase of mortgage backed securities – available for sale	(103,022)	(100,238)
Principal collected on mortgage backed securities	39,775	15,628
Investment in premises and equipment	(1,234)	(2,813)
Redemption of Federal Home Loan Bank of Atlanta stock	165	255
Purchase of Federal Reserve Bank Stock	(1,433)	—
Redemption of Federal Reserve Bank Stock	52	—
Decrease in accounts payable trade date securities	—	(2,000)

Net cash (used) by investing activities	(31,614)	(59,647)

Cash Flows from Financing Activities
Net increase in deposits	$16,342	$15,648
Net (decrease) increase in advances by borrowers for taxes and insurance	(72)	25
Repurchase of common stock	(40)	—
Repurchase of preferred stock	—	(10,800)
Dividends paid on preferred stock	—	(241)

Net cash provided by financing activities	16,230	4,632

Decrease in cash and cash equivalents	(9,184)	(48,791)
Cash and cash equivalents at beginning of period	60,108	108,899

Cash and cash equivalents at end of period	$50,924	$60,108

Supplemental Disclosure of Cash Flows Information:
Cash paid during the period for:
Interest	$6,950	$8,464

Income taxes	$200	$595

Supplemental Disclosure of Non-cash investing activity:
Transfer from loans to real estate owned	$1,226	$3,333

Transfer from real estate owned to loans	$650	$—

Transfer from premises and equipment to premises and equipment held for sale	$208	$—

The accompanying notes to consolidated financial statements are an integral part of these statements

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation – BCSB Bancorp, Inc. (the “Company”) owns 100% of Baltimore County Savings Bank, and its subsidiaries (the “Bank”). The Bank owns 100% of Ebenezer Road, Inc. and Lyons Properties, LLC. The accompanying consolidated financial statements include the accounts and transactions of these companies on a consolidated basis since the date of incorporation. All intercompany transactions have been eliminated in the consolidated financial statements. Ebenezer Road, Inc. sells insurance products and Lyons Properties, LLC holds real estate owned through foreclosure or deeds in leiu of foreclosure.

Business – The Company’s primary purpose is ownership of the Bank. The Bank’s primary business activity is the acceptance of deposits from the general public in its market area and using the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal and State agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Financial Statement Presentation – The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, valuations of foreclosed real estate, intangible assets, deferred income taxes and other-than-temporary impairment of investment securities.

Investments Securities and Mortgage Backed Securities – We designate securities into one of three categories at the time of purchase. Debt securities that we have the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Debt and equity securities are classified as trading securities if bought and held principally for the purpose of selling them in the near term. Trading securities are reported at the estimated fair value, with unrealized gains and losses included in earnings. Debt securities not classified as held to maturity and debt and equity securities not classified as trading securities are considered available for sale and are reported at estimated fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity, net of tax effects, in accumulated other comprehensive income.

Estimated fair value is determined based on bid prices received from third party pricing services. Gains or losses on the sale of investments are calculated using a specific-identification basis and are determined on a trade-date basis. Premiums and discounts on investment and mortgage-backed securities are amortized over the expected life of the security using the interest method.

A decline in the fair value of any available for sale or held to maturity security, below cost, that is deemed to be other than temporary, results in a reduction in the carrying amount to fair value. The impairment loss is bifurcated between that related to credit loss which is recognized in non-interest income and that related to all other factors which is recognized in other comprehensive income. To determine whether an impairment is other than temporary, the Company considers, among other thinks, the duration and the extent to which the fair value of an investment is less than its cost, changes in value subsequent to year end, forecast performance of the issuer, and whether the Company has the intent to hold the investment until market price recovery, or for debt securities whether the Company has the intent to sell the security or more likely than not will be required to sell the debt security before its anticipated recovery

Restricted Stock Investments – The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Atlanta (“FHLB”) in

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies – continued

varying amounts based on balances of outstanding home loans and on amounts borrowed from the FHLB. Because no ready market exists for this stock and it has no quoted market value, the Bank’s investment in this stock is carried at cost.

The Bank, as a state member of the Federal Reserve Bank must subscribe in capital stock in its district in an amount equal to six percent of its combined capital and surplus (but excluding retained earnings). Three percent of this amount must be paid in and the remaining three percent is on call.

Loans Receivable – Loans receivable are stated at unpaid principal balances, less undisbursed portion of loans in process, unearned interest on consumer loans, deferred loan origination fees and the allowance for loan losses, since management has the ability and intention to hold them to maturity.

Interest income is accrued on the unpaid principal balance. Loan origination fees and certain direct loan origination costs are deferred and recognized by the interest method over the contractual life of the related loan as an adjustment of yield.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful or when payment of principal and interest has become ninety days past due unless the obligation is well secured and in the process of collection. Specifically, interest payments received are recognized as interest income or, if the ultimate collectability of principal is in doubt, are applied to principal. .A loan is considered past due or delinquent when a contractual payment is not paid in the month it is due.

Loans Held for Sale – Loans held for sale are carried at lower of cost or market value in the aggregate. Market value is derived from secondary market quotations for similar instruments. Net unrealized losses are recognized through a valuation allowance by charges to income.

Allowance for Losses on Loans – An allowance for losses on loans is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans and prior loan loss experience. The allowance consists of specific and general reserve components. For individual loans that are classified as impaired, an allowance is established when the collateral value, less estimated selling costs, of the impaired loan is lower than the carrying amount of that loan. The general reserve component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

Loans deemed to be uncollectible are charged against the allowance for losses on loans and subsequent recoveries, if any, are credited to the allowance. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers’ ability to pay. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the state of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

In accordance with the provisions of FASB’s accounting standards codification, (“FASB ASC”) Topic 310 “Receivables,” the Bank determines and recognizes impairment of certain loans. A loan is determined to be impaired when, based on current information and events, it is probable that the Bank will be unable to

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies – continued

collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Bank expects to collect all amounts due, including past-due interest. The Bank generally considers a period of delay in payment to include delinquency up to and including 90 days. The accounting codification requires that impaired loans be measured at the present value of its expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

ASC Topic 310 is generally applicable for all loans except large groups of smaller-balance homogeneous loans that are evaluated collectively for impairment, including residential first and second mortgage loans and consumer installment loans. Impaired loans are therefore generally comprised of commercial mortgage real estate development and certain restructured residential loans, including residential rental investor properties.

In addition, impaired loans are generally loans which management has placed in non-accrual status since loans are placed in non-accrual status on the earlier of the date that management determined that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past due. The Bank recognized interest income for impaired loans consistent with its method for non-accrual loans. Specifically, interest payments received are recognized as interest income or, if the ultimate collectability of principal is in doubt, are applied to principal.

Foreclosed Real Estate – Real estate acquired through foreclosure is recorded at the lower of cost or fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as previously described in Allowance for Loan Losses. In the event of a subsequent decline, management provides an additional allowance to reduce real estate acquired through foreclosure to its fair value less estimated disposal cost. Costs relating to holding such real estate are charged against income in the current period while costs relating to improving such real estate are capitalized until a saleable condition is reached.

Loan Servicing and Mortgage Servicing Rights – The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated by calculating the net present values of the cash flows over the life of the loans. Impairment is determined on a loan by loan basis. The amount of impairment recognized, if any, is the amount by which the capitalized mortgage servicing rights for a loan exceeds its fair value.

Following is an analysis of the change in mortgage servicing rights for loans originated and sold during the year and the unamortized balance and change in mortgage servicing rights from loans originated and sold in prior periods:

	2012	2011
	(dollars in thousands)

Balance October 1,	$110	$212
Capitalized	—	—
Allowance for loss on Mortgage Servicing Rights	—	(22)
Amortization	(58)	(80)

Balance September 30,	$52	$110

Premises and Equipment – Premises and equipment are recorded at cost. Depreciation is computed on the straight-line method, based on the useful lives of the respective assets.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies – continued

Premises and Equipment, held for sale – Premises and equipment held for sale are recorded at net realizable value. The Board of Directors of Baltimore County Savings Bank recently made a decision to close the Hamilton branch and consolidate it into the Carney Branch. It is more likely than not that the building will be sold in the near future. Accordingly, the facility has been separately categorized as held for sale.

Income Taxes – Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The provisions of Accounting for Uncertainty in Income Taxes, codified within FASB ASC 740 “ Income Taxes,” prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement for a tax position taken or expected to be taken in a tax return, FASB ASC 740 also provides guidance on derecognition, classifications, interest and penalties, accounting in interim periods, disclosure and transition. Tax positions must meet a more-likely-than-not recognition threshold in order for the related tax benefit to be recognized or continue to be recognized. As of September 30, 2012, 2011 and 2010, there were no unrecognized tax benefits. The Company does not anticipate the total amount of unrecognized tax benefits to significantly change within the next 12 months. The Company recognizes interest and penalties on income tax assessments or income tax refunds, where applicable, in the financial statements as a component of its provision for income taxes. The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and city jurisdictions. The Company is no longer subject to federal and state income tax examinations for tax years prior to 2009.

Transfers of Financial Assets – Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Significant Group Concentrations of Credit Risk – Most of the Bank’s activities are with customers located within the greater Baltimore metropolitan area. The Bank does not have any significant concentrations to any one industry or customer.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies – continued

Earnings Per Share – Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. The basic and diluted weighted average shares outstanding for the years ended September 30, 2012 and 2011 are as follows:

	2012
	Income (Loss) (Numerator)	Shares (Denominator)	Per Share Amount
	(in thousands except per share data)
Basic EPS
Income to shareholders	$1,800	3,102
Less preferred dividend	—

Income available to common shareholders	1,800	3,102	$0.58

Diluted EPS
Effect of dilutive shares	—	96	(.02)

Income available to common shareholders	$1,800	3,198	$0.56

	2011
Basic EPS
Income to shareholders	$116	2,993
Less preferred dividend	(573)

Loss available to common shareholders	(457)	2,993	$(0.15)

Diluted EPS
Effect of dilutive shares	—	70	—

Loss available to common shareholders	$(457)	3,063	$(0.15)

Options to purchase 60,454 shares which were outstanding at September 30, 2012 and 45,402 shares which were outstanding September 30, 2011, were not included in the computation of diluted EPS because the effect would have been anti-dilutive.

Statement of Cash Flows – In the statement of cash flows, cash and cash equivalents include cash, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit with an original maturity date less than ninety days.

Employee Stock Ownership Plan – The Company accounts for its Employee Stock Ownership Plan (“ESOP”) in accordance with FASB’s accounting standards codification (See Note 12). Allocated ESOP shares are considered to be outstanding for the computation of EPS as they are committed to be released.

Rabbi Trust – The Company established a rabbi trust to fund certain benefit plans. The Company accounts for these plans in accordance with FASB’s accounting standards codification guidance. Until the plan benefits are paid, creditors may make claims against the assets if the Company becomes insolvent.

Advertising – All advertising costs are expensed as incurred.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies – continued

Share-Based Compensation – Compensation expense for awards of equity instruments is recognized on a straight-line basis over the requisite service period based on the grant date fair value estimated in accordance with the provision of Financial Accounting Standards Board (“FASB”) Accounting Standards Codifications (“ASC”) 718 “Compensation-Stock Compensation”’ Share-based compensation expense is included in Salaries and Related expenses in the consolidated statements of operations. The grant date fair value of stock options is estimated using the Black-Scholes option pricing model using assumptions for the expected option term, expected price volatility, risk-free interest rate, and expected dividend yield.

Segment Reporting – The Company acts as an independent community financial services provider, offering traditional banking and related financial services to individuals and business customers. The Bank offers a full array of commercial and retail financial services through its branch and automated teller machine networks. This includes taking time, savings and demand deposits, making of commercial, consumer and mortgage loans, and providing other financial services.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and mortgage banking operations of the Bank. As such, segregated financial information is not available and segment reporting would not be meaningful.

Guarantees – The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year, which can be renewed depending upon the circumstances of the projects’ progress. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company generally holds collateral and/or personal guarantees supporting these commitments. The Company has $390,000 of standby letters of credit as of September 30, 2012. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payment required under the corresponding guarantees. The current amount of the liability as of September 30, 2012 for guarantees under standby letters of credit issued is not material.

Comprehensive Income – Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities net of taxes, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income.

Bank Owned Life Insurance – The Company purchased single-premium life insurance policies on certain employees of the Company. Appreciation in the cash surrender value of the insurance policies is classified in non-interest income.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies – continued

Core Deposit Intangible – The Company recognized a core deposit intangible as a result of the merger with WHG Bancshares Corporation in 2002. This deposit base is assumed to decay over time as funds are withdrawn by customers. Amortization is calculated using algebraic formulas taking into account current portfolio costs and the current short term LIBOR.

(dollars in thousands)	As of September 30, 2012	As of September 30, 2011
Core Deposit Intangible	$630	$630
Accumulated Amortization	(593)	(579)

Net Balance	$37	$51

Aggregate Amortization Expense
For the year ended September 30, 2012	$14
For the year ended September 30, 2011	24

Estimated Amortization Expense
For the year ending September 30, 2013	13
For the year ending September 30, 2014	12
For the year ending September 30, 2015	12

Recent Accounting Pronouncements – In April, 2011, the FASB issued ASU No. 2011 -03, “Reconsideration of Effective Control for Repurchase Agreements.” ASU No. 2011 -03 affects all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The amendments in ASU No. 2012 -03 remove from the assessment of effective control the criterion relating to the transferor’s ability to repurchase or redeem financial assets on substantially the agreed terms, even in the event of default by the transferee. ASU No. 2012 -03 also eliminates the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets. The guidance was effective for the Company’s reporting period ended June 30, 2012. The guidance was applied prospectively to transactions or modifications of existing transaction that occur on or after January 1, 2012 and did not have a material impact on the Company’s statements of income and condition.

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures About Offsetting Assets and Liabilities.” This project began as an attempt to converge the offsetting requirements under U.S. GAAP and IFRS. However, as the Boards were not able to reach a converged solution with regards to offsetting requirements, the Boards developed convergent disclosure requirements to assist in reconciling differences in the offsetting requirements under U.S. GAAP and IFRS. The new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. ASU No. 2011-11 also requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. ASU No. 2011-11 is effective for interim and annual reporting periods beginning on or after January 1, 2013. As the provisions of ASU No. 2011-11 only impact the disclosure requirements related to the offsetting of assets and liabilities, the adoption will have no impact on the Company’s Consolidated Financial Statements.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies – continued

Recent Developments

The Board of Directors of Baltimore County Savings Bank recently made a decision to close the Hamilton branch and consolidate it into the Carney Branch. It is more likely than not that the building will be sold in the near future. Accordingly, the facility has been separately categorized as held for sale. In connection with this transaction, the Company recorded a provision for loss on premises held for sale of $150,000 during the twelve months ended September 30, 2012.

Note 2 - Investment Securities Available for Sale

The amortized cost and estimated fair values of investment securities available for sale are as follows as of September 30, 2012 and, 2011.

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:

September 30, 2012
Corporate Bonds	$4,880	$—	$(352)	$4,528
Equity Investments	100	—	—	100

	$4,980	$—	$(352)	$4,628

September 30, 2011
US Government and Agency securities	$2,000	1	—	$2,001
Corporate Bonds	4,880	—	(62)	4,818
Equity Investments	100	—	—	100

	$6,980	$1	$(62)	$6,919

There were no sales of available for sale investment securities during the fiscal years ended September 30, 2012 or 2011.

The equity investment is carried at amortized cost. This represents stock owned by the Company in one local banking company.

Below is a schedule of investment securities with unrealized losses as of September 30, 2012 and 2011 and the length of time the individual security has been in a continuous unrealized loss position.

	September 30, 2012
	Less than 12 months		12 months or more		Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate Bonds	$—	$—	$4,528	$(352)	$4,528	$(352)

Total temporarily impaired securities	$—	$—	$4,528	$(352)	$4,528	$(352)

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Investment Securities Available for Sale – continued

	September 30, 2011
	Less than 12 months		12 months or more		Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate Bonds	$3,442	$(58)	$1,376	$(4)	$4,818	$(62)

Total temporarily impaired securities	$3,442	$(58)	$1,376	$(4)	$4,818	$(62)

At September 30, 2012 and September 30, 2011 the Company had two investment securities in an unrealized loss position.

The following is a summary of investment securities by maturity:

	September 30, 2012
(in thousands)	Amortized Cost	Fair Value
Available for sale:

Corporate Bonds
Due within 12 months	$—	$—
Due beyond 12 months but within five years	1,380	1,332
Due beyond five years but within ten years	3,500	3,196
Due beyond ten years	—	—

Total Corporate Bonds	4,880	4,528

Total Investment Securities	$4,880	$4,528

Note 3 - Loans Receivable

Loans receivable at September 30, 2012 and 2011 consist of the following:

	September 30,
(in thousands)	2012	2011
Single-family residential mortgages	$76,823	$92,924
Single-family rental property loans	62,111	64,715
Commercial real estate loans	141,364	142,630
Construction loans	21,396	29,377
Commercial loans secured	71	501
Commercial loans unsecured	60	69
Commercial lease loans	20	312
Commercial lines of credit	9,952	7,919
Automobile loans	437	1,009
Home equity lines of credit	32,840	33,649
Other consumer loans	1,714	2,007

	346,788	375,112

Less - undisbursed portion of loans in process	(6,467)	(5,304)
- unearned interest	(3)	(4)
- deferred loan origination fees and costs	(38)	(193)
- allowance for loans losses	(5,470)	(4,768)

	$334,810	$364,843

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable – continued

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank’s lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A significant portion of the Bank’s loans receivable include mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers’ creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 80% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for multifamily residential, commercial and construction loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects. It is the Bank’s strategy to sell most residential loan originations into the secondary market.

Automobile loans are secured by vehicles and home equity loans are secured by subordinated liens on real estate properties. Repayments of automobile loans and home equity loans are expected primarily from the cash flows of the borrowers.

Non-accrual loans totaled approximately $13.1 million, and $17.6 million, at September 30, 2012 and 2011, respectively. As of September 30, 2012, $2.0 million of loan loss allowances were allocated to all loans classified as impaired. At September 20, 2011, $1.1 million of loan loss allowances were allocated to all loans classified as impaired. Assets classified as troubled debt restructurings are included in nonperforming assets. The total of troubled debt restructurings are $9.3 million, of which $7.2 million are not delinquent based on their revised terms. Reporting guidance requires disclosure of these loans as non-performing even though they are current in terms of principal and/or interest payments.

Interest income that would have been recorded under the original terms of non-accrual loans and the interest actually recognized for the years ended September 30, are summarized below:

(in thousands)	Years Ended September 30,
	2012	2011
Interest income that would have been recognized	$1,065	$1,178
Interest income recognized	439	745

Interest income not recognized	$626	$433

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, officers, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The following table presents a summary of the activity of loans receivable from related parties:

(in thousands)	Years Ended September 30,
	2012	2011
Beginning balance	$254	$290
New loans	31	—
Loan repayments	(29)	(36)

Ending balance	$256	$254

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable – continued

The Bank services loans for others. The amount of such loans serviced at September 30, 2012 and 2011 was $19.8 million and $25.6 million, respectively. At September 30, 2012 and 2011, the Bank had no loans sold with recourse.

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $216,000 and $290,000 at September 30, 2012 and 2011, respectively.

The Bank is a party to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments are standby letters of credit, lines of credit and commitments to fund mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement the Bank has in this class of financial instruments and represents the Bank's exposure to credit loss from nonperformance by the other party. Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose Contract Amounts Represents Credit Risk	Contract Amount at September 30,
(in thousands)	2012	2011
Standby letters of credit	$390	$401
Commercial lines of credit	6,670	8,265
Home equity lines of credit	24,850	24,887
Loan commitments, fixed rates	10,758	6,592
Overdraft protection lines of credit	705	679

Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to a third party. Those guarantees are issued primarily to support private borrowing arrangements, generally limited to real estate transactions. In most instances, standby letters of credit are collateralized. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Home equity and commercial lines of credit are loan commitments to individuals and companies and have fixed expiration dates as long as there is no violation of any condition established in the contract. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

Rates on mortgage loan commitments for fixed rate loans ranged from 3.25% to 3.625% at September 30, 2012. There were two single family residential mortgage loan commitments for fixed rate loans at September 30, 2012. There were no single family residential mortgage loan commitments for variable rate loans or fixed rate home equity commitments at September 30, 2012 and 2011. Rates on home equity loan commitments, for variable rate loans, range from prime minus 1/2% to prime, with some having a floor of 4.0%.

Rates on commercial loan commitments for fixed rate loans ranged from 4.75% to 5.50% and 6.16% to 6.75% at September 30, 2012 and 2011, respectively. There were no commercial loan commitments with variable rates at September 30, 2012, or September 30, 2011.

No amount was recognized in the statement of financial condition at September 30, 2012 and 2011, as liability for credit loss nor was any liability recognized for fees received for standby letters of credit.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans

Classes

For purposes of determining the allowance for loan losses, the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: residential real estate loans, commercial, construction, home equity loans, automobile loans and other consumer loans. The company also separates these segments into classes based on the associated risks within these segments. Commercial loans are divided into the following five classes: construction, land acquisition and development, commercial loans secured by real estate, commercial loans unsecured and leases. Residential loans are divided into two classes, residential owner occupied and residential rental properties. Each class of loan requires significant judgment to determine the estimation method that fits the credit risk characteristics of its portfolio segment. Management must use judgment in establishing additional input metrics for the modeling process. Historical loss percentages are also utilized to assist in projecting potential future losses.

Based on credit risk assessment and management’s analysis of leading predictors of losses, additional loss multipliers are applied to loan balances. During the period management has applied additional loss estimations based on the current environmental factors, geographical concentrations, the state of the local economy and current bankruptcy rates.

Impaired loans are reviewed individually for potential loss. In instances where loan balances exceed estimated realizable values, specific loss allocations are identified and established.

Under our methodology for calculating the allowance for loan losses, loss rates are determined for the following loan pools: construction, residential owner occupied, residential non-owner occupied, home equity loans, loan acquisition and development, secured commercial loans, unsecured commercial loans, leases and consumer loans. Loss rates are then applied to loan balances of these portfolio segments exclusive of loans with specific loss allocations that were reviewed individually. This methodology provides an in-depth analysis of the Bank’s portfolio and reflects the probable inherent losses within it. Reserve allocations are then reviewed and consolidated. This process is performed on a quarterly basis.

During the twelve months ended September 30, 2012, we modified our loss reserve assessment approach to expand analysis of loss rates from a period of the previous one year to the prior two years on a rolling quarter-to-quarter basis. The result was then annualized and applied to loan pools specified above. Also during the twelve months ended September 30, 2012, the Company isolated a segment of the loan portfolio, residential non-owner occupied loans, to perform more detailed analysis for potential losses.

A two year look back period of charge-off experience is considered to more reasonably approximate current loss exposure within the portfolio. As mentioned above, we also employed a more detailed approach in reviewing residential non-owner occupied loans during the twelve months ended September 30, 2012. Loss rates for this category have been noticeably higher than other types of loans. Additionally, geographic concentration is considered to be more of a risk factor for this type of product. Loans within this category are segregated by internal risk ratings, with higher reserves allocated as risk ratings reflect more potential for loss.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

The Allowance for Losses and Recorded Investment in loans for the twelve months ended September 30, 2012 are as follows:

Allowance for Losses on Loans

For the period ended September 30, 2012

(Dollars in thousands)

	Residential Loans	Non- Owner Occupied Residential Loans	Commercial Loans	Construction Loans	Home Equity Loans	Automobile Loans	Other Consumer Loans	Total Loans
Twelve Months ended September 30, 2012
Allowance for losses on loans:
Beginning Balance	$205	$1,595	$1,513	$1,267	$168	$—	$20	$4,768
Charge-Offs	(9)	(513)	(35)	—	—	—	(14)	(571)
Recoveries	1	5	16	—	—	—	51	73
Provisions	(57)	1,145	(17)	225	(49)	—	(47)	1,200

Ending Balance	$140	$2,232	$1,477	$1,492	$119	$—	$10	$5,470

Ending balance individually evaluated for impairment	$1,163	$7,135	$5,560	$8,267	$210	$—	$—	$22,335	(1)

Ending balance collectively evaluated for impairment	$75,660	$54,976	$145,907	$13,129	$32,630	$437	$1,714	$324,453	(1)

Ending Allowance balance for loans individually evaluated for impairment	$—	$840	$111	$1,071	$—	$—	—	$2,022

Ending Allowance balance for loans collectively evaluated for impairment	$140	$1,392	$1,366	$421	$119	$—	$10	$3,448

(1)	Balances are not adjusted for individual portions of loans in process, unearned interest, deferred loan origination fees and costs and allowance for loan losses.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

The Allowance for Losses on Loans and Recorded Investment in loans for the twelve months ended September 30, 2011 are as follows:

Allowance for Losses on Loans

For the period ended September 30, 2011

(Dollars in thousands)

	Residential Loans	Non- Owner Occupied Residential Loans	Commercial Loans	Construction Loans	Home Equity Loans	Automobile Loans	Other Consumer Loans	Total Loans
Twelve Months ended September 30, 2011
Allowance for losses on Loans:
Beginning Balance	$105	$74	$5,380	$906	$108	$61	$—	$6,634
Charge-Offs	—	(1,385)	(2,247)	(366)	—	(28)	(20)	(4,046)
Recoveries	—	—	—	—	—	80	—	80
Provisions	100	2,906	(1,620)	727	60	(113)	40	2,100

Ending Balance	$205	$1,595	$1,513	$1,267	$168	$—	$20	$4,768

Ending balance individually evaluated for impairment	$6,008	$1,627	$5,361	$4,534	$80	$—	$20	$17,630	(1)

Ending balance collectively evaluated for impairment	$86,916	$63,088	$146,070	$24,843	$33,569	$1,009	$1,987	$357,482	(1)

Ending Allowance balance for loans individually evaluated for impairment	$—	$566	$88	$451	$—	$—	$20	$1,125

Ending Allowance balance for loans collectively evaluated for impairment	$646	$587	$1,426	$816	$168	$—	$—	$3,643

(1)	Balances are not adjusted for individual portions of loans in process, unearned interest, deferred loan origination fees and costs and allowance for loan losses.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Credit Quality Indicators

The Company has several credit quality indicators to manage credit risk in an ongoing manner. The Company’s primary credit quality indicators are to use an internal credit risk rating system that categorizes loans and leases into pass, special mention, or classified categories. Credit risk ratings are applied individually to those classes of loans and leases that have significant or unique credit characteristics that benefit from a case-by-case evaluation. These are typically loans and leases to businesses or individuals in the classes which comprise the commercial portfolio segment. Groups of loans and leases that are underwritten and structured using standardized criteria and characteristics, such as statistical models (e.g., credit scoring or payment performance), are typically risk rated and monitored collectively. These are typically loans and leases to individuals in the classes which comprise the consumer portfolio segment.

The following are the definitions of the Company’s credit quality risk ratings:

Pass

Asset is of sufficient quality to not warrant any mention whatsoever.

Special Mention

These credit facilities have potential developing weaknesses that deserve extra attention from management. This classification may be warranted if a developing weakness is evident that is associated with the ability of the borrower to repay. If a developing weakness is not corrected or mitigated, there may be deterioration in the ability of the borrower to repay the bank’s debt in the future. This grade should not be assigned to loans that bear certain peculiar risks normally associated with the type of financing involved, unless circumstances have caused the risk to increase to a level higher than would have been acceptable when the credit was originally approved.

Substandard

Loans and other credit extensions bearing this grade are considered to be inadequately protected by the current net worth and debt service capacity of the borrower or of any pledged collateral. These obligations, even if apparently protected by collateral value, have well-defined weaknesses related to adverse financial, managerial, economic, market, or political conditions that have clearly jeopardized repayment of principal and interest as originally intended. Furthermore, there is the possibility that some future loss will be sustained by the bank if such weaknesses are not corrected. Clear loss potential, however, does not have to exist in any individual assets classified as substandard.

Doubtful

Loans and other credit extensions classified as doubtful have all the weaknesses inherent in those substandard with the added characteristic that the severity of the weaknesses makes collection or liquidation in full highly questionable or improbable based upon currently existing facts, conditions and values. The probability of some loss is extremely high, but because of certain important and reasonably specific factors, the amount of loss cannot be determined. Such pending factors could include merger or liquidation, additional capital injection, refinancing plans, or perfection of liens on additional collateral. Loans in this classification should be placed in non-accrual status, with collections applied to principal on the bank’s books.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Loss

Loans in this classification are considered uncollectible and cannot be justified as a viable asset of the Bank. This classification does not mean the loan has absolutely no recovery value, but that it is neither practical nor desirable to defer writing off this loan even though partial recovery may be obtained in the future. A portion of a loan may also be assigned this rating since the Bank may determine that the balance of the loan is collectable.

The risk ratings of loans as of September 30, 2012 and 2011 are as follows:

September 30, 2012

(Dollars in thousands)

	Residential Loans	Non- Owner Occupied Residential Loans	Commercial Loans	Construction Loans	Home Equity Loans	Automobile Loans	Other Consumer Loans	Total
Grade
Pass	$76,166	$49,817	$141,413	$13,129	$32,840	$437	$1,714	$315,516
Special Mention	119	3,824	2,465	—	—	—	—	6,408
Substandard	538	8,470	7,589	8,267	—	—	—	24,864
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—

Total	$76,823	$62,111	$151,467	$21,396	$32,840	$437	$1,714	$346,788	(1)

September 30, 2011

(Dollars in thousands)

	Residential Loans	Non- Owner Occupied Residential Loans	Commercial Loans	Construction Loans	Home Equity Loans	Automobile Loans	Other Consumer Loans	Total
Grade
Pass	$91,083	$57,788	$146,336	$19,721	$33,322	$1,009	$1,987	$351,246
Special Mention	1,243	3,999	1,121	5,562	109	—	—	12,034
Substandard	598	2,928	3,974	4,094	218	—	20	11,832
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—

Total	$92,924	$64,715	$151,431	$29,377	$33,649	$1,009	$2,007	$375,112	(1)

(1)	Balances exclude Loans in Process “LIP” and Deferred loan fees.

Single-Family Residential Real Estate Lending. The Bank historically has been and continues to be an originator of single-family, residential real estate loans in its market area. The Bank has never participated in the origination of sub-prime lending and, accordingly, has no direct exposure to this type of lending within its loan

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

portfolio. The Bank originates fixed-rate mortgage loans at competitive interest rates. Due to interest rate risk considerations, the Bank has employed a strategy of selling most fixed-rate single-family residential mortgage loans originated into the secondary market.

A small portion of the Bank’s single-family mortgage loans carry adjustable rates. After the initial term, the rate adjustments on the Bank’s adjustable-rate loans are indexed to a rate which adjusts per loan terms based upon changes in an index based on the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year, as made available by the Federal Reserve Board. The interest rates on most of the Bank’s adjustable-rate mortgage loans are adjusted once a year, and the Bank offers loans that have an initial adjustment period of one, three or five years. The maximum adjustment is 2% per adjustment period with a maximum aggregate adjustment of 6% over the life of the loan. All of the Bank’s adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, known as “negative amortization.”

The retention of adjustable-rate loans in the Bank’s portfolio helps reduce the Bank’s exposure to increases in prevailing market interest rates. However, there are unquantifiable credit risks resulting from potential increases in costs to borrowers in the event of upward repricing of adjustable-rate loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate loans may increase due to increases in interest costs to borrowers. Further, although adjustable-rate loans allow the Bank to increase the sensitivity of its interest-earning assets to changes in interest rates, the extent of this interest sensitivity is limited by the initial fixed-rate period before the first adjustment and the lifetime interest rate adjustment limitations. Accordingly, there can be no assurance that yields on the Bank’s adjustable-rate loans will fully adjust to compensate for increases in the Bank’s cost of funds. Finally, adjustable-rate loans increase the Bank’s exposure to decreases in prevailing market interest rates, although decreases in the Bank’s cost of funds tend to offset this effect.

Single-Family Rental Property Loans. The Bank also offers single-family residential mortgage loans secured by properties that are not owner-occupied, although management has decided to limit future origination volume for this loan product. Single-family residential mortgage loans secured by nonowner-occupied properties are made on a five year fixed-rate or an adjustable-rate basis and carry interest rates above the rates charged on comparable loans secured by owner-occupied properties. The maximum term on such loans is generally 5 years with amortizations up to 25 years.

Commercial Real Estate Lending. The Bank’s commercial real estate loan portfolio includes loans to finance the acquisition of office buildings, churches, commercial office condominiums, shopping centers, hospitality, and commercial and industrial buildings. Such loans generally range in size from $100,000 to $5 million. Commercial real estate loans are originated on a fixed-rate or adjustable-rate basis with terms of 5 to 10 years and with amortizations of up to 25 years.

Commercial real estate lending entails significant additional risks as compared with single-family residential property lending. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project, retail establishment or business. These risks can be significantly impacted by supply and demand conditions in the market for office and retail space and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, the Bank generally limits itself to its market area or to borrowers with which it has prior experience or who are otherwise known to the Bank. It

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

is the Bank’s policy generally to obtain annual financial statements of the business of the borrower or the project for which commercial real estate loans are made. In addition, in the case of commercial real estate loans made to a legal entity, the Bank seeks, whenever possible, to obtain personal guarantees and annual financial statements of the principals of the legal entity.

Construction Lending. A portion of the Bank’s construction loans are originated for the construction of owner-occupied, single-family dwellings in the Bank’s primary market area. Residential construction loans are offered primarily to individuals building their primary or secondary residence. Generally, loans to owner/occupants for the construction of owner-occupied, single-family residential properties are originated in connection with the permanent loan on the property and have a construction term of up to 12 months. Such loans are offered on fixed rate terms. Interest rates on residential construction loans made to the owner/occupant have interest rates during the construction period equal to the same rate on the permanent loan selected by the customer. Interest rates on residential construction loans to builders are set at the prime rate plus a margin of between 0% and 1.5%, typically with interest rate floors. Interest rates on commercial construction loans are based on the prime rate plus a negotiated margin of between 0% and 1.5% and adjust monthly, typically with interest rate floors with construction terms generally not exceeding 18 months. Advances are made on a percentage of completion basis. Prior to making a commitment to fund a loan, the Bank requires both an appraisal of the property by appraisers approved by the Board of Directors and a study of projected construction costs. The Bank also reviews and inspects each project at the commencement of construction and as needed prior to disbursements during the term of the construction loan.

On occasion, the Bank makes acquisition and development loans to local developers to acquire and develop land for sale to builders who will construct single-family residences. Acquisition and development loans, which are considered by the Bank to be construction loans, are made at a rate that adjusts monthly, based on the prime rate plus a negotiated margin, typically with interest rate floors for terms of up to three years. Interest only is paid during the term of the loan, and the principal balance of the loan is paid down as developed lots are sold to builders. Generally, in connection with acquisition and development loans, the Bank issues a letter of credit to secure the developer’s obligation to local governments to complete certain work. If the developer fails to complete the required work, the Bank would be required to fund the cost of completing the work up to the amount of the letter of credit. Letters of credit generate fee income for the Bank but create additional risk.

Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate and the borrower is unable to meet the Bank’s requirements of putting up additional funds to cover extra costs or change orders, then the Bank work with the customer to resolve the financial issue. The Bank has sought to minimize this risk by limiting construction lending to qualified borrowers (i.e., borrowers who satisfy all credit requirements and whose loans satisfy all other underwriting standards which would apply to the Bank’s permanent mortgage loan financing for the subject property) in the Bank’s market area. On loans to builders, the Bank works only with selected builders and carefully monitors the creditworthiness of the builders.

Commercial Lines of Credit. The Bank provides commercial lines of credit to businesses within the Bank’s market area. These loans are secured by business assets, including real property, equipment, automobiles and consumer leases. Generally, all loans are further personally guaranteed by the owners of the business. The

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

commercial lines have adjustable interest rates tied to the prime rate, typically with interest rate floors and are offered at rates from prime plus 0% to prime plus 3.5%, typically with interest rate floors.

Consumer Lending. The consumer loans currently in the Bank’s loan portfolio consist of automobile loans, home equity lines of credit and loans secured by savings deposits.

Automobile loans are secured by both new and used cars and, depending on the creditworthiness of the borrower, may be made for up to 110% of the “invoice price” or clean “black book” value, whichever is lower, or, with respect to used automobiles, the loan values as published by a wholesale value listing utilized by the automobile industry. Automobile loans are made directly to the borrower-owner. New and used cars are financed for a period generally of up to six years, or less, depending on the age of the car. Collision insurance is required for all automobile loans. The Bank also maintains a blanket collision insurance policy that provides insurance for any borrower who allows their insurance to lapse.

The Bank originates second mortgage loans and home equity lines of credit. Second mortgage loans are made at fixed rates and for terms of up to 15 years. The Bank’s home equity lines of credit currently have adjustable interest rates tied to the prime rate and are currently offered at the prime rate minus  1⁄4% with a floor of 4%. The interest rate may not adjust to a rate higher than 24%. The home equity lines of credit require monthly payments until the loan is paid in full, with a loan term not to exceed 30 years. The minimum monthly payment is the outstanding interest. Home equity lines of credit are secured by subordinate liens against residential real property. The Bank requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least sufficient to cover its loan.

The Bank makes savings account loans for up to 90% of the depositor’s savings account balance. The interest rate is normally 3.0% above the rate paid on the related savings account, and the account must be pledged as collateral to secure the loan. Interest generally is billed on a quarterly basis.

Consumer lending usually affords the Bank the opportunity to earn yields higher than those obtainable on single-family residential lending. However, consumer loans entail greater risk than residential mortgage loans, particularly in the case of loans which are unsecured or secured by rapidly depreciable assets. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by events such as job loss, divorce, illness or personal bankruptcy.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Impaired loans for the twelve months ended September 30, 2012 are as follows:

Impaired Loans

As of September 30, 2012

(Dollars in thousands)

	Recorded Investment	Unpaid Principal Balance	Related Allowance
Loans without specific valuation allowances:
Residential Loan	$1,163	$1,163	$—
Non-Owner Occupied Residential Loans	2,123	2,123	—
Commercial Loans	3,925	3,925	—
Construction Loans	2,775	2,775	—
Home Equity Loans	210	210	—
Consumer Loans	—	—	—
Other Loans	—	—	—

Total	$10,196	$10,196	$—

Loans with specific allowance recorded:
Residential Loans	$—	$—	$—
Non-Owner Occupied Residential Loans	5,012	5,012	840
Commercial Loans	1,635	1,635	111
Construction Loans	5,492	5,492	1,071
Home Equity Loans	—	—	—
Consumer Loans	—	—	—
Other Loans	—	—	—

Total	$12,139	$12,139	$2,022

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Impaired loans for the twelve months ended September 30, 2011 are as follows:

Impaired Loans

As of September 30, 2011

(Dollars in thousands)

	Recorded Investment	Unpaid Principal Balance	Related Allowance
Loans without specific valuation allowances:
Residential Loan	$968	$968	$—
Non-Owner Occupied Residential Loans	5,148	5,148	—
Commercial Loans	5,065	5,065	—
Construction Loans	1,840	1,840	—
Home Equity Loans	80	80	—
Consumer Loans	—	—	—
Other Loans	—	—	—

Total	$13,101	$13,101	$—

Loans with specific allowance recorded:
Residential Loans	$—	$—	$—
Non-Owner Occupied Residential Loans	1,519	1,519	566
Commercial Loans	296	296	88
Construction Loans	2,694	2,694	451
Home Equity Loans	—	—	—
Consumer Loans	—	—	—
Other Loans	20	20	20

Total	$4,529	$4,529	$1,125

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

The following presents information related to the average recorded investment and interest income recognized on impaired loans for the twelve months ended September 30, 2012 and September 30, 2011:

	Twelve Months Ended September 30, 2012		Twelve Months Ended September 30, 2011
(dollars in thousands)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Loans without specific valuation allowances:
Residential Loans	$1,174	$64	$973	$34
Non-Owner Occupied Residential Loans	2,125	51	4,251	197
Commercial Loans	3,993	105	5,102	167
Construction Loans	2,988	142	2,307	115
Home Equity Loans	212	6	80	2
Consumer Loans	—	—	—	—
Other Loans	—	—	—	—

Total	$10,492	$368	$12,713	$515

Loans with specific allowance recorded:
Residential Loans	$—	$—	$—	$—
Non-Owner Occupied Residential Loans	5,155	288	1,530	107
Commercial Loans	1,669	96	304	9
Construction Loans	5,494	153	2,717	112
Home Equity Loans	—	—	—	—
Consumer Loans	—	—	—	—
Other Loans	—	—	21	2

Total	$12,318	$537	$4,572	$230

1)	Balances are not adjusted for individual portions of loans in process, unearned interest, deferred loan origination fees and costs and allowances for loan losses.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Past due loans for the twelve months ended September 30, 2012 and 2011 are as follows:

Credit Quality Information

Age Analysis of Past Due Loans

As of September 30, 2012

	30-59 Days past due	60-89 Days past due	Non-Accrual	Total past due and Non-Accrual	Current	Total Loans	Non- Accrual Loans that are Current	Loans Greater than 90 days and Accruing
Residential Loans	$360	$82	$472	$914	$75,909	$76,823	$—	$—
Non-Owner Occupied Residential loans	180	340	2,128	2,648	59,463	62,111	741	—
Commercial Loans	—	—	2,994	2,994	148,473	151,467	1,311	—
Construction Loans	—	—	7,551	7,551	13,845	21,396	294	—
Home Equity Loans	119	81	—	200	32,640	32,840	—	—
Automobile Loans	—	—	—	—	437	437	—	—
Other Loans	3	—	—	3	1,711	1,714	—	—

Total (1)	$662	$503	$13,145	$14,310	$332,478	$346,788	$2,346	$—

Credit Quality Information

Age Analysis of Past Due Loans

As of September 30, 2011

	30-59 Days past due	60-89 Days past due	Non-Accrual	Total past due and Non-Accrual	Current	Total Loans	Non- Accrual Loans that are Current	Loans Greater than 90 days and Accruing
Residential Loans	$725	$254	$483	$1,462	$91,462	$92,924	$—	$—
Non-Owner Occupied Residential loans	73		7,152	7,225	57,490	64,715	5,853
Commercial Loans	169	1,387	5,361	6,917	144,514	151,431	215	—
Construction Loans	—	2,717	4,534	7,251	22,126	29,377	1,840	—
Home Equity Loans	63	—	80	143	33,506	33,649	—	—
Automobile Loans	12	—	—	12	997	1,009	—	—
Other Loans	1	—	20	21	1,986	2,007	—	—

Total (1)	$1,043	$4,358	$17,630	$23,031	$352,081	$375,112	$7,908	$—

(1)	Balances are not adjusted for individual portions of loans in process, unearned interest, deferred loan origination fees and costs and allowances for loan losses.

Nonperforming Loans and Other Problem Assets. It is management’s policy to continually monitor its loan portfolio to anticipate and address potential and actual delinquencies. When a borrower fails to make a payment on a loan, the Bank takes immediate steps to have the delinquency cured and the loan restored to current status. Loans which are past due 15 days incur a late fee of 5% of principal and interest due. As a matter of policy, the

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Bank will send a late notice to the borrower after the loan has been past due 15 days and again after 30 days. If payment is not promptly received, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency. Generally, after any loan is delinquent 90 days or more, formal legal proceedings are commenced to collect amounts owed. In the case of automobile loans, late notices are sent after loans are ten days delinquent, and the collateral is seized after a loan is delinquent 60 days. Repossessed cars subsequently are sold at auction.

Loans generally are placed on nonaccrual status if the loan becomes past due more than 90 days, except in instances where in management’s judgment there is no doubt as to full collectability of principal and interest, or management concludes that payment in full is not likely. Consumer loans are generally charged-off, or any expected loss is reserved for, after they become more than 120 days past due. All other loans are charged-off, or any expected loss is reserved for, when management concludes that they are uncollectible.

Real estate acquired by the Bank as a result of foreclosure is classified as foreclosed real estate until such time as it is sold. When such property is acquired, it is initially recorded at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated costs to sell. Costs relating to holding such real estate are charged against income in the current period, while costs relating to improving such real estate are capitalized until a saleable condition is reached. Any required write-down of the loan to its fair value less estimated selling costs upon foreclosure is charged against the allowance for loan losses.

Charge-off Policies

The Company’s loan charge-off policies are as follows:

When loans demonstrate some form of weakness or become 90 days delinquent the Bank performs an analysis to determine if a loss is expected. Loans are generally reserved down to the fair value of collateral securing the asset, less estimated cost to sell, when management judges the asset to be impaired, repayment is deemed to be protracted beyond reasonable time frames, the asset has been classified by either the internal loan review process or external examiners, or when the borrower has filed bankruptcy and the loss becomes evident based on a lack of assets. Once foreclosure takes place, or when foreclosure is imminent, specific reserves are charged-off and the asset is transferred to Foreclosed Real Estate based upon its estimated fair value.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

Loans on Nonaccrual Status

(Dollars in Thousands)

	September 30, 2012		September 30, 2011
With no related allowance recorded:
Residential Loans	$472		$483
Non-Owner Occupied Residential Loans	2,039		5,633
Commercial Loans	2,994		5,065
Constructions Loans	4,557		1,840
Home Equity Loans	—		80
Automobile Loans	—		—
Other Loans	—		—

	$10,062		$13,101

With an allowance recorded:
Residential Loans	$—		$—
Non-Owner Occupied Residential Loans	89		1,519
Commercial Loans	—		296
Constructions Loans	2,994		2,694
Home Equity Loans	—		—
Automobile Loans	—		—
Other Loans	—		20

	$3,083		$4,529

Total Nonaccrual Loans	$13,145	(1)	$17,630	(1)

(1)	Includes Troubled Debt Restructurings (TDR’s) of $700,000 and $7.9 million at September 30, 2012 and, 2011, respectively, which were not delinquent. Reporting guidance requires disclosure of these loans as nonaccrual even though they may be current in terms of principal and interest payments. As of September 30, 2012 and 2011, the Company had total TDR’s of $9.3 million and $8.7 million, respectively.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Disclosures About Credit Quality and the Allowance for Losses on Loans – continued

The following schedule represents new modifications added as TDR’s during the fiscal years ended September 30, 2012 and 2011, respectively.

Modifications

During periods ended September 30, 2012, and 2011

	2012			2011
	Number of Contracts	Pre- Modification Outstanding Recorded Investments	Post- Modification Outstanding Recorded Investments	Number of Contracts	Pre- Modification Outstanding Recorded Investments	Post- Modification Outstanding Recorded Investments
Troubled Debt Restructurings
Residential-Prime	1	$90	$90	17	$6,638	$6,288
Commercial	5	2,449	2,449	3	458	415
Construction	—	—	—	2	2,873	1,962
Consumer-Other	—	—	—	—	—	—
Finance leases	—	—	—	—	—	—

Troubled Debt Restructurings are considered to be in default after 90 days of non-payment. During the fiscal year ended September 30, 2012 no TDR’s defaulted. During the fiscal year ended September 30, 2011 one TDR defaulted in the amount of $19,000.

Loans identified as Troubled Debt Restructurings are also included as nonperforming assets. TDR’s are represented by borrowers experiencing some form of financial difficulty, resulting in the Bank granting a concession as part of a loan modification. Loans modified as TDR’s were primarily comprised of loans for which payments were either deferred or reduced. Reporting guidance requires disclosure of these loans as nonperforming even though they may be current in terms of principal and interest payments. As of September 30, 2012, $9.3 million in TDR’s were included in non performing loans, $7.2 million of which were not delinquent.

As previously stated, TDR’s are included as nonperforming assets, although payments may be current in conjunction with modified loan terms. Typical loan modifications include lowering interest rates, deferring payments or extending repayment terms. As of September 30, 2012 specific loan loss reserves on TDR’s totaled $773,000.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Mortgage-Backed Securities Available for Sale

The amortized cost and estimated fair values of mortgage-backed securities available for sale are as follows as of September 30, 2012 and 2011:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:
September 30, 2012
GNMA certificates	$3,416	$1	$—	$3,417
Private label collateralized mortgage obligations	11,259	10	(2,235)	9,034
Collateralized mortgage obligations	178,948	3,781	—	182,729
FNMA certificates	11,690	840	—	12,530
FHLMC participating certificates	5,403	450	—	5,853

	$210,716	$5,082	$(2,235)	$213,563

September 30, 2011
GNMA certificates	$3,510	$37	$—	$3,547
Private label collateralized mortgage obligations	13,956	—	(2,905)	11,051
Collateralized mortgage obligations	108,433	2,139	—	110,572
FNMA certificates	15,512	1,066	—	16,578
FHLMC participating certificates	8,444	687	—	9,131

	$149,855	$3,929	$(2,905)	$150,879

During the twelve months ended September 30, 2012 there was one sale of an available for sale mortgage-backed security. The security was sold for $1.2 million with a loss of $6,000. During the fiscal year ended September 30, 2011 there were no sales of available for sale mortgage-backed securities.

Below is a schedule of mortgage-backed securities available for sale with unrealized losses as of September 30, 2012 and 2011 and the length of time the individual security has been in a continuous unrealized loss position.

	September 30, 2012
	Less than 12 months		12 months or more		Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Private label collateralized mortgage obligations	$—	$—	$7,673	$(2,235)	$7,673	(2,235)

Total temporarily impaired securities	$—	$—	$7,673	$(2,235)	$7,673	$(2,235)

	September 30, 2011
	Less than 12 months		12 months or more		Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Private label collateralized mortgage obligations	$1,964	$(45)	$9,087	$(2,860)	$11,051	$(2,905)

Total temporarily impaired securities	$1,964	$(45)	$9,087	$(2,860)	$11,051	$(2,905)

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Mortgage-Backed Securities Available for Sale – continued

At September 30, 2012 the Company had two private label collateralized mortgage obligations in an unrealized loss position.

During the fiscal year ended September 30, 2012, we determined that, based on our most recent estimate of cash flows, an additional other-than-temporary-impairment (“OTTI”) had occurred for $370,000. At September 30, 2012, we had $2.2 million of gross unrealized losses related to private label collateralized mortgage obligations with an amortized cost of $11.3 million as of that date. These securities contain mortgages with Alt-A characteristics. Gross unrealized losses for these same securities were approximately $2.9 million as of September 30, 2011. We recorded other-than-temporary impairment (“OTTI”) charges of $300,000 on these securities during the year ended September 30, 2011. We do not intend to sell, nor is it more likely than not we will be required to sell these securities before maturity or recovery. If in the future it is determined that future declines in market values or credit losses with respect to these or any other securities are other than temporary, the Company would be required to recognize additional losses in its Consolidated Statement of Operations. Under guidance for recognition and presentation of other-than-temporary-impairments, the amount of other-than-temporary-impairment that is recognized through earnings is determined by comparing the present value of the expected cash flows to the amortized cost of the security. The discount rate used to determine the credit loss is the expected book yield on the security.

The following shows the activity in “OTTI” related to credit losses for twelve months ended September 30:

	Twelve Months Ended September 30
	2012	2011
Balance at Beginning of Period	$400	$100
Additional OTTI taken for credit losses	370	300
Charge-offs due to payment shortages	(37)	—

Balance at End of Period	$733	$400

The Company engages the service of independent third party valuation professionals to analyze the OTTI status of the non-agency mortgage-backed securities. The OTTI methodology is formulated within “FASB ASC.” The valuation is meant to be “Level Three” pursuant to FASB ASC - Topic 820 - Fair Value Measurements and Disclosures. As part of the valuation process and OTTI determination, assumptions related to prepayment, default and loss severity on the collateral supporting the non-agency mortgage-backed securities are input into an industry standard valuation model.

Prepayment Assumptions

Estimates of prepayment speeds begin with the prepayment rates provided by the Securities Industry & Financial Markets Association (SIFMA) as of the valuation date to approximate a measure of the borrowers’ incentive to prepay based on market interest rates. In order to incorporate the borrowers’ ability to prepay, we then make adjustments to the base rate to reflect the borrowers’ ability to qualify for a new loan based on their credit. We also make adjustments based on the location of the property to capture the appreciation or depreciation by MSA and thus reflect the likelihood the property will appraise at an amount sufficient to repay the existing loan. These adjustments factor prepay speeds down as credit quality and home prices deteriorate, reflecting the diminished ability to refinance.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Mortgage-Backed Securities Available for Sale – continued

In addition, assumptions are based on evaluation of the conditional prepayment rates (CPR) and conditional repayment rates (CRR) over a 1 month, 3 month, 6 month, 1 year and lifetime basis- to the extent these values are provided by the servicer, and forecasts from other industry experts.

Default Rates

Estimates for the conditional default rate (“CDR”) vectors are based on the status of the loans at the valuation date - current, 30-59 days delinquent, 60-89 days delinquent, 90+ days delinquent, foreclosure or REO - and proprietary loss migration models (e.g. percentage of 30 day delinquents that will ultimately migrate to default, percentage of 60 day delinquents that will ultimately migrate to default, etc.). The model assumes that the 60 day plus population will move to repossession inventory subject to our loss migration assumptions and liquidate over the next 24 months. Defaults vector from month 25 to month 36 to our month 37 CDR value and ultimately vector to zero over an extended period of time of at least 15 years. Default assumptions are benchmarked to the recent results experienced by major servicers of non-Agency MBS for securities with similar attributes and forecasts from other industry experts and industry research.

Loss Severity

Estimates for loss severity are based on the initial loan to value ratio, the loan’s lien position, private mortgage insurance proceeds available (if any), and the estimated change in the price of the property since origination. The historical change in the value of the property is estimated using the Housing Pricing Indices by Metropolitan Statistical Area (“MSA”) produced by the Federal Housing Finance Agency (“FHFA”). Estimates for future changes in the prices of the residences collateralizing the mortgages is based on the Case Shiller forecasts and forecasts by MSA provided by the Housing Predictor website.

The loss severity assumption is static for twelve months then decreases monthly based on future market appreciation. The annual market appreciation assumption is 2.50% after 12 months. The loss severity is subject to a floor value of 23.00%.

Loss severity is benchmarked to the recent results of the loan collateral supporting the securities and the results experienced by major servicers of non-agency mortgage-backed-securities for securities with similar attributes.

The prepayment, default and loss severity assumptions result in forecasted cumulative loss rates. These cumulative loss rates are benchmarked to the projected cumulative losses by product, by year of origination, released by other industry experts.

The collateral cash flows that result from the prepayment, default and loss severity assumptions are applied to securities supporting the collateral by priority based upon the cash flow waterfall rules provided in the prospectus supplement. The cash flows are then discounted at the appropriate interest rate in order to determine if the impairment on a security is other than temporary

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Premises and Equipment, net

Premises and equipment at September 30, 2012 and 2011 are summarized by major classification as follows:

	September 30,
(in thousands)	2012	2011	Life

Office Building	$11,508	$10,768	40 Years
Leasehold improvements	1,234	1,234	7-31 Years
Furniture, fixtures and equipment	9,641	9,549	5-10 Years

	22,383	21,551
Accumulated depreciation	(12,303)	(11,619)

	$10,080	$9,932

The Bank has entered into long-term leases for the land on which certain branches are located. Rental expense under long-term leases for property for the years ended September 30, 2012 and 2011 was $1.4 million and $1.4 million, respectively. At September 30, 2012, minimum rental commitments under noncancellable leases are as follows:

Years Ended September 30,	Amount
(in thousands)
2013	$1,056
2014	1,078
2015	1,139
2016	1,191
2017	1,207
After 2017	11,578

$17,249

Note 7 - Deposits

Deposits are summarized as follows at September 30, 2012 and 2011:

	2012		2011
(dollars in thousands)	Amount	%	Amount	%
Type of Account
NOW and Checking	$71,024	12.51%	$67,836	12.33%
Non-interest bearing NOW and Checking	35,264	6.26	30,121	5.48
Money market	94,229	16.64	86,278	15.69
Savings	95,227	16.81	85,137	15.48
Certificates	270,549	47.77	280,556	51.00

	566,293	99.99	549,928	99.98
Accrued interest payable	63	.01	86	.02

	$566,356	100.00%	$550,014	100.00%

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Deposits – continued

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $87.7 million and $89.1 million at September 30, 2012 and 2011, respectively.

At September 30, 2012, scheduled maturities of certificates of deposit are as follows:

(in thousands)
2013	$128,580
2014	52,135
2015	74,382
2016	7,350
2017	8,102

$270,549

Interest expense on deposits for the years ended September 30, 2012 and 2011 is as follows:

	2012	2011
(in thousands)
NOW and Checking	$417	$687
Money market	564	792
Passbook savings	213	274
Certificates	5,139	6,189

	$6,333	$7,942

Note 8 - Federal Home Loan Bank of Atlanta Advances and Other Borrowings

The Bank has a line of credit with the Federal Home Loan Bank of Atlanta. This line is secured by a blanket floating lien on eligible 1-4 family residential loans. At September 30, 2012, the Bank had an available unused line of credit of $84.5 million. The line of credit requires no compensating balances.

The Bank has no outstanding Federal Home Loan Bank advances as of September 30, 2012 and 2011. The Bank also has a $5.0 million line of credit available at M & T, none of which was drawn upon as of September 30, 2012.

The Company had a Credit Agreement with Manufacturers and Trust Company (“M&T”) and executed a Promissory Note in connection with receipt of an 18 month revolving loan facility from M & T in the maximum principal amount of $2.0 million which matured on June 1, 2012. The loan was secured by the Company’s stock in its wholly owned subsidiary, Baltimore County Savings Bank. The Company never drew on this line and the line was not renewed.

The Company also has the availability to borrow from the discount window at the Federal Reserve Bank.

Note 9 - Junior Subordinated Debentures

In June, 2002, the Company issued $12,887,000 of junior subordinated debentures (the debentures) to BCSB Bankcorp Capital Trust I (the Trust), a Delaware business trust, in which the Company owns all of the common equity. The debentures carry a rate of 3.65% over the three month LIBOR rate and resets quarterly.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Junior Subordinated Debentures – continued

The rate was 4.10% and 3.90% September 30, 2012 and 2011 respectively. The debentures are the sole asset of BCSB Bankorp Capital Trust I. BCSB Bankcorp Capital Trust I issued $12,500,000 of mandatory redeemable preferred securities to investors. The Company’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of BCSB Bankcorp Capital Trust I obligations under the preferred securities. The Preferred securities are redeemable by the Company in whole or in part at any time at a redemption price equal to par plus any accrued interest. The Company used a portion of the net proceeds that it retained from the stock offering in 2008 to redeem $6.2 million of the $12.5 million in outstanding trust preferred securities issued by a trust wholly owned by the Company.

In September, 2003, the Company issued $10,310,000 of junior subordinated debentures (the debentures) to BCSB Bankcorp Capital Trust II (the Trust), a Delaware business trust, in which the Company owns all of the common equity. The debentures carry a rate of 3.00% over the three month LIBOR rate and resets quarterly. The rate was 3.45% and 3.28% at September 30, 2012 and 2011 respectively. The debentures are the sole asset of BCSB Bankcorp Capital Trust II. BCSB Bankcorp Capital Trust II issued $10,000,000 of mandatory redeemable preferred securities to investors. The Company’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of BCSB Bankcorp Capital Trust II obligations under the preferred securities. The Preferred securities are redeemable by the Company in whole or in part at any time at a redemption price equal to par plus any accrued interest.

Note 10 - Pension Plan

The Bank has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of $16,500 for 2012 and an extra $5,500 catch up contribution can be made if the participant is over 50 years of age. The Bank is currently elects to contribute 50% of the first 3% of the employee’s contribution. All employees who have completed thirty days of service with the Bank and are eighteen years of age are eligible to participate. The Bank’s contribution to this plan amounted to $74,000 and $62,000 for the years ended September 30, 2012 and 2011, respectively.

Note 11 - Directors Retirement Plan

The Company’s retirement plan allows directors to defer directors’ fees into a phantom investment vehicle which allows them to get a return based upon the mutual fund market.

Note 12 - Employee Stock Ownership Plan

During fiscal year 2008 the Bank modified it’s Employee Stock Ownership Plan (“ESOP”). On April 10, 2008 the ESOP acquired 122,197 shares of the Company’s common stock in connection with the Bank’s Reorganization to a stock holding company form of organization. In 1998 the Bank acquired 182,930 shares to establish the ESOP. The ESOP holds the common stock in a trust for allocation among participating employees, in trust or allocated to the participants’ accounts and an annual contribution from the Bank to the ESOP and earnings thereon.

All employees of the Bank who attain the age of 18 and complete one year of service with the Bank will be eligible to participate in the ESOP. Participants must be employed at least 500 hours in a plan year in order to receive an allocation. Each participant’s vested interest under the ESOP is determined according to the

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Employee Stock Ownership Plan – continued

following schedule: 0% for less than 1 year of service with the Company or the Bank, 20% for 1 year of service, 40% for 2 years of service, 60% for 3 years of service, 80% for 4 years of service, and 100% for 5 years of service. For vesting purposes, a year of service means any plan year in which an employee completes at least 1,000 hours of service. Vesting accelerates to 100% upon a participant’s attainment of age 65, death, disability or change in control.

The ESOP will be funded by contributions made by the Bank in cash or common stock and dividends on the shares held in the Trust, if any. The Bank will recognize compensation expense as shares are committed for release from collateral at their current market price. Dividends, if any, on allocated shares are recorded as a reduction of retained earnings and dividends, if any, on unallocated shares are recorded as a reduction of the debt service. The compensation costs for the years ended September 30, 2012 and 2011 was $104,000 and $99,000, respectively.

The ESOP shares were as follows as of September 30:

	2012	2011
Shares released and allocated	128,138	119,991
Unearned shares	90,353	98,500

	218,491	218,491

Fair value of unearned shares	$1,237,836	$1,157,375

Note 13 - Management Recognition Plan

On July 15, 1999, the Company established a Management Recognition Plan (“MRP”) to reward and retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers may be awarded a total of 48,147 shares of stock, which will be held in a separate trust that manages the MRP. The Company funded the MRP by purchasing the shares of common stock in the open market. The Company initially awarded an aggregate of 24,004 shares of common stock. During the year ended September 30, 2002 the Company awarded an additional 13,950 shares. During the year ended September 30, 2007 the Company awarded an additional 5,527 shares. During the year ended September 30, 2008 the Company awarded and additional 4,666 shares. During the year ended September 30, 2009 the Company awarded an additional 525 shares that had been previously awarded, but were subsequently forfeited as employees left the Company. Shares awarded to the participants in the MRP are vested at a rate of 20% to 25% per year on each anniversary of the effective date of the MRP award. During the fiscal year ended September 30, 2012 2,073 shares vested and were distributed, and during the fiscal year ended September 30, 2011 2,025 shares vested and were distributed. If a participant terminates employment for reasons other than death, disability, change in control or retirement, he or she forfeits all rights to unvested shares. Compensation expense in the amount of the fair market value of the common stock at the date of the grant is recognized on a pro-rata basis over the years during which the shares are earned.

On May 20, 2009, the Company established a second Management Recognition Plan (“MRP”) in connection with shares issued during the second step stock conversion. Members of the Board of Directors and certain executive officers may be awarded a total of 76,697 shares of stock, which will be held in a separate trust

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - Management Recognition Plan – continued

that manages the MRP. During the year ended September 30, 2011 the Bank awarded 71,174 shares of this Plan and during the year ended September 30, 2012 the Bank awarded 5,523 shares. During the fiscal year ended September 30, 2012 17,790 shares vested and were distributed.

Compensation expense of $192,000 and $193,000 was recognized for the MRP’s for the years ended September 30, 2012 and 2011, respectively.

Note 14 - Stock Option Plans

The 1999 Plan

On July 15, 1999, the Company established a Stock Option Plan (the “1999 Plan”) whereby 120,366 shares of common stock have been reserved for issuance under the 1999 Plan. Options granted under the 1999 Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Qualified Stock Options. Options are exercisable in four or five annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. There were 42,119 options granted during the year ended September 30, 1999, 43,428 options granted during the year ended September 30, 2002, 15,792 options granted during the year ended September 30, 2007, 22,193 options granted during the year ended September 30, 2008 and, 11,796 options granted during the year ended September 30, 2009. No options were granted during the years ended September 30, 2003 through 2006. Also, there were no options granted during the year ended September 30, 2011 or during the year ended September 30, 2012. Unexercised options granted during the years ended September 30, 1999 and September 30, 2002 have expired.

The 2009 Plan

At the annual shareholders meeting held in May 2009 the Company approved an additional Stock Option Plan (the “2009 Plan”) whereby 191,740 shares of common stock were reserved for issuance under the 2009 Plan. Options granted under the 2009 Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Qualified Stock Options. Options are exercisable in four annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. There were no options granted during the years ended September 30, 2009 or 2010. There were 177,930 options granted during the year ended September 30, 2011. There were 15,052 options granted during the year ended September 30, 2012.

The following table summarizes the shares under the Company’s stock option plans at September 30, 2012:

Number of Shares	Price	Weighted Average Contractual Life
10,528	28.41	4.25
5,264	17.95	5.20
22,193	11.61	5.25
11,296	8.25	6.75
176,320	10.29	8.00
15,052	13.74	9.50

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Stock Option Plans – continued

The total exercisable shares of 90,537 have a weighted average contractual life of 6.8 years, and an aggregate intrinsic value of $243,000.

The following tables present the activity related to options under all plans for the period ended September 30, 2012.

	Shares	Weighted Average Exercise Price
Outstanding at September 30, 2010	79,391	$17.49
Options exercised	—	—
Options expired	—	—
Forfeited	(2,110)	9.79
Granted	177,930	10.29

Outstanding at September 30, 2011	255,211	$12.53
Options exercised	—	—
Options expired	(29,610)	21.61
Forfeited	—	—
Granted	15,052	13.74

Outstanding at September 30, 2012	240,653	$11.49

Exercisable at September 30, 2012	90,537	$12.98

During the twelve months ended September 30, 2012, there were 15,052 stock options granted. There were 177,930 stock options granted during the twelve months ended September 30, 2011. Option expense recognized during the twelve month periods ended September 30, 2012 and 2011 was $195,000 and $216,000, respectively. As of September 30, 2012, $394,151 of total unrecognized pretax expense related to stock options is expected to be recognized from October 1, 2012 through March 31, 2016.

The following weighted average assumptions were used in the Black-Scholes-Merton option pricing model for the options granted in the year ended September 30, 2012.

2012
Dividend Yield	0%
Expected volatility	21.97
Risk-free interest rate	.99%
Expected lives	4.0 years

The following weighted average assumptions were used in the Black-Scholes-Merton option pricing model for the options granted in the year ended September 30, 2011.

2011
Dividend Yield	0%
Expected volatility	32.23
Risk-free interest rate	1.17%
Expected lives	7.0 years

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Regulatory Capital

The Bank and the Company are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Bank’s and the Company’s financial statements. Under capital adequacy guidelines the Bank and Company must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank and the Company to maintain minimum amounts and ratios (set forth in the following table) of Tier I and Risk-Based Capital (as defined in the regulations) to Risk-Weighted Assets (as defined) and Leverage Capital (as defined) to Average Total Assets (as defined). Management believes, as of September 30, 2012, that the Bank and the Company meet all capital adequacy requirements to which they are subject.

As of September 30, 2012, the Bank and the Company were categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Bank and the Company must maintain minimum capital ratios as set forth in the table. There are no conditions or events since that date that management believes have changed any of those categories. Actual capital amounts and ratios are also presented in the table.

The following table presents the Bank’s capital position based on the September 30 financial statements and the current capital requirements.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
September 30, 2012
Leverage Capital (1)	$64,419	10.07%	$25,600	4.0%	$32,001	5.0%
Tier I capital (2)	64,419	16.69	N/A	N/A	23,163	6.0
Risk-Based Capital (2)	68,039	17.62	30,884	8.0	38,605	10.0

September 30, 2011
Leverage Capital (1)	62,453	10.08	24,792	4.00	30,994	5.0
Tier I capital (2)	62,453	15.55	N/A	N/A	24,092	6.0
Risk-Based Capital (2)	66,008	16.44	32,123	8.0	40,153	10.0

(1)	To average total assets
(2)	To risk-weighted assets

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Regulatory Capital – continued

The following table presents BCSB Bancorp’s capital position based on the September 30 financial statements and the current capital requirements.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
September 30, 2012
Leverage Capital (1)	$53,446	8.39%	$25,487	4.0%	$31,858	5.0%
Tier I capital (2)	53,446	13.74	N/A	N/A	23,330	6.0
Risk-Based Capital (2)	57,066	14.68	31,107	8.0	38,884	10.0

September 30, 2011
Leverage Capital (1)	51,324	8.23	24,931	4.0	31,164	5.0
Tier I capital (2)	51,324	12.66	N/A	N/A	24,331	6.0
Risk-Based Capital (2)	54,879	13.53	32,441	8.0	40,551	10.0

(1)	To average total assets
(2)	To risk-weighted assets

The following table provides a reconciliation of total equity per the consolidated financial statements to the Bank’s capital amounts reflected in the above table:

	September 30,
	2012	2011
	(dollars in thousands)
Total equity	$55,139	$51,959
Adjustment for accumulated other comprehensive (income) loss	(1,511)	(583)
Adjustment for intangible assets	(37)	(51)
Adjustment for disallowed deferred tax asset	(145)	—
Adjustment for parent company equity	10,973	11,128

Tangible, Tier 1 and Core Capital	64,419	62,453
Allowance for loan losses	3,620	3,555

Total risk-based capital	$68,039	$66,008

Applicable regulations permit the Bank’s regulators to require that additional capital be maintained if the Bank’s interest rate risk exposure, measured by the decline in the market value of the Bank’s net portfolio value, exceeds 2% of assets as a result of a 200 basis point shift in interest rates. As of September 30, 2012, the Bank was not subject to the additional interest rate risk requirements.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Regulatory Capital – continued

The Bank’s ability to pay dividends is governed by Maryland law and the regulations of the Federal Reserve Board. Maryland law provides that dividends may be paid out of individual profits or with approval of the Commissioner, surplus of 100% of capital stock. Under Maryland law relating to financial institutions, if the surplus of a commercial bank at any time is less than 100% of its capital stock, then, until the surplus is 100% of the capital stock, the commercial bank: (i) must transfer to its surplus annually at least 10% of its net earnings; and (ii) may not declare or pay any cash dividends that exceed 90% of its net earnings.

The Bank’s payment of dividends is also subject to the Federal Reserve Board’s Regulation H, which provides that a state member bank may not pay a dividend if the total of all dividends declared by the bank in any calendar year exceeds the total of its net profits for the year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or to a fund for the retirement of preferred stock, unless the bank has received the prior approval of the Federal Reserve Board. The previously referenced prompt corrective action requirements prohibit dividends where the Bank would be “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized” after the dividend. Additionally, both the Commissioner and the Federal Reserve Board has the authority to prohibit the payment of dividends by a Maryland commercial bank when it determines such payment to be an unsafe and unsound banking practice. Finally, the Bank is not able to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the remaining balance of the liquidation account established in connection with its conversion in April 1996 from mutual to stock form.

In addition to the foregoing, earnings of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to the Company without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the reserves for such distributions. See “Taxation.” The Company intends to make full use of this favorable tax treatment afforded to the Bank and the Company and does not contemplate use of any earnings of the Bank in a manner which would limit either institution’s bad debt deduction or create federal tax liabilities.

Uniform Lending Standards. Under Federal Reserve Board regulations, state member banks must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. The real estate lending policies of state member banks must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the “Interagency Guidelines”) that have been adopted by the federal banking agencies.

Management will periodically evaluate its lending policies to assure conformity to the Interagency Guidelines and does not anticipate that the Interagency Guidelines will have a material effect on its lending activities.

Note 16 - Preferred Stock

On December 23, 2008, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, the Company entered into a Letter Agreement, and the related Securities Purchase Agreement - Standard Terms (collectively, the “Purchase Agreement”), with the United States Department of the Treasury (“Treasury”), pursuant to which the Company issued (i) 10,800 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference $1,000 per share (“Series A preferred stock”), and (ii) a warrant to purchase 183,465 shares of the Company’s common stock, par value $0.01 per share, for an

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Preferred Stock – continued

aggregate purchase price of $10,800,000 in cash. The Series A preferred stock and the warrants were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Neither the Series A preferred stock nor the warrant will be subject to any contractual restrictions on transfer.

On January 26, 2011 the Company repurchased all $10.8 million of Series A Preferred Stock issued to the U.S. Treasury in March 2008 pursuant to the TARP Capital Purchase Program. BCSB completed the repayment without raising additional capital. As a result of the redemption, the Company accelerated the accretion of the remaining discount of approximately $310,000 on the preferred stock and recorded a reduction in retained earnings. The warrant issued to the U.S. Treasury has not been repurchased and remains outstanding.

The warrant is exercisable at $8.83 per share at any time on or before December 23, 2018. The number of shares of common stock issuable upon exercise of the warrant and the exercise price per share will be adjusted if specific events occur. The relative fair value method was used to allocate the proceeds between the preferred stock and warrants. A discount rate of 12% was used in valuing the preferred stock and the Black-Scholes-Merton option pricing model was used to value the warrants. For further information, see “-Liquidity and Capital Resources.”

The Series A preferred stock and the warrants were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Neither the Series A preferred stock nor the warrant will be subject to any contractual restrictions on transfer.

Note 17 - Income Taxes

The income tax provision consists of the following for the years ended September 30, 2012 and 2011:

	2012	2011
	(dollars in thousands)
Current expense (benefit)	$485	$(121)
Deferred expense (benefit)	435	(44)

Total tax expense (benefit)	$920	$(165)

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - Income Taxes – continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2012 and 2011 are as follows:

	2012	2011

Deferred Tax Assets:
ESOP and MRP	$188	$106
Deferred compensation	1,446	1,184
Other-than-temporary-impairment on securities available for sale	271	158
Allowance for loan losses	2,158	1,881
Allowance for uncollected interest	333	170
Net operating loss carry forward	1,988	3,224
Other	79	132

Total gross deferred tax assets	6,463	6,855
Deferred Tax Liabilities:
Federal Home Loan Bank of Atlanta stock dividends	(213)	(213)
Depreciation	(288)	(245)
Unrealized holding gains on securities	(984)	(380)

Total gross deferred tax liabilities	(1,485)	(838)

Net Deferred Tax Assets	$4,978	$6,017

The amount computed by applying the statutory federal income tax rate to (loss) income before taxes is different than the taxes provided for the following reasons:

	For the Years Ended September 30,
	2012		2011
(dollars in thousands)	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Statutory federal income tax rate	$925	34.00%	$(17)	34.00%
Changes Resulting From:
Income from life insurance	(218)	(8.01)	(189)	(385.71)
Other	213	7.83	41	82.98

	$920	33.82%	$(165)	(336.73)%

The Company and its subsidiaries file a consolidated federal income tax return on a fiscal year basis.

As of September 30, 2012, the Company had net operating loss carryforwards of approximately $5.4 million which begin to expire in 2026. As a result of the stock offering and conversion that occurred in April 2008, the net operating loss carryforwards are subject to annual limits under IRC Section 382 of $1.6 million. These net operating loss carryforwards may be used to offset future income taxes payable, however the Company may be subject to alternative minimum tax. Their realization is dependent on future taxable income.

Prior to October 1, 2011 the Bank was a qualified thrift lender and as such the Bank was not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserves for the Bank amounted to approximately $6.2 million with an income tax effect of approximately $2.4 million at September 30, 2012. This bad debt reserve would become taxable if certain conditions are not met by the Bank.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Related Party Transactions

Director Michael J. Klein is a member holding a 20% ownership interest in Colgate Investments, LLC, a limited liability company that owns real property that the Bank leases for a branch office. The Bank paid $76,000, and $74,000 in rent to Colgate Investments, LLC during the years ended September 30, 2012, and 2011 respectively, and expects to pay $76,000 during the year ended September 30, 2013. We believe that there are no preferential terms granted in this transaction and that the terms are similar to other third-party transactions. The remaining 80% of Colgate Investments, LLC is owned by other members of Mr. Klein’s family.

Note 19 - Fair Value Measurements

The Company applies guidance issued by FASB regarding fair value measurements which provided a framework for measuring and disclosing fair value under generally accepted accounting principles. This guidance applies only to fair value measurements required or permitted under current accounting pronouncements, but does not require any new fair value measurements. Fair value is defined as the price to sell an asset or to transfer a liability in an orderly transaction between willing market participants as of the measurement date. The statement also expands disclosures about financial instruments that are measured at fair value and eliminates the use of large position discounts for financial instruments quoted in active markets. The disclosure’s emphasis is on the inputs used to measure fair value and the effect on the measurement on earnings for the period. The adoption of this guidance did not have any effect on the Company’s financial position or results of operations.

GAAP establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based on the inputs used to value the particular asset or liability at the measurement date. The three levels are defined as follows:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted process of identical or similar assets or liabilities in markets that are not active, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Each financial instrument’s level assignment with the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement for the particular category. Management reviews and updates the fair value hierarchy classifications of the Company’s assets and liabilities on a quarterly basis.

There were no transfers between levels during the year ended September 30, 2012. The Company’s policy is to recognize transfers in and transfers out at the actual date of the event or change in the circumstances that caused the transfer. The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of each instrument under the valuation hierarchy.

Fair values of investment securities are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows and are generally classified within Level 2 of the valuation hierarchy.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 - Fair Value Measurements – continued

The following tables present the financial instruments measured at fair value by class on the recurring basis as of September 30, 2012 and September 30, 2011 on the Consolidated Statement of Financial Condition utilizing the hierarchy previously discussed.

		At September 30, 2012			Total changes In fair values Included in Period Earnings
($ in thousands)	Total	Level 1	Level 2	Level 3
Loans held for sale	$806	$—	$806	$—	$—
Equity Investments	100	—	—	100	—
Corporate Bonds available for sale	4,528	—	4,528	—	—
GNMA certificates available for sale	3,417	—	3,417	—	—
FNMA certificates available for sale	12,530	—	12,530	—	—
FHLMC certificates available for sale	5,853	—	5,853	—	—
Private label collateralized mortgage obligations available for sale	9,034	—	9,034	—	370	(1)
Collateralized mortgage obligations available for sale	182,729	—	182,729	—	—

	$218,997	$—	$218,997	$100	$370	(1)

(1)	Represents other-than-temporary impairment charges taken during the year ended September 30, 2012.

The table below summarizes the changes in the recorded amount of assets classified as Level 3 in the fair value hierarchy at September 30, 2012.

Beginning Balance	$100,000
Equity investment purchases	0

Ending Balance	$100,000

		At September 30, 2011			Total changes In fair values Included in Period Earnings
($ in thousands)	Total	Level 1	Level 2	Level 3
Equity Investments	$100	$—	$—	$100	$—
FNMA Bonds available for sale	2,001	—	2,001	—	—
Corporate Bonds available for sale	4,818	—	4,818	—	—
GNMA certificates available for sale	3,547	—	3,547	—	—
FNMA certificates available for sale	16,578	—	16,578	—	—
FHLMC certificates available for sale	9,131	—	9,131	—	—
Private label collateralized mortgage obligations available for sale	11,051	—	11,051	—	300	(1)
Collateralized mortgage obligations available for sale	110,572	—	110,572	—	—

	$157,798	$—	$157,698	$100	$300	(1)

(1)	Represents other-than-temporary impairment charges taken during the fiscal year ended September 30, 2011.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 - Fair Value Measurements – continued

Nonrecurring fair value changes

Certain assets and liabilities are measured at fair value on a nonrecurring basis. These instruments are not measured at fair value on an ongoing basis, but are subject to fair value in certain circumstances, such as when there is evidence of impairment that may require write-downs. The write-downs for the Company’s more significant assets or liabilities measured on a non-recurring basis are based on the lower of amortized cost or estimated fair value.

Impaired Loans

The Company considers loans to be impaired when it becomes probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. All non-accrual loans are considered impaired. The measurement of impaired loans is based on the present value of the expected cash flows discounted at the historical effective interest rate, the market price of the loan, or the fair value of the underlying collateral asset.

Premises and Equipment held for sale

The Company considers premises and equipment held for sale to be impaired when it becomes probable that the Company will be unable to sell the property and equipment for the remaining book value.

Foreclosed Real Estate

Once a loan is determined to be uncollectible, the underlying collateral is repossessed and reclassified to Foreclosed Real Estate. These assets are carried at lower of cost or fair value of the collateral, less costs to sell. There was $1.7 million in Foreclosed Real Estate at September 30, 2012.

Impaired loans and Foreclosed Real Estate are classified as Level 3 within the valuation hierarchy.

At September 30, 2012
($ in thousands)	Total	Level 1	Level 2	Level 3
Impaired Residential Loans	$1,163	$—	$—	$1,163
Impaired Residential Non-Owner Occupied	6,295	—	—	6,295
Impaired Commercial and Lease Loans	5,449	—	—	5,449
Impaired Construction Loans	7,196	—	—	7,196
Impaired Home Equity Loans	210	—	—	210
Premises and equipment held for sale	208	—	—	208
Foreclosed Real Estate	1,674	—	—	1,674

Total	$22,195	$—	$—	$22,195

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 - Fair Value Measurements – continued

At September 30, 2011
($ in thousands)	Total	Level 1	Level 2	Level 3
Impaired Residential Loans	$968	$—	$—	$968
Impaired Residential Non-Owner Occupied	6,101	—	—	6,101
Impaired Commercial and Lease Loans	5,273	—	—	5,273
Impaired Construction Loans	4,083	—	—	4,083
Impaired Home Equity Loans	80	—	—	80
Foreclosed Real Estate	2,999	—	—	2,999

Total	$19,504	$—	$—	$19,504

Note 20 - Disclosures About Fair Value of Financial Instruments

The estimated fair values of the Bank’s financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

The carrying amount is a reasonable estimate of fair value for cash, federal funds sold, interest-bearing deposits in other banks and interest bearing time deposits. Fair value is based upon market prices quoted by dealers for investment securities and mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. The fair value of the Bank owned life insurance is the cash surrender value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities. Junior Subordinated Debt is considered to be at fair value. The fair value of Federal Home Loan Bank advances is estimated using rates currently offered on advances of similar remaining maturities. The fair value of the trade date securities are the estimated market value as of September 30, 2012 rather than the contract purchase price. The carrying amounts of accrued interest receivable, accrued interest payable, and mortgage servicing rights approximate fair value. Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The Company charges fees for commitments to extend credit. Interest rates on loans for which these commitments are extended are normally committed for periods of one year or less. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial and these guarantees are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 - Disclosures About Fair Value of Financial Instruments – continued

The carry amounts and estimated fair values of the Company’s financial instruments at September 30, 2012 are as follows:

September 30, 2012

Fair Value Measurement

(dollars in thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Cash	$8,389	$8,389	$8,389	$—	$—
Interest-bearing deposits in other banks	11,501	11,501	11,501	—	—
Federal Funds sold	31,034	31,034	31,034	—	—
Investment securities available for sale	4,628	4,628	—	4,528	100
Loans available for sale	806	806	—	806	—
Loan Receivable
Mortgage Loans	332,665	358,297	—	—	358,297
Share Loans	290	290	—	—	290
Consumer Loans	1,855	1,816	—	—	1,816
Mortgage-backed securities-Available for Sale	213,563	213,563	—	213,563	—
Federal Home Loan Bank of Atlanta Stock	959	959	959	—	—
Federal Reserve Bank Stock	1,381	1,381	1,381	—	—
Bank owned life insurance	16,869	16,869	16,869	—	—
Accrued interest receivable	2,024	2,024	—	2,024
Mortgage servicing rights	53	53	—	—	53

Financial Liabilities
Deposits	$566,356	$567,848	—	$567,848	—
Junior Subordinated Debt	17,011	17,011	—	17,011	—
Accrued interest payable	63	63	—	63	—

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 - Disclosures About Fair Value of Financial Instruments – continued

The carry amounts and estimated fair values of the Company’s financial instruments at September 30, 2011 are as follows:

September 30, 2011

Fair Value Measurement

(dollars in thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Cash	$8,139	$8,139	$8,139	$—	$—
Interest-bearing deposits in other banks	12,839	12,839	12,839	—	—
Federal Funds sold	39,130	39,130	39,130	—	—
Investment securities available for sale	6,919	6,919	—	6,919	—
Loans available for sale	—	—	—	—	—
Loan Receivable
Mortgage Loans	361,826	381,140	—	—	381,140
Share Loans	337	337	—	—	337
Consumer Loans	2,680	2,588	—	—	2,588
Mortgage-backed securities-Available for Sale	150,879	150,879	—	150,879	—
Federal Home Loan Bank of Atlanta Stock	1,124	1,124	1,124	—	—
Federal Reserve Bank Stock	—	—	—	—	—
Bank owned life insurance	16,228	16,228	16,228	—	—
Accrued interest receivable	2,129	2,129	—	2,129
Mortgage servicing rights	110	110	—	—	110

Financial Liabilities
Deposits	$550,014	$552,597	—	$552,597	—
Junior Subordinated Debt	17,011	17,011	—	17,011	—
Accrued interest payable	86	86	—	86	—

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21 - Condensed Financial Information (Parent Company Only)

Information as to the financial condition of BCSB Bancorp, Inc. as of September 30, 2012 and 2011 and the results of operations and cash flows for the years ended September 30, 2012 and 2011 are summarized below.

Statements of Financial Condition	September 30,
	2012	2011
	(in thousands)
Assets
Cash	$2,341	$564
Interest bearing deposits in other banks	219	237
Employee stock ownership plan loan	968	1,032
Accrued interest receivable	38	41
Investment in subsidiaries	67,622	63,599
Prepaid and deferred income taxes	1,530	3,684
Other assets	11	17

Total assets	$72,729	$69,174

Liabilities and Stockholders’ Equity
Liabilities:
Junior subordinated debentures	$17,011	$17,011
Other liabilities	312	204

Total Liabilities	17,323	17,215
Total stockholders’ equity	55,406	51,959

Total liabilities and stockholders’ equity	$72,729	$69,174

	Years Ended September 30,
	2012	2011
	(in thousands)
Statements of Operations
Interest and Fees on loans	$52	$55
Other interest income	26	46

Total interest income	78	101
Interest expense on borrowings	644	609

Net interest (expense)	(566)	(508)
Non-interest expense
Professional fees	85	212
Other expenses	171	139

Total non-interest expense	256	351

Loss before tax benefit	(822)	(859)
Income tax benefit	(283)	(292)

Loss before equity in net income of subsidiary	(539)	(567)
Equity in net income of subsidiary	2,339	683

Net income	$1,800	$116

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21 - Condensed Financial Information (Parent Company Only) – continued

	Years Ended September 30,
	2012	2011
	(in thousands)
Statements of Cash Flows

Net income	$1,800	$116
Adjustments to reconcile net income to net cash provided (used) by Operating Activities
Equity in net income of subsidiary	(2,339)	(683)
(Increase) decrease in accrued interest receivable	—	(2)
Decrease (increase) in prepaid and deferred income taxes	2,154	(55)
Decrease in receivable from subsidiary	64	63
Decrease (increase) in other assets	9	(8)
Increase (decrease) in other liabilities	111	(21)

Net cash provided (used) by operating activities	1,799	(590)

Cash Flows from Financing Activities
Dividends from subsidiary	—	6,242
Stock purchase	(40)
Redemption of preferred stock	—	(10,800)
Dividends on preferred stock	—	(241)

Net cash used by financing activities	(40)	(4,799)

Increase (decrease) in cash and cash equivalents	1,759	(5,389)
Cash and cash equivalents at beginning of period	801	6,190

Cash and cash equivalents at end of period	$2,560	$801

BCSB BANCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22 - Quarterly Financial Data (Unaudited)

Summarized unaudited quarterly financial data for the year ended September 30, 2012 is as follows:

Operating Summary:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except per share data)
Interest Income	$6,701	$6,514	$6,392	$6,464
Interest Expense	1,931	1,753	1,667	1,626

Net Interest Income	4,770	4,761	4,725	4,838
Provision for Loan Losses	300	300	300	300

Net Interest Income after provision for loan losses	4,470	4,461	4,425	4,538
Other Income	544	1,071	349	486
Other Expenses	4,315	4,663	4,192	4,454

Income before income tax expense	699	869	582	570
Income tax expense	237	295	214	174

Net income available to common shareholders	$462	$574	$368	$396

Per share date:
Basic earnings per share	$0.15	$0.19	$0.11	$0.13

Diluted earnings per share	$0.15	$0.18	$0.11	$0.12

Summarized unaudited quarterly financial data for the year ended September 30, 2011 is as follows:

Operating Summary:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except per share data)
Interest Income	$6,805	$6,665	$6,857	$6,608
Interest Expense	2,346	2,104	2,063	2,037

Net Interest Income	4,459	4,561	4,794	4,571
Provision for Loan Losses	800	—	—	1,300

Net Interest Income after provision for loan losses	3,659	4,561	4,794	3,271
Other Income	784	542	394	282
Other Expenses	4,455	4,869	4,677	4,335

(Loss) income before income tax (benefit) expense	(12)	234	511	(782)
Income tax (benefit) expense	(57)	46	167	(321)

Net Income (loss)	$45	$188	$344	$(461)
Preferred stock dividends and discount accretion	(156)	(417)	—	—

Net (loss) income available to common shareholders	$(111)	$(229)	$344	$(461)

Per share date:
Basic (loss) earnings per share	$(0.04)	$(0.08)	$0.11	$(0.14)

Diluted (loss) earnings per share	$(0.04)	$(0.08)	$0.11	$(0.14)

APPENDIX A

AGREEMENT AND PLAN OF MERGER

between

F.N.B. CORPORATION

and

BCSB BANCORP, INC.

DATED: AS OF JUNE 13, 2013

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.11(e)(i)
Affiliate	3.24(b)
Agreement	Preamble
Articles of Merger	1.2
Average Closing Price	1.4(e)
Bank Merger	1.10
Bank Merger Agreement	1.10
BCSB	Preamble
BCSB Charter	3.1(b)
BCSB Bank	1.10
BCSB Benefit Plan	3.11
BCSB Bylaws	3.1(b)
BCSB Common Stock	1.4(a)
BCSB Disclosure Schedule	Art. 3 Preamble
BCSB Employees	3.11(i)
BCSB Employment Agreement	3.2(a)
BCSB Preferred Stock	3.11
BCSB Qualified Plans	3.11(d)
BCSB Recommendation	6.3
BCSB Regulatory Agreement	3.14
BCSB Reports	3.6(a)
BCSB Representatives	6.11(a)
BCSB Share Award	1.6(b)
BCSB Shareholders Meeting	6.3
BCSB Stock Option	1.6(a)
BCSB Stock Plans	1.6(a)
BCSB Subsidiaries	3.1(d)
BHC Act	3.1(a)
Break-up Fee	6.11(f)
Certificates	1.4(c)
Change in BCSB Recommendation	6.11(b)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Preamble
Confidentiality Agreements	6.2(b)
Contamination	3.16(b)
Control	3.24(b)
Controlled Group Liability	3.11
Determination Date	8.1(h)(iii)(B)
DRSP Plan	1.4(d)
Effective Date	1.2
Effective Time	1.2
Employer Securities	3.11(l)
Environmental Laws	3.16(b)
Environmental Liability	3.16(b)
ERISA	3.11
ERISA Affiliate	3.11
ESOP	3.11(l)

A-iv

Section
ESOP Loan	3.11(l)
Exchange Act	3.6(a)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.4(a)
FBCA	1.1
FDIC	3.1(c)
Federal Reserve Board	3.4
Final Index Price	8.1(h)(iii)(C)
FNB	Preamble
FNB Bank	1.10
FNB Benefit Plan	4.11
FNB Bylaws	4.1(b)
FNB Charter	4.1(b)
FNB Common Stock	1.4(a)
FNB Disclosure Schedule	Art. 4 Preamble
FNB Eligible Plans	6.6(a)
FNB Employment Agreement	4.11
FNB Market Value	8.1(h)(iii)(A)
FNB Preferred Stock	4.2(a)
FNB Qualified Plans	4.11(d)
FNB Ratio	8.1(h)(ii)
FNB Regulatory Agreement	4.14
FNB Reports	4.6(a)
FNB Stock Plans	4.2(a)
FNB Subsidiaries	3.1(d)
FNB Warrants	4.2(a)
GAAP	3.1(d)
Governmental Entity	3.4
Hazardous Substance	3.16(b)
Inactive BCSB Employees	3.11(i)
Indemnified Parties	6.7(a)
Index	8.1(h)(iii)(D)
Index Ratio	8.1(h)(ii)
Initial FNB Market Value	8.1(h)(iii)(E)
Initial Index Price	8.1(h)(iii)(F)
Insurance Amount	6.7(c)
Intellectual Property	3.23(b)
IRS	3.10(a)
IT Assets	3.23(c)
knowledge/Knowledge	9.5
Law	3.3(b)
Leased Properties	3.17(c)
Leases	3.17(b)
Liens	3.2(b)
Loan	3.24(a)
Material Adverse Effect	3.1(d)
Materially Burdensome Regulatory Condition	6.1(d)
MD DLLR	3.4
Merger	Preamble
Merger Consideration	1.4(a)

A-v

Section
MGCL	1.1
Multiemployer Plan	3.11
Multiple Employer Plan	3.11(f)
NYSE	3.1(d)
NASDAQ	3.1(d)
OCC	3.4
OREO	3.24(b)
Owned Properties	3.17(a)
Payment Event	6.11(g)
PBGC	3.11(e)
Person	3.9(a)
Plan	6.6(c)
Plan Termination Date	6.6(c)
Proxy Statement	3.4
PVF Merger Agreement	4.2(a)
Registration Statement	3.4
Regulatory Agency	3.5
Requisite Regulatory Approvals	7.1(c)
Sarbanes-Oxley Act	3.6(a)
SEC	3.4
Securities Act	3.6(a)
SRO	3.4
Subsidiary	3.1(d)
Superior Proposal	6.11(e)(ii)
Surviving Company	Preamble
Takeover Laws	3.18(a)
Tax	3.10(b)
Tax Representation Letters	6.13
Tax Return	3.10(c)
Third Party	6.11(e)(iii)
Third Party Leases	3.17(d)
Treasury Regulations	Preamble
Treasury Shares	1.4(b)
Voting Agreement	5.4
Withdrawal Liability	3.11

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 13, 2013 (this “Agreement”), between F.N.B. CORPORATION, a Florida corporation (“FNB”), and BCSB BANCORP, INC., a Maryland corporation (“BCSB”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of BCSB and FNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement pursuant to which BCSB will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FNB (the “Merger”), so that FNB is the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”); and

WHEREAS, for federal income Tax (as defined in Section 3.10(b)) purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations of the U.S. Department of the Treasury promulgated thereunder (as such regulations may be amended from time to time, including corresponding provisions of successor rules and regulations thereto, the “Treasury Regulations”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the Florida Business Corporation Act (the “FBCA”), at the Effective Time (as defined in Section 1.2) BCSB shall merge with and into FNB. FNB shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of BCSB shall cease.

1.2 Effective Time.

The Merger shall become effective as set forth in the articles of merger (each, the “Articles of Merger”) that shall be filed with the Department of Assessments and Taxation of the State of Maryland and the Secretary of State of the State of Florida on or before the Closing Date (as defined in Section 9.1). The term “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the Articles of Merger. “Effective Date” shall mean the date on which the Effective Time occurs.

1.3 Effects of the Merger.

(a) Effects Under MGCL and FBCA. At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL and Section 607.1106 of the FBCA.

(b) Directors and Executive Officers of the Surviving Company. The directors of the Surviving Company immediately after the Merger shall be the directors of FNB immediately prior to the Merger. The executive officers of the Surviving Company immediately after the Merger shall be the executive officers of FNB immediately prior to the Merger.

1.4 Conversion of BCSB Common Stock.

(a) Subject to the provisions of this Agreement, each share of common stock, par value $0.01 per share, of BCSB (“BCSB Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Treasury Shares (as defined in Section 1.4(b)) shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive as merger consideration 2.080 shares (the “Exchange Ratio”) of common stock, $0.01 par value, of FNB (“FNB Common Stock”) (the “Merger Consideration”).

(b) At and after the Effective Time, each Treasury Share shall be cancelled and retired and no shares of FNB Common Stock or other consideration shall be issued in exchange therefor. “Treasury Shares” means the shares of BCSB Common Stock held by BCSB or any of the BCSB Subsidiaries (as defined in Section 3.1(d)) or by FNB or any of its Subsidiaries, other than in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith.

(c) At the Effective Time, the stock transfer books of BCSB shall be closed as to holders of BCSB Common Stock immediately prior to the Effective Time other than to settle transfers of shares of BCSB Common Stock that occurred prior to the Effective Time, and no transfer of BCSB Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing shares of BCSB Common Stock (“Certificates”) are properly presented pursuant to Section 2.2(a) of this Agreement to the Exchange Agent (as defined in Section 2.1), such Certificates shall be cancelled and exchanged for FNB Common Stock held in book entry representing the number of whole shares into which the BCSB Common Stock represented by the Certificates was converted in the Merger, plus, if applicable pursuant to Section 1.4(e), any payment for any fractional share of FNB Common Stock without any interest thereon and any dividends or distributions to which the holder of such Certificates is entitled pursuant to Section 2.2(b). All shares of FNB Common Stock, cash in lieu of fractional shares of FNB Common Stock and/or declared but unpaid dividends issued or paid upon the surrender for exchange of shares of BCSB Common Stock (or the provision of customary affidavits and indemnification for lost or mutilated Certificates in accordance with the terms hereof) and the letter of transmittal, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of BCSB Common Stock.

(d) Each holder of BCSB Common Stock shall have the option of enrolling the whole shares of FNB Common Stock issuable to such shareholder upon the consummation of the Merger in FNB’s Dividend Reinvestment and Direct Stock Purchase Plan (the “DRSP Plan”), as long as such shareholder enrolls with a minimum of 50 whole shares of FNB Common Stock. Each BCSB shareholder electing to enroll in the DRSP Plan shall be issued FNB Common Stock held in book entry representing the number of whole shares received in the Merger.

(e) Notwithstanding any other provision of this Agreement, each holder of BCSB Common Stock who would otherwise be entitled to receive a fractional share of FNB Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price (as defined below) as of the Closing Date by (b) the fraction of a share (calculated to the nearest ten-thousandth when expressed in decimal form) of FNB Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares. “Average Closing Price” means, as of any specified date, the average composite closing price of FNB Common Stock as reported by the NYSE for each of the twenty (20) consecutive trading days ending on and including the fifth such trading day prior to the specified date rounded to the nearest ten-thousandth.

1.5 FNB Capital Stock. At and after the Effective Time, each share of FNB capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.6 BCSB Equity-Based Awards.

(a) BCSB Stock Options. Effective as of the Effective Time, each then outstanding option to purchase BCSB Common Stock (each, a “BCSB Stock Option”) pursuant to the equity-based compensation plans identified on Section 3.11(a) of the BCSB Disclosure Schedule (as defined in Article 3 hereof) (the “BCSB Stock Plans”) and the award agreements evidencing the grants thereunder, granted to any current or former employee or director of BCSB or any of the BCSB Subsidiaries (as defined in Section 3.1(d)) shall at the Effective Time cease to represent a right to acquire BCSB Common Stock and shall be converted automatically into an option to acquire shares of FNB Common Stock on the terms hereinafter set forth. FNB shall assume each such BCSB Stock Option in accordance with the terms of the relevant BCSB Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time: (i) FNB and the Compensation Committee of its Board of Directors, including, if applicable, the entire Board of Directors of FNB, shall be substituted for BCSB and the Compensation Committee of the Board of Directors of BCSB, including, if applicable, the entire Board of Directors of BCSB, administering such BCSB Stock Plan, (ii) each BCSB Stock Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (iii) the number of shares of FNB Common Stock subject to such BCSB Stock Option shall be equal to the number of shares of BCSB Common Stock subject to such BCSB Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as adjusted, if applicable, pursuant to Section 2.3 herein), provided that, unless otherwise provided for in such BCSB Stock Option, any fractional shares of FNB Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the exercise price per share of FNB Common Stock under each such option shall be the amount (rounded up to the nearest whole cent) equal to the per share exercise price under each such BCSB Stock Option prior to the Effective Time divided by the Exchange Ratio (as adjusted, if applicable, pursuant to Section 2.3 herein). Notwithstanding clauses (iii) and (iv) of the preceding sentence, each BCSB Stock Option that is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the Treasury Regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. FNB and BCSB agree to take all reasonable and necessary steps to effect the provisions of this Section 1.6(a). As of the Effective Time, FNB shall issue to each holder of each outstanding BCSB Stock Option that has been assumed by FNB a document evidencing the conversion and assumption of such BCSB Stock Option by FNB pursuant to this Section 1.6(a).

(b) BCSB Share Awards. At the Effective Time, each holder of any then outstanding restricted share awards relating to BCSB Common Stock, including those designated as performance share awards (each, a “BCSB Share Award”), shall be entitled to receive a number of shares of FNB Common Stock equal to the Exchange Ratio (as adjusted, if applicable, pursuant to Section 2.3 herein) multiplied by the total number of shares of BCSB Common Stock subject to such BCSB Share Award (provided that any fractional shares of FNB Common Stock resulting from such multiplication shall be rounded down to the nearest share), subject to any applicable tax withholding requirements. Notwithstanding anything that may be to the contrary in this subparagraph (b), each BCSB Share Award shall remain subject to any applicable restrictions, vesting and other terms and conditions unless otherwise provided in the award agreement evidencing such BCSB Share Award or the relevant BCSB Stock Plan.

1.7 Articles of Incorporation and Bylaws of the Surviving Company. The FNB Charter (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The FNB Bylaws (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

1.8 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan or reorganization” for purposes of Sections 354 and 361 of the Code.

1.9 Dissenting Shares. No right to fair value or appraisal or similar rights shall be available to holders of BCSB Common Stock with respect to the Merger or the other transactions contemplated hereby.

1.10 The Bank Merger. As soon as practicable after the execution of this Agreement BCSB and FNB shall cause Baltimore County Savings Bank (“BCSB Bank”) and First National Bank of Pennsylvania (“FNB Bank”), respectively, to enter into a bank merger agreement, the form of which is attached to this Agreement as Exhibit “A” (the “Bank Merger Agreement”), and which provides for the merger of BCSB Bank with and into FNB Bank (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of FNB Bank upon consummation of the Bank Merger shall be the directors of FNB Bank immediately prior to the Bank Merger.

1.11 Right to Revise Structure. FNB may at any time change the method of effecting the combination contemplated by this Agreement if and to the extent it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(a)) provided for in this Agreement, (ii) adversely affect the Tax treatment of BCSB’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, or (iii) be reasonably likely to materially impede or delay the consummation of the transactions this Agreement contemplates. In the event FNB elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE 2

EXCHANGE OF SHARES

2.1 FNB to Make Merger Consideration Available. As promptly as practicable following the Effective Time, FNB shall deposit, or shall cause to be deposited, with Registrar and Transfer Company (“Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article 2, (i) book entry shares representing the aggregate number of shares of FNB Common Stock issuable pursuant to this Agreement in exchange for the shares of BCSB Common Stock outstanding immediately prior to the Effective Time of the Merger, (ii) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.2(b)(i), and (iii) cash in lieu of any fractional shares of FNB Common Stock to be issued pursuant to Section 1.4(e) and paid pursuant to Section 1.4 in exchange for outstanding shares of BCSB Common Stock (such cash and book entry shares for shares of FNB Common Stock, collectively being referred to as the “Exchange Fund”).

2.2 Exchange Shares.

(a) As soon as practicable but in no event later than ten business days after the Effective Time, the Exchange Agent shall mail to each holder of record of BCSB Common Stock a letter of transmittal in customary form as prepared by FNB and reasonably acceptable to BCSB which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the shares of BCSB Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). After the Effective Time of the Merger, each holder of a Certificate formerly representing shares of BCSB Common

Stock, other than Treasury Shares, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials to the Exchange Agent, shall, upon acceptance thereof, be entitled to: (i) book entry shares representing FNB Common Stock into which the shares of BCSB Common Stock shall have been converted pursuant to Section 1.4, (ii) any cash in lieu of any fractional share of FNB Common Stock to which such holder would otherwise be entitled and (iii) any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.2, each Certificate representing shares of BCSB Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration, any cash in lieu of fractional shares into which the shares of BCSB Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement, and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). FNB shall not be obligated to deliver the Merger Consideration, any cash in lieu of fractional shares and/or any declared but unpaid dividends to which any former holder of shares of BCSB Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 2.2. If any shares of FNB Common Stock, or any cash in lieu of fractional shares and/or declared but unpaid dividends, are to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to FNB, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by FNB or the Exchange Agent, the posting by such Person of a bond in such amount as FNB and the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, FNB or the Surviving Company with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(b) Following surrender of any such Certificate, there shall be paid to the record holder of the whole shares of FNB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or distributions, if any, with a record date prior to the Effective Time that have been declared by BCSB in respect of shares of BCSB Common Stock after the date of this Agreement in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FNB Common Stock to which such holder is entitled pursuant to Section 1.4(e) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger and which had become payable with respect to such whole shares of FNB Common Stock prior to the time of surrender, and (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FNB Common Stock.

(c) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of BCSB following the passage of twelve (12) months after the Effective Time of the Merger shall be delivered to FNB, upon demand, and any shareholders of BCSB who have not theretofore complied with this Section 2.2 shall thereafter look only to FNB for payment of their claim for FNB Common Stock, any cash in lieu of fractional shares of FNB Common Stock and any unpaid dividends or distributions payable in accordance with Section 2.2(b).

(d) Neither BCSB nor FNB shall be liable to any holder of shares of BCSB Common Stock or FNB Common Stock, as the case may be, for such shares, any dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FNB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of FNB Common Stock for the account of the Persons entitled thereto.

2.3 Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Merger, (a) FNB shall declare a stock dividend or distribution on FNB Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine FNB Common Stock, or make a distribution other than a regular quarterly cash dividend, on FNB Common Stock in any security convertible into FNB Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of FNB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in FNB’s capitalization, then a proportionate adjustment or adjustments will be made to the Exchange Ratio and, as applicable, the Average Closing Price, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of such class of FNB Common Stock generally.

2.4 Withholding Rights. The Exchange Agent or, subsequent to the first anniversary of the Effective Time, FNB, shall be entitled to deduct and withhold from any cash in lieu of fractional shares of FNB Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) and any other cash amounts otherwise payable pursuant to this Agreement to any holder of shares of BCSB Common Stock such amounts as the Exchange Agent or FNB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or FNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of BCSB Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or FNB, as the case may be.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BCSB

Except as disclosed in the disclosure schedule delivered by BCSB to FNB prior to the execution of this Agreement (the “BCSB Disclosure Schedule”), BCSB hereby represents and warrants to FNB as follows:

3.1 Corporate Organization.

(a) BCSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. BCSB has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities (as defined in Section 3.4) required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified would not have a Material Adverse Effect (as defined in Section 3.1(d)) upon BCSB. BCSB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).

(b) True and complete copies of the articles of incorporation of BCSB (the “BCSB Charter”) and the bylaws of BCSB (the “BCSB Bylaws”), each as in effect as of the date of this Agreement, have previously been made available to FNB.

(c) BCSB Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Maryland. The deposit accounts of BCSB Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Federal Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. BCSB Bank is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein. Each of BCSB’s other Subsidiaries (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on BCSB. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of BCSB, copies of which have previously been made available to FNB, are true and correct copies of such documents as in effect on the date of this Agreement.

(d) As used in this Agreement, (i) the word “Subsidiary” when used with respect to either party, means any corporation, partnership, joint venture, limited liability company or any other entity (A) of which such party, or a subsidiary of such party, is a general partner, or (B) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such party and/or one or more Subsidiaries thereof, and the terms “BCSB Subsidiaries” and “FNB Subsidiaries” shall mean any direct or indirect Subsidiary of BCSB or FNB, respectively; and (ii) the term “Material Adverse Effect” means, with respect to FNB, BCSB or the Surviving Company, as the case may be, any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects, (A) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date of this Agreement, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes, after the date of this Agreement, in laws, rules or regulations of general applicability or interpretations thereof by courts or any Governmental Entity, (3) actions or omissions of (x) FNB or (y) BCSB, taken at the request of, or with the prior written consent of the other or required by this Agreement, (4) changes, events or developments, after the date of this Agreement, in the national or world economy or financial or securities markets generally, or changes, events or developments, after the date of this Agreement, in general economic conditions or other changes, events or developments, after the date of this Agreement that affect banks or their holding companies generally, except to the extent that such changes have a materially disproportionate adverse effect on such party relative to other similarly situated participants in the markets or industries in which they operate, (5) consummation or public disclosure of the transactions this Agreement contemplates, including the resignation of employment of employees, the expenses incurred by BCSB or FNB in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement or any impact on such party’s business, customer relations, condition or results of operations, in each case as a result therefrom, (6) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, (7) any changes in interest rates or foreign currency rates, (8) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions this Agreement contemplates, (9) any failure by such party to meet any published, whether by such party or a third party research analyst, or internally prepared estimates of revenues or earnings, (10) a decline in the price, or a change in the trading volume of, such party’s common stock on The NASDAQ Global Market (including any successor exchange, “NASDAQ”), or the New York Stock Exchange (including any successor exchange, the “NYSE”), as applicable, and (11) any matter to the extent that (i) it is disclosed in reasonable detail in the party’s disclosure schedules delivered to the other party pursuant to this Agreement or in the BCSB Reports or FNB Reports referenced in Section 3.6 or Section 4.6, as applicable, and (ii) such disclosed matter does not worsen in a materially adverse manner, or (B) materially delays or impairs the ability of such party to timely consummate the transactions this Agreement contemplates.

3.2 Capitalization.

(a) The authorized capital stock of BCSB consists of (i) 50,000,000 shares of BCSB Common Stock, of which, as of May 31, 2013, 3,189,668 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“BCSB Preferred Stock”), of which as of the date hereof, none were issued and outstanding. As of May 31, 2013, no shares of BCSB Common Stock were held in the BCSB treasury and no shares of BCSB Preferred Stock were held in the BCSB treasury. As of May 31, 2013, no shares of BCSB Common Stock were reserved for issuance except for 239,875 shares of BCSB Common Stock reserved for issuance upon the exercise of BCSB Stock Options and settlement of BCSB Share Awards issued pursuant to the BCSB Stock Plans. All of the issued and outstanding shares of BCSB Common Stock have been, and all shares of BCSB Common Stock that may be issued upon the exercise of the BCSB Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement and the BCSB Stock Plans, BCSB does not have, and is not bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of BCSB Common Stock or any other equity securities of BCSB, or any securities representing the right to purchase or otherwise receive any shares of BCSB Common Stock. Set forth in Section 3.2(a) of the BCSB Disclosure Schedule is a true, correct and complete list of: (1) each BCSB Stock Option (such list to include the BCSB Stock Plan or other arrangement under which such options were issued, the number of shares of BCSB Common Stock subject thereto, the vesting schedule thereof and the exercise prices thereof), and (2) each BCSB Share Award (such list to include the number of shares of BCSB Common Stock subject thereto and the vesting schedule thereof) outstanding under the BCSB Stock Plans or otherwise as of May 31, 2013. Since May 31, 2013 through the date hereof, BCSB has not issued or awarded, or authorized the issuance or award of, any options, restricted stock units or other equity-based awards under the BCSB Stock Plans or otherwise. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of BCSB may vote are issued or outstanding.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of BCSB are owned by BCSB, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, other than liens for property Taxes not yet due and payable (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) BCSB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates, subject to the receipt of the requisite BCSB shareholder approval (as described below) and Requisite Regulatory Approvals (as defined in Section 7.1(c)). The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of BCSB. Except for the approval and adoption of this Agreement and the transactions this Agreement contemplates by a majority vote of the Board of Directors of BCSB and by the affirmative vote of at least a majority of the issued and outstanding shares of BCSB Common Stock, no other corporate approvals on the part of BCSB are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by BCSB and, assuming the due authorization, execution and delivery of this Agreement by FNB, constitutes the valid and binding obligation of BCSB, enforceable against BCSB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by BCSB nor the consummation by BCSB of the transactions this Agreement contemplates, nor compliance by BCSB with any of the terms or provisions of this Agreement, will (i) violate any provision of the BCSB Charter or the BCSB Bylaws or, (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made and are in full force and effect, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to BCSB, any of the BCSB Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BCSB or any of the BCSB Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BCSB or any of the BCSB Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on BCSB.

3.4 Consents and Approvals. Except for (a) the filing by FNB of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of BCSB Bank with and into FNB Bank, the filing of applications and notices, as applicable, with the FDIC, the Office of the Comptroller of the Currency (the “OCC”), and any state regulatory authority, including but not limited to the Department of Labor, Licensing and Regulation of the State of Maryland (the “MD DLLR”), and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of BCSB shareholders to be held in connection with this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Registration Statement”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (c) the filing of Articles of Merger, including a certificate of conveyance, with and the acceptance for record by the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (d) such filings as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement, and approval of the listing on the NYSE of such FNB Common Stock issuable in the Merger, (e) the adoption of this Agreement by the affirmative vote of at least a majority of the issued and outstanding shares of BCSB Common Stock, and (f) the execution and delivery by the Surviving Company and the relevant trustees or agents of supplemental indentures and relevant documents under the provisions of BCSB’s trust preferred securities instruments and the related debt indentures set forth on Section 3.4 of the BCSB Disclosure Schedule, no consents or approvals of or filings or registrations by BCSB with any court, administrative agency or commission or other governmental authority or instrumentality of federal, state, local or foreign government (each, a “Governmental Entity”), any industry self-regulatory organization (“SRO”) or other Person are necessary in connection with (A) the execution and delivery by BCSB of this Agreement and (B) the consummation by BCSB of the Merger and the other transactions this Agreement contemplates. As of the date of this Agreement, BCSB is not aware of any reason why the Requisite Regulatory Approvals will not be received on a timely basis.

3.5 Reports. BCSB and each of the BCSB Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since October 1, 2009 with (a) the Federal Reserve Board, (b) the FDIC, (c) the OCC, (d) any state regulatory authority, (e) any foreign regulatory authority and (f) any SRO (collectively, “Regulatory Agencies” and individually, a “Regulatory Agency”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since October 1, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of BCSB and each of the BCSB Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of BCSB, investigation into the business or operations of BCSB or any of the BCSB Subsidiaries since October 1, 2009.

3.6 SEC Reports; Financial Statements.

(a) BCSB has filed or furnished on a timely basis with the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act of 1933, as amended (the “Securities Act”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under the securities regulations of the SEC, with the SEC since October 1, 2009 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “BCSB Reports”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any BCSB Report has been amended by a subsequently filed BCSB Report prior to the date hereof, in which case, as of the date of such amendment, (i) the BCSB Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and (ii) none of the BCSB Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of BCSB’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the BCSB Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of BCSB and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c) There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the BCSB Reports.

(d) The books and records of BCSB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of BCSB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BCSB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. BCSB and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. BCSB (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to BCSB, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of BCSB by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the BCSB Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to BCSB’s outside auditors and the audit committee of the board of directors of BCSB (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect BCSB’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in BCSB’s internal controls over financial reporting.

(e) Since October 1, 2009, (A) neither BCSB nor any of its Subsidiaries nor, to the knowledge of BCSB, any director, officer, employee, auditor, accountant or representative of BCSB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of BCSB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BCSB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing BCSB or any of its Subsidiaries, whether or not employed by BCSB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BCSB or any of its officers, directors, employees or agents to the BCSB Board or any committee thereof or to any of BCSB’s directors or officers.

(f) No agreement pursuant to which any loans or other assets have been or shall be sold by BCSB or the BCSB Subsidiaries entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by BCSB or the BCSB Subsidiaries, to cause BCSB or the BCSB Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against BCSB or the BCSB Subsidiaries. There has been no material breach of a representation or covenant by BCSB or the BCSB Subsidiaries in any such agreement. Except as set forth in Section 3.6(f) of the BCSB Disclosure Schedule, since September 30, 2012, no cash, stock or other dividend or any other distribution with respect to the capital stock of BCSB or any of the BCSB Subsidiaries has been declared, set aside or paid. Except for redemption of all of the issued and outstanding shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of BCSB, 18,216 shares of BCSB Common Stock (including 10,389 shares purchased in connection with BCSB’s deferred compensation plan) and the repurchase of a warrant to purchase 183,465 shares of BCSB Common Stock, no shares of capital stock of BCSB have been purchased, redeemed or otherwise acquired, directly or indirectly, by BCSB since October 1, 2009, and no agreements have been made to do the foregoing.

3.7 Broker’s Fees. Except as set forth in Section 3.7 of the BCSB Disclosure Schedule, neither BCSB nor any BCSB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates.

3.8 Absence of Certain Changes or Events. Since September 30, 2012 (i) BCSB and the BCSB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to BCSB.

3.9 Legal Proceedings.

(a) There is no pending, or, to BCSB’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization, Governmental Entity or other entity (each, a “Person”) relating to BCSB, any of the BCSB Subsidiaries or any of their respective properties or permits, licenses or authorizations, which has had, or is reasonably likely to have a Material Adverse Effect on BCSB.

(b) There is no judgment or order of any Governmental Entity or regulatory restriction, other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon BCSB, any of the BCSB Subsidiaries or the assets of BCSB or any of the BCSB Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on BCSB.

3.10 Taxes and Tax Returns.

(a) Each of BCSB and the BCSB Subsidiaries has duly and timely filed, including all applicable extensions, all Tax Returns (as defined in subsection (c) below) required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity, other than Taxes that (i) are not yet delinquent or are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of BCSB and the BCSB Subsidiaries. Neither BCSB nor any of the BCSB Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of any intent to conduct an audit or examination, or claims asserted, for Taxes upon BCSB or any of the BCSB Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where BCSB or any of the BCSB Subsidiaries has not filed Tax Returns such that BCSB or any of the BCSB Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, BCSB or any of the BCSB Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of BCSB and the BCSB Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of BCSB or any of the BCSB Subsidiaries. Neither BCSB nor any of the BCSB Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among BCSB and the BCSB Subsidiaries. Neither BCSB nor any of the BCSB Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was BCSB, or (B) has any liability for the Taxes of any Person, other than BCSB or any of the BCSB Subsidiaries, under Treas. Reg. §1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise. Neither BCSB nor any of the BCSB Subsidiaries has been, within the past two years or otherwise as part of a “plan” or series of related transactions, within the meaning of Section 355(e) of the Code, of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation”, within the meaning of Section 355(a)(1)(A) of the Code, in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No shares of BCSB Common Stock are owned by a Subsidiary of BCSB except for shares of BCSB Common Stock owned by trusts established in connection with BCSB Benefit Plans and by Baltimore County Savings Bank Foundation, Inc. BCSB is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither BCSB, nor any of the BCSB Subsidiaries or any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any private letter rulings of the U.S. Internal Revenue Service (“IRS”) or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable Law, which rulings or agreements would have a continuing effect after the Effective Time. Neither BCSB nor any of the BCSB Subsidiaries has engaged in a “reportable transaction”, as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction”, as set forth in Treas. Reg. § 1.6011-4(b)(2). FNB has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of BCSB and the BCSB Subsidiaries relating to all taxable periods beginning on and after October 1, 2009, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to BCSB or the BCSB Subsidiaries. Neither BCSB, any of the BCSB Subsidiaries nor FNB, as a successor to BCSB, will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of BCSB or any of the BCSB Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Law, for periods or portions thereof ending on or before the Closing Date.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, bank shares tax, employment, severance, withholding, duties, intangibles, franchise, backup withholding, inventory, capital stock, license, employment, social security, unemployment, excise, stamp, occupation, and estimated taxes, and other taxes, charges, levies or like assessments, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treas. Reg. §1.1502-6(a) or any predecessor or successor thereof of any analogous or similar provision under Law or otherwise.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any amendment thereof including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

3.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meanings:

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“BCSB Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of BCSB or any of the BCSB Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by BCSB or any of the BCSB Subsidiaries or to which BCSB or any of the BCSB Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity compensation, severance, employment, change of control or fringe benefit plan, program or policy.

“BCSB Employment Agreement” means a contract, offer letter or agreement of BCSB or any of the BCSB Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which BCSB or any of the BCSB Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(a) Section 3.11(a) of the BCSB Disclosure Schedule includes a complete list of all BCSB Benefit Plans and all BCSB Employment Agreements.

(b) With respect to each BCSB Benefit Plan, BCSB has delivered or made available to FNB, as applicable, a true, correct and complete copy of: (i) each writing constituting a part of such BCSB Benefit Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications, (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any, (vi) the most recent determination or opinion letter from the IRS, if any, and (vii) the most recent minimum coverage and discrimination testing results, if any. BCSB has delivered or made available to FNB a true, correct and complete copy of each BCSB Employment Agreement.

(c) All contributions required to be made to any BCSB Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any BCSB Benefit Plan, for any period prior to and through the date of this Agreement, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements to the extent required by GAAP. Each BCSB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each BCSB Benefit Plan, BCSB and the BCSB Subsidiaries have complied, and are in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such BCSB Benefit Plans, including, without limitation, Code Section 409A. Each BCSB Benefit Plan has been administered in all material respects in accordance with its terms. There are not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to any BCSB Benefit Plan or the imposition of any material lien on the assets of BCSB or any of the BCSB Subsidiaries under ERISA or the Code. Section 3.11(d) of the BCSB Disclosure Schedule identifies each BCSB Benefit Plan that is intended to be a “qualified plan” within the meaning of

Section 401(a) of the Code (the “BCSB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each BCSB Qualified Plan and the related trust which has not been revoked, or BCSB is entitled to rely on a favorable opinion issued by the IRS. To the knowledge of BCSB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any BCSB Qualified Plan or the related trust. To the knowledge of BCSB, none of BCSB and the BCSB Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to subject BCSB, any of the BCSB Subsidiaries or any Person that BCSB or any of BCSB Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) With respect to each BCSB Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and (ii) (A) the fair market value of the assets of such BCSB Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such BCSB Benefit Plan, whether or not vested, on a termination basis, (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (C) all premiums, if any, to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (D) no liability, other than for premiums to the PBGC, under Title IV of ERISA has been or would reasonably be expected to be incurred by BCSB or any of BCSB Subsidiaries and (E) the PBGC has not instituted proceedings to terminate any such BCSB Benefit Plan and, to BCSB’s knowledge, no condition exists that makes it reasonably likely that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such BCSB Benefit Plan.

(f) (i) No BCSB Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), (ii) none of BCSB and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of BCSB and the BCSB Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be likely to result in, any Controlled Group Liability that would be a liability of BCSB or any of the BCSB Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the BCSB Benefit Plans or BCSB Employment Agreements. Without limiting the generality of the foregoing, neither BCSB nor any of the BCSB Subsidiaries, nor, to BCSB’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

(g) BCSB and the BCSB Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to BCSB and the BCSB Subsidiaries.

(h) Except as disclosed in Section 3.11(h) of the BCSB Disclosure Schedule, neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event, whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of BCSB or any of the BCSB Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation including deferred compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or additional tax under Section 409A of the Code.

(i) BCSB has delivered or made available to FNB a true and complete list of the names, corporate and functional titles, hire dates, incentive compensation, profit sharing and bonuses paid in 2011, 2012 and 2013, full or part-time status, 2013 annual salaries or hourly rates of all employees of BCSB or any of the BCSB Subsidiaries (“BCSB Employees”) as of the date hereof and, with respect to any BCSB Employee on a leave of absence or otherwise not actively employed (“Inactive BCSB Employees”), the date on which each such Inactive BCSB Employee is expected to return to active employment. Except as otherwise set forth on Section 3.11(i) of the BCSB Disclosure Schedule, (A) none of the BCSB Employees has a contract of employment with BCSB or any of the BCSB Subsidiaries, (B) all BCSB Employees are employees “at will” whose employment is terminable without liability therefor and (C) none of the BCSB Employees has a contract with BCSB or any of the BCSB Subsidiaries relating to stay bonuses, retention or stay payments, severance pay or benefits or other prerequisites or benefits.

(j) No labor organization or group of employees of BCSB or any of the BCSB Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to BCSB’s knowledge, threatened to be brought or filed, with the National Labor Relations Board. Each of BCSB and the BCSB Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(k) With respect to each BCSB Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code, each such nonqualified deferred compensation plan has since January 1, 2005 been operated in material compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder so as to avoid any Tax pursuant to Section 409A of the Code and the document or documents that evidence such plan have, since December 31, 2008, conformed materially to the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No payment pursuant to any arrangement between BCSB, any of the BCSB Subsidiaries and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations thereunder) would subject any person to a tax pursuant to 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.

(l) The Baltimore County Savings Bank Employee Stock Ownership Plan (the “ESOP”) is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code. Section 3.11(l) of the BCSB Disclosure Schedule identifies (i) each loan under which the ESOP is a borrower (each, an “ESOP Loan”), (ii) the lender and guarantor (if any) of each ESOP Loan, and (iii) the securities of BCSB that were acquired with such ESOP Loan (the “Employer Securities”). Each ESOP Loan meets the requirements of Section 4975(d)(3) of the Code. The Employer Securities are pledged as collateral for the ESOP Loan with which they were acquired, except to the extent they have been released from such pledge and allocated to the accounts of participants in the ESOP in accordance with the requirements of Treas. Reg. §§ 54.4975-7 and 54.4975-11. BCSB and the ESOP have always complied with the voting requirements of Section 409(e) of the Code and the valuation requirements of Section 408(e) of ERISA.

3.12 Compliance with Applicable Law. BCSB and each of the BCSB Subsidiaries are not in violation or noncompliance in any material respect under any Law applicable to BCSB or any of BCSB Subsidiaries, including but not limited to, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, and applicable limits on loans to one borrower, except where such violation or noncompliance is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on BCSB. BCSB and each of the BCSB Subsidiaries has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ. Section 3.12 of the BCSB Disclosure Schedule sets forth, as of April 30, 2013, a schedule of all executive officers and directors of BCSB who have outstanding loans from BCSB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.13 Contracts. Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on BCSB, (a) none of BCSB nor any of the BCSB Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (b) to the knowledge of BCSB, none of the other parties to any such material contract, lease, license or other agreement or instrument is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder, and (c) neither BCSB nor any of the BCSB Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of BCSB or any of the BCSB Subsidiaries.

3.14 Agreements with Regulatory Agencies. Except to the extent disclosure hereunder is precluded by applicable Law, neither BCSB nor any of the BCSB Subsidiaries is subject to any cease-and-desist or other order or action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been ordered to pay any civil money penalty by, or has been since October 1, 2009, a recipient of any supervisory letter from, or since October 1, 2009, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, or its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, a “BCSB Regulatory Agreement”), nor has BCSB or any of the BCSB Subsidiaries been advised since October 1, 2009 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such BCSB Regulatory Agreement. To the knowledge of BCSB, there are no investigations relating to any material regulatory matters pending before any Governmental Entity with respect to BCSB or any of its Subsidiaries. Each bank Subsidiary of BCSB has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

3.15 Undisclosed Liabilities. Neither BCSB nor any of its Subsidiaries has, and since September 30, 2012, neither BCSB nor any of its Subsidiaries has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) those liabilities fully accrued or reserved against in the unaudited consolidated balance sheet of BCSB and its Subsidiaries as of March 31, 2013 included in the BCSB Reports, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2013, (iii) liabilities and obligations that are not material to BCSB and its Subsidiaries, taken as a whole, and (iv) any liabilities incurred with respect to the transactions contemplated by this Agreement.

3.16 Environmental Liability.

(a) To BCSB’s knowledge, (i) BCSB and the BCSB Subsidiaries are in material compliance with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by BCSB or any of the BCSB Subsidiaries, that would reasonably be expected to result in a material Environmental Liability for BCSB or the BCSB Subsidiaries, (iii) no Contamination exists at any real property owned by a third party and currently leased by BCSB or the BCSB Subsidiaries that would reasonably be expected to result in a material Environmental Liability for BCSB or the BCSB Subsidiaries, (iv) neither BCSB nor any of the BCSB Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither BCSB nor any of the BCSB Subsidiaries is subject to any order, decree, injunction or other agreement with any

Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of BCSB or the BCSB Subsidiaries and (vi) BCSB has listed in Section 3.16 of the BCSB Disclosure Schedule and made available to FNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to BCSB, the BCSB Subsidiaries and any Owned Properties or Leased Properties which were prepared in the last five years.

(b) As used in this Agreement, (i) the term “Environmental Laws” means collectively, any and all laws, ordinances, rules, regulations, directives, orders, authorizations, decrees, permits, or other mandates, of a Governmental Entity relating to any Hazardous Substance, Contamination, or protection of the environment or human health and safety, (ii) the term “Hazardous Substance” means any element, substance, compound or mixture whether solid, liquid or gaseous that is subject to regulation by any Governmental Entity under any Environmental Law, or the presence or existence of which gives rise to any Environmental Liability, (iii) the term “Contamination” means the emission, discharge or release of any Hazardous Substance to, on, onto or into the environment and the effects of such emission, discharge or release, including the presence or existence of any such Hazardous Substance, and (iv) the term “Environmental Liability” means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Laws or relating to or arising from Contamination.

3.17 Real Property.

(a) Each of BCSB and the BCSB Subsidiaries has good and marketable title free and clear of all Liens to all real property owned by such entity (the “Owned Properties”), except for Liens that do not materially detract from the present use of such real property.

(b) A true and complete copy of each agreement pursuant to which BCSB or any of BCSB Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”), has heretofore been made available to FNB. Each Lease is valid, binding and enforceable against BCSB or the BCSB Subsidiary party thereto, as the case may be, in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. There is not under any such Lease any material existing default by BCSB or any of the BCSB Subsidiaries or, to the knowledge of BCSB, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided the consents disclosed in Section 3.17(b) of the BCSB Disclosure Schedule have been obtained and are in effect, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on BCSB.

(c) The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which BCSB and the BCSB Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on BCSB.

(d) A true and complete copy of each agreement pursuant to which BCSB or any of the BCSB Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been made available to FNB. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. To the knowledge of BCSB, there are no existing defaults by a tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on BCSB.

3.18 State Takeover Laws.

(a) BCSB has taken all actions necessary to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Voting Agreements are exempt from, the requirements of any Takeover Law applicable to it and Article Eighth of the BCSB Charter. As used in this Agreement, “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations of the State of Maryland.

(b) Neither BCSB nor any of the BCSB Subsidiaries has any shareholders’ rights plan or similar plan or arrangement in effect.

3.19 Reorganization. As of the date of this Agreement, BCSB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20 Opinion. Prior to the execution of this Agreement, BCSB has received an opinion from Sandler O’Neill + Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth in this Agreement, the Exchange Ratio is fair to the shareholders of BCSB from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.21 Insurance. BCSB and the BCSB Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 3.21 of the BCSB Disclosure Schedule and as their management reasonably have determined to be prudent in accordance with industry practices.

3.22 Investment Securities. Except where failure to be true would not reasonably be expected to have a Material Adverse Effect on BCSB, (a) each of BCSB and the BCSB Subsidiaries has good title to all securities owned by it, except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from the Federal Reserve Banks or the Federal Home Loan Banks or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of BCSB or the BCSB Subsidiaries, and (b) such securities are valued on the books of BCSB in accordance with GAAP.

3.23 Intellectual Property.

(a) (i) BCSB and the BCSB Subsidiaries own or have a valid license to use all BCSB Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf software at standard commercial rates), (ii) to the knowledge of BCSB, BCSB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of BCSB and the BCSB Subsidiaries as currently conducted, (iii) BCSB Intellectual Property owned by BCSB or any of the BCSB Subsidiaries, and to the knowledge of BCSB, all other BCSB Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither BCSB nor any of the BCSB Subsidiaries has received notice challenging the validity or enforceability of BCSB Intellectual Property, and (iv) to the knowledge of BCSB, the conduct of the business of BCSB and the BCSB Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, nor to the knowledge of BCSB has BCSB or any of the BCSB Subsidiaries received any written communications since January 1, 2009 alleging that any of them has infringed, diluted, misappropriated or violated any of the Intellectual Property of any other Person. To BCSB’s knowledge, no other Person is infringing, diluting, misappropriating or violating, nor has BCSB or any of the BCSB Subsidiaries sent any written communications within the past two (2) years alleging that any person has infringed, diluted, misappropriated or violated, any of the BCSB Intellectual Property owned by BCSB or a BCSB Subsidiary.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations; and the term “BCSB Intellectual Property” means all Intellectual Property used or held for use in the operation of the business of BCSB or any of its Subsidiaries.

(c) At all times since October 1, 2009, BCSB and each of the BCSB Subsidiaries have taken and will take all reasonable actions to protect and maintain (i) all BCSB Intellectual Property and (ii) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. BCSB’s and the BCSB Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by BCSB in connection with its business, and have not materially malfunctioned or failed within the past two (2) years. To BCSB’s knowledge, no Person has gained unauthorized access to the IT Assets. BCSB has implemented reasonable backup and disaster recovery technology consistent with industry practices.

3.24 Loans; Nonperforming and Classified Assets.

(a) Each loan, loan commitment, letter of credit or other extension of credit (“Loan”) on the books and records of BCSB or any BCSB Subsidiary (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured by valid liens and security interests which have been perfected in accordance with all applicable Laws and, (iv) to the knowledge of BCSB, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such Loan subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) BCSB has set forth in Section 3.24(b) of the BCSB Disclosure Schedule as to BCSB and each BCSB Subsidiary as of March 31, 2013: (i) any Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to BCSB’s knowledge, in default of any other material provision thereof, (ii) each Loan that has been classified as “substandard”, “doubtful”, “loss” or “special mention” or words of similar import by BCSB, a BCSB Subsidiary or an applicable Regulatory Agency, (iii) a listing of the Other Real Estate Owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (iv) each written or oral loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate. For purposes of this Agreement, “Affiliate” means any director, executive officer or five percent or greater shareholder of BCSB or a BCSB Subsidiary, or to the knowledge of BCSB, any other Person controlling, controlled by or under common control with any of the foregoing. “Control”, with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(c) All reserves or other allowances for loan losses reflected in BCSB’s financial statements included in the BCSB Reports as of and for the fiscal year ended September 30, 2012 and for the six months ended March 31, 2013, comply with the standards established by Governmental Entities and are adequate under GAAP. Neither BCSB nor BCSB Bank has been notified by any state or federal bank regulatory agency that its reserves are inadequate or that the practices and policies of BCSB in establishing its reserves for the year ended

September 30, 2012 and the six months ended March 31, 2013, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Agency having jurisdiction or BCSB’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of BCSB.

(d) All Loans owned by BCSB or any BCSB Subsidiary, or in which BCSB or any BCSB Subsidiary has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.

(e) BCSB and each BCSB Subsidiary hold mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans, and all Loans owned by BCSB and each BCSB Subsidiary are with full recourse to the borrowers, and neither of BCSB nor any BCSB Subsidiary has taken any action which would reasonably be expected to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

(f) Each outstanding loan participation sold by BCSB or any BCSB Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to BCSB or any BCSB Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

(g) Section 3.24(g) of the BCSB Disclosure Schedule sets forth a list of all Loans or other extensions of credit to all directors, officers and employees, or any other Person covered by Regulation O of the Federal Reserve Board.

(h) Section 3.24(h) of the BCSB Disclosure Schedule sets forth a listing, as of March 31, 2013, by account, of: (i) all Loans, including loan participations, of BCSB or any other BCSB Subsidiary that have had their respective terms to maturity accelerated during the past 12 months, (ii) all loan commitments or lines of credit of BCSB that have been terminated by BCSB during the past 12 months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) each borrower, customer or other party that has notified BCSB during the past 12 months of, or has asserted against BCSB, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party that has given BCSB any oral notification of, or orally asserted to or against BCSB, any such claim, (iv) all Loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) that are troubled debt restructurings under GAAP, or (E) where a specific reserve allocation exists in connection therewith and (v) all assets classified by BCSB as OREO and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(i) On or before the date of this Agreement, BCSB has delivered to FNB a list of all new Loans in an aggregate amount of $1 million or greater which were entered into by BCSB or any BCSB Subsidiary on and after May 10, 2013, and BCSB has made available to FNB all documentation and other information relating to such Loans as FNB has reasonably requested.

3.25 Mortgage Business. The representations and warranties in this Section 3.25 relate specifically to the Mortgage Business of BCSB and the BCSB Subsidiaries and are in addition to and not in limitation of any other representations in this Article 3.

(a) General.

(i) Recourse. Except as set forth in Section 3.25(a)(i) of the BCSB Disclosure Schedule, none of the Mortgage Loans or Servicing Agreements provides for Recourse to BCSB or any BCSB Subsidiary.

(ii) Advances. The Advances are valid and subsisting amounts owing to BCSB or a BCSB Subsidiary, were made in accordance with all applicable Laws and are carried on the books of BCSB at values determined in accordance with GAAP, and are not subject to setoffs or claims arising from acts or omissions of BCSB or any BCSB Subsidiary. No Investor has claimed or, to the knowledge of BCSB, threatened any defense, offset or counterclaim for repayment of any Advance that is pending.

(b) Mortgage Loans. Except as set forth on Section 3.25(b) of the BCSB Disclosure Schedule:

(i) Investor/Insurer Requirements. Each Mortgage Loan was originated and conforms in all material respects to all applicable Laws and each Loan Held for Sale and each Pipeline Loan is eligible for sale to, insurance by, or pooling to back or secure as collateral securities issued or guaranteed by the applicable Investor or Insurer program under which BCSB or any BCSB Subsidiary originated the Loan Held for Sale and/or Pipeline Loan. Each Loan Held for Sale allocated to a particular Investor in accordance with standard secondary marketing practices of BCSB and the BCSB Subsidiaries is eligible for sale under an Investment Commitment. Each Loan Held for Sale not allocated to a particular Investor in accordance with standard secondary marketing practices of BCSB and the BCSB Subsidiaries would be otherwise eligible for sale under an Investment Commitment upon allocation to an Investor. To BCSB’s knowledge, no fact or circumstance exists that would entitle the applicable Insurer or Investor to (A) demand from BCSB or any BCSB Subsidiary or any Affiliate of BCSB or any BCSB Subsidiary, either the repurchase of any Serviced Loan or Previously Disposed of Loan or indemnification for losses, (B) refuse to purchase a Loan Held for Sale, (C) impose on BCSB, any BCSB Subsidiary or any Affiliate of BCSB or any BCSB Subsidiary, sanctions, penalties or special requirements in respect of any Mortgage Loan or (D) rescind any insurance policy or reduce insurance benefits in respect of any Mortgage Loan which would reasonably be expected to result in a breach of any obligation of BCSB, any BCSB Subsidiary or any Affiliate of BCSB or any BCSB Subsidiary under any agreement. Each Pipeline Loan complies in all material respects with all applicable laws, rules and regulations for the stage of processing that it has achieved based on the Investor or Insurer program, if applicable, under which BCSB, any BCSB Subsidiary or any Affiliate of BCSB or any BCSB Subsidiary originated the Pipeline Loan.

(ii) Documentation/Enforceability. Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a valid first lien or subordinated lien on the related Mortgaged Property, in each case, on such forms and with such terms as comply in all material respects with all applicable Laws. Each Mortgage Note and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights. No Mortgage Loan is subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable by BCSB or a BCSB Subsidiary, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto.

(iii) Compliance with Law. BCSB and each BCSB Subsidiary, as the case may be, has complied, and each Mortgage Loan complied and complies, in all material respects, with respect to origination, sale and servicing of the Mortgage Loans, with all applicable Laws required to have been complied with as of the Effective Date, including, without limitation, the fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting, high cost and anti-predatory lending and every other prohibition against unlawful discrimination in residential mortgage lending or governing consumer credit, and also including, without limitation, the Fair Housing Act, Consumer Credit Reporting Act, Equal Credit Opportunity Act of 1975 and Regulation B, Fair Credit Reporting Act, Truth in Lending Act and Regulation Z, the Flood Disaster Protection Act of 1973, Fair Debt Collection Practices Act, Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act of 1974, and Regulation X, all as amended, and any applicable state consumer credit Law. Each originator of a Mortgage Loan was qualified to do business, and had all requisite licenses, permits and approvals, in the states in which the properties associated with the Mortgage Loans are located, as well as the states in which the associated mortgage notes or mortgages were or are to be executed.

(iv) Good Title. BCSB or BCSB Bank is the sole owner and holder of all right, title and interest in and to each Loan Held for Sale, Portfolio Loan and each Pipeline Loan. On the Effective Date, the Loans Held for Sale, the Portfolio Loans and the Pipeline Loans will be valid and enforceable in accordance with their terms and the Merger will effectively vest in FNB Bank good and marketable title to the Loans Held for Sale, the Portfolio Loans and the Pipeline Loans free and clear of any and all Liens. Neither BCSB, BCSB Bank nor any other BCSB Subsidiary or other Affiliate of BCSB or any BCSB Subsidiary has previously assigned, transferred or encumbered any of the Loans Held for Sale, the Portfolio Loans or the Pipeline Loans.

(v) Origination and Servicing Practices. The origination and servicing practices used by BCSB, each BCSB Subsidiary or any other Affiliate of BCSB or a BCSB Subsidiary or any Originator with respect to each Mortgage Loan have been in all material respects legal, proper, prudent and customary in the mortgage lending business and in accordance with all applicable Laws. Except for customary industry standards for indemnification and repurchase remedies in connection with agreements for the sale or servicing of mortgage loans, none of BCSB, the BCSB Subsidiaries or other Affiliate of BCSB or a BCSB Subsidiary is now or has been subject to or, to the knowledge of BCSB, threatened to be subject to any material fine, suspension, settlement or other agreement or administrative agreement or sanction by, or an obligation to indemnify, an Agency, an Insurer or an Investor, relating to the origination, sale or servicing of Mortgage Loans.

(vi) Loan-to-Value Ratio: Appraisals. BCSB has relied on third-party appraisers to provide opinions and valuations upon which BCSB determines the loan-to-value ratio of Loans Held for Sale and committed Pipeline Loans. To BCSB’s knowledge, at the time of origination, the loan-to-value ratio of each Loan Held for Sale and each committed Pipeline Loan did not exceed the maximum amount permitted by the applicable Investor or Insurer for such Loan Held for Sale or Pipeline Loan. The appraisal prepared in connection with property associated with each Loan Held for Sale and each Pipeline Loan was prepared by a qualified appraiser with, to the knowledge of BCSB, no direct or indirect interest in the property, and both the appraisal and appraiser satisfied all applicable Laws.

(vii) Fraud. To BCSB’s knowledge, there has been no fraudulent action on the part of any Originator or Persons acting on behalf of the Originator in connection with the Origination of any Mortgage Loan or Pipeline Loan or the application of insurance proceeds with respect to a

Mortgage Loan or the Mortgaged Property for which BCSB, any BCSB Subsidiary or any other Affiliate of BCSB or a BCSB Subsidiary is responsible to the applicable Investor or Insurer or otherwise bears the risk of loss.

(viii) High Cost Loans. No Mortgage Loan is a “High Cost Loan” or “Covered Loan”, as applicable, under either the Home Ownership Equity Protection Act or a similar state or local anti-predatory lending law, statute, regulation or ordinance, including, without limitation, as such terms are defined in the then current Standard & Poor’s LEVELS and Glossary of Terms which is now Version 5.7 Revised, Appendix E.

(c) Mortgage Banking Qualification. BCSB Bank and each other BCSB Subsidiary (i) to the extent required for the conduct of the Mortgage Business, is approved and not suspended by FNMA and FHLMC as an approved seller/servicer of first lien residential mortgages; (ii) has all other material certifications, authorization, licenses, permits and other approvals, including without limitation those required by State Agencies, that are necessary to conduct the Mortgage Business (or, where legally permissible, any waiver of or exemption from any of the foregoing by such Agency or State Agency); and (iii) is in good standing under all applicable federal, state and local laws and regulations thereunder as a lender. Neither BCSB nor any BCSB Subsidiary has received any notice or information from any Governmental Entity that it intends to terminate or restrict the status of BCSB, any BCSB Subsidiary or any employee of BCSB or a BCSB Subsidiary as an approved participant in its Mortgage Business for which BCSB or any BCSB Subsidiary is registered, approved or authorized.

(d) Repurchase/Indemnification. Section 3.25(d)(1) of the BCSB Disclosure Schedule contains a true and correct list of each written audit, investigation report or complaint in respect of BCSB, BCSB Bank or any other BCSB Subsidiary by any Agency, Investor or Insurer received by BCSB, BCSB Bank or such other BCSB Subsidiary since October 1, 2009, which asserted a material failure to comply with all applicable Laws affecting the Mortgage Business or resulted in (i) a Repurchase by BCSB, BCSB Bank or any other BCSB Subsidiary of mortgage loans and/or Real Estate Owned acquired as a result of a default under a mortgage loan from such Agency, Investor or Insurer, (ii) indemnification by BCSB, BCSB Bank or any other BCSB Subsidiary in connection with mortgage loans, or (iii) rescission of an insurance or guaranty contract or agreement applicable to mortgage loans. Section 3.25(d)(2) of the BCSB Disclosure Schedule contains a true and correct list of each Repurchase since October 1, 2009. For purposes of this Section 3.25(d), the term “Repurchase” means any Mortgage Loan bought back from the Investor by BCSB, BCSB Bank, any other BCSB Subsidiary or any other Affiliate of BCSB due to an early payment default and/or an asserted material failure to comply with representations, warranties or covenants made by BCSB, BCSB Bank or any other BCSB Subsidiary or Affiliates to the Investor under a Seller/servicer agreement with the Investor. For purposes of this Section 3.25(d), “Indemnification” means payment of a claim for payment of costs, claims and expenses required under a written agreement between BCSB, BCSB Bank or any other BCSB Subsidiary or Affiliate and an Investor for the sale of Mortgage Loans that provides for indemnification by BCSB, BCSB Bank or any other BCSB Subsidiary or Affiliate of the Investor for costs, claims and expenses arising out of a material failure by BCSB, BCSB Bank or any other BCSB Subsidiary or Affiliate to comply with the representations, warranties and covenants in such written agreement with the Investor.

(e) Servicing. Each Servicing Agreement is valid and binding on BCSB or BCSB Bank, as applicable, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights, and is in full force and effect without notice by the applicable Investor of termination thereof. BCSB or BCSB Bank and, to BCSB’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Servicing Agreement. No event or condition exists that constitutes, or after notice or lapse of time or both, will constitute, a breach, violation, or default on the part of BCSB or BCSB Bank, or, to BCSB’s knowledge, any other party thereto under any such Servicing Agreement. There are no material disputes pending or, to BCSB’s knowledge, threatened with respect to any Servicing Agreement. The Servicing of the Mortgage Loans complies in all material respects with all applicable Laws.

All Custodial Accounts required to be maintained by BCSB, BCSB Bank or any other BCSB Subsidiary have been established and continuously maintained in accordance with all applicable Laws. All Mortgage Loan Documents required to be obtained and maintained by BCSB, BCSB Bank or any other BCSB Subsidiary or Affiliate have been obtained and continuously maintained in accordance with all applicable Laws.

(f) Joint Ventures.

(i) Section 3.25(f)(i) of the BCSB Disclosure Schedule contains a true and correct list of each joint venture in which BCSB, BCSB Bank or any other BCSB Subsidiary or Affiliate of BCSB currently holds, or has held an interest, together with a brief description of the joint venture’s activities, the place of organization, the type and amount of interest held by BCSB, BCSB Bank or any other BCSB Subsidiary or Affiliate of BCSB, the respective capital account balances as of March 31, 2013 for each owner thereof, and whether the joint venture is in good standing and actively operating or whether it has been dissolved (collectively, the “Joint Ventures”).

(ii) The activities and operations of each of the Joint Ventures have been conducted in compliance with all applicable Laws. None of the Joint Ventures is party to any litigation, and, to BCSB’s knowledge, no litigation involving any of the Joint Ventures has been threatened. No dispute, disagreement or controversy exists among any of the interest holders in any of the Joint Ventures regarding operations, profit/loss distributions and/or capital accounts. BCSB has delivered true and correct copies of the organizational documents of each of the Joint Ventures and all amendments thereto and all material agreements relating thereto to BCSB, and no default exists with respect to such documents and agreements or would exist but for the passage of time.

For purposes of this Section 3.25, the following terms shall have the meanings indicated below:

“Advances” means, with respect to BCSB, any of its Subsidiaries or the Servicing Agreements, the moneys that have been advanced by BCSB or any of its Subsidiaries on or before the Closing Date from its funds in connection with its servicing of the Mortgage Loans in accordance with Applicable Requirements.

“Agency” means FHA, VA, HUD, a State Agency, FNMA, FHLMC, FHLBA or GNMA, as applicable.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the origination of the Pipeline Loans, or the origination, purchase, sale and servicing of the Mortgage Loans, or handling of Real Estate Owned, or the Servicing Agreements, all of the following (in each case to the extent applicable to any particular Pipeline Loan, Mortgage Loan, Real Estate Owned or Servicing Agreement): (i) all contractual obligations of BCSB and its Subsidiaries, including with respect to any Servicing under any Servicing Agreement, Master Servicing Agreement, Mortgage Note, Mortgage and other Mortgage Loan Document or any commitment or other contractual obligation relating to a Pipeline Loan, (ii) all applicable underwriting, servicing and other guidelines of BCSB or any of its Subsidiaries as incorporated in the Seller and Servicing Guides, (iii) all Laws applicable to BCSB or any of its Subsidiaries, (iv) all other applicable requirements and guidelines of each Governmental Entity having jurisdiction, including those of any applicable Agency, Investor or Insurer and (v) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

“Certificate Insurer” means a provider of an insurance policy insuring against certain specified losses or shortfalls with respect to Collateral Certificates or Collateral Certificate Pools.

“Collateral Certificate” means a security directly or indirectly based on and backed by a Mortgage Pool, which security has been pledged, granted or sold to secure or support payments on specific asset-backed securities that are administered pursuant to a Servicing Agreement.

“Collateral Certificate Pool” means a group of Collateral Certificates that have been pledged, granted or sold to secure or support payments on specific asset-backed securities that are administered pursuant to a specific Servicing Agreement.

“Custodial Account” means all funds held or directly controlled by BCSB or any of its Subsidiaries with respect to any Mortgage Loan or any Collateral Certificate or any Collateral Certificate Pool, including all principal and interest funds and any other funds due Investors, buydown funds, suspense funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest thereon for the benefit of Mortgagors, if applicable).

“Custodial File” means with respect to a Mortgage Loan, all of the documents that must be maintained on file with a document custodian, Investor, trustee or other designated agent under Applicable Requirements.

“FHA” means the Federal Housing Administration of HUD or any successor thereto.

“FHLMC” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“FNMA” means the Federal National Mortgage Association or any successor thereto.

“GNMA” means the Government National Mortgage Association or any successor thereto.

“HUD” means the Department of Housing and Urban Development.

“Insurer” means a Person who (i) insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including, without limitation, any Agency and any provider of private mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan or related Mortgaged Property, (ii) provides any fidelity bond, direct surety bond, letter or credit, other credit enhancement instrument or errors and omissions policy or (iii) is a Certificate Insurer.

“Investment Commitment” means the optional or mandatory commitment of BCSB or any BCSB Subsidiary, or any other Affiliate of BCSB, to sell to any Person, and a Person to purchase from BCSB, a BCSB Subsidiary or an Affiliate of BCSB, a Loan Held for Sale or an interest in a Loan Held for Sale or owned or to be acquired by BCSB, any Subsidiary of BCSB or any Affiliate of BCSB.

“Investor” means, with respect to the Mortgage Servicing Portfolio or any Mortgage Loan, FHLMC, FNMA, GNMA, a State Agency, BCSB or any BCSB Subsidiary or an Affiliate thereof, a Private Investor or any other Person to which BCSB or any BCSB Subsidiary sells eligible Mortgage Loans or services Mortgage Loans pursuant to Servicing Agreements or otherwise.

“Loan Held for Sale” means a mortgage loan, including a construction loan and a mortgage loan that has closed but has not funded, secured by a Mortgage that is owned by BCSB or any BCSB Subsidiary or Affiliate of BCSB at the time immediately prior to the Effective Date, and is intended to be sold to an Investor in the ordinary course.

“Mortgage” means with respect to a Mortgage Loan, a mortgage, deed of trust or other security instrument creating a lien upon real property and any other property described therein which secures a Mortgage Note, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgage Business” means the business of originating, brokering, marketing, making, purchasing, servicing and selling first lien and subordinate lien, closed-end and open-end residential mortgage loans by BCSB and the BCSB Subsidiaries.

“Mortgage Loan Documents” means the Custodial File and all other documents relating to Mortgage Loans required to document and service the Mortgage Loans in accordance with all Applicable Requirements, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by all Applicable Requirements, credit and closing packages and disclosures.

“Mortgage Loans” means Loans Held for Sale, Serviced Loans, Previously Disposed of Loans, Paid-Off Loans and Portfolio Loans.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a mortgage or mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgage Pool” means a group of mortgage loans that have been pledged, granted or sold to secure or support payments on specific mortgage-backed securities or specific participation certificates, including Collateral Certificates and Collateral Certificate Pools.

“Mortgage Servicing Portfolio” means the portfolio of Mortgage Loans, Collateral certificates and the Collateral Certificate Pools serviced or to be serviced by BCSB or any of its Subsidiaries pursuant to Servicing Agreements.

“Mortgaged Property” means (i) the real property and improvements thereon, (ii) the stock in a residential housing corporation and the lease to the related dwelling unit or (iii) a manufactured home and, as applicable, the real property upon which the home is situated, in each case that secures a Mortgage Note and that is subject to a Mortgage.

“Mortgagor” means the obligor(s) on a Mortgage Note.

“Originator” means, with respect to any Mortgage Loan, the entity or entities that (i) took the relevant Mortgagor’s loan application, (ii) processed the relevant Mortgagor’s loan application and/or (iii) closed and/or funded such Mortgage Loan.

“Paid Off Loan” means a mortgage loan or any other type of loan that, at any time, has been owned and/or serviced (including, without limitation, master servicing and subservicing) by BCSB or any of its Subsidiaries (including any predecessor in interest) and has been paid off, foreclosed, or otherwise liquidated.

“Pipeline Loan” means each of those pending applications in process for a mortgage loan, including construction loans, to be secured by a first or subordinate lien on a one-to four-family residential property that has been registered on BCSB’s or any BCSB Subsidiary’s origination system by the Effective Date (including those Pipeline Loans that are pending with an Originator and that otherwise meet BCSB Subsidiary’s acquisition criteria for such Pipeline Loans) and that have not closed as of the Effective Date.

“Portfolio Loan” means a residential mortgage loan or Real Estate Owned, including construction loans, owned by BCSB or any BCSB Subsidiary which is not a Loan Held for Sale.

“Previously Disposed of Loans” means mortgage loans or any other type of loans or loan servicing rights that, as of any time, BCSB, any BCSB Subsidiary or any Affiliate of BCSB, or any predecessor in interest of BCSB, any BCSB Subsidiary or any Affiliate of BCSB, owned and subsequently sold, transferred or assigned and for which BCSB, any BCSB Subsidiary or any Affiliate of BCSB, retains contingent liability to third parties in accordance with the then current Applicable Requirements, including, without limitation, the obligation to repurchase or indemnify the purchaser pursuant to the applicable loan or servicing purchase agreement.

“Private Investor” means BCSB, any of its Subsidiaries or any Person other than the Agencies who owns Mortgage Loans serviced or subserviced by BCSB or any of its Subsidiaries pursuant to a Servicing Agreement.

“Real Estate Owned” means any property acquired in the conduct of BCSB’s or any BCSB Subsidiary’s mortgage servicing activities as a result of foreclosure or any of the methods of satisfaction of indebtedness (whether for BCSB’s or a BCSB Subsidiary’s own account or on behalf of an Investor or Insurer).

“Recourse” means any arrangement pursuant to which BCSB or any Subsidiary of BCSB bears the risk to an Investor of any part of the ultimate credit losses incurred in connection with a default under or foreclosure of a Previously Disposed of Loan or a Serviced Loan, including liability for an early payment default, other than risk of loss based upon (i) a breach of any of the contractual representations, warranties or covenants or (ii) expenses, such as legal fees, in excess of the reimbursement limits, if any, set forth in the Applicable Requirements.

“Seller and Servicing Guides” means (i) the seller and servicing guides utilized by the Agencies and other Investors to which BCSB, any BCSB Subsidiary or any Affiliate of BCSB, has sold residential mortgage loans and/or under which BCSB or any BCSB Subsidiary services residential mortgage loans and (ii) the manuals, guidelines and related employee reference materials utilized by BCSB, any BCSB Subsidiary or any Affiliate of BCSB, to govern its relationships with mortgage brokers, correspondent and wholesale sellers of loans or under which mortgage loans originated directly by BCSB, any BCSB Subsidiary or any Affiliate of BCSB, are made.

“Serviced Loan” means any mortgage loan with respect to which BCSB or any of its Subsidiaries owns or provides the Servicing.

“Servicing” means mortgage loan servicing and subservicing rights and obligations including one or more of the following functions (or portion thereof): (i) the administration and collection of payments for the reduction of principal and/or the application of interest on a mortgage loan, (ii) the collection of payments on account of taxes and insurance, (iii) the remittance of appropriate portions of collected payments, (iv) the provision of full escrow administration, (v) the pursuit of foreclosure and alternate remedies against a related Mortgaged Property, (vi) the administration and liquidation of Real Estate Owned, (vii) the right to receive the Servicing Compensation and any ancillary fees arising from or connected to the Serviced Loans, earnings on and other benefits of related Custodial Accounts and other related accounts maintained by BCSB or any BCSB Subsidiary pursuant to Applicable Requirements; and (viii) any other obligation related to servicing of mortgage loans required under any Servicing Agreement not otherwise described in the foregoing clauses.

“Servicing Agreements” means all agreements pursuant to which BCSB or any BCSB Subsidiary provides Servicing in connection with Serviced Loans.

“Servicing Compensation” means any servicing fees and any excess servicing compensation to which BCSB or any BCSB Subsidiary is entitled to receive pursuant to any Servicing Agreement.

“State Agency” means any state agency or other entity with authority to regulate the mortgage-related activities of BCSB or any of BCSB Subsidiaries or to determine the investment requirements with regard to mortgage loan origination or purchasing performed by BCSB or any BCSB Subsidiary.

“VA” means the United States Department of Veterans Affairs and any successor thereto.

“VA Loans” means residential mortgage loans that are guaranteed, or are eligible and intended to be guaranteed, by the VA.

3.26 Fiduciary Accounts. BCSB and each of the BCSB Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable Laws. Neither BCSB nor any of the BCSB Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to BCSB’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FNB

Except as disclosed in the disclosure schedule delivered by FNB to BCSB prior to the execution of this Agreement (the “FNB Disclosure Schedule”), FNB hereby represents and warrants to BCSB as follows:

4.1 Corporate Organization.

(a) FNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. FNB has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified would not have a Material Adverse Effect upon FNB. FNB is duly registered as a bank holding company and is a financial holding company under the BHC Act.

(b) True and complete copies of the articles of incorporation (the “FNB Charter”) and bylaws of FNB (the “FNB Bylaws”), as in effect as of the date of this Agreement, have previously been made available to BCSB.

(c) Each FNB Subsidiary (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the Laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required, to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB. The deposit accounts of each FNB Subsidiary that it is an insured depository institution are insured by the FDIC through the Federal Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid when due. The charter documents and bylaws of each Subsidiary of FNB that is a “Significant Subsidiary” (within the meaning of Rule 1-02 of Regulation S-X of the SEC), copies of which have previously been made available to BCSB, are true and correct copies of such documents as in effect on the date of this Agreement.

4.2 Capitalization.

(a) The authorized capital stock of FNB consists of 500,000,000 shares of FNB Common Stock, of which, as of April 30, 2013, 145,018,586 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $0.01 par value (the “FNB Preferred Stock”), of which, as of the date of this Agreement, no shares were issued and outstanding. As of April 30, 2013, 640,958 shares of FNB Common Stock were held in FNB’s treasury. As of April 30, 2013, no shares of FNB Common Stock or FNB Preferred Stock were reserved for issuance, except for (i) 14,292,154 shares of FNB Common Stock reserved for issuance upon exercise of options issued or available for issuance pursuant to employee and director stock plans of FNB in effect as of the date of this Agreement (the “FNB Stock Plans”), (ii) 1,813,246 shares of FNB Common Stock reserved for issuance pursuant to warrants issued to the Treasury Department (the “FNB Warrants”), and (iii) in connection with the Agreement and Plan of Merger, dated as of February 19, 2013, between FNB and PVF Capital Corp. (the “PVF Merger Agreement”), 8,828,216 shares of FNB Common Stock reserved for issuance to the shareholders and holders of options to purchase shares of common stock of PVF Capital Corp. All of the issued and outstanding shares of FNB Common Stock have been, and all shares of FNB Common Stock reserved for issuance as described in the foregoing clauses (i) – (iii), when issued in accordance with the terms of the stock plans, warrants and other instruments referred to in those clauses, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement, the FNB Stock Plans, the FNB Warrants and the PVF Merger Agreement, FNB is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FNB Common Stock or any other equity securities of FNB or any securities representing the right to purchase or otherwise receive any shares of FNB Common Stock. The shares of FNB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of FNB are owned by FNB, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of FNB and no other corporate approvals on the part of FNB are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by FNB and, assuming the due authorization, execution and delivery of this Agreement by BCSB, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions this Agreement contemplates, nor compliance by FNB with any of the terms or provisions of this Agreement, will (i) violate any provision of the FNB Charter or the FNB Bylaws or, (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made and are in full force and effect, (A) violate any Law applicable to FNB, any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, constitute a default, or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNB or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the acquisition of BCSB Bank by FNB, the filing of applications and notices, as applicable, with the FDIC, the OCC and any state regulatory authority including, but not limited to the MD DLLR, and approval of such applications and notices, (ii) the filing with the SEC of the

Proxy Statement and the filing and declaration of effectiveness of the Registration Statement, (iii) the filing of Articles of Merger with and the acceptance for record by the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of listing such FNB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity, SRO or other Person are necessary in connection with (A) the execution and delivery by FNB of this Agreement and (B) the consummation by FNB of the Merger and the other transactions this Agreement contemplates. As of the date of this Agreement, FNB is not aware of any reason why the Requisite Regulatory Approvals will not be received on a timely basis or why any Materially Burdensome Regulatory Condition would be imposed.

4.5 Reports. FNB and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with the applicable Regulatory Agencies and with each other applicable Governmental Entity, including the SEC, and all other reports and statements required to be filed by them since January 1, 2010, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FNB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FNB, investigation into the business or operations of FNB or any of its Subsidiaries since January 1, 2010.

4.6 SEC Reports; Financial Statements.

(a) FNB has filed or furnished on a timely basis with the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act, under the Exchange Act, or under the securities regulations of the SEC, with the SEC since January 1, 2010 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “FNB Reports”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any FNB Report has been amended by a subsequently filed FNB Report prior to the date hereof, in which case, as of the date of such amendment, (i) the FNB Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes – Oxley Act of 2002, as the case may be, and (ii) none of the FNB Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of FNB’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the FNB Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of FNB and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c) There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the FNB Reports.

(d) The books and records of FNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of FNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. FNB and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. FNB (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to FNB, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of FNB by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the FNB Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to FNB’s outside auditors and the audit committee of the board of directors of FNB (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect FNB’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FNB’s internal controls over financial reporting.

(e) Since January 1, 2010, (A) neither FNB nor any of its Subsidiaries nor, to the knowledge of FNB, any director, officer, employee, auditor, accountant or representative of FNB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing FNB or any of its Subsidiaries, whether or not employed by FNB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FNB or any of its officers, directors, employees or agents to the board of directors of FNB or any committee thereof or to any of FNB’s directors or officers.

4.7 Broker’s Fees. Except as set forth in Section 4.7 of the FNB Disclosure Schedule, neither FNB nor any FNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates.

4.8 Absence of Certain Changes or Events. Since December 31, 2012, except as publicly disclosed in the Forms 10-K, 10-Q and 8-K comprising the FNB Reports (as defined in Section 4.6(a)) filed prior to the date of this Agreement, (i) FNB and the FNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to FNB.

4.9 Legal Proceedings.

(a) There is no pending, or, to FNB’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity relating to FNB, any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations that has had, or is reasonably likely to have, a Material Adverse Effect on FNB.

(b) There is no judgment or order of any Governmental Entity or regulatory restriction, other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon FNB, any of its Subsidiaries or the assets of FNB or any of its Subsidiaries that has had or is reasonably likely to have, a Material Adverse Effect on FNB.

4.10 Taxes and Tax Returns. Each of FNB and its Subsidiaries has duly and timely filed, including all applicable extensions, all Tax Returns required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity, other than Taxes that (i) are not yet delinquent or are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of any intent to conduct an audit or examination, or claims asserted, for Taxes upon FNB or any of its Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where FNB or any of its Subsidiaries has not filed Tax Returns such that FNB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, FNB or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of FNB and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of FNB or any of its Subsidiaries. Except as set forth on Section 4.10 of the FNB Disclosure Schedule, neither FNB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was FNB, or (B) has any liability for the Taxes of any Person, other than FNB or any of its Subsidiaries, under Treas. Reg. §1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise. Neither FNB nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)”, within the meaning of Section 355(e) of the Code, of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation”, within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No share of FNB Common Stock is owned by a Subsidiary of FNB. FNB is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither FNB, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable Law, which rulings or agreements would have a continuing effect after the Effective Time. Neither FNB nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. §1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. §1.6011-4(b)(2). BCSB has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of FNB and its Subsidiaries relating to the taxable periods beginning on and after January 1, 2009, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to FNB or its Subsidiaries. Neither FNB, nor any of its Subsidiaries will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of FNB or any of its Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Law, for periods, or portions thereof, ending on or before the Closing Date.

4.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meaning:

“FNB Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of FNB or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by FNB or any of its Subsidiaries or to which FNB or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity compensation, severance, employment, change of control or fringe benefit plan, program or policy.

“FNB Employment Agreement” means a contract, offer letter or agreement of FNB or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which FNB or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(a) Section 4.11(a) of the FNB Disclosure Schedule includes a complete list of all FNB Benefit Plans and all FNB Employment Agreements.

(b) With respect to each FNB Benefit Plan, FNB has delivered or made available to BCSB, as applicable, a true, correct and complete copy of: (i) each writing constituting a part of such FNB Benefit Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications, (iv) the most recent annual financial report for each applicable FNB Benefit Plan, if any, (v) the most recent actuarial report, if any, and (vi) the most recent determination or opinion letter from the IRS, if any, and (vii) the most recent minimum coverage and discrimination testing results, if any. FNB has delivered or made available to BCSB a true, correct and complete copy of each FNB Employment Agreement.

(c) All contributions required to be made to any FNB Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FNB Benefit Plan, for the period six years prior to and through the date of this Agreement, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements to the extent required by GAAP. Each FNB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each FNB Benefit Plan, FNB and its Subsidiaries have complied, and are in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such FNB Benefit Plans, including, without limitation, Code Section 409A. Each FNB Benefit Plan has been administered in all material respects in accordance with its terms. There are not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a FNB Benefit Plan or the imposition of any material lien on the assets of FNB or any of its Subsidiaries under ERISA or the Code. Section 4.11(d) of the FNB Disclosure Schedule identifies each FNB Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“FNB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each FNB Qualified Plan and the related trust which has not been revoked, or FNB is entitled to rely on a favorable opinion issued by the IRS. To the knowledge of FNB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FNB Qualified Plan or the related trust. To the knowledge of FNB, none of FNB and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to subject FNB, any of its Subsidiaries or any Person that FNB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) No FNB Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code has failed to satisfy the minimum funding standards contained in Section 302 of ERISA and Section 412 of the Code. With respect to such FNB Benefit Plans, except as would not have, individually or in the aggregate, a Material Adverse Effect: (i) the fair market value of the assets of such FNB Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such FNB Benefit Plan, whether or not vested, on a termination basis, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no liability, other than for premiums to the PBGC, under Title IV of ERISA has been or would reasonably be expected to be incurred by FNB or any of its Subsidiaries and (v) the PBGC has not instituted proceedings to terminate any such FNB Benefit Plan and, to FNB’s knowledge, no condition exists that makes it reasonably likely that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such FNB Benefit Plan.

(f) (i) No FNB Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan, (ii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of FNB or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the FNB Benefit Plans or the FNB Employment Agreements. Without limiting the generality of the foregoing, neither FNB nor any of its Subsidiaries, nor, to FNB’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

(g) Other than as set forth in Section 4.11(g) of the FNB Disclosure Schedule, FNB and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to FNB and its Subsidiaries.

(h) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event, whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of FNB or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, including deferred compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or additional tax under Section 409A of the Code.

(i) No labor organization or group of employees of FNB or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to FNB’s knowledge, threatened to be brought or filed, with the National Labor Relations Board. Each of FNB and its Subsidiaries is in material compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

4.12 Compliance with Applicable Law. FNB and each of its Subsidiaries are not in violation or noncompliance in any material respect under any Laws applicable to FNB or any of its Subsidiaries, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O and applicable limits on loans to one borrower, except where such violation or noncompliance is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on FNB. FNB and each of the FNB Subsidiaries has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

4.13 Contracts. Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, (a) none of FNB nor any of its Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (b) to the knowledge of FNB, none of the other parties to any such material contract, lease, license or other agreement or instrument is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder and (c) neither FNB nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of FNB or any of its Subsidiaries.

4.14 Agreements with Regulatory Agencies. Neither FNB nor any of its Subsidiaries is subject to any cease-and-desist or other order or action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been since January 1, 2010, a recipient of any notice of a formal or informal enforcement action from, or has been ordered to pay any civil money penalty by, or has been since October 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, a “FNB Regulatory Agreement”), nor has FNB or any of its Subsidiaries been advised since January 1, 2010 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FNB Regulatory Agreement. To the knowledge of FNB, there are no investigations relating to any material regulatory matters pending before any Governmental Entity with respect to FNB or any of its Subsidiaries. Each bank Subsidiary of FNB has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

4.15 Undisclosed Liabilities. Neither FNB nor any of its Subsidiaries has, and since December 31, 2012, neither FNB nor any of its Subsidiaries has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) those liabilities fully accrued or reserved against in the unaudited consolidated balance sheet of FNB and its Subsidiaries as of March 31, 2013 included in the FNB Reports, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2013, (iii) for liabilities and obligations that are not material to FNB and its Subsidiaries, taken as a whole, and (iv) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

4.16 Environmental Liability. To FNB’s knowledge, (i) FNB and its Subsidiaries are in material compliance with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by FNB or any of its Subsidiaries, that would reasonably be expected to result in a material Environmental Liability for FNB or its Subsidiaries, (iii) no Contamination exists at any real property owned by a third party and currently leased by FNB or the FNB Subsidiaries that would reasonably be expected to result in a material Environmental Liability for FNB or its Subsidiaries, (iv) neither FNB nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law, (v) neither FNB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of FNB or its Subsidiaries and (vi) FNB has listed in Section 4.16 of the FNB Disclosure Schedule and made available to BCSB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or relating to FNB, its Subsidiaries and any currently owned or leased property of FNB which were prepared in the last five years.

4.17 Reorganization. As of the date of this Agreement, FNB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18 Loans; Nonperforming and Classified Assets.

(a) Each Loan on the books and records of FNB and its Subsidiaries (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured by valid liens and security interests which have been perfected in accordance with all applicable Laws and, (iv) to the knowledge of FNB, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such loan, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) FNB has set forth in Section 4.18(b) of the FNB Disclosure Schedule as to FNB and each FNB Subsidiary as of the latest practicable date prior to the date of this Agreement: (i) any Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to FNB’s knowledge, in default of any other material provision thereof, (ii) each loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by FNB, a FNB Subsidiary or an applicable Regulatory Agency, (iii) a listing of OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof, and (iv) each loan agreement, note or borrowing arrangement, including without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate.

4.19 Fiduciary Accounts. FNB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable Laws. Neither FNB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to FNB’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.20 Allowance for Loan Losses. At the date of this Agreement, FNB Bank’s allowance for loan losses is sufficient for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and GAAP and, to the knowledge of FNB, is adequate.

4.21 Ownership of BCSB Shares. As of the date hereof, neither FNB, nor, to the knowledge of FNB, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, any shares of BCSB Common Stock, (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of BCSB Common Stock, (iii) is not now, nor at any time within the last three years has been an “interested shareholder” or an affiliate of an interested stockholder, as such terms are defined in Section 3-601 of the MGCL, or (iv) is an “Interested Stockholder”, as such term is defined in the BCSB Charter.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time.

(a) During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, each of FNB and BCSB shall, and shall cause each of their respective Subsidiaries to (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties expeditiously to obtain, any necessary approvals of any Regulatory Agency, Governmental Entity or any other person or entity required for the transactions this Agreement contemplates or to perform its covenants and agreements under this Agreement or to consummate the transactions this Agreement contemplates.

(b) BCSB agrees that between the date of this Agreement and the Effective Time: (i) the materials to be presented at the meetings of the Loan Committee of BCSB Bank’s Board of Directors shall be provided to a designated representative of FNB at the same time such materials are provided to the Loan Committee of BCSB Bank’s Board of Directors; (ii) BCSB shall provide the minutes of each such Loan Committee meeting to the designated FNB representative promptly after such minutes become available (and in no event later than ten business days after the date of such meeting), (iii) BCSB shall prepare and furnish to FNB at least quarterly an update of the reserves and other allowances for loan losses reflected in BCSB’s financial statements included in the BCSB Reports as of and for the year ended September 30, 2012 and for the six months ended March 31, 2013; (iv) BCSB shall promptly notify FNB if BCSB or any BCSB Subsidiary has been notified by any state or federal bank regulatory agency that its reserves are inadequate or that its practices for establishing its reserves or in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Agency having jurisdiction over BCSB or any BCSB Subsidiary or BCSB’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of BCSB; and (v) BCSB shall prepare and furnish to FNB at least monthly an updated list of all extensions of credit and OREO that have been classified by any federal or state bank Regulatory Agency or by BCSB or any BCSB Subsidiary as other loans specifically mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. FNB reserves the right to observe the loan approval process by the Board of Directors of BCSB Bank or any loan committee of BCSB or BCSB Bank.

5.2 BCSB Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, BCSB shall not, and shall not permit any of the BCSB Subsidiaries to, without the prior written consent of FNB:

(a) (i) other than dividends and distributions by a direct or indirect Subsidiary of BCSB to BCSB or any direct or indirect wholly owned Subsidiary of BCSB, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock,

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of BCSB Stock Options that are outstanding or are required by an existing contract, plan, arrangement or policy, as of the date of this Agreement in accordance with their present terms or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of BCSB or any of the BCSB Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities, except for withholding of shares in satisfaction of tax obligations upon the settlement of any BCSB Share Awards or the exercise of any BCSB Stock Option;

(b) grant any stock options, restricted stock awards, performance stock awards, restricted stock units or other equity or equity-based awards with respect to shares of BCSB Common Stock under any of the BCSB Stock Plans, or otherwise, except as required by an existing contract, plan, arrangement or policy, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or issue any additional shares of capital stock or other securities, other than the issuance of shares of BCSB Common Stock upon the exercise of BCSB Stock Options;

(c) amend the BCSB Charter, BCSB Bylaws or other comparable organizational documents of any of the BCSB Subsidiaries;

(d) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except assets acquired upon foreclosure in the ordinary course of business consistent with past practice or inventory or other similar assets (A) in the ordinary course of business consistent with past practice and (B) that do not exceed $100,000 in the aggregate, or (ii) open, acquire, close or sell any branches;

(e) except as set forth in Section 5.2(e) of the BCSB Disclosure Schedule, sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice and (B) that do not exceed $100,000 in the aggregate;

(f) (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than BCSB or any BCSB Subsidiary, except for (A) borrowings having a maturity of not more than 30 days (90 days for repurchase agreements) under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of BCSB or any of the BCSB Subsidiaries or successors from terminating or pre-paying such facilities, and (5) do not contain financial terms less advantageous than existing credit facilities, and (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice, or (ii) make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries;

(g) change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in Tax law requirements, changes in GAAP or regulatory accounting principles or as required by BCSB’s independent auditors or its Regulatory Agencies;

(h) change in any material respect its underwriting, operating, investment or risk management or other similar policies, procedures or practices of BCSB or any of BCSB Subsidiaries except as required by applicable law or policies imposed by any Regulatory Agency or any Governmental Entity;

(i) make, change or revoke any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(j) terminate or waive any material provision of any material agreement, contract or obligation or enter into or renew any agreement or other binding obligation of BCSB or any of the BCSB Subsidiaries, including but not limited to, any bank owned life insurance policies, except for any agreement or other binding obligation (A) that is terminable on not more than 60 days’ notice without payment of any termination fee or other amount, and (B) which involves obligations that are less than $50,000 annually;

(k) incur any capital expenditures in excess of $100,000 individually or $200,000 in the aggregate;

(l) except as required by agreements or instruments in effect on the date of this Agreement, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which BCSB directly or indirectly holds any equity or ownership interest on the date of this Agreement, other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice;

(m) pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $50,000 individually or $100,000 in the aggregate;

(n) issue any broadly distributed communication of a general nature to employees, including general communications relating to benefits and compensation, or customers without the prior approval of FNB, which will not be unreasonably delayed or withheld, except for communications in the ordinary course of business that do not relate to the Merger or other transactions this Agreement contemplates;

(o) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(p) take any action that would be reasonably expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions this Agreement contemplates;

(q) take any action that is intended or is reasonably likely to result in any of the representations or warranties of BCSB set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(r) except for commitments set forth in Section 5.2(r) of the BCSB Disclosure Schedule, (i) make, renew or otherwise modify any Loan to any Person if the Loan is an existing credit on the books of BCSB and either (A) classified as “substandard,” “doubtful” or “loss” and such Loan is in an amount in excess of $300,000, or (B) classified as “special mention” and such Loan is in an amount in excess of $500,000, or (ii) make, renew or otherwise modify any Loan or Loans if immediately after making an unsecured Loan or Loans, such Person would be indebted to BCSB Bank in an aggregate amount in excess of $200,000 on an unsecured basis or an under secured basis (i.e., the fair market value of the collateral securing such Loan and any replacements thereof is less than the principal value of such Loan and any replacements thereof), or (iii) make any fully secured Loan or Loans to any Person, except for any Loan secured by a first mortgage on single family owner-occupied real estate, if, immediately after making a secured Loan, such Person would be indebted to BCSB Bank in an aggregate amount in excess of $2,500,000, or (iv) make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $750,000, or (v) make, renew or otherwise modify any Loan for the construction of infrastructure or related improvements or any other land or land development-type loan with a principal balance in excess of $500,000, or (vi) make, renew or otherwise modify any Loan if such Loan does not materially conform with BCSB Bank’s Loan Policy Manual. In the case of any of the foregoing types of Loan or Loans described in clauses (i) through (vi) of this Section 5.2(r), FNB shall object thereto within three business days after receipt of notice of such proposed Loan, and the failure to provide a written objection within three business days after receipt of notice of such proposed Loan from BCSB Bank shall be deemed as the approval of FNB to make such Loan or Loans;

(s) acquire any loan servicing rights;

(t) originate, participate or purchase any new Loan or Loans (including, without limitation, lines of credit and letters of credit) that are (i) serviced by a third party or (ii) outside of its primary market area in the Baltimore, Harford, Howard, Prince George’s, Anne Arundel, Frederick, Montgomery, Cecil and Carroll of Maryland Counties and Baltimore City;

(u) except as set forth in Section 5.2(u) of the BCSB Disclosure Schedule, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of BCSB or its Subsidiaries or grant any salary or wage increase or increase any employee benefit or contribution to any BCSB Benefit Plan, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, except:

(i) merit or cost of living increases for those employees of BCSB and its Subsidiaries (below the level of assistant vice president) who would normally be eligible for a merit increase during the period commencing on the date hereof through the Closing Date according to BCSB’s customary and normal practices not to exceed, in the aggregate, a budget pool of 3.5% of their total base salary compensation;

(ii) bonuses payable in accordance with BCSB’s short-term incentive plan and accrued in accordance with BCSB’s customary and normal practices, but in no event to exceed the aggregate and individual amounts paid in 2012 increased by 10%;

(iii) changes that are required by applicable Law or are advisable in order to comply with Section 409A of the Code, upon prior written notice to FNB;

(iv) retention bonuses in an aggregate amount not to exceed $250,000 to such employees whose services are desired in connection with transition activities and in such amounts to each such employee, as are approved by FNB in consultation with BCSB;

(v) the regular renewal of any BCSB Employment Agreement, including any severance agreement, set forth in Section 3.11(a) of the BCSB Disclosure Schedule;

(vi) vesting of BCSB Stock Options and BCSB Share Awards pursuant to award agreements already in existence on the date of this Agreement;

(vii) the making of required contributions under the Baltimore County Savings Bank Amended and Restated Deferred Compensation Plan as in existence on the date of this Agreement; or

(viii) the making of monthly contributions under the BCSB Bankcorp, Inc. Employee Stock Ownership Plan not to exceed the monthly contributions being made to amortize any outstanding ESOP Loans in accordance with the payment schedule in effect as of December 31, 2012.

(v) Hire any person as an employee of BCSB or any of the BCSB Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date of this Agreement and described in Schedule 5.2(w) or (ii) to fill any vacancies existing as of the date of this Agreement and described in Schedule 5.2(w) or (iii) to fill any vacancies arising after the date of this Agreement at a comparable level of compensation with persons whose employment is terminable at the will of BCSB or a BCSB Subsidiary, as applicable, provided, however, that such total salary and incentive compensation for any one employee may not exceed $60,000;

(w) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by any provision of this Section 5.2;

(x) engage in any new loan transaction with an officer or director or related party, it being acknowledged and agreed by BCSB that each such loan transaction that BCSB presents to FNB for approval pursuant to this Section 5.2(y) shall be required to comply with Regulation O (as interpreted and enforced by the OCC);

(y) purchase any equity securities or purchase any debt securities other than stock of the Federal Home Loan Bank of Atlanta or the Federal Reserve Bank of Richmond or debt securities (i) with a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investors Services, and (ii) having a modified duration not exceeding three and one-half (3.5) years in the Bloomberg base case;

(z) convert the data processing and related information and/or accounting systems of BCSB or any of its Subsidiaries before the earlier of (i) the consummation of the Merger or (ii) the termination of this Agreement in accordance with its terms; or

(aa) except as otherwise set forth in this Agreement, except for agreements, arrangements or commitments entered into as a result of the transactions this Agreement contemplates, and except as provided for in a business plan, budget or similar plan delivered to FNB prior to the date of this Agreement, BCSB and its Subsidiaries shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than (i) pledges of, or liens on, assets to secure government deposits, advances made to BCSB by the Federal Home Loan Bank of Atlanta or the Federal Reserve Board, the payment of taxes, assessments, or similar charges which are not yet due and payable, the payment of deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts consistent with past practices, or the collection and/or processing of checks, drafts of letters of credit consistent with customary banking practices or the exercise of trust powers, (ii) sales of assets received in satisfaction of debts previously contracted in the ordinary course of its banking business, (iii) issuances of Loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by BCSB or a BCSB Subsidiary or repurchase agreements made, in each case, in the ordinary course of banking business or (iv) the sale in the secondary market of loans originated for sale in the ordinary course of business consistent with past practice.

5.3 FNB Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, FNB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of BCSB:

(a) amend, repeal or otherwise modify any provision of the FNB Charter or the FNB Bylaws other than those that would not be adverse to BCSB or its shareholders or those that would not impede FNB’s ability to consummate the transactions this Agreement contemplates;

(b) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(c) take any action that is intended or is reasonably likely to result in any of the representations or warranties of FNB set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(d) make any material investment either by purchase of stock or securities, business combinations, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, or materially impede or delay, the consummation of the transactions this Agreement contemplates;

(e) take any action that would be reasonably expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions this Agreement contemplates; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

5.4 Voting Agreements. BCSB shall deliver on the date of this Agreement an executed Voting Agreement, in the form attached to this Agreement as Exhibit “B” (the “Voting Agreement”), from each member of the BCSB Board of Directors.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) FNB agrees to prepare and file, as soon as practicable, the Registration Statement with the SEC in connection with the issuance of FNB Common Stock in the Merger including the Proxy Statement and prospectus and other proxy solicitation materials of BCSB constituting a part thereof and all related documents. BCSB shall prepare and furnish to FNB such information relating to it and its Subsidiaries, directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents. BCSB and its legal, financial and accounting advisors, shall have the right to review in advance and approve, which approval shall not be unreasonably withheld, such Registration Statement prior to its filing. BCSB agrees to cooperate with FNB and FNB’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. As long as BCSB has cooperated as described above, FNB agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of BCSB and FNB agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FNB also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions this Agreement contemplates. After the SEC has declared the Registration Statement effective under the Securities Act, BCSB shall promptly mail at its expense the Proxy Statement to its shareholders.

(b) Each of BCSB and FNB agrees that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of BCSB and FNB agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of BCSB and FNB further agree that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of BCSB.

(c) FNB agrees to advise BCSB, promptly after FNB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FNB Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FNB is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities that are necessary or advisable to consummate the transactions this Agreement contemplates, including the Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. BCSB and FNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to BCSB or FNB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities necessary or advisable to consummate the transactions this Agreement contemplates and each party will keep the other apprised of the status of matters relating to completion of the transactions this Agreement contemplates. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require FNB to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties, Regulatory Agencies or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on FNB, including the Surviving Company, after giving effect to the Merger, after the Effective Time (a “Materially Burdensome Regulatory Condition”). In addition, BCSB agrees to cooperate and use its reasonable best efforts to assist FNB in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties, Regulatory Agencies and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of BCSB and FNB following consummation of the Merger.

(e) Each of FNB and BCSB shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of FNB, BCSB or any of their respective Subsidiaries to any Regulatory Agency or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(f) Each of FNB and BCSB shall promptly provide each other with any written communications received from any Regulatory Agency or Governmental Entity with respect to the transactions contemplated by this Agreement and will promptly advise the other upon receiving any oral communication with respect to the transactions contemplated by this Agreement from any Regulatory Agency or Governmental Entity whose consent or approval is required for consummation of the transactions this Agreement contemplates that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c)) will not be obtained or that the receipt of any such approval may be materially delayed.

(g) BCSB and FNB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of the SEC, the Federal Reserve Board, the FDIC, the OCC, the NYSE or NASDAQ. In addition, the Chief Executive Officers of BCSB and FNB shall be permitted to respond to appropriate questions about the Merger from the press. BCSB and FNB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of BCSB and FNB shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause their respective Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other party may reasonably request. BCSB shall, and shall cause each of its Subsidiaries to, provide to FNB a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws other than reports or documents that such party is not permitted to disclose under applicable Law. Neither BCSB nor FNB nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply to the extent possible in light of those restrictions.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreements entered into between BCSB and FNB (the “Confidentiality Agreements”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

6.3 BCSB Shareholder Approval. BCSB shall call a meeting of its shareholders for the purpose of obtaining the shareholder approval specified in Section 3.3(a) which is required in connection with this Agreement and the Merger (the “BCSB Shareholders Meeting”), and shall use its reasonable best efforts to convene such meeting as soon as reasonably practicable following the Registration Statement being declared effective, giving a reasonable amount of time for printing and mailing. Subject to Section 6.11, the Board of Directors of BCSB shall recommend approval and adoption of this Agreement, the Merger and the other transactions this Agreement contemplates, by BCSB’s shareholders and shall include such recommendation in the Proxy Statement (the “BCSB Recommendation”). Without limiting the generality of the foregoing, BCSB’s obligations pursuant to the first sentence of this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to BCSB of any Acquisition Proposal, as defined in Section 6.11(e)(i).

6.4 Commercially Reasonable Efforts; Cooperation. Each of BCSB and FNB agrees to exercise good faith and use its commercially reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions this Agreement contemplates as promptly as possible.

6.5 NYSE Approval. FNB shall cause the shares of FNB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, FNB shall take all reasonable action so that employees of BCSB and the BCSB Subsidiaries shall be entitled to participate in each FNB Benefit Plan of general applicability with the exception of FNB’s defined benefit pension plan and any other plan frozen to new participants (collectively, the “FNB Eligible Plans”) to the same extent as similarly-situated employees of FNB and its Subsidiaries, it being understood that inclusion of the employees of BCSB and the BCSB Subsidiaries in the FNB Eligible Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding BCSB Benefit Plans until such employees are permitted to participate in the FNB Eligible Plans and provided further, however, that nothing contained in this Agreement shall require FNB or any of its Subsidiaries to make any grants to any former employee of BCSB under any discretionary equity compensation plan of FNB or to provide the same level of (or any) employer contributions or other benefit subsidies as BCSB or the BCSB Subsidiaries. FNB shall cause each FNB Eligible Plan in which employees of BCSB and the BCSB Subsidiaries are eligible to participate, to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the FNB Eligible Plans, the service of such employees with BCSB and the BCSB Subsidiaries to the same extent as such service was credited for such purpose by BCSB or the BCSB Subsidiaries, and, solely for purposes of FNB’s vacation programs, for purposes of determining the benefit amount, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those BCSB Benefit Plans that correspond to FNB Eligible Plans until employees of BCSB and the BCSB Subsidiaries are included in such FNB Eligible Plans, nothing in this Agreement shall limit the ability of FNB to amend or terminate any of the BCSB Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

At and following the Effective Time, and except as otherwise provided in Section 6.6(e) or as agreed to be amended or revised pursuant to the Executive Compensation proposals executed as of even date herewith, FNB shall honor, and the Surviving Company shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of BCSB and the BCSB Subsidiaries and current and former directors of BCSB and the BCSB Subsidiaries existing as of the Effective Date under any BCSB Benefit Plan. Any years of service recognized for purposes of this Section 6.6(a) will be taken into account under the terms of any generally applicable severance policy of FNB or its Subsidiaries.

Employees of BCSB and the BCSB Subsidiaries (other than those who are parties to an employment, change of control or other type of agreement with BCSB and the BCSB subsidiaries which provides for severance) as of the date of the Agreement who remain employed by BCSB and the BCSB subsidiaries as of the Effective Time and whose employment is terminated by BCSB and the BCSB subsidiaries or FNB (absent termination for cause as determined by the employer) within one year after the Effective Time shall receive severance pay under any severance pay plans that may be in effect at such time at FNB, provided that any such severance pay shall be no less than such severance pay as is provided for under FNB’s severance pay plan as is in effect on the date hereof.

(b) At such time as employees of BCSB and the BCSB Subsidiaries become eligible to participate in a medical, dental or health plan of FNB or its Subsidiaries, FNB shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of FNB and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous BCSB Benefit Plan prior to the Effective Time.

(c) BCSB shall adopt such Board resolutions and take such other action as FNB may reasonably request to cause the Baltimore County Savings Bank Employee Savings Plan 401(k) Plan (the “Plan”) to be terminated immediately prior to the Effective Time (the “Plan Termination Date”) and the accounts of all participants and beneficiaries in the Plan as of the Plan Termination Date to become fully vested as of the Plan

Termination Date. As soon as practicable after the Effective Time, but in no event later than one year after the Plan Termination Date, FNB shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the Plan as of the Plan Termination Date will not adversely affect the Plan’s qualified status. FNB shall use its reasonable best efforts to obtain such favorable determination letter; including, but not limited to, adopting such amendments to the Plan as may be requested by the IRS as a condition to its issuance of a favorable determination letter. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Plan upon its termination, the account balances in the Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. The Surviving Company shall take all other actions necessary to complete the termination of the Plan, including filing a Final Form 5500, that arise after the Effective Time. FNB agrees, to the extent permitted by applicable Law, to permit Plan participants who become employees of FNB or its Subsidiaries to roll over their account balances in the Plan and loans from the Plan to the F.N.B. Corporation Progress Savings 401(k) Plan. Notwithstanding anything in Section 6.6(a) to the contrary, employees of BCSB or any BCSB Subsidiary who continue in employment with the Surviving Company following the Effective Time shall be eligible as of the Effective Time to participate in the F.N.B. Corporation Progress Savings 401(k) Plan.

(d) BCSB and BCSB Bank shall, effective no later than immediately prior to, and contingent upon the Closing, adopt such resolutions and or amendments to the ESOP, the ESOP trust or the ESOP Loan documents (if any) (and take any other required action) to (i) direct the ESOP trustee(s) to sell or otherwise dispose of shares of BCSB Common Stock held in the ESOP’s Loan Suspense Account (as defined in the ESOP) and use the proceeds of such sale to repay any outstanding ESOP Loans, (ii) provide for treatment of the shares of BCSB Common Stock held in the ESOP trust in accordance with Article 1 of this Agreement, (iii) terminate the ESOP in accordance with its terms and the provisions of this Section 6.6(d), effective as of the Effective Time, and (iv) provide that no new participants shall be admitted to the ESOP after the Closing. The accounts of all participants and beneficiaries in the ESOP as of the Effective Time shall become fully vested as of the Effective Time. Any unallocated shares of BCSB Common Stock held in the ESOP after repayment of the ESOP Loans shall be converted into Merger Consideration and shall be allocated as earnings to the accounts of ESOP participants who have account balances in the ESOP as of the Effective Time based on their account balances under the ESOP as of the Effective Time. As soon as practicable after the Effective Time, FNB shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, except that, to the extent provided by the ESOP, ESOP participants whose employment is terminated by FNB may elect to receive their ESOP account balance prior to the receipt of the IRS determination letter but following their termination of employment. FNB agrees to permit ESOP participants who become employees of FNB or its Subsidiaries to roll over their account balances in the ESOP to the F.N.B. Corporation Progress Savings 401(k) Plan.

(e) Immediately prior to the Effective Time, BCSB shall, at the written request of FNB, freeze or terminate each other BCSB Benefit Plan as is requested by FNB.

(f) BCSB shall take such action, and provide any required notices, as may be necessary or appropriate to cause any Person presently serving as a trustee or administrator to any BCSB Benefit Plan to be removed effective as of the Effective Time and to appoint First National Trust Company, or such other FNB Subsidiary or committee as FNB shall specify, to serve as successor trustee or administrator to such removed individual trustees or administrators effective as of the Effective Time.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation (each a

“Claim”) in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of BCSB or any of the BCSB Subsidiaries or who is or was serving at the request of BCSB or any of the BCSB Subsidiaries as a director, officer, employee, trustee, agent, member or otherwise of another Person or in any capacity with respect to any BCSB Benefit Plan (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of BCSB or any of the BCSB Subsidiaries or was serving at the request of the BCSB or any of the BCSB Subsidiaries as a director, officer, employee, trustee, agent, member or otherwise of another Person or in any capacity with respect to any BCSB Benefit Plan or (ii) this Agreement or any of the transactions this Agreement contemplates, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against such Claim and respond thereto. From and after the Effective Time, but subject to subsection (b) below, FNB shall, and shall cause the Surviving Company to, indemnify and hold harmless, as and to the fullest extent currently provided under applicable Law, the BCSB Charter and the BCSB Bylaws, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses, including reimbursement for reasonable fees and expenses, including fees and expenses of legal counsel, incurred in advance of the final disposition of any Claim upon receipt of any undertaking required by applicable Law, and judgments, fines and amounts paid in settlement in connection with any such threatened or actual Claim.

(b) FNB and the Surviving Company agree that all rights to indemnification of liabilities, including advancement of expenses, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided under Section 6.7(a), shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that for Claims asserted or made after the Effective Time, any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the MGCL, the BCSB Charter or the BCSB Bylaws, as the case may be, shall be made by independent legal counsel, whose fees and expenses shall be paid by FNB and the Surviving Company, selected by such Indemnified Person and reasonably acceptable to FNB; and, provided further that nothing in this Section 6.7 shall impair any rights or obligations of any current or former director or officer of BCSB or its Subsidiaries, including pursuant to the respective organizational documents of BCSB, or their respective Subsidiaries, under the MGCL or otherwise.

(c) Prior to the Effective Time, FNB shall obtain at the expense of BCSB, and FNB shall maintain for a period of six years following the Effective Time, directors’ and officers’ liability insurance and fiduciary liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions this Agreement contemplates, covering the Indemnified Persons who as of the Effective Time are covered by BCSB’s directors’ and officers’ liability insurance or fiduciary liability insurance policies, provided that FNB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policies of BCSB or single premium tail coverage with policy limits equal to BCSB’s existing coverage limits, provided that in no event shall FNB be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by BCSB for such insurance (the “Insurance Amount”), and further provided that if FNB is unable to maintain or obtain the insurance called for by this Section 6.7(c) as a result of the preceding provision, FNB shall use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for the maximum Insurance Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers selected by FNB that have an insurer financial strength rating by A.M. Best Co. of at least “A”, which policies provide the Indemnified Persons with coverage, from the Effective Time to the sixth anniversary of the Effective Time, including in respect of the transactions this Agreement contemplates, on terms that are no less advantageous to Indemnified Persons than BCSB’s D&O Insurance existing immediately prior to the date of this Agreement. If such prepaid policies have been obtained prior to the Effective Time, then FNB shall maintain such policies in full force and effect and continue the obligations thereunder.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If FNB or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of FNB shall assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Subsidiary of FNB, on the one hand, and a Subsidiary of BCSB, on the other hand, or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, FNB.

6.9 Advice of Changes. Each of FNB and BCSB shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, or remedies with respect thereto, or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10 Dividends. After the date of this Agreement, BCSB shall not declare or pay any dividend in respect of shares of BCSB Common Stock.

6.11 Certain Actions.

(a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.11, BCSB will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates or representatives (collectively, “BCSB Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal, as defined in Section 6.11(e)(i), or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to BCSB or any of the BCSB Subsidiaries or afford access to the business, properties, assets, books or records of BCSB or any of the BCSB Subsidiaries, to otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, BCSB and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of BCSB shall not withdraw or modify in a manner adverse to FNB the BCSB Recommendation except as set forth in subsection (iii) below, (ii) to engage in any discussions or negotiations with, and provide any information to, and afford access to the business, properties, assets, books or records of BCSB or any of the BCSB Subsidiaries to, any third party in response to a Superior Proposal, as defined in Section 6.11(e)(ii), by any such third party, if and only to the extent that (x) BCSB’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would be reasonably expected to result in a breach of their fiduciary duties under applicable Law, (y) prior to providing any information or data to any third party in connection with a Superior Proposal by any such third party, BCSB’s Board of Directors receives from such third party an executed confidentiality agreement, which confidentiality terms shall be no less favorable to BCSB than those contained in the confidentiality agreement between BCSB and FNB dated as of April 6, 2013, a copy of which executed confidentiality agreement shall have been provided to FNB for informational purposes, and (z) at least one business day prior to providing any information or data to any third party or entering into discussions or negotiations with any third party, BCSB has notified FNB in writing of the name of such third party and the material terms and conditions of any such Superior Proposal, and (iii) to withdraw, modify, qualify in a manner adverse to FNB, condition or refuse to make the BCSB Recommendation (the “Change in BCSB Recommendation”) if BCSB’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would reasonably be expected to breach their fiduciary duties under applicable Law. Notwithstanding any Change in BCSB Recommendation, this Agreement shall be submitted to the shareholders of BCSB at the BCSB Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve BCSB of such obligation; provided, however, that if the Board of Directors of BCSB shall have effected a Change in BCSB Recommendation, then the Board of Directors of BCSB may submit this Agreement to BCSB’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the Board of Directors of BCSB may communicate the basis for its lack of a recommendation to BCSB’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law. In addition to the foregoing, BCSB shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement.

(c) BCSB will promptly, and in any event within 24 hours, notify FNB in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

(d) BCSB agrees that it will, and will cause the BCSB Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. BCSB or its Representatives shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of BCSB to promptly return or destroy (which destruction shall be certified in writing by such Person to BCSB) all information, documents and materials relating to an Acquisition Proposal or to BCSB or its businesses, operations or affairs heretofore furnished by BCSB or any of its Representatives to such Person or any of such Person’s Representatives in accordance with the terms of any confidentiality agreement with such Person, and to destroy all summaries, analyses or extracts of or based upon such information in the possession of such Person or any of such Person’s Representatives.

(e) For purposes of this Agreement:

(i) The term “Acquisition Proposal” means, other than the transactions this Agreement contemplates, any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing by or from any Person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes a substantial, i.e., 20% or more, portion of the net revenues, net income or net assets of BCSB and the BCSB Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of shares of BCSB Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of BCSB Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 15% or more of BCSB Common Stock after the date of this Agreement, or the direct or indirect acquisition or purchase of 5% or more of BCSB Common Stock after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of BCSB Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of BCSB or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving BCSB.

(ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of BCSB Common Stock then outstanding or all or substantially all of BCSB’s consolidated assets that is on terms that the Board of Directors of BCSB in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of BCSB in its good faith judgment believes to be more favorable to BCSB than the Merger, (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of BCSB and (C) is reasonably capable of being completed.

(iii) For purposes of this Section 6.11, “Third Party” means any person as defined in Section 13(d) of the Exchange Act other than FNB or its Affiliates.

(f) If a Payment Event, as defined in Section 6.11(g), occurs, BCSB shall pay to FNB by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $3.25 million (the “Break-up Fee”), provided, however, that if a Payment Event occurs, BCSB shall have no obligation to pay FNB’s expenses under Section 9.3(b).

(g) The term “Payment Event” means any of the following:

(i) the termination of this Agreement by FNB pursuant to Section 8.1(f);

(ii) the termination of this Agreement by BCSB pursuant to Section 8.1(g);

(iii) the termination of this Agreement pursuant to any other Section following the commencement of a tender offer or exchange offer for 25% or more of the outstanding shares of BCSB Common Stock and BCSB shall not have recommended rejection of such tender offer or exchange offer within 10 business days after the commencement of such tender offer or exchange offer;

(iv) the occurrence of any of the following events within 12 months of the termination of this Agreement pursuant to Section 8.1(b)(i) as a result of BCSB’s breach of any of its representations, warranties or covenants hereunder, Section 8.1(c) or Section 8.1(e), provided that an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the board of directors or senior management of BCSB by a Third Party after the date of this Agreement and prior to such termination that shall not have been withdrawn: (A) BCSB enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party, (B) such Third Party, directly or indirectly, acquires substantially all of the total assets of BCSB and the BCSB Subsidiaries, taken as a whole or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of BCSB Common Stock.

(h) BCSB acknowledges that the agreements contained in this Section 6.11 are an integral part of the transactions contemplated in this Agreement and that without these agreements FNB would not enter into this Agreement. Accordingly, in the event BCSB fails to pay to FNB the Break-up Fee promptly when due, BCSB shall, in addition thereto, pay to FNB all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by FNB, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

6.12 Transition. Commencing on the date of this Agreement, FNB and BCSB shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration, from and after the Closing, of BCSB and the BCSB Subsidiaries with the businesses of FNB and its Subsidiaries, without taking action that would, in effect, give FNB control over the management or policies of BCSB or any of the BCSB Subsidiaries. Without limiting the generality of the foregoing, from the date of this Agreement through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of BCSB and the BCSB Subsidiaries in the ordinary course of business and applicable Law, BCSB shall cause the employees and officers of BCSB and the BCSB Subsidiaries, including BCSB Bank, to cooperate with FNB in performing tasks reasonably required in connection with such integration.

6.13 Tax Representation Letters. Officers of FNB and BCSB shall execute and deliver to Reed Smith LLP, tax counsel to FNB, and Kilpatrick Townsend & Stockton LLP, tax counsel to BCSB, tax representation letters or certificates of officers (“Tax Representation Letters”) substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Registration Statement are declared effective by the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Section 7.2(d) and Section 7.3(d) of this Agreement.

6.14 Rule 16b-3. FNB and BCSB shall take all steps as may be necessary or appropriate to cause the transactions contemplated by Article 1 and any other dispositions of equity securities of BCSB (including derivative securities) or acquisitions of equity securities of FNB in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15 Advisory Board. As soon as practicable following the Effective Time, FNB shall establish a local advisory board to advise FNB on its operations in the area served by BCSB’s offices and generating additional business contacts for FNB in such area. Three directors of BCSB as of the date of this Agreement (two of whom shall be selected by FNB in its sole discretion; and the third one being selected by mutual agreement of FNB and BCSB) shall be invited to serve on the advisory board. Each advisory director shall serve for a minimum term of two years. Such advisory board shall be operated in a manner that is consistent with FNB’s Community Bank Charter, including as to compensation for service as an advisory director.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable law, at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger this Agreement contemplates shall have been approved and adopted by the requisite affirmative vote of the holders of BCSB Common Stock specified in Section 3.3(a).

(b) NYSE Listing. The shares of FNB Common Stock to be issued to the holders of BCSB Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance, provided FNB shall have used its reasonable best efforts to cause such authorization of listing on the NYSE.

(c) Regulatory Approvals. All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the transactions this Agreement contemplates, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, all such approvals and the expiration of all such waiting periods being referred as the “Requisite Regulatory Approvals.”

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions this Agreement contemplates shall be in effect, provided FNB shall have used its reasonable best efforts to have removed, lifted or resolved such legal restraint or prohibition. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligation of FNB to Effect the Merger. The obligation of FNB to effect the Merger is also subject to the satisfaction or waiver by FNB, where permitted by applicable Law, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of BCSB set forth in this Agreement (other than the representations and warrants in Sections 3.1(a), 3.1(c), 3.2(a), 3.3(a), 3.7 and 3.8) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any representation and warranty is expressly made as of an earlier date, in which case that representation and warranty only shall be true and correct as of that earlier date), except for inaccuracies of representations or warranties which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect on BCSB (it being understood that for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in those representations and warranties shall be disregarded);

(ii) Each of the representations and warranties of BCSB set forth in Sections 3.1(a), 3.1(c), 3.3(a), 3.7 and 3.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(iii) The representations and warranties of BCSB set forth in Section 3.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for inaccuracies that are de minimis.

(b) Performance of Obligations of BCSB. BCSB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate of BCSB. FNB shall have received a certificate signed on behalf of BCSB by the Chief Executive Officer or the Chief Financial Officer of BCSB certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

(d) Federal Tax Opinion. FNB shall have received the opinion of its counsel, Reed Smith LLP, in form and substance reasonably satisfactory to FNB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in Tax Representation Letters executed by officers of BCSB and FNB.

(e) No Materially Burdensome Regulatory Condition. None of the Requisite Regulatory Approvals shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

7.3 Conditions to Obligation of BCSB to Effect the Merger. The obligation of BCSB to effect the Merger is also subject to the satisfaction or waiver by BCSB, where permitted by applicable Law, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of FNB set forth in this Agreement (other than the representations and warrants in Sections 4.1(a), 4.1(c), 4.2(a), 4.3(a), 4.7 and 4.8) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any representation and warranty is expressly made as of an earlier date, in which case that representation and warranty only shall be true and correct as of that earlier date), except for inaccuracies of representations or warranties which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect on FNB (it being understood that for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in those representations and warranties shall be disregarded);

(ii) Each of the representations and warranties of FNB set forth in Sections 4.1(a), 4.1(c), 4.3(a), 4.7 and 4.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(iii) The representations and warranties of FNB set forth in Section 4.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for inaccuracies that are de minimis.

(b) Performance of Obligations of FNB. FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate of FNB. BCSB shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of BCSB certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

(d) Federal Tax Opinion. BCSB shall have received the opinion of its counsel, Kilpatrick Townsend & Stockton LLP, in form and substance reasonably satisfactory to BCSB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon Tax Representation Letters executed by officers of BCSB and FNB.

ARTICLE 8

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, and the Merger may be abandoned:

(a) Mutual Consent. By the mutual consent in writing of FNB and BCSB if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach.

(i) By FNB, if (A) any of the representations and warranties of BCSB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2(a) would not be satisfied or (B) BCSB shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.2(b) would not be satisfied, in either case other than as a result of a material breach by FNB of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after BCSB has received written notice from FNB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond April 30, 2014.

(ii) By BCSB, if (A) any of the representations and warranties of FNB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3(a) would not be satisfied or (B) FNB shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.3(b) would not be satisfied, in either case other than as a result of a material breach by BCSB of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after FNB has received written notice from BCSB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond April 30, 2014.

(c) Delay. By FNB or BCSB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated on or before 5:00 p.m., Eastern Time on April 30, 2014, unless the failure of the Merger to be consummated by such date shall have been due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.

(d) No Regulatory Approval. By FNB or BCSB, if its Board of Directors so determines, in the event the approval of any Governmental Entity required for consummation of the Merger this Agreement contemplates shall have been denied by final nonappealable action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement.

(e) No BCSB Shareholder Approval. By FNB, or by BCSB provided that BCSB shall not be in material breach of any of its obligations under Section 6.3, if any approval of the shareholders of BCSB this Agreement contemplates shall not have been obtained by reason of the failure to obtain the required vote at the BCSB Shareholders Meeting or at any adjournment or postponement thereof.

(f) Failure to Recommend. At any time prior to the BCSB Shareholders Meeting, by FNB if (i) BCSB shall have breached Section 6.11(a) – (d) in any respect materially adverse to FNB, (ii) the BCSB Board of Directors shall have failed to make the BCSB Recommendation or shall have effected a Change in BCSB Recommendation, (iii) the BCSB Board shall have approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to promptly recommend rejection of) an Acquisition Proposal, or (iv) BCSB shall have materially breached its obligations under Section 6.3 by failing to call, give notice of, convene and hold the BCSB Shareholders Meeting.

(g) Superior Proposal. At any time prior to the BCSB Shareholder Meeting, by BCSB in order to enter concurrently into an Acquisition Proposal that has been received by BCSB and the BCSB Board of Directors in compliance with Sections 6.11(a) and (b) and that BCSB’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by BCSB pursuant to this Section 8.1(g) only after the fifth business day following BCSB’s provision of written notice to FNB advising FNB that the BCSB Board of Directors is prepared to accept a Superior Proposal, it being agreed that the delivery of such notice shall not entitle FNB to terminate this Agreement pursuant to this Section 8.1(g) and only if (i) during such five-business day period, BCSB has caused its financial and legal advisors to negotiate with FNB in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) BCSB’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by FNB, and further provided that such termination shall not be effective until BCSB has paid the Break-up Fee provided by Section 6.11(f) to FNB.

(h) FNB Market Value. By BCSB, if the BCSB Board so determines by a majority vote of the members of the BCSB Board, at any time during the five (5) business day period commencing on the Determination Date if both of the following conditions are satisfied:

(i) FNB Market Value is less than 75% of the Initial FNB Market Value; and

(ii) the number obtained by dividing the FNB Market Value by the Initial FNB Market Value (“FNB Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the “Index Ratio”).

(iii) For purposes of this Section 8.1(h), the following terms shall have the meanings indicated below:

(A) “FNB Market Value” shall be the average of the daily closing sales prices of a share of FNB Common Stock as reported on NYSE for the ten (10) consecutive trading days immediately preceding the Determination Date.

(B) “Determination Date” shall mean the latest of the date on which (i) all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period), or (ii) the approval of this Agreement, the Merger and any other matter required to be approved by the holders of BCSB Common Stock entitled to vote in order to consummate the Merger and the transactions contemplated herein is obtained.

(C) “Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

(D) “Index” means the SNL Mid Cap U.S. Bank Index; provided, however, that if the SNL Mid Cap U.S. Bank Index is not available for any reason, “Index” shall mean the NASDAQ Bank Index.

(E) “Initial FNB Market Value” means the average of the daily closing sales prices of a share of FNB Common Stock, as reported on NYSE, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(F) “Initial Index Price” means the average of the closing prices of the Index for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

If FNB or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefore shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 8.1(h).

8.2 Effect of Termination. In the event of termination of this Agreement by either FNB or BCSB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.1(g), 6.2(b), 6.11(f)-(h), 8.2, 9.3 and 9.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with Merger by the shareholders of BCSB; provided, however, that after any approval of the transactions this Agreement contemplates by the shareholders of BCSB, there may not be, without further approval of the BCSB shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions this Agreement contemplates by the shareholders of BCSB, there may not be, without further approval of the BCSB shareholders, any extension or waiver of this Agreement or any portion of this Agreement that changes the amount or form of the consideration to be delivered to the holders of BCSB Common Stock under this Agreement, other than as this Agreement contemplates. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at a time and on a date and at a place to be specified by the parties, which date shall be no earlier than January 1, 2014 and no later than five business days after the satisfaction or waiver, subject to applicable law, of the latest to occur of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied or waived at the Closing, unless extended by mutual written agreement of the parties (the “Closing Date”). The parties will use their commercially reasonable best efforts to close the Merger on or before March 31, 2014.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed, in whole or in part, after the Effective Time.

9.3 Expenses.

(a) Each party to this Agreement will bear all expenses incurred by it in connection with this Agreement and the transactions this Agreement contemplates, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing and mailing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between BCSB and FNB, and provided further that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

(b) In the event that this Agreement is terminated by:

(i) FNB pursuant to Section 8.1(b)(i); or

(ii) BCSB pursuant to Section 8.1(b)(ii).

then the non-terminating party shall pay to the terminating party by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses, up to a maximum of $500,000, including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses, actually incurred by the terminating party in connection with the Merger and this Agreement.

9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

(a) if to BCSB, to:

BCSB Bancorp. Inc.

4111 E. Joppa Road

Baltimore, MD 21236

Attention: Joseph J. Bouffard, President and Chief Executive Officer

Facsimile: (410) 256-0261

with a copy to:

Kilpatrick Townsend & Stockton LLP

Suite 900, 607 14th Street, NW

Washington, DC 20005

Attention: Gary R. Bronstein, Esq.

Facsimile: (202) 204-5616

(b) if to FNB, to:

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Attention: Vincent J. Delie, Jr., President and Chief Executive Officer

Facsimile: (724) 983-3515

with a copy to:

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222

Attention: Gary R. Walker, Esq.

Facsimile: (412) 288-3063

9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The BCSB Disclosure Schedule and the FNB Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of such Disclosure Schedule shall be deemed disclosed for purposes of any other section of such Disclosure Schedule, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face of such disclosure. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. In this Agreement, “knowledge” or “Knowledge” means the actual knowledge as of the date referenced of executive officers of the applicable party following reasonable inquiry of persons within their organization and its Subsidiaries who would be reasonably expected to be knowledgeable about the relevant subject matter.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7 Entire Agreement. This Agreement, including the documents and the instruments referred to in this Agreement, together with the Confidentiality Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreements.

9.8 Governing Law; Jurisdiction.

(a) This Agreement, the Merger and all claims arising hereunder or relating to this Agreement, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Severability. Except to the extent that application of this Section 9.9 would have a Material Adverse Effect on BCSB or FNB, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties, whether by operation of law or otherwise, without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is specifically intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, this Agreement, including the documents and instruments referred to in this Agreement, is not intended to and does not confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the duly authorized officers of F.N.B. Corporation and BCSB Bancorp, Inc. have executed this Agreement as of the date first above written.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer

BCSB BANCORP, INC.

By:	/s/ Joseph J. Bouffard
Joseph J. Bouffard
President and Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

This agreement of merger (“Bank Merger Agreement”), dated as of June 13, 2013, is by and between First National Bank of Pennsylvania (“FNB Bank”) and Baltimore County Savings Bank (“BCSB Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Parent Merger Agreement”) dated as of June 13, 2013 between F.N.B. Corporation (“FNB”) and BCSB Bancorp, Inc. (“BCSB”).

WlTNESSETH:

WHEREAS, BCSB Bank is a Maryland-chartered commercial bank and a wholly owned subsidiary of BCSB; and

WHEREAS, FNB Bank is a national banking association and a wholly owned subsidiary of FNB; and

WHEREAS, FNB and BCSB have entered into the Parent Merger Agreement, pursuant to which BCSB will merge with and into FNB (the “Parent Merger”); and

WHEREAS, BCSB Bank and FNB Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Bank Merger. Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined in Section 2), BCSB Bank shall merge with and into FNB Bank (the “Bank Merger”) under the laws of the United States. FNB Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2. Effective Time. The Bank Merger shall become effective on the date, and at the time (the “Effective Time”), specified in the Bank Merger approval to be issued by the Office of the Comptroller of the Currency (the “OCC”).

3. Charter; Bylaws. The Charter and Bylaws of FNB Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices. The name of the Surviving Bank shall be “First National Bank of Pennsylvania.” The main office of the Surviving Bank shall be the main office of FNB Bank immediately prior to the Effective Time.

5. Directors and Executive Officers. Upon consummation of the Bank Merger, (i) the directors of FNB Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank, and (ii) the executive officers of FNB Bank immediately prior to the Effective Time shall serve as the executive officers of the Surviving Bank. Each of the directors and officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified in accordance with the Charter and Bylaws of the Surviving Bank or until his or her earlier death, resignation or removal.

6. Effects of the Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth at 12 U.S.C. § 215c, the applicable provisions of the regulations of the OCC and other applicable law, (i) all assets of FNB Bank and BCSB Bank as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer, except as may be required by the Maryland General Corporation Law or the Maryland Department of Assessments and Taxation; (ii) the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and (iii) the Surviving Bank shall be responsible for all the liabilities of every kind and description, of each of FNB Bank and BCSB Bank existing as of the Effective Time, all in accordance with the provisions of The National Bank Act.

7. Effect on Shares of Stock.

(a) Each share of FNB Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b) At the Effective Time, each share of BCSB Bank capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of BCSB Bank capital stock held in the treasury of BCSB Bank immediately prior to the Effective Time shall be retired and canceled.

8. Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of FNB as the sole shareholder of FNB Bank and BCSB as the sole shareholder of BCSB Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. FNB Bank and BCSB Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Bank Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for the Bank Merger with the OCC as may be required by applicable laws and regulations.

9. Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) the approval of this Bank Merger Agreement by FNB as the sole shareholder of FNB Bank and BCSB as the sole shareholder of BCSB Bank at meetings of shareholders duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of BCSB Bank as offices of the Surviving Bank and (iv) the consummation of the Parent Merger pursuant to the Parent Merger Agreement at or before the Effective Time.

10. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of BCSB Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, BCSB Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of BCSB Bank or otherwise to take any and all such action.

11. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of FNB Bank and BCSB Bank at any time prior to the Effective Time.

12. Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment. This Bank Merger Agreement may not be assigned by either FNB Bank or BCSB Bank without the prior written consent of the other.

14. Termination. This Bank Merger Agreement shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

15. Governing Law. Except to the extent governed by federal law, this Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the Commonwealth of Pennsylvania without regard to the conflicts of law provisions thereof.

16. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of FNB Bank and BCSB Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

FIRST NATIONAL BANK OF PENNSYLVANIA

By:
Name:	Vincent J. Delie, Jr.
Title:	Chief Executive Officer

BALTIMORE COUNTY SAVINGS BANK

By:
Name:	Joseph J. Bouffard
Title:	President and Chief Executive Officer

APPENDIX B

VOTING AGREEMENT

June 13, 2013

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), F.N.B. Corporation, a Florida corporation (“FNB”), and BCSB Bancorp, Inc., a Maryland corporation (“BCSB”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby BCSB will merge with and into FNB (the “Merger”) and shareholders of BCSB will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

A condition to FNB’s obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to FNB.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a) As of the date of this Voting Agreement, I have, and at all times during the term of this Voting Agreement will have, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, and good and valid title to, the number of shares of common stock, par value $0.01 per share, of BCSB (the “BCSB Common Stock”), that is set forth on Appendix A hereto, and I hold stock options to acquire the number of shares of BCSB Common Stock set forth on Appendix A hereto. All of the securities listed on Appendix A are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of such securities). None of the securities listed on Appendix A are subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

(b) As of the date of this Voting Agreement, except for the securities set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of BCSB, (ii) securities of BCSB convertible into or exchangeable for shares of capital stock or voting securities of BCSB or (iii) options or other rights to acquire from BCSB any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of BCSB. The BCSB Common Stock listed on Appendix A, together with all BCSB Common Stock that I subsequently acquire during the term of this Voting Agreement, including through the exercise of any stock options, warrants or similar instruments, are referred to herein as the “Shares”.

(c) At the BCSB Shareholders Meeting and at any other meeting of BCSB shareholders, however called, and on every action or approval by written consent of shareholders of BCSB, I will vote or cause to be voted all Shares over which I have sole voting power, and I will use reasonable efforts to cause any Shares over which I share voting power to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

(d) During the term of this Voting Agreement, I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any Shares over which I have sole dispositive power (or any interest therein), and I will use reasonable efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

(e) I agree that BCSB shall not be bound by any attempted sale of any BCSB Common Stock over which I have sole voting and dispositive power, and BCSB’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(f) I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles; and further, that no consent of my spouse is necessary under any “community property” or other laws in order for me to enter into and perform my obligations under this Voting Agreement.

(g) Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership: (a) to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred shall have executed and delivered to FNB an agreement to be bound by the terms of this Voting Agreement; (b) transfers for estate and trust planning and related tax planning purposes, including transfers to relatives, trusts, foundations and charitable organizations, subject to the transferee first agreeing in writing to be bound by the terms of this Voting Agreement; (c) transfers by will or operation of law; and (d) such transfers as FNB may otherwise permit in its sole discretion.

I am signing this Voting Agreement solely in my capacity as a shareholder of BCSB and as an optionholder and/or warrantholder, if I am such, and not in any other capacity, such as a director or officer of BCSB or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of BCSB Common Stock and (b) nothing herein shall be construed to limit, prevent or otherwise affect any action or inaction by me or any of my representatives, as applicable, in serving on BCSB’s Board of Directors or as an officer of BCSB, in acting in my capacity as a director, officer or fiduciary of BCSB or in exercising my fiduciary obligations in the context of a Superior Proposal.

This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the favorable vote of the BCSB shareholders with respect to the approval of the Merger Agreement, (b) the Effective Time, (c) FNB and I enter into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to FNB’s rights if termination should arise out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the other party hereto at its addresses set forth on the signature page hereto.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement. My obligations under this Voting Agreement shall be binding upon my heirs, executors, administrators, personal representatives, successors and permitted assigns.

I agree and acknowledge that FNB may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, FNB shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

This Voting Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signature page follows]

Very truly yours,

[Name]

Address:

Facsimile:

Acknowledged and Agreed:

F.N.B. CORPORATION

By:
Vincent J. Delie, Jr.,
President and Chief Executive Officer

Address:	One F.N.B. Boulevard
Hermitage, PA 16148
Facsimile: (724) 983-3515

Dated: , 2013

[Signature page to Voting Agreement]

Appendix A

Number of Shares Held (excluding stock options):

This amount includes:

shares over which I have sole voting power

shares over which I have shared voting power

shares over which I have sole dispositive power

shares over which I have shared dispositive power

Number of Stock Options Held:

APPENDIX C

June 13, 2013

Board of Directors

BCSB Bancorp. Inc.

4111 E. Joppa Road

Baltimore, MD 21236

Gentlemen:

BCSB Bancorp, Inc. (“BCSB”) and F.N.B. Corporation (“FNB”) intend to enter into an agreement and plan of merger (the “Agreement”) pursuant to which BCSB will merge with and into FNB (the “Merger”). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of BCSB common stock issued and outstanding immediately before the Effective Time will be converted into and represent the right to receive as merger consideration 2.080 shares (the “Exchange Ratio”) of common stock, $0.01 par value, of FNB (“FNB Common Stock”) (the “Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of BCSB common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated June 12, 2013; (ii) certain financial statements and other historical financial information of BCSB that we deemed relevant; (iii) certain financial statements and other historical financial information of FNB that we deemed relevant; (iv) internal financial projections for BCSB for the years ending December 31, 2012 through December 31, 2016 as provided by senior management of BCSB; (v) median publicly available analyst estimates for years ending December 31, 2013 and December 31, 2014 and a publicly available long term earnings growth rate for the years thereafter as discussed with senior management of FNB; (vi) the pro forma financial impact of the Merger on FNB based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of FNB; (vii) a comparison of certain financial and other information for BCSB and FNB with similar publicly available information for certain other banking institutions, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the banking sector; (ix) the current market environment generally and in the banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of BCSB the business, financial condition, results of operations and prospects of BCSB and held similar discussions with the senior management of FNB regarding the business, financial condition, results of operations and prospects of FNB.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by BCSB and FNB or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of BCSB and FNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of BCSB or FNB or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of BCSB, FNB or the combined entity after the Merger and we have we not reviewed any individual credit files relating to BCSB or FNB. We have assumed, with your consent, that the respective allowances for loan losses for both BCSB and FNB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

C-1

In preparing its analyses, Sandler O’Neill used internal financial projections as provided by the senior management of BCSB and publicly available median analyst earnings estimates for FNB. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with representatives and senior management of FNB. With respect to those projections, estimates and judgments, the respective management of BCSB and FNB confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of BCSB and FNB, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of BCSB and FNB since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that BCSB and FNB would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

We have acted as BCSB’s financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from BCSB for providing this opinion. BCSB has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to BCSB and FNB and their affiliates. We may also actively trade the debt securities of BCSB and FNB or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of BCSB in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of BCSB as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of BCSB common stock and does not address the underlying business decision of BCSB to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for BCSB or the effect of any other transaction in which BCSB might engage. This opinion shall not be reproduced or used for used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by BCSB’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of BCSB.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of BCSB common stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill + Partners, L.P.

C-2

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Florida Business Corporation Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation, against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that the amount so indemnified shall not exceed the estimated expense of litigating the matter to conclusion, and no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the FBCA requires that the corporation indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. The corporation may pay in advance the expenses incurred by an officer or director in defending a civil or criminal proceeding so long as the director or officer has undertaken to repay those amounts if he or she is ultimately found not to be entitled to indemnification. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

F.N.B.’s articles of incorporation and bylaws provide that F.N.B. shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of F.N.B. or otherwise, arising out of the service to F.N.B. or to another organization at F.N.B.’s request, or because of their positions with F.N.B. F.N.B.’s bylaws also state that F.N.B. shall pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay those amounts if it is ultimately determined that he or she was not entitled to be indemnified. F.N.B.’s articles of incorporation further provide that F.N.B. may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not F.N.B. would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

F.N.B. has entered into indemnification agreements with its directors and officers and maintains insurance policies insuring directors and officers against certain liabilities they may incur in their capacity as such.

Item 21.	Exhibits and Financial Statement Schedules.

The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of June 13, 2013 between F.N.B. Corporation and BCSB Bancorp, Inc. (included as Appendix A to this proxy statement/prospectus)

3.1	Articles of Restatement of Articles of Incorporation of F.N.B. Corporation, as amended, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013)

3.2	Amended by-laws of F.N.B. Corporation, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Current Report on Form 8-K filed on October 22, 2009)

5.1	Opinion of Reed Smith LLP*

8.1	Tax Opinion of Reed Smith LLP*

8.2	Tax Opinion of Kilpatrick Townsend & Stockton LLP*

23.1	Consent of Ernst & Young LLP as to F.N.B. Corporation

23.2	Consent of Stegman and Company as to BCSB Bancorp, Inc.

23.3	Consents of Reed Smith LLP (included in Exhibits 5.1 and 8.1)*

23.4	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit 8.2)*

24.1	Powers of Attorney*

99.1	Consent of Sandler O’Neill + Partners, L.P.*

99.2	Proxy for Special Meeting of Shareholders of BCSB Bancorp, Inc.

99.3	Voting Instruction Card for Baltimore County Savings Bank Employee Stock Ownership Plan participants

99.4	Voting Instruction Card for Baltimore County Savings Bank Employee Savings Plan participants

*	Previously filed

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on December 9, 2013.

F.N.B. CORPORATION

By:	/s/ Vincent J. Calabrese, Jr.
Vincent J. Calabrese, Jr.
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Vincent J. Delie, Jr.	President and Chief Executive Officer and a Director (principal executive officer)

/s/ Vincent J. Calabrese, Jr. Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)	December 9, 2013

* Timothy G. Rubritz	Corporate Controller (principal accounting officer)

* Stephen J. Gurgovits	Chairman of the Board and a Director

* William B. Campbell	Director

* James D. Chiafullo	Director

* Laura E. Ellsworth	Director

* Robert B. Goldstein	Director

* David J. Malone	Director

* D. Stephen Martz	Director

* Robert J. McCarthy, Jr.	Director

Signature	Title	Date

* David L. Motley	Director

* Arthur J. Rooney, II	Director

* John W. Rose	Director

* John S. Stanik	Director

* William J. Strimbu	Director

* Earl K. Wahl, Jr.	Director

*	Vincent J. Calabrese, Jr., by signing his name hereto, does hereby sign this document on behalf of each of the above-noted officers and directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Vincent J. Calabrese, Jr.
Vincent J. Calabrese, Jr.
Attorney-in-fact

December 9, 2013

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of June 13, 2013 between F.N.B. Corporation and BCSB Bancorp Corp. (included as Appendix A to this proxy statement/prospectus)

3.1	Articles of Restatement of Articles of Incorporation of F.N.B. Corporation, as amended, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013)

3.2	Amended by-laws of F.N.B. Corporation, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Current Report on Form 8-K filed on October 22, 2009)

5.1	Opinion of Reed Smith LLP*

8.1	Tax Opinion of Reed Smith LLP*

8.2	Tax Opinion of Kilpatrick Townsend & Stockton LLP*

23.1	Consent of Ernst & Young LLP as to F.N.B. Corporation

23.2	Consent of Stegman and Company as to BCSB Bancorp, Inc.

23.3	Consents of Reed Smith LLP (included in Exhibits 5.1 and 8.1)*

23.4	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit 8.2)*

24.1	Powers of Attorney*

99.1	Consent of Sandler O’Neill + Partners, L.P.*

99.2	Proxy for Special Meeting of Shareholders of BCSB Bancorp, Inc.

99.3	Voting Instruction Card for Baltimore County Savings Bank Employee Stock Ownership Plan participants

99.4	Voting Instruction Card for Baltimore County Savings Bank Employee Savings Plan participants

*	Previously filed